As Filed with the Securities and Exchange Commission on February 2, 1999

                                                      REGISTRATION NO. 333-70807
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549
                         _____________________________
                                AMENDMENT NO. 1
                                       to
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         _____________________________
                              HIBERNIA CORPORATION
             (Exact name of registrant as specified in its charter)

===============================================================================

    LOUISIANA                    6711                   72-0724532
  (State or other           (Primary Standard         (I.R.S. Employer
  jurisdiction of       Industrial Classification    Identification No.)
 incorporation or             Code Number)
   organization)

                             313 CARONDELET STREET
                         NEW ORLEANS, LOUISIANA  70130
                                 (504) 533-5332
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          __________________________

                                  GARY L. RYAN
                  SENIOR VICE PRESIDENT AND CORPORATE COUNSEL
                              HIBERNIA CORPORATION
                             313 CARONDELET STREET
                         NEW ORLEANS, LOUISIANA  70130
                                 (504) 533-5560

(Name, address, including zip code, and telephone number, including area code of agent for service)

                          __________________________

                                   COPIES TO:

   MARK A. FULLMER, ESQ.                RICHARD E. BROPHY, JR., ESQ.
   LOCKE LIDDELL & SAPP, LLP            NAMAN, HOWELL, SMITH & LEE
   601 POYDRAS STREET, SUITE 2400       700 TEXAS CENTER
   NEW ORLEANS, LOUISIANA  70130        9TH & WASHINGTON
   (504) 558-5148                       WACO, TEXAS  76701
                                        (254) 754-6331
                          __________________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:

     As soon as practicable after this registration statement is declared effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_] ______________

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.    [_]  ______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same.
                                                 [_]  ______________


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                     OF MARTEX BANCSHARES, INC. TO BE HELD
                                 MARCH 5, 1999

  You are hereby notified that a Special Meeting of shareholders of MarTex Bancshares, Inc. will be held at the main office of First Service Bank, 400 South Alamo, Marshall, Texas, 75670, on March 5, 1999 at 2:30 p.m.. The following matters will be considered and voted upon at this meeting:

     1. A proposal to approve the Amended and Restated Agreement and Plan of Merger effective as of June 29, 1998, between MarTex Bancshares, Inc. and Hibernia Corporation. The Plan of Merger provides that MarTex will be merged into Hibernia Corporation, and Hibernia Corporation will survive the merger. As a result of the merger, each outstanding share of MarTex common stock that you own will be converted into shares of Hibernia Corporation common stock. The accompanying proxy statement/prospectus describes the number of shares of Hibernia common stock that will be exchanged for each share of MarTex common stock as a result of the merger.

     2. A proposal to approve the merger between MarTex and Hibernia
        Corporation.

     3. A proposal to approve the issuance of shares of MarTex common stock under stock grant agreements to F. Wayne McWhorter and George E. Meisenheimer, each of whom is an officer and director of MarTex.

     4. Such other business as may be properly brought before the meeting or at any and all adjournments or postponements thereof.

  Each shareholder who is the owner of record of MarTex common stock at the close of business on February 1, 1999 is entitled to receive notice of and to vote on the matters presented at the Special Meeting. You are cordially invited to attend the Special Meeting in person; however, whether or not you plan to attend, we urge you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage prepaid envelope.

                        By Order of the Board of Directors


                        By:    /s/  George E. Fitts
                               --------------------
Marshall, Texas                George E. Fitts
February 2, 1999               Secretary


    PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY
             WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING.

MARTEX BANCSHARES, INC.                HIBERNIA CORPORATION
PROXY STATEMENT                        PROSPECTUS
SPECIAL MEETING OF SHAREHOLDERS        3,450,000 SHARES OF CLASS A COMMON STOCK

  The Board of Directors of MarTex Bancshares, Inc. has unanimously approved a merger of MarTex into Hibernia Corporation. In the merger, you will receive Hibernia common stock. The number of shares of Hibernia common stock that you will receive is based on the number of shares of MarTex common stock outstanding on the date of the merger and the price of Hibernia common stock on that date. MarTex therefore does not know the exact number of shares of Hibernia common stock that you will receive for a MarTex share. The proxy statement/prospectus includes estimates of a range of the number of shares of Hibernia common stock that you might receive if certain assumptions are met.

  On January 29, 1999, the closing price of Hibernia common stock on the New York Stock Exchange was $16.75. The price, however, will fluctuate between now and the merger.

  At the special meeting, you will consider and vote on the merger agreement and the merger. THE MERGER AGREEMENT AND THE MERGER CANNOT BE APPROVED UNLESS HOLDERS OF TWO-THIRDS OF THE MARTEX COMMON STOCK APPROVE THEM. THE BOARD OF DIRECTORS OF MARTEX BELIEVES THE MERGER IS IN THE BEST INTERESTS OF MARTEX SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT AND THE MERGER. No vote of Hibernia shareholders is required to approve the merger agreement and the merger.

  At the special meeting, you also will consider and vote on the issuance of shares of MarTex common stock to F. Wayne McWhorter and George E. Meisenheimer, each of whom is an officer and director of MarTex, under their stock grant agreements. THE MARTEX COMMON STOCK CANNOT BE ISSUED TO MR. MCWHORTER AND MR. MEISENHEIMER UNLESS HOLDERS OF SEVENTY-FIVE PERCENT OF MARTEX COMMON STOCK VOTE TO APPROVE THE ISSUANCE OF THE STOCK. MR. MCWHORTER AND MR. MEISENHEIMER'S SHARES WILL NOT BE COUNTED IN THIS VOTE. THE BOARD OF DIRECTORS OF MARTEX BELIEVES THAT ISSUANCE OF SHARES OF MARTEX COMMON STOCK TO MR. MCWHORTER AND MR. MEISENHEIMER UNDER THE STOCK GRANT AGREEMENTS IS APPROPRIATE AND RECOMMENDS THAT YOU APPROVE THE ISSUANCE OF THOSE SHARES.

  The date, time and place of the meeting are:

                          March 5, 1999;  2:30 p.m.
                          Main Office of First Service Bank
                          400 South Alamo
                          Marshall, Texas

  This proxy statement/prospectus provides you with detailed information about the merger and the issuance of shares of MarTex common stock to Mr. McWhorter and Mr. Meisenheimer. We encourage you to read this document carefully. You also can obtain other information about Hibernia from documents filed with the Securities and Exchange Commission.

  Whether or not you plan to attend the meeting, if you are a holder of MarTex common stock please take the time to vote by completing and mailing the enclosed proxy card to us. IF YOU FAIL TO RETURN YOUR CARD OR VOTE IN PERSON, THE EFFECT WILL BE A VOTE AGAINST THE APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE ISSUANCE OF SHARES OF MARTEX COMMON STOCK TO MR. MCWHORTER AND MR. MEISENHEIMER UNDER THE STOCK GRANT AGREEMENTS. YOU MAY REVOKE YOUR PROXY BY WRITING TO MARTEX'S SECRETARY AT ANY TIME BEFORE THE MEETING OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

  ON BEHALF OF THE BOARD OF DIRECTORS OF MARTEX, WE URGE YOU TO VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE ISSUANCE OF SHARES OF MARTEX COMMON STOCK TO MR. MCWHORTER AND MR. MEISENHEIMER UNDER THE STOCK GRANT AGREEMENTS.

Neither the Securities and Exchange Commission nor any state securities regulators have approved the Hibernia common stock to be issued in the merger or determined if the proxy statement/prospectus is accurate or adequate.

  This proxy statement/prospectus is dated February 2, 1999, and will be mailed to shareholders of MarTex on February 4, 1999.

                               TABLE OF CONTENTS
                               -----------------

SUMMARY...........................................................................     1
     EXCHANGE RATE OF HIBERNIA COMMON STOCK FOR EACH MARTEX SHARE.................     1
     NO FEDERAL INCOME TAX ON SHARES RECEIVED IN MERGER...........................     1
     MARTEX BOARD RECOMMENDS SHAREHOLDER APPROVAL.................................     1
     EXCHANGE RATE FAIR TO SHAREHOLDERS ACCORDING TO INVESTMENT BANK..............     2
     ISSUANCE OF MARTEX STOCK UNDER STOCK GRANT AGREEMENTS........................     2
     MARTEX BOARD RECOMMENDS SHAREHOLDER APPROVAL OF ISSUANCE
     OF MARTEX COMMON STOCK.......................................................     2
     MEETING TO BE HELD MARCH 5, 1999.............................................     2
     THE COMPANIES................................................................     2
     THE MERGER...................................................................     3
     MARTEX SHAREHOLDER VOTE REQUIRED.............................................     3
     RECORD DATE SET AT FEBRUARY 1, 1999; ONE VOTE PER SHARE OF MARTEX STOCK......     3
     MONETARY BENEFITS TO MANAGEMENT IN THE MERGER................................     3
     CONDITIONS THAT MUST BE SATISFIED FOR THE MERGER TO OCCUR....................     4
     TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT............................     4
     HIBERNIA TO USE POOLING-OF-INTEREST ACCOUNTING TREATMENT.....................     5
     TEXAS APPRAISAL RIGHTS.......................................................     5
     SHARE PRICE INFORMATION......................................................     5
     LISTING OF HIBERNIA STOCK....................................................     5
THE PARTIES TO THE MERGER.........................................................     6
     INTRODUCTION.................................................................     6
     HIBERNIA CORPORATION.........................................................     6
     SELECTED FINANCIAL DATA......................................................     7
     SELECTED FINANCIAL DATA OF HIBERNIA..........................................     7
     MARTEX BANCSHARES, INC.......................................................     9
     SELECTED FINANCIAL DATA OF MARTEX............................................     9
     PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION (UNAUDITED)................    12
     COMPARATIVE PER SHARE INFORMATION (UNAUDITED)................................    14
MEETING INFORMATION...............................................................    16
     INTRODUCTION.................................................................    16
     SOLICITATION AND REVOCATION OF PROXIES.......................................    16
     QUORUM AND VOTE REQUIRED.....................................................    16
     RECOMMENDATION...............................................................    17
PROPOSED MERGER...................................................................    17
     GENERAL......................................................................    17
     BACKGROUND OF AND REASONS FOR THE MERGER.....................................    18
     TERMS OF THE MERGER..........................................................    19
     OPINION OF FINANCIAL ADVISOR TO MARTEX.......................................    19
     CLOSING DATE AND EFFECTIVE DATE OF THE MERGER................................    23
     EMPLOYEE BENEFITS............................................................    24
     SURRENDER AND EXCHANGE OF STOCK CERTIFICATES.................................    24
     EXPENSES.....................................................................    25
     REPRESENTATIONS AND WARRANTIES...............................................    25
     CONDITIONS TO THE MERGER; WAIVER.............................................    25
     REGULATORY AND OTHER APPROVALS...............................................    26
     BUSINESS PENDING THE MERGER..................................................    26
     TERMINATION..................................................................    27
     MANAGEMENT AND OPERATIONS AFTER THE MERGER...................................    27
     CERTAIN DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS............................    28
     INTERESTS OF CERTAIN PERSONS IN THE MERGER...................................    31

     MATERIAL TAX CONSEQUENCES....................................................    32
     RESALE OF HIBERNIA COMMON STOCK..............................................    33
     RIGHTS OF DISSENTING SHAREHOLDERS............................................    33
     ACCOUNTING TREATMENT.........................................................    35
STOCK GRANT AGREEMENTS............................................................    35
CERTAIN REGULATORY CONSIDERATIONS.................................................    38
     GENERAL......................................................................    38
     PAYMENT OF DIVIDENDS.........................................................    39
     RESTRICTIONS ON EXTENSIONS OF CREDIT.........................................    39
PRO FORMA FINANCIAL INFORMATION...................................................    40
CERTAIN INFORMATION CONCERNING MARTEX.............................................    49
     DESCRIPTION OF BUSINESS......................................................    49
     SUPERVISION AND REGULATION...................................................    49
     COMPETITION..................................................................    50
     EMPLOYEES....................................................................    50
     PROPERTIES...................................................................    50
     LEGAL PROCEEDINGS............................................................    51
     MARKET PRICES AND DIVIDENDS..................................................    51
     SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT..................    51
MARTEX FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED
     SEPTEMBER 30, 1998 AND 1997 (Unaudited)......................................    56
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS OF MARTEX FOR
     THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997............................    61
MARTEX FINANCIAL STATEMENTS FOR THE YEARS ENDED
     DECEMBER 31, 1997 AND DECEMBER 31, 1996 (Audited)............................    69
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS OF MARTEX FOR
     THE TWELVE MONTHS ENDED DECEMBER 31, 1997 AND
     DECEMBER 31, 1996............................................................    96
RELATIONSHIP WITH INDEPENDENT AUDITORS............................................   104
VALIDITY OF SHARES................................................................   104
EXPERTS...........................................................................   104
AVAILABLE INFORMATION.............................................................   104
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...................................   105
APPENDICES........................................................................   107
     APPENDIX A  AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER................   107
     APPENDIX B  FAIRNESS OPINION OF ALEX. SHESHUNOFF & CO. INVESTMENT BANKING....   131
     APPENDIX C  CERTAIN PROVISIONS OF STATE LAW
                 RELATING TO RIGHTS OF DISSENTERS' SHAREHOLDERS...................   133
     APPENDIX D  TAX OPINION OF ERNST & YOUNG LLP.................................   137
     APPENDIX E  STOCK GRANT AGREEMENTS AND AMENDMENTS............................   138

                                    SUMMARY

  This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger and the issuance of shares of MarTex common stock to Mr. McWhorter and Mr. Meisenheimer under the stock grant agreements and for a more detailed description of the legal terms of the merger, you should read carefully this entire document and the documents to which we refer you. See " AVAILABLE INFORMATION" on page 104.

EXCHANGE RATE OF HIBERNIA COMMON STOCK FOR EACH MARTEX SHARE (PAGE 19)

  If the merger is completed, you will receive Hibernia common stock in exchange for your MarTex common stock. Hibernia will issue a total of 3,450,000 shares of its common stock in the merger. The number of shares of Hibernia common stock that you will receive is based on the outstanding number of shares of MarTex common stock on the date of the merger and the price of Hibernia common stock. The number of outstanding shares of MarTex will likely increase between now and the date of the merger. Also, the price of Hibernia common stock will fluctuate between now and the date of the merger. As a result, MarTex cannot determine at this time the exact number of shares of Hibernia common stock that you will receive in the merger. Based on certain assumptions by MarTex, however, MarTex believes that you will receive the following number of shares of Hibernia common stock for each MarTex share based on the following closing prices of Hibernia common stock.


                                                                  NUMBER OF SHARES
                       PRICE OF                               OF HIBERNIA COMMON STOCK
                 HIBERNIA COMMON STOCK                       RECEIVED FOR A MARTEX SHARE
                 ---------------------                       ---------------------------
                        $15.00                                        0.253436619
                        $16.00                                        0.251441085
                        $17.00                                        0.249038297
                        $18.00                                        0.246876405

  Hibernia will calculate on the date of the merger the exact number of shares of Hibernia common stock that you will receive in the merger. You will receive cash instead of a fractional share.

  On January 29, 1999, the closing price of Hibernia common stock on the New York Stock Exchange was $16.75. After the merger, MarTex shareholders will own less than 3% of Hibernia common stock.

NO FEDERAL INCOME TAX ON SHARES RECEIVED IN MERGER (PAGE 32)

  MarTex shareholders generally will not recognize gain or loss for federal income tax purposes for shares of MarTex common stock they receive in the merger. Ernst & Young LLP, independent auditors for Hibernia, has issued an opinion to this effect, which we have included as Appendix D to this proxy statement/prospectus. MarTex shareholders will be taxed on cash received instead of any fractional share. TAX MATTERS ARE COMPLICATED, AND TAX RESULTS MAY VARY AMONG SHAREHOLDERS. WE URGE YOU TO CONTACT YOUR OWN TAX ADVISOR TO UNDERSTAND FULLY HOW THE MERGER WILL AFFECT YOU.

MARTEX BOARD RECOMMENDS SHAREHOLDER APPROVAL (PAGE 18)

  THE BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTEREST OF MARTEX SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

EXCHANGE RATE FAIR TO SHAREHOLDERS ACCORDING TO INVESTMENT BANK (PAGE 19)

  Alex. Sheshunoff & Co. Investment Banking has given an opinion to the Board of Directors of MarTex that, as of February 1, 1999, the exchange rate in the merger is fair, from a financial point of view, to the shareholders of MarTex. The full text of this opinion is attached as Appendix B to this proxy statement/prospectus. We encourage you to read the opinion carefully. Alex. Sheshunoff & Co. will be paid a fee based on the value of the Hibernia common stock received by MarTex shareholders in the merger.

ISSUANCE OF MARTEX STOCK UNDER STOCK GRANT AGREEMENTS  (PAGE 35)

  In March, 1996, MarTex entered into stock grant agreements with F. Wayne McWhorter, Chief Executive Officer and a Director of MarTex, and George E. Meisenheimer, President and a Director of MarTex. The stock grant agreements provide the terms of employment of Mr. McWhorter and Mr. Meisenheimer with MarTex and provide for the issuance of shares of MarTex common stock to Mr. McWhorter and Mr. Meisenheimer upon the change in control of MarTex that will result in the merger. To obtain favorable income tax treatment for MarTex, Mr. McWhorter and Mr. Meisenheimer when the Hibernia common stock is issued after the merger, the shareholders must approve the issuance of MarTex common stock to Mr. McWhorter and Mr. Meisenheimer under the stock grant agreements.

MARTEX BOARD RECOMMENDS SHAREHOLDER APPROVAL OF ISSUANCE
OF MARTEX COMMON STOCK (PAGE 35)

  THE BOARD OF DIRECTORS OF MARTEX BELIEVES THAT ISSUANCE OF THE SHARES OF MARTEX COMMON STOCK TO MR. MCWHORTER AND MR. MEISENHEIMER UNDER THE STOCK GRANT AGREEMENTS IS APPROPRIATE AND RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER.

MEETING TO BE HELD MARCH 5, 1999 (PAGE 16)

  MarTex will hold the special shareholders' meeting at 2:30 P.M. on Friday, March 5, 1999, at the main office of First Service Bank, 400 South Alamo, Marshall, Texas. At the meeting you will vote on the merger agreement, the merger and the issuance of shares of MarTex common stock to Mr. McWhorter and Mr. Meisenheimer under the stock grant agreements and conduct any other business that properly arises.

THE COMPANIES  (PAGES 6 AND 9)

HIBERNIA CORPORATION
313 Carondelet Street
New Orleans, Louisiana  70130
(504) 533-3333

  Hibernia Corporation is a bank holding company with more than $13.2 billion in assets. As of September 30, 1998, Hibernia Corporation was ranked, on the basis of total assets, as the largest bank holding company headquartered in Louisiana.

MARTEX BANSHARES, INC.
2615 East End Boulevard South
Marshall,   Texas    75670
(903) 938-9949

  MarTex Bancshares, Inc. is the holding company for First Service Bank, which has nine branch offices in the Marshall, Texas area. As of September 30, 1998, MarTex Bancshares, Inc. had total assets of $319 million.

THE MERGER (PAGE 17)

  We have attached the Amended and Restated Agreement and Plan of Merger as Appendix A to this proxy statement/prospectus. We encourage you to read that agreement, as it is the legal document that governs the merger.

MARTEX SHAREHOLDER VOTE REQUIRED  (PAGES 16 AND 17)

  Approval of the merger agreement and the merger requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of MarTex common stock. Approval of the issuance of shares of MarTex common stock to Mr. McWhorter and Mr. Meisenheimer under the stock grant agreements requires the affirmative vote of the holders of more than 75% of the outstanding shares of MarTex common stock. Shares of MarTex common stock owned by Mr. McWhorter and Mr. Meisenheimer will not be counted in the vote on the issuance to them of shares of MarTex common stock. Your failure to vote will have the effect of a vote against approval of the merger agreement, the merger and the issuance of shares of MarTex common stock to Mr. McWhorter and Mr. Meisenheimer. Directors and executive officers of MarTex beneficially owning 8,730,442 shares of MarTex common stock, or approximately 73.5% of the outstanding shares of MarTex common stock, have agreed to vote their stock in favor of the merger agreement and the merger. Directors and executive officers of MarTex beneficially owning 8,505,813 shares of MarTex common stock, or approximately 73.3% of the outstanding shares of MarTex common stock entitled to vote, have agreed to vote their shares in favor of the issuance of shares of MarTex common stock to Mr. McWhorter and Mr. Meisenheimer under the stock grant agreements.

  If we obtain shareholder approval of the merger agreement and the merger, we currently expect to complete the merger in early March, 1999.

  Brokers who hold shares of MarTex common stock as nominees will not have authority to vote such shares with respect to the merger agreement, the merger and the issuance of shares of MarTex common stock to Mr. McWhorter and Mr. Meisenheimer unless shareholders provide voting instructions.

  The merger does not require approval of Hibernia's shareholders.

RECORD DATE SET AT FEBRUARY 1, 1999; ONE VOTE PER SHARE OF MARTEX STOCK (PAGES 16 AND 17)

  If you owned shares of MarTex common stock at the close of business on February 1, 1999, you are entitled to notice of and to vote on the merger agreement, the merger, issuance of shares of MarTex common stock to Mr. McWhorter and Mr. Meisenheimer under the stock grant agreements and any other matters considered at the meeting.

  On February 1, 1999, there were 11,848,338 shares of MarTex common stock outstanding. You will have one vote at the meeting for each share of MarTex common stock you owned on February 1, 1999.

MONETARY BENEFITS TO MANAGEMENT IN THE MERGER  (PAGE 31)

  When considering the recommendation of the MarTex Board, you should be aware that the MarTex directors and officers have interests in the merger that differ from the interests of other MarTex shareholders. Officers of MarTex who remain employed by Hibernia after the merger will continue to receive a salary and employee benefits.

  The merger agreement provides for the indemnification of officers, directors and employees of MarTex for specified liabilities up to specified aggregate limitations.

  If you approve the issuance of shares of MarTex common stock to Mr. McWhorter and Mr. Meisenheimer under the stock grant agreements, they will receive those shares prior to the merger.

  If Hibernia does not continue to employ Mr. McWhorter after the date of the merger Mr. McWhorter will be entitled to be paid a severance payment in an amount equal to two times his annual base salary in effect as of the date of the termination of his employment.

  Hibernia intends to enter into an employment agreement with Mr. Meisenheimer. The agreement will have a term of three years, will provide for a salary, bonus and stock grants, and will be on terms mutually acceptable to Hibernia and Mr. Meisenheimer.

CONDITIONS THAT MUST BE SATISFIED FOR THE MERGER TO OCCUR  (PAGES 25 AND 26)

  The following conditions must be met for us to complete the merger:

 .  approval of the merger agreement and the merger by MarTex shareholders;
 . regulatory approvals must be obtained, particularly the approval of the Office of the Comptroller of the Currency, which was obtained on December 15, 1998;
 .  receipt of an opinion concerning the tax consequences of the merger;
 .  the continuing effectiveness of the registration statement filed with the
   SEC;
 .  the absence of legal restraints that prevent the completion of the merger;
 .  the representations and warranties set forth in the merger agreement must be accurate on the date of the merger;
 .  the Hibernia common stock to be issued in the merger must be approved for listing on the New York Stock Exchange;
 .  the merger must qualify for pooling-of-interests accounting treatment;
 .  Hibernia shall have received affidavits from the directors of MarTex regarding the stock grant agreements;
 .  Hibernia shall have received releases and indemnity agreements from Mr.
   McWhorter and Mr. Meisenheimer regarding the stock grant agreements;
 .  Hibernia shall have received an opinion from counsel for Mr. McWhorter and
   Mr. Meisenheimer regarding the enforceability of their releases;
 . favorable opinions of counsel must be obtained; and . receipt by MarTex of an opinion of Alex. Sheshunoff & Co. that the exchange rate in the merger is fair, from a financial point of view, to MarTex shareholders within five days of the date of the merger.

TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT (PAGES 27 AND 28)

  We can agree at any time to terminate the merger agreement without completing the merger. Either company may terminate the merger agreement in the following circumstances:

 . if the other company breaches its covenants, representations or warranties in the merger agreement and the breach (1) reflects a material adverse change in the breaching company and can't be timely cured, (2) results in a material increase in the cost of the non-breaching party's performance of the merger agreement or (3) results in a material decrease in the number of shares of Hibernia common stock to be received by MarTex's shareholders;
 .  any application for any required federal or state regulatory approval is denied, and the time for all appeals has expired;
 .  the MarTex shareholders fail to approve the merger agreement and the merger at the meeting; or
 . the merger is not completed by March 31, 1999, or any condition to the merger cannot be satisfied by that date and will not be waived by the party entitled to waive it.

     Hibernia can also terminate the merger agreement in the following circumstances:

 .  if the holders of more than 10% of the outstanding stock exercise statutory rights of dissent and appraisal;
 . if after March 31, 1998, a material adverse change occurs in the financial condition, results of operations, business or prospects of MarTex or First Service Bank;
 . if it does not timely receive releases and indemnification agreements from Mr. McWhorter and Mr. Meisenheimer, affidavits from the directors of MarTex relative to shares of MarTex stock to be issued to Mr. McWhorter and Mr. Meisenheimer under the stock grant agreements and a legal opinion from counsel for Mr. McWhorter and Mr. Meisenheimer regarding the enforceability of their releases; or
 . if it shall determine in good faith that the merger does not qualify as a pooling-of-interest for accounting purposes.

     MarTex can also terminate the merger agreement in the following circumstances:

 . if after March 31, 1998, a material adverse change occurs in the financial condition, results of operations, business or prospects of Hibernia Corporation or Hibernia National Bank; or
 . if MarTex does not receive an updated opinion of Alex. Sheshunoff & Co. dated within five days of the closing of the merger to the effect that the exchange rate in the merger is fair, from a financial point of view, to the MarTex shareholders.

HIBERNIA TO USE POOLING-OF-INTEREST ACCOUNTING TREATMENT  (PAGE 35)

     Hibernia will account for the merger as a pooling-of-interest. This will enhance future earnings by avoiding the creation of goodwill relating to the merger and enable Hibernia to avoid charges against future earnings resulting from amortizing goodwill. This accounting method also means that after the merger, Hibernia will report financial results as if MarTex always had been combined with Hibernia.

TEXAS APPRAISAL RIGHTS (PAGE 33)

     Under Texas law, you have the right to an appraisal of your shares in connection with the merger.

SHARE PRICE INFORMATION

     Hibernia common stock is listed on the New York Stock Exchange. On June 28, 1998, the last full trading day before public announcement of the proposed merger, Hibernia common stock closed at $20.375 per share. On January 29, 1999, Hibernia common stock closed at $16.75.

     There is no established public trading market for MarTex common stock.

LISTING OF HIBERNIA STOCK

     Hibernia will list the shares of its common stock to be issued in the merger on the New York Stock Exchange.

                           THE PARTIES TO THE MERGER

INTRODUCTION

  Hibernia Corporation ("Hibernia") and MarTex Bancshares, Inc. ("MarTex") are parties to the Amended and Restated Agreement and Plan of Merger effective as of June 29, 1998 (the "Agreement" or the "Merger Agreement"). The Agreement provides that MarTex will be merged into Hibernia (the "Merger") and Hibernia will survive the Merger.

HIBERNIA CORPORATION

  Hibernia is a Louisiana corporation registered under the Bank Holding
Company Act of 1956, as amended. As of September 30, 1998, Hibernia had total consolidated assets of approximately $13.2 billion and shareholders' equity of approximately $1.3 billion. As of that time, Hibernia was ranked, on the basis of total assets, as the largest bank holding company headquartered in Louisiana.

  As of September 30, 1998, Hibernia had two banking subsidiaries: Hibernia National Bank ("HNB") and Hibernia National Bank of Texas ("HNBT"). HNB provides retail and commercial banking services through approximately 203 banking offices throughout Louisiana. HNBT provides retail and commercial banking services through approximately 25 banking offices in 12 Texas counties. As of September 30, 1998, HNB was the largest bank headquartered in Louisiana.

  Effective January 1, 1999, HNBT was merged into HNB which survived the merger. HNB will carry on the business previously conducted by HNBT.

  From time to time, Hibernia investigates and holds discussions and negotiations in connection with possible mergers or similar transactions with other financial institutions. On July 1, 1998, Hibernia completed its merger with Peoples Holding Corporation, the holding company of Peoples Bank & Trust Company headquartered in Minden, Louisiana.

  In addition to MarTex, Hibernia has entered into a definitive merger agreement to acquire First Guaranty Bank headquartered in Hammond, Louisiana. As of September 30, 1998, First Guaranty Bank had total consolidated assets of $249 million and shareholders equity of $19.1 million. The completion of the pending transaction with First Guaranty Bank is subject to certain conditions similar to the conditions to the merger of MarTex into Hibernia. If the conditions to the pending transaction with First Guaranty Bank are satisfied, the merger between Hibernia and First Guaranty Bank may be completed before or after the completion of the Merger. Shareholders of MarTex will not have the right to vote on this or any other pending merger transaction.

  On December 1, 1998, Hibernia announced that it has entered into an agreement to acquire four branches in Texas from Chase Manhattan Corp. for $87 million. Hibernia will acquire $452 million in deposits and will take over $1.3 billion in managed assets which include money in trust or personal asset accounts. The acquisition of the branches is subject to regulatory approval and is expected to close in the first quarter of 1999. Shareholders of MarTex will not have the right to vote on this acquisition or any similar transaction. Hibernia expects to pursue other possible acquisition opportunities and intends to continue to pursue such opportunities in the near future. Any transactions may be entered into before or after the Merger. The terms of any future transactions cannot be predicted at this time. Also, future transactions would be subject to regulatory approval and the approval of shareholders of the acquired institution if required by law.

  On January 13, 1999, Hibernia reported net income for the year ended December 31, 1998 of $178.6 million, or $1.12 per share of Hibernia Class A Common Stock ("Hibernia common stock"), up 23% from net income of $144.8 million, or $.90 per share of Hibernia common stock, for the year ended

December 31, 1997. Return on assets improved to 1.39% in 1998 from 1.29 % in 1997, and return on common equity improved to 14.80% in 1998 from 13.36 in 1997.

  Hibernia also reported that total deposits at December 31, 1998 were $10.6 billion, up 8% from $9.8 billion a year earlier, and that total loans reached $10.0 billion at December 31, 1998, up 21% from $8.3 billion at December 31, 1997.

  The principal executive offices of Hibernia are located at 313 Carondelet Street, New Orleans, Louisiana 70130, and its telephone number is (504) 533-3333. For additional information concerning the business and financial condition of Hibernia, please refer to Hibernia's reports incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

SELECTED FINANCIAL DATA

  The closing market price per share of Hibernia common stock on the New York Stock Exchange ("NYSE") on June 28, 1998 was $20.375. That day was the business day prior to Hibernia's and MarTex's announcement of their proposed Merger. The parties do not know what the market price of Hibernia common stock will be on the Closing Date.

SELECTED FINANCIAL DATA OF HIBERNIA

  The following table sets forth certain consolidated financial information for Hibernia. This information is based on the consolidated financial statements and related notes of Hibernia contained in its Annual Report on Form 10-K for the year ended December 31, 1997, after giving effect for mergers with Northwest Bancshares of Louisiana, Inc., ArgentBank and Firstshares of Texas, Inc., completed in the first quarter of 1998, and Peoples Holding Corporation, completed in the third quarter of 1998, each of which were accounted for as pooling of interests, and its Quarterly Report on Form 10-Q for September 30, 1998. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


HIBERNIA CORPORATION
SELECTED FINANCIAL INFORMATION

                                                                              Year Ended December 31
------------------------------------------------------------------------------------------------------------------------------------

Unaudited ($ in thousands, except per share amounts)
                                                    1997              1996             1995             1994             1993
------------------------------------------------------------------------------------------------------------------------------------

Net interest income ..................    $      482,036    $      422,269    $     371,360    $     348,714    $     343,898
Income from continuing operations ....           144,796           127,893          146,206          117,072           87,667
Per common share:
   Income from continuing operations .              0.90              0.83             0.96             0.76             0.57
   Income from continuing operations -
     assuming dilution ...............              0.89              0.82             0.95             0.76             0.57
   Cash dividends ....................              0.33              0.29             0.25             0.19             0.03
   Book value ........................              7.15              6.41             5.93             4.92             4.60


SELECTED PERIOD-END BALANCES

Debt .................................           506,548            57,192           36,744           23,461           42,614
Total assets .........................        12,388,184        10,730,936        9,017,639        8,502,277        8,306,930
------------------------------------------------------------------------------------------------------------------------------------


HIBERNIA CORPORATION
SELECTED FINANCIAL INFORMATION

                                             9 Months Ended September 30
--------------------------------------------------------------------------------
Unaudited ($ in thousands, except per share amounts)
                                                    1998              1997
--------------------------------------------------------------------------------
Net interest income ..................    $      393,123    $      357,292
Income from continuing operations ....           130,714           111,293
Per common share:
   Income from continuing operations .              0.82              0.69
   Income from continuing operations -
     assuming dilution ...............              0.80              0.68
   Cash dividends ....................              0.27              0.24
   Book value ........................              7.85              7.00


SELECTED PERIOD-END BALANCES

Debt .................................           705,898           109,793
Total assets .........................        13,272,848        11,540,878
--------------------------------------------------------------------------------

MARTEX BANCSHARES, INC.

  MarTex is a Texas corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, which owns all of the issued and outstanding shares of stock of First Service Bank (the "Bank") whose main office is in Marshall, Texas. As of September 30, 1998 MarTex had total consolidated assets of $319 million and shareholders' equity of $26.4 million. The Bank is a state banking association having one office in Gladewater, one in Chireno, one in Elysian Fields, one in Mineola, two in Lindale, one in Pittsburg, and two offices in Marshall, Texas, for a total of nine offices. The Bank engages in retail and commercial banking services, including taking deposits and extending secured and unsecured credit.

  The principal offices of MarTex are located at 2615 East End Boulevard South, Marshall, Texas 75670 and its telephone number is (903) 938-9949. For additional information concerning the business of MarTex and its financial condition, see "CERTAIN INFORMATION CONCERNING MARTEX", "MARTEX FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED)", "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MARTEX FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997", "MARTEX FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MARTEX FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996".

SELECTED FINANCIAL DATA OF MARTEX

  The following selected financial information of MarTex with respect to each year in the three-year period ended December 31, 1997 and the nine-month periods ended September 30, 1998 and 1997 has been derived from the financial statements of MarTex. The information set forth below should be read in conjunction with MarTex's financial statements, the notes thereto, and MarTex's Management's Discussion and Analysis of Financial Condition and Results of Operations elsewhere in this proxy statement/prospectus.


MARTEX BANCSHARES, INC.
SELECTED FINANCIAL INFORMATION
                                                                                            (Unaudited)
                                                   Year Ended December 31           9 Months Ended September 30
-------------------------------------------------------------------------------------------------------------------
($ in thousands, except per share amounts)     1997          1996          1995          1998          1997
-------------------------------------------------------------------------------------------------------------------
Net interest income ..................   $    12,044   $     8,590   $     7,971   $     9,088   $     8,979
Income from continuing operations ....         3,099         2,186         2,198         2,255         2,075
Per common share:
   Income from continuing operations .          0.26          0.18          0.24          0.19          0.18
   Income from continuing operations -
     assuming dilution ...............          0.26          0.18          0.24          0.19          0.18
   Cash dividends ....................          0.04          0.03          0.04          0.03          0.03
   Book value ........................          2.05          1.79          1.58          2.23          1.96


SELECTED PERIOD-END BALANCES

Debt .................................         1,014         2,563             -           831         1,197
Total assets .........................       315,855       284,278       158,773       319,066       292,165
-------------------------------------------------------------------------------------------------------------------


MARTEX BANCSHARES, INC.

QUARTERLY INCOME RESULTS
------------------------------------------------------------------------------------------
Unaudited ($ in thousands, except per share amounts)

------------------------------------------------------------------------------------------
                             3/31/98         6/30/98         9/30/98
------------------------------------------------------------------------------------------
Interest income .......       $6,028          $6,066          $5,990
Net interest income....        2,955           3,058           3,075
Net income ............          665             755             835
Net income per share...         0.06            0.06            0.07

------------------------------------------------------------------------------------------
                             3/31/97         6/30/97         9/30/97        12/31/97
------------------------------------------------------------------------------------------
Interest income .......       $5,486          $5,564          $5,682          $5,914
Net interest income....        2,976           2,969           3,034           3,065
Net income ............          711             667             697           1,024
Net income per share...         0.06            0.06            0.06            0.09

------------------------------------------------------------------------------------------
                             3/31/96         6/30/96         9/30/96        12/31/96
------------------------------------------------------------------------------------------
Interest income .......       $3,354          $3,500          $3,558          $4,208
Net interest income....        2,001           2,128           2,087           2,374
Net income ............          554             483             534             615
Net income per share...         0.06            0.05            0.06            0.05

PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION (UNAUDITED)

  The following table sets forth certain unaudited pro forma combined selected financial information for Hibernia, after giving effect for the mergers with Northwest Bancshares of Louisiana, Inc. ("Northwest"), ArgentBank ("Argent") and Firstshares of Texas, Inc. ("Firstshares"), completed in the first quarter of 1998, and Peoples Holding Corporation ("Peoples") completed in the third quarter of 1998, as discussed in Note A to the Pro Forma Combined Income Statements, and MarTex Bancshares, Inc. The pro forma information, which reflects the Merger and the completed mergers with Northwest, Argent, Firstshares and Peoples using the pooling-of-interests method of accounting, is presented for information purposes only. The results shown here are not necessarily indicative of the actual results that might have occurred had the mergers been completed at the beginning of the periods presented. Also, this information is not necessarily indicative of results that might be achieved in the future if the Merger is completed. See "PRO FORMA FINANCIAL INFORMATION" contained elsewhere herein.


PRO FORMA HIBERNIA CORPORATION*
PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION


                                                              Year Ended December 31              9 Months Ended September 30
------------------------------------------------------------------------------------------------------------------------------------

Unaudited ($ in thousands, except per share amounts) 1997              1996             1995              1998              1997
------------------------------------------------------------------------------------------------------------------------------------

Net interest income ..................      $      494,080    $      430,859    $     379,331    $      402,211    $      366,271
Income from continuing operations ....             147,895           130,079          148,404           132,969           113,368
Per common share:
   Income from continuing operations .                0.90              0.82             0.95              0.81              0.69
   Income from continuing operations -
     assuming dilution ...............                0.89              0.82             0.95              0.80              0.68
   Cash dividends ....................                0.33              0.29             0.25              0.27              0.24
   Book value ........................                7.15              6.41             5.89              7.86              6.99


SELECTED PERIOD-END BALANCES

Debt .................................             507,562            59,755           36,744           706,729           110,990
Total assets .........................          12,704,039        11,015,214        9,176,435        13,591,914        11,833,043
----------------
*  Includes Hibernia Corporation and MarTex Bancshares, Inc.

COMPARATIVE PER SHARE INFORMATION (UNAUDITED)

  The following table sets forth for Hibernia common stock and MarTex common stock certain unaudited pro forma combined and unaudited pro forma equivalent per share financial information for the nine-months periods ended September 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995. Information under the column titled "Hibernia Corporation" is based on Hibernia's Annual Report on Form 10-K for the year ended December 31, 1997 after giving effect for mergers with Northwest, Argent and Firstshares, completed in the first quarter of 1998, and Peoples completed in the third quarter of 1998, each of which were accounted for as poolings of interests, and Hibernia's Quarterly Report on Form 10-Q for the nine-month period ended September 30, 1998. Information under the column titled "MarTex Bancshares, Inc." is based on, and should be read in conjunction with, the historical financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations of MarTex contained elsewhere in this proxy statement/prospectus.

  Information under the column entitled "Pro Forma Hibernia Corporation (with MarTex Bancshares, Inc.)" is based upon the pro forma financial statements and related notes contained elsewhere herein. Such pro forma combined information, which reflects the Merger and the completed mergers with Northwest, Argent, Firstshares and Peoples, is presented for informational purposes only and should not be construed as indicative of the actual operations that would have occurred had the Merger been completed at the beginning of the periods indicated or that may be obtained in the future. The pro forma combined information gives effect to the issuance, in each of the periods presented, of 22,078,237 shares of Hibernia common stock for all of the outstanding shares of Northwest common stock, Argent common stock, Firstshares common stock and Peoples common stock and 3,450,000 shares of Hibernia common stock for all outstanding shares of MarTex common stock.

  The information under the column entitled "MarTex Bancshares, Inc. Pro Forma Equivalent" is derived by multiplying the amounts contained in the column titled "Pro Forma Hibernia Corporation (with MarTex Bancshares, Inc.)" by 0.24904 (the Exchange Rate for purposes of this pro forma presentation).


HIBERNIA CORPORATION AND MARTEX BANCSHARES, INC.

COMPARATIVE PER SHAREE INFORMATION
-------------------------------------------------------------------------------------------------------------------
Unaudited
                                                                         PRO FORMA
                                                                          HIBERNIA               MARTEX
                                                                         CORPORATION         BANCSHARES, INC.
                                   HIBERNIA            MARTEX           (WITH MARTEX           PRO FORMA
                                 CORPORATION        BANCSHARES, INC.     BANCSHARES, INC.)     EQUIVALENT
-------------------------------------------------------------------------------------------------------------------
Per Common Share:

Income from continuing operations:
   For the nine months ended
   September 30,
                 1998               $   0.82            $   0.19            $   0.81            $   0.20
                 1997                   0.69                0.18                0.69                0.17
   For the year ended
   December 31,
                 1997               $   0.90            $   0.26            $   0.90            $   0.22
                 1996                   0.83                0.18                0.82                0.20
                 1995                   0.96                0.24                0.95                0.24

Income from continuing operations -
    assuming dilution:
   For the nine months ended
   September 30,
                 1998               $   0.80            $   0.19            $   0.80            $   0.20
                 1997                   0.68                0.18                0.68                0.17
   For the year ended December 31,
                 1997               $   0.89            $   0.26            $   0.89            $   0.22
                 1996                   0.82                0.18                0.82                0.20
                 1995                   0.95                0.24                0.95                0.24

Cash dividends:
   For the nine months ended
   September 30,
                 1998               $   0.27            $   0.03            $   0.27            $   0.07
                 1997                   0.24                0.03                0.24                0.06
   For the year ended December 31,
                 1997               $   0.33            $   0.04            $   0.33            $   0.08
                 1996                   0.29                0.03                0.29                0.07
                 1995                   0.25                0.04                0.25                0.06

Book Value:
   At September 30, 1998            $   7.85            $   2.23            $   7.86            $   1.96
   At December 31, 1997                 7.15                2.05                7.15                1.78
-------------------------------------------------------------------------------------------------------------------

                              MEETING INFORMATION

INTRODUCTION

     You have received this proxy statement/prospectus because the MarTex Board is soliciting your proxy for the special meeting of shareholders of MarTex (the "Special Meeting") to be held at 2:30 P.M., local time, on March 5, 1999 at the main office of First Service Bank, 400 South Alamo, Marshall, Texas. Each copy of this proxy statement/prospectus mailed to holders of MarTex common stock is accompanied by a proxy card for use at the Special Meeting and at any adjournment of the Special Meeting. Only holders of record of MarTex common stock at the close of business on February 1, 1999 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. At the Special Meeting, you will consider and vote upon the Agreement, the Merger and the issuance of shares of MarTex common stock to Mr. McWhorter and Mr. Meisenheimer under the stock grant agreements between Mr. McWhorter and MarTex and Mr. Meisenheimer and MarTex (collectively, the "Stock Grant Agreements"). Any other matters that are properly brought before the Special Meeting or any adjournment of the Meeting will also be voted upon.

     PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

SOLICITATION AND REVOCATION OF PROXIES

     If you have delivered a proxy for the Meeting, you may revoke it any time before it is voted by attending the Special Meeting and voting in person. You may also give notice in writing to the Secretary of MarTex prior to the date of the Special Meeting that you are revoking your proxy. Finally, you may submit a signed proxy card bearing a date later than your initial proxy, and if it is received before the Special Meeting, the later-dated proxy will be voted. Proxy cards received at or prior to the Special Meeting and not subsequently revoked will be voted as directed. If instructions are not given, executed proxy cards will be voted FOR approval of the Agreement, the Merger and the issuance of shares of MarTex common stock to Mr. McWhorter and Mr. Meisenheimer under the Stock Grant Agreements. If any other matters are properly presented at the Special Meeting for consideration, the persons named in the proxy card will have discretionary authority to vote on those matters. The MarTex Board is not aware of any matter to be presented at the Special Meeting other than the proposal to approve the Merger, the Agreement and the issuance of shares of MarTex common stock to Mr. McWhorter and Mr. Meisenheimer under the Stock Grant Agreements.

     The cost of soliciting proxies from MarTex's shareholders will be borne by MarTex, except that Hibernia will bear all expenses incurred in printing this proxy statement/prospectus. The solicitation will be made by mail but also may be made by telephone or other means of telecommunications or in person by the directors, officers and employees of MarTex. If these individuals solicit votes in that manner, they will not receive additional compensation for doing so.

     MARTEX SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS APPROVED, SHAREHOLDERS WILL RECEIVE INSTRUCTIONS REGARDING THE EXCHANGE OF THEIR STOCK CERTIFICATES AFTER THE MERGER HAS BEEN COMPLETED.

QUORUM AND VOTE REQUIRED

     A majority of the outstanding shares of MarTex common stock constitutes a quorum for purposes of the Special Meeting. The affirmative vote of the holders of two-thirds of the issued and outstanding shares of MarTex common stock is required to approve the Merger and the affirmative vote of seventy-five percent of the issued and outstanding shares of MarTex common stock is required to approve the issuance of shares of MarTex common stock pursuant to the Stock Grant Agreements. Shares of MarTex common stock actually or constructively owned by Mr. McWhorter and Mr. Meisenheimer will not be counted in the vote to approve the issuance of shares of MarTex common stock to them under the Stock Grant Agreements. Votes may be cast in person or by proxy for the Special Meeting. Shareholders of record as of the close of business on the Record Date are entitled to notice of the Special Meeting and to vote at the Meeting. As of the Record Date, there were 11,848,338 shares of MarTex common stock outstanding and entitled to vote at the Special Meeting. You are entitled to one vote at the Special Meeting for each share of MarTex common stock that you owned on the Record Date.

     An abstention will be considered present for quorum purposes, but will have the same effect as a vote against the proposals to be considered at the Special Meeting. Because a quorum is determined based on the total number of shares outstanding, a broker non-vote would make it more difficult to obtain a quorum, because the shares would not be present for quorum purposes.

     As of the Record Date, the directors and executive officers of MarTex beneficially owned a total of 8,730,442 shares of MarTex common stock, or approximately 73.5% of the outstanding shares of MarTex common stock. These individuals have agreed to vote their stock in favor of the Merger and the Agreement. However, if the fairness opinion (the "Fairness Opinion") of Alex. Sheshunoff & Co. Investment Banking, the financial advisor of MarTex, is withdrawn or if any of these individuals are legally required to abstain from voting or to vote against the Merger and the related Agreement in the opinion of their counsel, they are not required to vote in favor of the Merger. The directors and executive officers of MarTex, other than Mr. McWhorter and Mr. Meisenheimer, beneficially owning 8,505,813 shares of MarTex common stock as the Record Date, or 73.3% of the issued and outstanding shares of MarTex common stock entitled to vote, also have agreed to vote their stock in favor of the issuance of shares of MarTex common stock pursuant to the Stock Grant Agreements.

RECOMMENDATION

     The Board of Directors of MarTex has approved the Agreement and believes the Merger is in the best interests of MarTex and its shareholders. The Board of Directors also believes that approval of the issuance of shares of MarTex common stock pursuant to the Stock Grant Agreements is appropriate. The MarTex Board recommends that holders of MarTex common stock vote FOR approval of the Agreement, the Merger and the issuance of shares of MarTex common stock to Mr.
McWhorter and Mr. Meisenheimer under the Stock Grant Agreements.   In making its
recommendation to shareholders regarding approval of the Agreement and the Merger, the MarTex Board considered, among other things, the Fairness Opinion, which concludes that the number of shares of Hibernia common stock to be exchanged for each share of MarTex common stock (the "Merger Consideration") as a result of the Merger is fair, from a financial point of view, to the shareholders of MarTex. See "Background of and Reasons for the Merger" and "Opinion of Financial Advisor" under "PROPOSED MERGER", below.

                                PROPOSED MERGER

     This section of the proxy statement/prospectus describes certain aspects of the Merger. The following description is not intended to include each aspect of the Merger, but rather contains only the significant terms of the Merger. This discussion is qualified in its entirety by reference to the Agreement, which is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. We urge you to read the Agreement carefully and in its entirety.

GENERAL

     If the holders of MarTex common stock approve the Agreement and the Merger and the other conditions to the consummation of the Merger are satisfied, MarTex will be merged with and into Hibernia. At that time, the separate existence of MarTex will cease. Immediately after the merger of MarTex into Hibernia, the Bank will be merged into HNB. At that time, the separate existence of the Bank will cease. As soon as practicable following the date of the completion of the merger, the operations previously conducted by the Bank will be conducted under the name of HNB. See "PROPOSED MERGER--Management and Operations after the Merger".

  Hibernia will exchange shares of Hibernia common stock, plus cash instead of any fractional share, for each outstanding share of MarTex common stock as to
which dissenters' rights have not been perfected and exercised.   Each share of
Hibernia common stock outstanding immediately prior to the effective date of the Merger will remain outstanding and unchanged as a result of the Merger. See "Terms of the Merger", below, for a discussion of the number of shares of Hibernia common stock to be exchanged for each share of MarTex common stock in the Merger (the "Exchange Rate").

BACKGROUND OF AND REASONS FOR THE MERGER

  Background. In November, 1997, the Board of MarTex concluded that it should explore the potential sale of MarTex or the potential merger of MarTex with another financial institution. The Board engaged Alex. Sheshunoff & Co. Investment Banking (the "Advisor") to assist in locating potential parties interested in acquiring MarTex and evaluating expressions of interest and proposals from such parties. The result of this process was the negotiation and execution of the Agreement on June 29, 1998, which was amended and restated effective as of the same date.

  Reasons for the Merger. The terms of the Agreement, including the Exchange Rate, are the result of arms-length negotiations between Hibernia and MarTex and their respective representatives. MarTex's Board of Directors believes that the Merger is fair and in the best interests of its shareholders. In reaching that decision, the MarTex Board consulted with its financial and other advisors, as well as with MarTex's management, and considered a number of factors, including, but not limited to, the following:

 . the financial condition and results of operations of, and prospects for, each of Hibernia and MarTex;

 . the financial terms of the Merger, including the amount and type of the merger consideration to be received by MarTex's shareholders under the Agreement;

 . the Hibernia common stock to be received by holders of MarTex common stock in the merger will be listed for trading on the New York Stock Exchange ("NYSE") and will provide liquidity that is unavailable to holders of MarTex common stock, for which an active trading market does not exist;

 .  potential for increased dividends on Hibernia common stock compared to MarTex
   Common stock;

 . the Agreement will allow holders of MarTex common stock to become shareholders of Hibernia, an institution which was, as of September 30, 1998, the largest bank holding company headquartered in Louisiana;

 . the consideration to be received by MarTex shareholders in relation to MarTex earnings and book value;

 . the MarTex Board believes that changes in the regulatory environment will result in MarTex facing additional competitive pressures in its market area from other financial institutions with greater financial resources capable of offering a broad array of financial services;

 . the Merger is expected to qualify as a tax-free reorganization so that the holders of MarTex common stock will not recognize any gain in the transaction; and

 . the opinion received from the Advisor that the number of shares of Hibernia common stock to be exchanged for each share of MarTex common stock and the cash to be paid to MarTex shareholders who will receive cash instead of a fractional share (the "Merger Consideration") was fair to such shareholders from a financial point of view as of the date of such opinion.

  The MarTex Board did not assign any specific or relative weight to the foregoing factors in its considerations. The MarTex Board believes that the Agreement and the Merger will provide significant value to all MarTex shareholders.

  Based on the foregoing, the MarTex Board has unanimously approved the Agreement and the Merger, believes that the Agreement and the Merger are in the best interests of MarTex's shareholders, and recommends that all holders of MarTex common stock vote "FOR" the approval of the Agreement and the Merger.

TERMS OF THE MERGER

  If the holders of MarTex common stock approve the Agreement and the Merger and the other conditions to the completion of the Merger are satisfied, the Merger will be completed on the date that the parties choose to record the Agreement in the States of Texas and Louisiana (the "Effective Date"). (See "PROPOSED MERGER --Representations and Warranties; Conditions to the Merger; Waiver" for a discussion of the other conditions to completing the Merger.)

  The Agreement provides that Hibernia will issue to the holders of MarTex common stock, other than holders who exercise and perfect dissenters' rights under Texas law, a maximum of 3,450,000 shares of Hibernia common stock. If the Department of Justice, for antitrust reasons, requires Hibernia after the completion of the Merger to divest a portion of the loans and deposits it acquires from MarTex by virtue of the Merger, the Agreement provides a formula to reduce the number of shares of Hibernia common stock to be issued in the Merger to reflect the economic consequences of the divestiture to Hibernia. In December, 1998, the Department of Justice advised the Office of the Comptroller of the Currency ("OCC") that the Department of Justice did not have any anti-trust concerns with respect to the Merger. As a result, Hibernia will not have to divest any loans or deposits. Consequently, the number of shares of Hibernia common stock that will be exchanged for each share of MarTex common stock will be determined by dividing 3,450,000 by the number of shares of MarTex common stock outstanding on the Effective Date. MarTex shareholders who would otherwise receive a fraction of a share of Hibernia common stock will receive cash instead of that fractional share.

  DURING THE PERIOD BETWEEN THE DATE OF THIS PROXY STATEMENT/PROSPECTUS AND THE EFFECTIVE DATE, THE NUMBER OF OUTSTANDING SHARES OF MARTEX COMMON STOCK WILL INCREASE. ALSO, THE PRICE OF HIBERNIA COMMON STOCK WILL FLUCTUATE FROM NOW UNTIL THE DATE OF THE CLOSING OF THE MERGER (THE "CLOSING DATE"). AS A RESULT, MARTEX CANNOT DETERMINE tHE EXACT NUMBER OF SHARES OF HIBERNIA COMMON STOCK THAT WILL BE ISSUED TO MARTEX SHAREHOLDERS IN EXCHANGE FOR EACH SHARE OF MARTEX
COMMON STOCK.   ON THE EFFECTIVE DATE, HIBERNIA WILL CALCULATE THE EXACT NUMBER
OF SHARES OF HIBERNIA COMMON STOCK THAT WILL BE EXCHANGED FOR EACH SHARE OF MARTEX COMMON STOCK. A CHART REFLECTING THE NUMBER OF SHARES OF HIBERNIA COMMON STOCK TO BE EXCHANGED FOR A MARTEX SHARE ASSUMING A RANGE OF PRICES OF HIBERNIA COMMON STOCK AND BASED ON A NUMBER OF ASSUMPTIONS BY MARTEX IS SET FORTH UNDER THE CAPTION "STOCK GRANT AGREEMENTS."

  On the Closing Date each outstanding share of MarTex common stock, other than shares held by shareholders who exercise and perfect dissenters' rights, will automatically convert to the number of shares of Hibernia common stock described herein. Shareholders who held MarTex common stock will automatically be entitled to all of the rights and privileges afforded to holders of Hibernia common stock at that time. However, the exchange of MarTex stock certificates for certificates representing Hibernia common stock will occur after the Closing Date.

  YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO MARTEX OR HIBERNIA AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL RECEIVE INSTRUCTIONS REGARDING THE EXCHANGE OF YOUR CERTIFICATES OF MARTEX COMMON STOCK FOR HIBERNIA STOCK.

OPINION OF FINANCIAL ADVISOR TO MARTEX

  MarTex retained the Advisor to provide its opinion of the fairness from a financial viewpoint, of the Merger Consideration to be received by the stockholders of MarTex in connection with the Merger with

Hibernia. As part of its investment banking business, the Advisor is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. The MarTex Board of Directors retained the Advisor based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions. On June 29, 1998, the Advisor rendered its oral opinion that, as of such date, the Merger Consideration was fair, from a financial point of view, to MarTex shareholders. The Advisor rendered its written Fairness Opinion as of January 19, 1999 and its updated Fairness Opinion as of February 1, 1999.

  The full text of the Fairness Opinion which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Appendix B to this Proxy Statement/Prospectus. MarTex shareholders are urged to read the Advisor's Fairness Opinion carefully and in its entirety. The Fairness Opinion is addressed to the MarTex Board, and does not constitute a recommendation to any MarTex shareholder as to how such shareholder should vote at the MarTex Special Meeting.

  In connection with the Fairness Opinion, the Advisor:

  1.  reviewed the Merger Agreement;

  2. reviewed certain publicly available financial statements and regulatory information concerning Hibernia and MarTex, respectively;

  3. reviewed certain internal financial statements and other financial and operating data of MarTex provided to the Advisor by MarTex's management;

  4. reviewed the reported market prices and trading activity for Hibernia Common Stock;

  5. discussed the past and current operations, financial condition, and future prospects of MarTex with its executive management;

  6. compared MarTex and Hibernia from a financial point of view with certain other banking companies that the Advisor deemed to be relevant;

  7. compared the financial performance of Hibernia and the market prices and trading activity of Hibernia's Common Stock with that of certain other indices of publicly traded equity securities;

  8. reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions in the Southwestern United States and in Texas and;

  9. performed such other analyses and reviews as the Advisor deemed appropriate.

  In connection with its review, the Advisor relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and the Advisor did not assume any responsibility for independent verification of such information. The Advisor assumed that internal confidential financial projections provided by MarTex were reasonably prepared reflecting the best currently available estimates and judgments of the future financial performance of MarTex and did not independently verify the validity of such assumptions. The Advisor did not make any independent evaluation or appraisal of the assets or liabilities of MarTex, nor was the Advisor furnished with any such appraisals. The Advisor did not examine any individual loan files of MarTex. The Advisor is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowance is, in the aggregate, adequate to cover such losses.

  With respect to Hibernia, the Advisor relied solely upon publicly available data regarding Hibernia's financial condition and performance. The Advisor did not meet with or discuss this publicly available information with the management of Hibernia. The Advisor did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of Hibernia, was not furnished with any evaluations or appraisals, and did not review any individual credit files of Hibernia.

  The Fairness Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to the Advisor as of January 29, 1999.

  In rendering the Fairness Opinion, the Advisor performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, the Fairness Opinion is not readily susceptible to partial analysis of summary description. Moreover, the evaluation of fairness, from a financial point of view, of the Merger Consideration is to some extent subjective, based on the experience and judgment of the Advisor, and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, the Advisor believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be the Advisor's view of the actual value of MarTex.

  In performing its analyses, the Advisor made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of MarTex. The analyses performed by the Advisor are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses, nor are they appraisals. In addition, the Advisor's analyses should not be viewed as determinative of the opinions of the MarTex Board and management with respect to the value of MarTex.

  The following is a summary of the analyses performed by the Advisor in connection with its opinion updated as of February 1, 1999. The following discussion contains financial information concerning MarTex and Hibernia as of September 30, 1998 and market information as of January 29, 1999.

ANALYSIS OF SELECTED TRANSACTIONS. The Advisor performed an analysis of premiums paid in selected pending or recently completed acquisitions of banking organizations in Texas and in the Southwestern United States with comparable characteristics to the Merger. Two sets of comparable transactions were analyzed to ensure a thorough comparison.

     The first set of comparable transactions consisted of a group of comparable transactions based upon the geographical market area of Texas for which pricing data was available. These comparable transactions consisted of four (4) mergers and acquisitions of banks located in Texas with assets between $150 million and $750 million which sold for stock between October 1, 1997 and January 29, 1999. The analysis yielded multiples of the purchase price in these transactions relative to:

     1. Last 12 months earnings ranging from 14.6 times to 20.6 times with an average of 17.4 times and a median of 17.2 times (compared with the implied multiples in the Merger of 17.6 times last 12 months earnings as of September 30, 1998 for MarTex);

     2. Total assets ranging between 21.9% and 23.2% with an average of 22.7% and a median of 22.8% (compared with the implied multiples in the Merger of 18.1% of September 30, 1998 total assets for MarTex); and

     3. Total deposits ranging from 23.9% to 25.8% with an average of 25.3% and a median of 25.7% (compared with the implied multiples in the Merger of 20.0% of deposits as of September 30, 1998 for MarTex).

     The second set of comparable transactions consisted of a group of comparable transactions based upon the profitability, asset size and geographical market area of MarTex for which pricing data is available. These comparable transactions specifically consisted of seven (7) mergers and acquisitions of banks in the Southwest with total assets between $150 million and $750 million and which sold for stock between January 1, 1998 and January 29, 1999. The analysis yielded multiples of the purchase price in these transactions relative to:

     1.  Book value ranging from 2.08 times to 3.29 times with an average of
         2.64 times and a median of 2.55 times (compared with the multiples implied in the Merger of 2.19 times September 30, 1998 book value for MarTex);

     2. Last 12 months earnings ranging from 9.4 times to 26.6 times with an average of 19.1 times and a median of 19.4 times (compared with the multiples implied in the Merger of 17.6 times last 12 months earnings as of September 30, 1998 for MarTex);

     3. Total assets ranging between 20.2% and 32.2% with an average of 25.8% and a median of 24.2% (compared with the multiples implied in the Merger of 18.1% of September 30, 1998 total assets for MarTex); and

     4. Total deposits ranging from 23.2% to 38.1% with an average of 29.5% and a median of 26.8% (compared with the multiples implied in the Merger of 20.0% of deposits as of September 30, 1998 for MarTex).

DISCOUNTED CASH FLOW ANALYSIS. Using discounted cash flow analysis, the Advisor estimated the present value of the future after-tax cash flow streams that MarTex could produce through the year 2003, under various circumstances, assuming that it performed in accordance with the earnings/return projections of management.

     The Advisor estimated the terminal value for MarTex at the end of 2003 by applying multiples of earnings ranging from 10 times to 21 times to the final period projected earnings. The Advisor then discounted the annual cash flow streams (defined as all earnings in excess of that required to maintain a tangible equity to asset ratio of 7.0%) and the terminal value using discount rates ranging from 13% to 17%. The discount range was chosen to reflect different assumptions regarding the required rates of return of MarTex and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $26,448,000 to $55,414,000, compared to the value of the Merger Consideration for MarTex of $57,787,500 as of January 29, 1999.

     The Advisor also performed a cash flow analysis using an estimated terminal value for MarTex at the end of 2003 by applying multiples of book value ranging from 1.20 times to 2.60 times to the final period projected equity. The Advisor then discounted the annual cash flow streams (defined as all earnings in excess of that required to maintain a tangible equity to asset ratio of 7.0%) and the terminal value using discount rates ranging from 13% to 17%. The discount range was chosen to reflect different assumptions regarding the required rates of return of MarTex and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $23,485,000 to $48,950,000, compared to the value of the Merger Consideration for MarTex of $57,787,500 as of January 29, 1999.

COMPARABLE COMPANY ANALYSIS. The Advisor compared selected stock market results of Hibernia to the publicly available corresponding data of other composites which the Advisor deemed to be relevant, including SNL Securities, L.P.'s (i) index of all publicly traded banks and (ii) the SNL index of banks in the Southeast Region and the S&P 500. Although Hibernia's Common Stock price has exhibited some recent weakness relative to the selected indices, this weakness in itself is not material to the fairness from a financial point of view of the Merger Consideration to be received by MarTex shareholders as of the date hereof.

     No company or transaction used in the comparable company and comparable transaction analyses is identical to MarTex, Hibernia or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of MarTex and Hibernia and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

     Pursuant to an engagement letter dated January 20, 1998, between MarTex and the Advisor, MarTex agreed to pay the Advisor a fee based on the consideration received by MarTex as a result of the Merger according to the following schedule:

          Consideration up to $60 million        .75%
          Next $1 million                       2.00%
          Next $1 million                       3.00%
          Next $1 million                       4.00%
          Next $1 million                       5.00%
          Next $1 million                       6.00%
          Amount over $65 million              10.00%

     MarTex also agreed to indemnify and hold harmless the Advisor and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence, violation of law or regulation or bad faith of the Advisor or any matter for which the Advisor may have strict liability.

     The Fairness Opinion is directed only to the question of whether the Merger Consideration is fair and equitable from a financial perspective and does not constitute a recommendation to any MarTex shareholder to vote in favor of the Merger. No limitations were imposed on the Advisor regarding the scope of its investigation or otherwise by MarTex.

     Based on the results of the various analyses described above, the Advisor concluded that the Merger Consideration to be received by the MarTex shareholders pursuant to the Merger is fair, from a financial point of view, to the shareholders of MarTex.

CLOSING DATE AND EFFECTIVE DATE OF THE MERGER

     The Agreement provides for a Closing Date on (A) the first business day after the last to occur of (1) the date that falls 15 days after regulatory approval of the Merger or (2) the date that falls five days after the Special Meeting or (B) such other date within 60 days of the date determined in accordance with the formula in clause (A). The parties will choose an Effective Date on which the Merger will be effective. It is expected that the Effective Date will occur shortly after the Closing Date. The parties currently anticipate an Effective Date of March 8, 1999.

     The necessary shareholder approvals may not be obtained. Other conditions precedent to the Merger also may not be satisfied. These conditions are not all within the control of Hibernia and/or MarTex, and the parties cannot assure you that they will be obtained.

     Hibernia and MarTex anticipate that all conditions to completing the Merger will be satisfied so that the Merger can be completed by March 8, 1999.
However, delays in the consummation of the Merger could occur.

     The Board of Directors of either Hibernia or MarTex may terminate the Agreement if the Merger is not completed by March 31, 1999 or any condition to completing the Merger cannot be satisfied by March 31, 1999 and will not be waived by the party or parties entitled to waive it. See "PROPOSED MERGER-- Conditions to Consummation of the Merger" and "PROPOSED MERGER--Waiver, Amendment, and Termination of the Agreement."

EMPLOYEE BENEFITS

  Former employees of MarTex who become employed by Hibernia or its subsidiaries as of the Effective Date will be entitled to the same employee benefits as those offered by Hibernia and HNB to their employees. However, employees of MarTex will not be required to wait for any period in order to be eligible to participate in Hibernia's Flex Plan, including its medical and dental coverage. Hibernia will also give MarTex's employees full credit for their years of service, for both eligibility and vesting, with MarTex for purposes of
Hibernia's 401(k) plan and its Employee Stock Ownership Plan.   If, however,
Hibernia decides that it cannot merge any benefit plan of MarTex into a comparable benefit plan of Hibernia or HNB without creating material potential liability for Hibernia's or HNB's plans, then Hibernia may freeze the existing benefit plan of MarTex and prohibit participation by former employees of MarTex in Hibernia's or HNB's plans for the period of time required by applicable law to ensure that Hibernia's and HNB's plans are not deemed to be successor plans of the MarTex plan in question.

SURRENDER AND EXCHANGE OF STOCK CERTIFICATES

  Chase Mellon Shareholder Services will act as exchange agent (the "Exchange Agent") for purposes of the exchange of MarTex common stock for Hibernia Stock. Shortly after the Effective Date, a letter of transmittal will be mailed to all non-dissenting shareholders of MarTex. This letter of transmittal will include instructions for the exchange of their MarTex common stock certificates for certificates representing Hibernia common stock. Each certificate representing MarTex common stock outstanding immediately prior to the Effective Date will be deemed for all purposes to evidence ownership of the number of shares of Hibernia common stock into which such shares have been converted on the Effective Date, regardless when they are actually exchanged.

  MARTEX SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

  When the Exchange Agent receives certificates for MarTex common stock, together with a properly completed letter of transmittal, it will issue and mail to each holder of MarTex common stock who surrendered those items a certificate representing the number of shares of Hibernia common stock to which such holder is entitled. If the holder would otherwise be entitled to receive a fraction of a share of Hibernia common stock, the Exchange Agent will mail the holder a check representing cash paid instead of the fractional share.

  Holders of record of MarTex common stock on the Effective Date will be entitled to vote at any meeting of Hibernia shareholders if the record date for the Hibernia meeting is after the Effective Date of the Merger. In that case, holders of MarTex common stock would be able to vote the number of shares of Hibernia common stock into which their MarTex common stock has been converted regardless of whether they have surrendered their stock certificates. DIVIDENDS OR OTHER DISTRIBUTIONS PAYABLE AFTER THE EFFECTIVE DATE ON HIBERNIA COMMON STOCK WILL BE PAID ONLY AFTER YOU SURRENDER YOUR CERTIFICATES FOR MARTEX COMMON STOCK. When you surrender your MarTex common stock certificate for exchange, the Exchange Agent will send to you all undelivered dividends and other distributions on your Hibernia Stock. You will not receive interest on those distributions for any period during which Hibernia holds them awaiting the exchange of your MarTex common stock. Also, taxes may be deducted from those distributions.

  If you cannot locate your MarTex common stock certificate(s), please contact
F. Wayne McWhorter or Debbie Fowler prior to the Special Meeting. MarTex will issue new certificates to shareholders who have misplaced their certificates only if (a) the shareholders sign an affidavit certifying that the certificates cannot be located, and (b) shareholders agree to indemnify MarTex and Hibernia against any claim that may be made against either of them by the owner of the lost certificate(s). MarTex or Hibernia may require a shareholder to post a bond in an amount sufficient to support the shareholder's indemnification obligation. IF YOU HAVE MISPLACED YOUR STOCK CERTIFICATES OR IF YOU HOLD CERTIFICATES IN NAMES OTHER THAN YOUR OWN,

WE ENCOURAGE YOU TO RESOLVE THOSE MATTERS BEFORE THE EFFECTIVE DATE OF THE MERGER. THIS WILL HELP TO AVOID DELAYS IN EXCHANGING YOUR MARTEX COMMON STOCK.

EXPENSES

  Hibernia will pay all expenses of printing and distributing this proxy statement/prospectus. The parties otherwise will pay all of their own expenses related to negotiating and completing the Merger.

REPRESENTATIONS AND WARRANTIES

  MarTex and Hibernia have made a number of representations and warranties to each other as part of the Agreement. MarTex's representations and warranties relate to, among other things:

  .  its organization and authority to enter into the Agreement,

  .  its capitalization, properties, and financial statements,

  .  pending and threatened litigation against MarTex, and

  .  MarTex contractual obligations and contingent liabilities.

MarTex's representations and warranties are generally contained in Section 7 of the Merger Agreement.

Hibernia's representations and warranties relate to, among other things:

  .  its organization and authority to enter into the Agreement,

  .  its capitalization,

  .  its financial statements and

  .  its public reports.

Hibernia's representations and warranties are generally contained in Section 8 of the Merger Agreement.

  The representations and warranties of the parties generally will not survive the Effective Date. Consequently, the parties' only recourse in the event of a breach of a representation or warranty by the other party is to re-negotiate the Merger or to terminate the Agreement. Once the Merger is completed, the parties will have no basis for litigation against each other based on the Agreement.

CONDITIONS TO THE MERGER; WAIVER

  The Agreement contains a number of conditions to completing the Merger. The conditions must either be met or waived, if waivable, in order for the Merger to occur. The conditions to completing the Merger include, among other things:

  .  the Agreement and  Merger must be approved by MarTex shareholders;

  . necessary regulatory approvals must be obtained, particularly the approval of the OCC which was obtained on December 15, 1998;

  . Ernst & Young LLP must issue its opinion (the "Tax Opinion") regarding the tax consequences of the Merger;

  . the registration statement filed with the SEC must become effective under the Securities Act and there may not be a stop order suspending its effectiveness;

  . there may not be an order, decree or injunction enjoining or prohibiting completion of the Merger;

  . the representations and warranties set forth in the Agreement must be accurate as of the Closing Date;

  . the Hibernia common stock to be issued in the Merger must be approved for listing on the NYSE;

  .  the Merger must qualify for pooling-of-interests accounting treatment;

  . Hibernia shall have received affidavits from the directors of MarTex regarding the Stock Grant Agreements;

  . Hibernia shall have received releases and indemnity agreements from Mr. McWhorter and Mr. Meisenheimer regarding the Stock Grant Agreements;

  . Hibernia shall have received an opinion from counsel for Mr. McWhorter and Mr. Meisenheimer regarding the enforceability of their releases;

  .  certain opinions of counsel must be received by the parties; and

  . MarTex must have received an updated Fairness Opinion within five days of the scheduled mailing of this proxy statement/prospectus and within five days of the Closing Date.

  Most of the conditions to completing the Merger may be waived at any time by the party for whose benefit they were created. Regulatory and shareholder approvals may not be waived, however. Also, the Agreement may be amended or supplemented at any time by written agreement of the parties. Nevertheless, no waiver, amendment or supplement executed after the Agreement has been approved by you may reduce the Exchange Rate. Also, any material change in the terms of the Merger after the Special Meeting would require another special meeting of MarTex shareholders where the you would vote on whether to proceed with the Agreement and the Merger in light of the material changes in the terms of the Merger.

REGULATORY AND OTHER APPROVALS

  Hibernia is a registered bank holding company and is regulated by the Federal Reserve Board. Although the Federal Reserve Board usually approves mergers involving bank holding companies such as Hibernia and MarTex, Hibernia has chosen to avail itself of a provision in the federal banking law whereby approval of the Merger will not be required by the Federal Reserve Board if the OCC approves the merger of the Bank with and into HNB.

  HNB, as a national bank, is regulated by the OCC. The Merger of the Bank with and into HNB must be approved by the OCC before it may be completed. On December 15, 1998, the OCC approved the merger of the Bank with and into HNB. The 15-day period during which the Department of Justice may object to the Merger on antitrust grounds has expired.

  The exchange of shares of Hibernia common stock for MarTex Stock in the Merger has been registered with the SEC. The transaction will not be registered in any state due an exemption from state regulation.

BUSINESS PENDING THE MERGER

  The Agreement requires MarTex to continue to operate its business in the ordinary course pending the Merger. Among other things, MarTex may not, without Hibernia's consent:

  . create or issue any additional shares of capital stock or any options or other rights to purchase or acquire shares of capital stock, except for shares of stock issued pursuant to terms of options, warrants and stock grant agreements in existence on June 29, 1998;

  . enter into employment contracts with directors, officers or employees or otherwise agree to increase the compensation of such persons, except in accordance with existing agreements or past practices in the preceding three years;

  . pay or agree to pay any bonus to directors, officers or employees, except in accordance with existing agreements or past practices in the preceding three years, and further except that MarTex may pay to employees bonuses that have been accrued through the Closing Date as long as the amounts of such accruals and bonus payments are in accordance with past practices during the preceding three years;

  . enter into or substantially modify, except as may be required by applicable law, any employee benefits plans;

  .  amend its Articles of Incorporation or Bylaws;

  . establish or add additional automatic teller machines or branch or other banking offices, other than those referred to in the Agreement;

  . make any capital expenditures in excess of $200,000 in connection with the completion of MarTex's branch location at Hide-A-Way Lake or any capital expenditures in excess of $50,000, excluding those capital expenditures for the branch location in Hide-A-Way Lake;

  . merge with any other company or bank or liquidate or otherwise dispose of its assets, provided that the officers and directors of MarTex may take action that, in the opinion of counsel for MarTex, is required by applicable law or is required to fulfill the fiduciary duties of MarTex officers and directors;

  . acquire another company or bank, except in connection with foreclosures of bona fide loan transactions; or

  . in the case of MarTex, and not the Bank, make, declare, set aside or pay any dividend or make any distribution on, or directly or indirectly combine, redeem, purchase or otherwise acquire, any shares of MarTex common stock, other than in a fiduciary capacity.

MarTex may not solicit bids or other transactions that would result in a merger of MarTex with an entity other than Hibernia except in certain very limited circumstances.

TERMINATION

  Either party may terminate the Agreement prior to the Effective Date for reasons set forth in the Agreement. A party may terminate the Agreement even after the Agreement and the Merger is approved by you. These reasons include, among others:

  . a breach by the other party (1) of any covenant, representation or warranty in the Agreement if the facts constituting such breach reflect a material and adverse change in the financial condition, results of operations, business or prospects taken as a whole, of the breaching party, which cannot be or is not cured within 60 days after written notice of such breach is given to the party committing the breach or (2) in the event of a breach of a warranty or covenant, such breach results in a material increase in the cost of the non-breaching parties performance of the Agreement or a material decrease in the consideration to be received by MarTex's shareholders;

  . any application for any required federal or state regulatory approval is denied, and the time for all appeals of the denial has expired;

  . the holders of MarTex common stock fail to approve the Merger at the Special Meeting;

  . by Hibernia, if Hibernia does not timely receive releases and indemnification agreements on specified matters from Mr. McWhorter and Mr. Meisenheimer, affidavits from the directors of MarTex relative to shares of stock to be issued to Mr. McWhorter and Mr. Meisenheimer under the Stock Grant Agreements and a legal opinion from counsel for Mr. McWhorter and Mr. Meisenheimer regarding the enforceability of their releases;

  . the Merger is not consummated by March 31, 1999 or any condition to the Merger cannot be satisfied by that date and will not be waived by the party entitled to waive it.

  .  at any time by the mutual consent of the parties;

  . by Hibernia, if the holders of more than 10% of the outstanding MarTex Stock exercise statutory rights of dissent and appraisal;

  . by MarTex, if after March 31, 1998 a material adverse change occurs in the financial condition, results of operations, business or prospects of Hibernia or HNB, excluding changes in laws or regulations affecting banking institutions generally;

  . by Hibernia, if after March 31, 1998 a material adverse change occurs in the financial condition, results of operations, business or prospects of MarTex or the Bank, excluding changes in laws or regulations affecting banking institutions generally;

  . by Hibernia, if it shall determine in good faith that the Merger does not qualify as a pooling-of-interests for accounting purposes; or

  . by MarTex, if MarTex does not receive an updated Fairness Opinion dated within five days of the date of scheduled mailing of this proxy statement/prospectus to its shareholders, and updated to within five days of the Closing Date.

Certain provisions of the Agreement, including provisions relating to indemnification and confidentiality survive both the Merger and a termination of the Agreement without the Merger having been completed.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  HNB and HNBT have filed an application with the OCC to merge HNBT into HNB. This merger was approved by the OCC. Effective as of January 1, 1999, HNBT was merged into HNB, HNBT ceased to exist after the merger and the business of HNBT is now carried on by HNB.

  If the conditions to the Merger are met or waived, MarTex will be merged with and into Hibernia on the Effective Date. At that time, MarTex will cease to exist as a separate company. Immediately after the Merger, the Bank will be merged with and into HNB. At that time, the Bank will cease to exist as a separate company. HNB will continue to operate as a wholly-owned subsidiary of Hibernia after the Merger and will offer banking services similar to those offered prior to the Merger.

  The Boards of Directors of Hibernia and HNB will not change as a result of the Merger. If you would like more information about the directors of Hibernia, you may request a copy of Hibernia's Annual Report to Shareholders for 1997 and/or its proxy statement for its 1998 annual meeting of shareholders. Both of these documents are incorporated herein by reference. See "AVAILABLE INFORMATION."

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

  If the Merger is completed, all holders of MarTex common stock, other than those who exercise and perfect dissenters' rights, will become shareholders of Hibernia. Your rights as shareholders will then be governed by Hibernia's Articles of Incorporation and Bylaws and the laws of the State of Louisiana rather than MarTex's Articles of Incorporation and Bylaws and the laws of the State of Texas. The following is a summary of the significant differences between the rights of MarTex shareholders and Hibernia shareholders not described elsewhere in this proxy statement/prospectus.

  Stock. The total number of shares of all classes of stock which Hibernia has authority to issue is four hundred million. Three hundred million shares are designated as Class A Common Stock of no par value and one hundred million shares are designated as Preferred Stock, without par value. The rights, preferences and privileges with respect to shares of preferred stock may be determined by the Hibernia Board of Directors. Consequently, shares of preferred stock could be issued in circumstances in which it would make an attempted acquisition of Hibernia more difficult. Hibernia currently has 2,000,000 shares of preferred stock outstanding. The holders of those preferred shares are entitled to receive dividends on a quarterly basis and would have limited voting rights if the dividends on their stock were not paid for a certain period of time. If those voting rights were triggered, the preferred shareholders may be able to elect a director to the board of directors of Hibernia. The total number of shares of all classes of stock which MarTex has authority to issue is one hundred million five hundred thousand. One hundred million shares are designated common stock, $0.01 par value per share, and five hundred thousand shares are designated preferred stock, $4.13 per share par value.

  Liquidity of Stock.   Except to the extent that liquidity exists under the
agreement (the "Put Option") among Quinton B. Carlile, Kenneth A. Carlile and Steve B. Carlile (the "Carlile Shareholders"), on the one hand, and former shareholders of Heritage Texas Group, Inc. ("Heritage") specified in the Put Option, on the other hand, and agreements (the "Parallel Exit Agreements") signed by the Carlile Shareholders in connection with MarTex's acquisition of the banks or bank holding companies specified in the Parallel Exit Agreements, there currently is no ready market for the shares of MarTex Stock, and such a market is not likely to develop in the future. The shares of Hibernia common stock, if issued in the Merger, will be registered under applicable securities laws and may therefore be freely resold by persons who are not "affiliates" of MarTex or Hibernia. See "Resale of Hibernia common stock." The Hibernia common stock also is listed on the NYSE and actively traded on that exchange. Current quotes of the market price of Hibernia common stock are available from brokerage firms and other securities professionals, as well as other sources, and are published in major newspapers on a daily basis.

  The Carlile Shareholders entered into the Put Option when it acquired Heritage. Generally, the Put Option allows any former shareholder of Heritage and specified permitted transferees to require the Carlile Shareholders to buy their MarTex common stock for $2.6433 per share, subject to adjustment in the event of stock dividends or similar transactions. The Put Option may be exercised during the period beginning on December 13, 1998 and ending on December 12, 1999 upon 60 days prior notice to the Carlile Shareholders. The Carlile Shareholders are obligated to buy such stock in the proportions set forth below:

                          Quinton B. Carlile    32.03%
                          Kenneth Q. Carlile    32.60%
                          Steve B. Carlile      35.37%

  The rights of the former Heritage shareholders under the Put Option terminate on the first to occur of: (1) the date on which the former Heritage shareholders receive an offer to sell or exchange their MarTex common stock for cash or marketable securities having a value equal to or exceeding $2.6433 per share; (2) the date on which the former Heritage shareholders sell or exchange their MarTex common stock under the terms of the Parallel Exit Agreements described below; (3) any merger or other transaction pursuant to which at least 85% of the MarTex common stock would be sold or exchanged at the same price per share or for the same consideration; or (4) at midnight on December 12, 1999. This discussion is not intended as a complete statement of the rights and obligations set forth in the Put Option. Reference is made to a copy of the Put Option which may be obtained by any MarTex shareholder upon request to MarTex.

  The Merger will not be completed prior to December 13, 1998. Consequently, the former Heritage shareholders may require the Carlile Shareholders to purchase their MarTex common stock at $2.6433 per share by following the terms of the Put Option. Former Heritage shareholders should evaluate whether they would prefer to sell their MarTex common stock to the Carlile Shareholders for $2.6433 per share or receive Hibernia common stock pursuant to the Merger. Each former Heritage shareholder is encouraged to seek their own counsel and advice with regard to this decision.

  The Carlile Shareholders have executed Parallel Exit Agreements with respect to MarTex common stock held by former shareholders of Security State Bank, Elysian Fields, Texas, which was acquired by MarTex in March 1993, Mineola Bancshares, Inc., Mineola, Texas, which was acquired by MarTex in March 1993, Lindale National Bank, Lindale, Texas, which was acquired by MarTex in January 1995, and Heritage, which was acquired by MarTex on December 13, 1996. The total number of shares of MarTex common stock subject to Parallel Exit Agreements is estimated to be 4,278,982 shares, or 36% of the outstanding shares of MarTex common stock.

  In general, the Parallel Exit Agreements provide that if any of the Carlile Shareholders or specified relatives of the Carlile Shareholders (collectively, the "Carlile Group") intends to accept an offer to purchase his or their MarTex common stock as a result of which the number of shares of MarTex common stock owned by the Carlile Group after the sale is less than 50% of the MarTex common stock owned by the Carlile Group prior to the sale, then each holder of MarTex common stock issued pursuant to the mergers described above who is not a member of the Carlile Group has a right to participate in the sale on the same terms and conditions. The Parallel Exit Agreements terminate on the first to occur of
(1) the consummation of an underwritten public offering of MarTex's Common Stock which results in aggregate net proceeds to MarTex of not less than $3,000,000, including underwriting discounts and commissions, (2) the dissolution, termination of existence or sale of all or substantially all of the assets of MarTex or the merger or reorganization of MarTex in which MarTex is not the surviving entity, (3) the date the Carlile Group owns 50% or less of the MarTex common stock, or (4) December 31, 2022. The Parallel Exit Agreements do not apply to specified transfers or sales made by members of the Carlile Group, including
(1) any pledge of MarTex common stock made by a member of the Carlile Group pursuant to a bona fide loan transaction; (2) any transfer by a member of the Carlile Group to any other member of the Carlile Group; (3) a partition, transfer or sale of the community property interest in all or any part of the MarTex common stock to the spouse of a member of the Carlile Group in connection with the termination of a marital relationship; (4) any merger or other transaction pursuant to which substantially all of the shares of MarTex common stock would be sold or exchanged at the same price per share or for the same consideration; and (5) any offer by an unrelated third party made pro rata to all the holders of the MarTex common stock at the same price per share. This discussion is not intended as a complete statement of the rights and obligations created by the Parallel Exit Agreements. Reference is made to a copy of the Parallel Exit Agreement, a copy of which may be obtained by any MarTex Shareholder upon request to MarTex.

  The Parallel Exit Agreements do not apply to the transfer of MarTex common stock which will occur when the Merger is completed. Following completion of the Merger, the Parallel Exit Agreements will terminate.

  Directors' Qualifications. Hibernia maintains certain qualifications for its directors:

 . must be no more than 71 years old at the time they are elected (and must retire at the annual meeting following their having reached that age),

 . they must own at least $1,000 of Hibernia stock at the time they are first elected as a director, and

 .  they may not be affiliated with any business competitor of Hibernia.

  MarTex does not have any specific qualifications for its directors.

  Removal of Directors. Shareholders of Hibernia may remove a director for gross negligence or willful misconduct by the vote of a majority of the total voting power and may remove a director without cause by a vote of two-thirds of the total voting power. Directors of MarTex may be removed at any time, with or without cause, at any meeting of the shareholders called expressly for that purpose. The affirmative vote of a majority of the issued and outstanding shares of MarTex entitled to vote on the matter is required to remove directors of MarTex.

  Amendment of Articles and Bylaws. Hibernia's Articles of Incorporation may be amended by a vote of a majority of the voting power present at any meeting called for that purpose. MarTex's Articles of Incorporation do not have similar provisions; however, Texas law requires the affirmative vote of two-thirds of the issued and outstanding shares entitled to vote unless any class or series of shares is entitled to vote as a class, in which event, the proposed amendment must be approved by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares within each class or series of shares entitled to vote as a class and at least two-thirds of the total issued and outstanding of all shares entitled to vote.

  The Bylaws of Hibernia may be amended or repealed by a vote of two-thirds of the total voting power outstanding or by a vote of two-thirds of the "continuing directors" of Hibernia, as defined in the Bylaws. A "continuing director" for this purpose is generally a director who was nominated for election by a majority of the existing directors. MarTex's Bylaws may be altered, amended, or repealed and new Bylaws may be adopted by the Board, at any meeting of the Board at which a quorum is present, by the affirmative vote of a majority of the directors present. The Bylaws may also be altered, amended or repealed and new Bylaws may be adopted by the shareholders at any meeting of the shareholders at which a quorum is present, by the affirmative vote of a majority of the shareholders present.

  Special Meetings of Shareholders. Special meetings of the shareholders of Hibernia may be called by the Chairman of the Board, the President, the Chief Executive Officer, the Treasurer, or the Board of Directors. In addition, shareholders holding one-fifth or more of the total voting power of Hibernia may request a special meeting of shareholders and, upon receipt of such request, the Secretary of Hibernia is required to call a special meeting of the shareholders. A special meeting of shareholders of MarTex may be called at any time by the Chairman of the Board, the President, the Chief Executive Officer, the Secretary, the Board of Directors, or the holders of one-tenth or more of the shares entitled to vote at the meeting.

  Shareholder Proposals. Hibernia's Bylaws contain certain provisions expressly allowing shareholders to submit shareholder proposals and to nominate individuals for election as directors, under certain circumstances and provided the shareholder complies with all of the conditions set forth in those provisions. MarTex's Bylaws do not contain a similar provision.

  Vacancy on Board of Directors. Hibernia's Bylaws permit the Board to fill any vacancy on the board, however created. MarTex's Bylaws allow the shareholders or the Board to fill vacancies, provided, however that any vacancy resulting from an increase in the size of the Board may be filled by the Board for a term of office continuing only until the next election of one or more directors by the shareholders and the Board may not fill more than two such directorships during the period between any two successive meetings of shareholders.

  Merger or Consolidation. Hibernia's Articles allow an agreement of merger or consolidation to be approved by a majority vote of the voting shares issued and outstanding, taken at a meeting called for the purpose of such approval. A merger of MarTex must be approved by the affirmative vote of at least two-thirds of the issued and outstanding shares of MarTex common stock.

  Dissenting Shareholder's Rights. Each MarTex shareholder who objects to the Merger in accordance with the Texas Business Corporation Act ("TBCA") is entitled to the rights and remedies of dissenting shareholders provided by Texas law. See "PROPOSED MERGER--Rights of Dissenting Shareholders." Louisiana law provides that a shareholder's right to dissent does not exist in the case of shareholders holding shares of any class of stock that are listed on a national securities exchange, such as Hibernia common stock, unless the articles of incorporation of the issuing corporation provide otherwise or the shares of such shareholders are not converted by the merger or consolidation solely into shares of the surviving or new corporation. In that event, a shareholder who votes against a merger would have the right to dissent only if the shareholders authorize the merger by less than 80% of the total voting power.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In the Agreement, Hibernia has agreed to indemnify officers and directors of MarTex for specified matters arising while they served as officers, directors of MarTex to the same extent as they would have been indemnified under the Articles of Incorporation and Bylaws of Hibernia in effect on the Effective Date. Hibernia's aggregate liability for indemnification to those people is limited to $10 million. Also, each officer and director eligible for such indemnification must execute a joinder agreement in which he or she agrees to cooperate with Hibernia in any litigation or proceeding giving rise to a claim of indemnification.

  Hibernia also has agreed to indemnify MarTex's officers, directors and certain affiliates against liability under the Securities Act of 1933, as amended (the "Securities Act"). In particular, Hibernia will provide indemnification if any liability is based on an actual or alleged untrue statement of a material fact or the actual or alleged omission of a material fact contained in this proxy statement/prospectus. This indemnification does not apply to statements in the registration statement on which Hibernia relied upon information furnished by MarTex.

  The executive officers of MarTex employed by Hibernia or HNB subsequent to the Closing Date have interests in the Merger that are in addition to their interests as shareholders of MarTex which include, among other interests, continuation of employment and of certain employee benefits.

  Mr. McWhorter and Mr. Meisenheimer will receive additional shares of MarTex common stock pursuant to the Stock Grant Agreements as a result of the change in control of MarTex effected by the Merger, assuming the MarTex shareholders approve the issuance of such shares under the Stock Grant

Agreements. The exact number of shares of MarTex common stock to be issued to Mr. McWhorter and Mr. Meisenheimer will be calculated on the day immediately preceding the Effective Date as provided in the Stock Grant Agreements. See "STOCK GRANT AGREEMENTS."

  If Hibernia does not continue to employ Mr. McWhorter after the Effective Date, Mr. McWhorter will be entitled to be paid under his Stock Grant Agreement a severance payment in an amount equal to two times his annual base salary in effect as of the date of the termination of his employment.

  Finally, Hibernia intends to enter into an employment agreement with Mr. Meisenheimer. The agreement will have a term of three years, will provide for a salary, bonus and stock grants and will be on terms mutually acceptable to Hibernia and Mr. Meisenheimer.

MATERIAL TAX CONSEQUENCES

  The following is a summary description of the material income tax consequences of the Merger. It is not intended to be a complete description of the federal income tax consequences of the Merger. Tax laws are complex, and your individual circumstances may affect the tax consequences to you. In addition, we have not included information about the tax consequences of the Merger under state, local or other tax laws. We urge you to consult your own tax advisor regarding the tax consequences of the Merger to you.

  Receipt of the Tax Opinion is a condition to completion of the Merger. The Tax Opinion is included as Appendix D to this proxy statement/prospectus. We urge you to read the Tax Opinion and to discuss it with your tax and financial advisors so that you will understand the tax consequences of the Merger to your situation.

  The Tax Opinion is based upon representations made by Hibernia and MarTex about the terms of the Merger and certain other matters. Based upon the accuracy of those representations and certain other matters described in the Tax Opinion, it concludes that:

  . the Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and

  . MarTex's shareholders who exchange MarTex common stock for Hibernia common stock in the Merger will not recognize gain or loss for federal income tax purposes in that exchange to the extent they receive Hibernia common stock.

See "PROPOSED MERGER--Representations and Warranties; Conditions to the Merger; Waiver."

  If the Merger constitutes a reorganization within the meaning of Section 368 of the Code, then:

  . none of MarTex, Hibernia or HNB will recognize any gain or loss by reason of the Merger;

  . MarTex's shareholders will not recognize any gain or loss for federal income tax purposes to the extent they receive Hibernia common stock in exchange for MarTex common stock in the Merger;

  . the tax basis in the Hibernia common stock received in the Merger will be the same as the tax basis in the MarTex common stock surrendered in exchange therefor; and

  . the holding period, for federal income tax purposes, for Hibernia common stock received in exchange for MarTex common stock will include the period during which the shareholder held the MarTex common stock surrendered in the exchange, as long as the MarTex common stock was held as a capital asset at the Effective Date.

  Tax laws are complex, and the tax consequences to you may be affected by matters that are not discussed in the Tax Opinion. For these reasons, we recommend that you consult your own tax advisor concerning the applicable federal, state and local tax consequences of the Merger to you.

RESALE OF HIBERNIA COMMON STOCK

  The shares of Hibernia common stock that will be exchanged for MarTex common stock in the Merger have been registered under the Securities Act. Those shares must also be approved for listing, upon official notice of issuance, on the NYSE as a condition to completing the Merger. Once those shares are listed on the NYSE, shareholders who are not "affiliates" of MarTex may freely trade them. The term "affiliate" generally means each person who was an executive officer, director or a 10% shareholder of MarTex prior to the Merger.

  Those shareholders who are deemed to be affiliates of MarTex may only sell their Hibernia common stock as provided by Rule 145 of the Securities Act, or as otherwise permitted under the Securities Act. Those shareholders may publicly resell Hibernia common stock received by them in the Merger if they register the resale of those shares or they comply with the restrictions of Rule 145 (unless they are "affiliates" of Hibernia). If you are or may be an affiliate of MarTex, you should carefully consider the resale restrictions imposed by Rule 145 before you attempt to transfer any shares of Hibernia common stock after the Merger. In addition, shares of Hibernia common stock issued to affiliates of MarTex in the Merger will not be transferable until financial results that include at least 30 days of post-Merger combined operations of Hibernia and MarTex have been published. This restriction is necessary in order to satisfy certain requirements for pooling-of-interests accounting treatment.

  MarTex must identify those persons who may be deemed to be affiliates. Also, MarTex must use its best efforts to have each person it identifies as an affiliate deliver to Hibernia a written agreement relating to the transfer restrictions on their Hibernia common stock. In addition, Hibernia will place stop transfer instructions with its transfer agent regarding Hibernia common stock issued to affiliates of MarTex to ensure that transfers by those persons comply with Rule 145 and the terms of any applicable affiliate resale agreement with Hibernia.

RIGHTS OF DISSENTING SHAREHOLDERS

  IF YOU OBJECT TO THE MERGER AND DESIRE TO PERFECT DISSENTERS' RIGHTS, YOU WILL LOSE THE RIGHT TO DISSENT FROM THE MERGER IF YOU DO NOT TAKE THE FOLLOWING STEPS TIMELY. IF YOU LOSE YOUR RIGHT TO DISSENT, THE SHARES OF MARTEX COMMON STOCK YOU OWN WILL BE CONVERTED INTO THE RIGHT TO RECEIVE HIBERNIA COMMON STOCK IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT.

  Holders of shares of MarTex common stock have a statutory right to dissent from the Merger by following the specific procedures set forth below. If the Merger is approved and completed, holders of shares of MarTex common stock who properly perfect their dissenters' rights will be entitled to receive an amount of cash equal to the fair value of their shares of MarTex common stock rather than being required to accept the Merger Consideration. The following summary is not a complete statement of the statutory dissenters' rights of appraisal, and such summary is qualified in its entirety by reference to the applicable provisions of the TBCA, which are reproduced in full at Appendix C hereto. A MARTEX SHAREHOLDER MUST FOLLOW THE EXACT PROCEDURE REQUIRED BY THE TBCA IN ORDER TO PROPERLY EXERCISE HIS DISSENTER'S RIGHTS OF APPRAISAL AND AVOID WAIVER OF THOSE RIGHTS.

  Holders of shares of MarTex common stock who desire to dissent from the Merger ("Dissenting Shareholders") must file a written objection to the Merger with the Secretary of MarTex, Mr. George E. Fitts, 2615 East End Boulevard South, Marshall, Texas 75670, prior to the Special Meeting at which a vote on the Merger will be taken. The written notice must state that the shareholder will exercise his right to dissent if the Merger is consummated and give the shareholder's address to which notice of effectiveness of the Merger will be sent. A vote against the Merger is not sufficient to perfect a shareholder's statutory right to dissent from the Merger. If the Merger is completed, each shareholder who sent notice to MarTex as described above and who did not vote in favor of the Merger will be deemed to have dissented from the Merger. Failure to vote against the Merger will not constitute a waiver of the dissenters' rights of appraisal; on the other hand, a vote in favor of the Merger will constitute such a waiver.

  Hibernia will be liable for any payments to Dissenting Shareholders and will, within 10 days of the Effective Date, notify the Dissenting Shareholders in writing that the Merger has been completed. Each Dissenting Shareholder so notified must, within 10 days of the delivery or mailing of such notice, make a written demand on Hibernia at 313 Carondelet Street, New Orleans, Louisiana 70130, Attention: Russell S. Hoadley, Secretary, for payment of the fair value of the Dissenting Shareholder's shares of MarTex common stock as estimated by the Dissenting Shareholder. Failure to follow this procedure will constitute a waiver of his dissenter's rights of appraisal by such Dissenting Shareholder. The demand will state the number of shares of MarTex common stock owned by the Dissenting Shareholder and the fair value of the shares as estimated by the Dissenting Shareholder. The fair value of the shares will be the value thereof as of the date immediately preceding the Special Meeting, excluding any appreciation or depreciation in anticipation of the Merger. Dissenting Shareholders who fail to make a written demand within the 10 day period will be bound by the Merger and lose their rights to dissent. Within 20 days after making a demand, the Dissenting Shareholder must submit certificates representing his shares of MarTex common stock to Hibernia for notation thereon that such demand has been made. Dissenting Shareholders who have made a demand for payment of their shares will not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for their shares pursuant to the provisions of the TBCA and the right to maintain an appropriate action to obtain relief on the basis of fraud.

  Within 20 days after receipt of a Dissenting Shareholder's demand letter as described above, Hibernia will deliver or mail to the Dissenting Shareholder written notice (1) stating that Hibernia accepts the amount claimed in the demand letter and agrees to pay that amount, within 90 days after the Effective Date, upon surrender of the relevant certificates of MarTex common stock duly endorsed by the Dissenting Shareholder, or (2) containing Hibernia's written estimate of the fair value of the shares of MarTex common stock together with an offer to pay such amount within 90 days after the Effective Date if Hibernia receives notice, within 60 days after the Effective Date, stating that the Dissenting Shareholder agrees to accept that amount and upon surrender of the relevant certificates of MarTex common stock duly endorsed by the Dissenting Shareholder. In either case, the Dissenting Shareholder will cease to have any ownership interest in Hibernia or MarTex following payment of the agreed value.

  If the Dissenting Shareholder and Hibernia cannot agree on the fair value of the shares within 60 days after the Effective Date, the Dissenting Shareholder or Hibernia may, within 60 days of the expiration of the 60 day period, file a petition ("Petition") in any court of competent jurisdiction in Harrison County, Texas, requesting a finding and determination of the fair value of the Dissenting Shareholder's shares. Each Dissenting Shareholder is not required to file a separate Petition. If one Dissenting Shareholder files a Petition, Hibernia must file, with the clerk of the court in which the Petition was filed, a list containing the names and addresses of the Dissenting Shareholders with whom agreements as to the value of their shares have not been reached. The court will give notice of the time and place of the hearing on the Petition to the Dissenting Shareholders named on the list. Dissenting Shareholders so notified by the court will be bound by the final judgment of the court regarding fair value of the shares. If no petition is filed within the appropriate time period, then all Dissenting Shareholders who have not reached an agreement with Hibernia on the value of their shares will be bound by the Merger and lose their right to dissent.

  After a hearing concerning the petition, the court will determine which Dissenting Shareholders have complied with the provisions of the TBCA and have become entitled to the valuation of, and payment for, their shares, and will appoint one or more qualified appraisers to determine the value of the shares of MarTex common stock in question. The appraisers will determine such value and file a report with the court. The court will then in its judgment determine the fair value of the shares of MarTex common stock, which judgment will be binding on Hibernia and on all Dissenting Shareholders receiving notice of the hearing. The court will direct Hibernia to pay such amount, together with interest thereon, beginning 91 days after the Effective Date of the Merger to the date of judgment, to the Dissenting Shareholders entitled thereto. The judgment will be payable upon the surrender to Hibernia of certificates representing shares of MarTex common stock duly endorsed by the Dissenting Shareholder. Upon payment of the judgment, the Dissenting Shareholders will cease to have any interest in Hibernia. The court will allow the appraisers a reasonable fee as court costs, and all court costs will be allotted between the parties in the manner that the court determines to be fair and equitable.

  Any Dissenting Shareholder who has made a written demand on Hibernia for payment of the value of his MarTex common stock may withdraw such demand at any time before payment for his shares has been made or before a petition has been filed with an appropriate court for determination of the fair value of such shares but no demand may be withdrawn after payment has been made or, unless Hibernia will consent thereto, after the petition has been filed. If a Dissenting Shareholder withdraws his demand, or if he is otherwise unsuccessful in asserting his dissenters' rights of appraisal, such Dissenting Shareholder will be bound by the Merger and his status as a former shareholder of MarTex will be restored without prejudice to any corporate proceedings, dividends, or distributions which may have occurred during the interim.

  In the absence of fraud in the transaction, a Dissenting Shareholder's statutory right of appraisal is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the Merger.

  Cash received by a Dissenting Shareholder of MarTex in exchange for his or her MarTex common stock will generally be subject to state and federal income tax and should be treated as having been received by the Dissenting Shareholder as a distribution in redemption of his or her stock, subject to the provisions and limitations of Section 302 of the Code. If, as a result of such distribution, a shareholder owns no stock either directly or through the application of Section 318(a) of the Code, the redemption should be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for his or her stock, as provided by Section 302(a) of the Code. In that case, the shareholder would recognize ordinary income or capital gain, as the case may be, in an amount equal to the difference between the amount of cash received in redemption of his shares and his basis in his MarTex common stock.

ACCOUNTING TREATMENT

  Hibernia intends to account for the Merger as a pooling of interests. In order for the Merger to qualify for pooling-of-interests accounting treatment, among other things, 90% or more of the outstanding MarTex common stock must be exchanged for Hibernia common stock. Also, in order for the pooling-of-interests accounting method to apply, "affiliates" of MarTex cannot sell, transfer, pledge or otherwise alienate or encumber any shares of Hibernia common stock received in the Merger until the results of at least 30 days of post-Merger combined operations of MarTex and Hibernia have been published. Persons believed by MarTex to be "affiliates" have agreed to comply with these restrictions.

  MarTex has agreed to use its best efforts to permit the transaction to be accounted for as a pooling of interests. Hibernia is not obligated to consummate the Merger if the Merger does not qualify for pooling-of-interests accounting treatment under these circumstances.

                             STOCK GRANT AGREEMENTS

  On March 28, 1996, MarTex entered into Stock Grant Agreements with F. Wayne McWhorter and George F. Meisenheimer. The Stock Grant Agreements specify the terms of MarTex's employment of Mr. McWhorter and Mr. Meisenheimer and provide generally for the issuance of MarTex Common Stock to Mr. McWhorter and Mr. Meisenheimer (a "Change in Control Stock Grant") upon the occurrence of a "Triggering Event". One of the Triggering Events is a change in ownership of MarTex which is defined as any sale or exchange of stock, sale of assets, merger or similar transaction which results in the Carlile Group not owning or controlling a majority of the outstanding MarTex common stock (a "Change in Ownership"). The completion of the Merger is a Triggering Event because it will cause a Change in Ownership of MarTex.

  Section 280G of the Code regulates "excess parachute payments." This section of the Code will disallow a deduction to MarTex for any portion of the shares of MarTex common stock issued by reason of a Change in Ownership to Mr. McWhorter and Mr. Meisenheimer which are characterized as "excess parachute payments." Also, Section 4999 of the Code will impose a 20% nondeductible excise tax on Mr. McWhorter and Mr. Meisenheimer for any portion of the Change in Control Stock Grants characterized as "excess parachute payments."

  Under the Code, the Change in Control Stock Grants, unless proven to be reasonable compensation under the facts and circumstances of the grants, would be "excess parachute payments" if the Change in Control Stock Grants (a) are in the nature of compensation to Mr. McWhorter and Mr. Meisenheimer; (b) are contingent on a change of control of MarTex; and (c) exceed three times the average annual compensation paid to each of Mr. McWhorter and Mr. Meisenheimer over the preceding five years.

  Assuming the foregoing conditions are satisfied, the Change in Control Stock Grants will be treated as "excess parachute payments" only to the extent the present value of such Change in Control Stock Grants exceed the average annual compensation over the preceding five years for the MarTex officers for the last five years (the "MarTex Officers"). If the foregoing conditions are not satisfied, the Change in Control Stock Grants are not deemed "parachute payments" and consequently cannot be an "excess parachute payments."

  The Change in Control Stock Grants are in the nature of compensation to Mr. McWhorter and Mr. Meisenheimer. A Change in Ownership of MarTex will occur as a result of the Merger and the Change in Control Stock Grants will likely exceed three times the average annual compensation paid to the MarTex Officers over the preceding five year period. Accordingly, MarTex has been advised by counsel that, unless exempted in the manner described below or unless proven to be reasonable compensation under the facts and circumstances of the grants, the Change in Control Stock Grants may be parachute payments, a portion of which may be "excess parachute payments."

  Section 280G(b)(5) of the Code provides that no portion of the Change in Control Stock Grants will be treated as a parachute payment if the Change in Control Stock Grants are authorized by the vote of shareholders of MarTex owning in excess of seventy-five percent of the issued and outstanding shares of MarTex common stock; provided, however, that adequate disclosure concerning the Change in Control Stock Grants is made to all such shareholders. The disclosure set forth in this proxy statement/prospectus is intended as adequate disclosure to all shareholders of all material facts concerning the Change in Control Stock Grants. Because the Change in Ownership Stock Grant due to the Merger could otherwise constitute a parachute payment, it is conditioned on shareholder approval as described in this proxy statement/prospectus.

  Each of Mr. McWhorter and Mr. Meisenheimer has entered into an amendment to his Stock Grant Agreement, copies of which are included in Appendix E annexed hereto. The amendments provide that each of Mr. McWhorter and Mr. Meisenheimer has agreed to waive any right to receive shares of MarTex common stock by reason of a Change in Ownership due to the Merger which either of them might have been entitled to under the original terms of their respective Stock Grant Agreements. The amendments further provide that each of Mr. McWhorter and Mr. Meisenheimer will receive the shares of MarTex common stock pursuant to the Change in Control Stock Grants if the shareholders of MarTex approve the issuance of those shares upon a Change in Ownership of MarTex as a result of the Merger. Mr. McWhorter and Mr. Meisenheimer, however, have not agreed to waive any right to a Stock Grant that arises by virtue of other provisions of the Stock Grant Agreements, including a Change in Ownership resulting from a transaction other than the Merger.

  The following table sets forth the number of shares of MarTex common stock to be issued for each MarTex share to all MarTex shareholders and the number of shares of Hibernia common stock to be issued to each of Mr. McWhorter and Mr. Meisenheimer under the Stock Grant Agreements assuming that (1) MarTex shareholders approve the issuance to Mr. McWhorter and Mr. Meisenheimer of shares of MarTex common stock pursuant to the Stock Grant Agreements; (2) all outstanding options and warrants held by directors and officers of MarTex have been exercised, an aggregate of 770,092 shares; (3) no further dividends are paid on MarTex common stock prior to the Effective Date;
(4) the Effective Date of the Merger is January 31, 1999; and (5) the price of Hibernia common stock on the day prior to the last business day prior to the Effective Date is in the amount set forth below:


                           Number of Shares of
                          Hibernia common stock    Number of Shares of    Number of Shares of
        Price of           to be exchanged for   Hibernia common stock   Hibernia common stock
        Hibernia              each share of         to be issued to         to be issued to
      Common Stock         MarTex common stock       Mr. McWhorter         Mr. Meisenheimer
------------------------   -------------------   ---------------------   ---------------------
        $10.00                0.26832982400             51,785                   5,178

        $11.00                0.26497864800             90,309                   9,031

        $12.00                0.26174586500            127,471                  12,747

        $13.00                0.25848633100            164,941                  16,494

        $14.00                0.25575635300            196,323                  19,632

        $15.00                0.25343661900            222,990                  22,299

        $16.00                0.25144108500            245,929                  24,593

        $17.00                0.24903829700            273,550                  27,355

        $18.00                0.24687640500            298,402                  29,840

        $19.00                0.24497363800            320,276                  32,028

        $20.00                0.24328604600            339,675                  33,968

  The proposed regulations under Section 280G of the Code provide that stock is not counted as outstanding stock if the stock is actually owned or constructively owned under Section 318(a) of the Code by or for a "disqualified individual" who receives or is to receive a payment that would be a parachute payment absent the requisite shareholder approval. It appears that Mr. McWhorter and Mr. Meisenheimer are disqualified individuals, and that the Change in Control Stock Grants could be considered parachute payments. Accordingly, MarTex common stock actually or constructively owned by Mr. McWhorter and Mr. Meisenheimer will not be considered outstanding for purposes of voting on the Change in Control Stock Grant to Mr. McWhorter and Mr. Meisenheimer.

  Approval of the Change in Control Stock Grants to the employees will require the affirmative vote of in excess of seventy-five percent of the issued and outstanding MarTex common stock, exclusive of the shares held, either directly or indirectly under Section 318 of the Code, by Mr. McWhorter and Mr. Meisenheimer. For this purpose, Mr. McWhorter will be considered to hold, either directly or indirectly, 206,803 shares and Mr. Meisenheimer will be considered to hold 59,826 shares. Consequently, the affirmative vote of in excess of seventy-five percent of the remaining 11,610,169 shares, or 8,707,627 shares is required for approval of the Change in Control Stock Grants to Mr. McWhorter and Mr. Meisenheimer. The vote on the Change in Control Stock Grants is structured in this fashion because MarTex common stock held by or attributed to Mr. McWhorter and Mr. Meisenheimer would not be considered outstanding with respect to the Change in Control Stock Grants.

  For purposes of the shareholder vote discussed above, any MarTex shareholder that is not an individual may exercise its vote through any person authorized by the entity to vote such shares. However, if a substantial portion of the assets of the entity consists of MarTex common stock, approval of the Change in Control Stock Grants must be made by the persons who hold, immediately before consummation of the Merger, in excess of seventy-five percent of the voting power of the entity. Accordingly, if a shareholder is not an individual, then such entity will be deemed to have represented to MarTex, by execution of the Proxy or voting in person in favor of the Change in Control Stock Grants, either that (1) the entity owns, directly or indirectly, 1% or less of MarTex common stock by value or (2) the total value of MarTex common stock owned, directly or indirectly, by the entity is less than one-third by value of the assets of the entity, or (3) the entity's MarTex common stock is one-third or more of its assets, but (a) the Change in Control Stock Grants have been approved by a separate vote of the persons who hold, as of the Record Date, more than 75% of the voting power of the entity, and (b) the entity's stock and the stock of any member of an affiliated group of which the entity is a member is not readily tradeable on an established securities market or otherwise. For purposes of the approval by the persons holding the voting power of the entity in (a) above, the normal voting rights of the entity shareholder determine which persons shall vote.

  The Employee Stock Ownership Plan with 401(k) provision of Texas Group, Inc. (the "KSOP") owns 901,796 or 7.6%, of the outstanding MarTex common stock and such ownership represents more than one-third of the assets of the KSOP. Applicable law provides that generally the trustee of the KSOP (the "Trustee") has the authority to vote the shares of MarTex common stock held by the KSOP. With respect to any corporate matter, however, that involves the voting of MarTex common stock as to the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution or similar transaction, each participant in the KSOP is entitled to direct the Trustee as to the exercise of the voting rights attributable to the shares allocated to such participant. Any allocated MarTex common stock with respect to which voting instructions are not received from participants may not be voted by the Trustee, and all MarTex common stock that is not then allocated is to be voted in the manner determined by the Trustee.

  As of the Record Date for the Special Meeting of MarTex shareholders at which such shareholders shall vote upon the Stock Grants, all of the 901,796 outstanding shares of MarTex common stock held by the KSOP, will be allocated to the accounts of participants. Therefore, because of the pass-through voting rights of the individual participants with respect to the allocated shares, the "entity shareholder rules" described above are not applicable to the KSOP.

  Within a few days of the mailing of this proxy statement/prospectus and the form of Proxy to MarTex shareholders, there shall be mailed to each participant in the KSOP a copy of this proxy statement/prospectus, together with a form for the participants in the KSOP to give instructions to the trustee as to the voting of shares allocated to such participants in the KSOP. The trustee will vote the allocated shares as instructed by the participants in the KSOP.

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

  Hibernia is regulated and supervised by the Federal Reserve Board. Although the Federal Reserve Board usually approves mergers involving bank holding companies such as Hibernia and MarTex, Hibernia has chosen to avail itself of a provision in the federal banking law whereby approval of the Merger will not be required by the Federal Reserve Board if the OCC approves the merger of the Bank with and into HNB. On December 15, 1998, the OCC approved the Merger of the Bank with and into HNB. Bank holding companies also generally are prohibited from engaging under the Bank Holding Company Act of 1956, as amended ("BHCA"), in non-banking activities (with certain exceptions).

  Hibernia's national banking subsidiaries are regulated, supervised and examined by the OCC. Hibernia's banking subsidiaries also are subject to various requirements and restrictions under federal and state law, including

  .  requirements to maintain reserves against deposits,

  .  restrictions on the types and amounts of loans that may be made,

  .  restrictions on the interest that may be charged on loans, and

  . limitations on the types of investments that may be made and the types of services that may be offered.

Various consumer laws and regulations also affect the operations of HNB. Commercial banks such as HNB also are affected by the Federal Reserve Board's attempts to control the money supply and credit availability in order to influence the economy.

PAYMENT OF DIVIDENDS

  Hibernia derives substantially all of its income from the payment of dividends by its banking subsidiaries. The ability of its banking subsidiaries to pay dividends affects Hibernia's ability to pay dividends to its shareholders. Various statutory restrictions apply to the ability of Hibernia's banking
subsidiaries to pay dividends to Hibernia.   As of September 30, 1998,
Hibernia's banking subsidiaries had approximately $301 million plus retained earnings through the dividend declaration date available to pay dividends to Hibernia.

  The OCC may prohibit a national bank from engaging in an unsafe or unsound practice. Unsafe and unsound practices include, among other things, payment of dividends if the payment of the dividend would deplete a bank's capital to an inadequate level. HNB's ability to pay dividends in the future is influenced by bank regulatory policies or agreements and by capital guidelines. The level of this influence could increase in the future. Additional information on this topic is available in some of the documents that are incorporated by reference herein. See "AVAILABLE INFORMATION."

  The Federal Reserve Board maintains a policy that requires bank holding companies to serve as a source of strength for their subsidiary banks. In furtherance of this policy, the Federal Reserve has stated that a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company's capital needs, asset quality and overall financial condition.

RESTRICTIONS ON EXTENSIONS OF CREDIT

Federal law restricts HNB's ability to

  .  extend credit to affiliates, including Hibernia,

  .  purchase assets of its affiliates,

  . issue a guarantee, acceptance or letter of credit on behalf of its affiliates, including an endorsement or standby letter of credit, or

  . purchase or invest in the stock or securities of an affiliate or to take that stock or securities as collateral for loans to any borrower.

Extensions of credit and issuances to affiliates generally must be secured by eligible collateral. In addition, all such transactions with a single affiliate are generally limited to 10% of HNB's capital and surplus and all such transactions with affiliates may not exceed 20% of HNB's capital and surplus.

  Hibernia's banking subsidiaries are also limited in the aggregate amount that may be loaned to a single borrower or a group of borrowers that are deemed to be affiliated with each other for purposes of these rules. These loans are generally limited to 15% of HNB's capital and surplus.

  The limitations described above in this section apply to all national banks.

                        PRO FORMA FINANCIAL INFORMATION

  The following unaudited pro forma combined balance sheet of Hibernia as of September 30, 1998 and income statements of Hibernia for the nine month periods ended September 30, 1998 and 1997 and years ended December 31, 1997, 1996 and 1995 give effect to the pending Merger with MarTex. The statements also assume that the Merger is accounted for as a pooling of interests. The pro forma combined balance sheet treats the Merger as if it occurred on September 30, 1998; the pro forma combined income statements treat the Merger as if it had occurred on January 1, 1995.

  The information at September 30, 1998 and for the nine-month periods ending September 30, 1998 and 1997 in the column titled "Hibernia Corporation" is summarized from the unaudited consolidated financial statements of Hibernia contained in Hibernia's Quarterly Report on Form10-Q for the quarter ended September 30, 1998.

  The information for the years ended December 31, 1997, 1996 and 1995, in the column titled "Hibernia Corporation" is summarized from the consolidated financial statements of Hibernia contained in Hibernia's Annual Report on Form 10-K for the year ended December 31, 1997. Information in the column titled "Restated Hibernia Corporation" reflects the impact of the mergers with Northwest, Argent and Firstshares during the first quarter of 1998 and Peoples during the third quarter of 1998, each of which were accounted for as poolings of interests.

  The information contained in the column titled "MarTex Bancshares, Inc." is based on the financial statements and related notes, and Management's Discussion and Analysis of Financial Condition and Results of Operations, of MarTex contained elsewhere in this proxy statement/prospectus. We encourage you to read this column in conjunction with the other financial information about MarTex contained in this proxy statement/prospectus.

  The Pro Forma Financial Statements are presented for information purposes only. The results shown in them are not necessarily indicative of the actual results that might have occurred if the Merger had been completed on January 1, 1995. Also, they are not necessarily indicative of results that might be achieved in the future if the Merger is completed.

PRO FORMA COMBINED BALANCE SHEET (Unaudited)

  The following unaudited combined balance sheet combines the balance sheets of Hibernia and MarTex as if the Merger had been effective on September 30, 1998. You should read this balance sheet in conjunction with the financial statements and related notes of Hibernia, which are contained in Hibernia's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 and incorporated herein by reference, and the September 30, 1998 financial statements and related notes of MarTex, which are included elsewhere in this proxy statement/prospectus.


PRO FORMA COMBINED BALANCE SHEET
Hibernia Corporation and Subsidiaries
September 30, 1998

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                             PRO         PRO FORMA
                                                                           HIBERNIA       MARTEX            FORMA         HIBERNIA
Unaudited ($ in thousands)                                               CORPORATION    BANCSHARES,INC.   ADJUSTMENTS   CORPORATION
------------------------------------------------------------------------------------------------------------------------------------

ASSETS
  Cash and due from banks .........................................     $    530,821      $  10,191                    $    541,012
  Short-term investments ..........................................          210,641         18,675                         229,316
  Securities available for sale ...................................        2,530,805         92,386                       2,623,191
  Securities held to maturity .....................................                -              -                               -
  Loans, net of unearned income ...................................        9,594,693        185,987                       9,780,680
      Reserve for possible loan losses ............................         (127,005)        (2,004)                       (129,009)

------------------------------------------------------------------------------------------------------------------------------------

          Loans, net ..............................................        9,467,688        183,983           -           9,651,671
------------------------------------------------------------------------------------------------------------------------------------

  Bank premises and equipment .....................................          189,696          6,890                         196,586
  Customers' acceptance liability .................................              498              -                             498
  Goodwill ........................................................          140,446          2,565                         143,011
  Other intangibles assets ........................................           35,915            175                          36,090
  Other assets ....................................................          166,338          4,201                         170,539
------------------------------------------------------------------------------------------------------------------------------------

          TOTAL ASSETS ............................................     $ 13,272,848      $ 319,066      $    0         $13,591,914
====================================================================================================================================


LIABILITIES
  Deposits:
      Demand, noninterest-bearing .................................     $  1,821,406      $  37,670                    $  1,859,076
      Interest-bearing ............................................        8,098,667        251,391                       8,350,058
------------------------------------------------------------------------------------------------------------------------------------

          Total Deposits ..........................................        9,920,073        289,061                      10,209,134
------------------------------------------------------------------------------------------------------------------------------------

  Short-term borrowings ...........................................        1,115,005              -                       1,115,005
  Liability on acceptances ........................................              498              -                             498
  Other liabilities ...............................................          222,916          2,732     ($1,824) (A)        223,824
  Debt ............................................................          705,898            831                         706,729
------------------------------------------------------------------------------------------------------------------------------------

          TOTAL LIABILITIES .......................................       11,964,390        292,624      (1,824)         12,255,190
------------------------------------------------------------------------------------------------------------------------------------


SHAREHOLDERS' EQUITY
  Preferred Stock .................................................          100,000              -                         100,000
  Common Stock ....................................................          299,777            119       6,505  (A)        306,401
  Surplus .........................................................          404,450         15,335      (1,294) (A)        418,491
  Retained earnings ...............................................          490,903         10,270      (3,387) (A)        497,786
  Treasury stock ..................................................                -              -                               -
  Unrealized gains (losses) on securities available for sale ......           39,345            718                          40,063
  Unearned compensation ...........................................          (26,017)             -                         (26,017)

------------------------------------------------------------------------------------------------------------------------------------

          TOTAL SHAREHOLDERS' EQUITY ..............................        1,308,458         26,442       1,824           1,336,724
------------------------------------------------------------------------------------------------------------------------------------

          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ..............     $ 13,272,848      $ 319,066      $    0         $13,591,914
====================================================================================================================================

----------------
See notes to Pro Forma Combined Balance Sheet.

HIBERNIA CORPORATION
NOTES TO PRO FORMA COMBINED BALANCE SHEET
September 30, 1998

A. Hibernia plans to issue 3,450,000 shares of Hibernia common stock, with an aggregate market value at the date of the merger of $58,650,000 based on an assumed market value of $17.00 per share, to effect the merger with MarTex. The stated value of Hibernia common stock is $1.92 per share.

     In accordance with the pooling-of-interests method of accounting, the historical equities of the merged companies are combined for the purposes of this pro forma combined balance sheet.

     In connection with the change in control of MarTex, approximately $5,211,000 of MarTex common stock will be issued to two executive officers under an existing stock grant agreement.

PRO FORMA COMBINED INCOME STATEMENTS (Unaudited)

     The following unaudited pro forma combined income statements for the nine month periods ended September 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995 combine the income statements of Hibernia and MarTex as if the Merger had occurred on January 1, 1995 and reflect the impact of the mergers with Northwest, Argent and Firstshares, consummated in the first quarter of 1998 and Peoples consummated in the third quarter of 1998 as discussed in Note A to the Pro Forma Combined Income Statements. The unaudited pro forma combined income statements should be read in conjunction with Hibernia's consolidated financial statements and notes contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 and Annual Report on Form 10-K for the year ended December 31, 1997, which are incorporated by reference into this proxy statement/prospectus, and the financial statements and related notes for the years ended December 31, 1997 and 1996 and the nine-month periods ended September 30, 1998 and 1997 for MarTex contained elsewhere herein. The cost associated with the Merger, estimated to be approximately $570,000, will be accounted for as a current period expense when incurred.


HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
September 30, 1998

                                                                                                  PRO FORMA
                                                            HIBERNIA           MARTEX             HIBERNIA
Unaudited ($ in thousands, except per share data)         CORPORATION       BANCSHARES,INC      CORPORATION
-----------------------------------------------------------------------------------------------------------------
Interest income
    Interest and fees on loans ...................       $     574,991        $   12,503       $     587,494
    Interest on securities available for sale ....             121,264             4,803             126,067
    Interest on securities held to maturity ......                   -                 -                   -
    Interest on short-term investments ...........              11,934               778              12,712
-----------------------------------------------------------------------------------------------------------------
        Total interest income ....................             708,189            18,084             726,273
-----------------------------------------------------------------------------------------------------------------
Interest expense
    Interest on deposits .........................             258,763             8,923             267,686
    Interest on short-term borrowings ............              27,741                 -              27,741
    Interest on debt .............................              28,562                73              28,635
-----------------------------------------------------------------------------------------------------------------
        Total interest expense ...................             315,066             8,996             324,062
-----------------------------------------------------------------------------------------------------------------
Net interest income ..............................             393,123             9,088             402,211
    Provision for possible loan losses ...........              17,000               238              17,238
-----------------------------------------------------------------------------------------------------------------
Net interest income after provision
   for possible loan losses ......................             376,123             8,850             384,973
-----------------------------------------------------------------------------------------------------------------
Noninterest income
    Service charges on deposits ..................              62,585             1,232              63,817
    Trust fees ...................................              12,499                 -              12,499
    Other service, collection and exchange charges              44,364               360              44,724
    Other operating income .......................              12,660               187              12,847
    Securities gains (losses), net ...............               3,601                97               3,698
-----------------------------------------------------------------------------------------------------------------
        Total noninterest income .................             135,709             1,876             137,585
-----------------------------------------------------------------------------------------------------------------
Noninterest expense
    Salaries and employee benefits ...............             155,131             3,723             158,854
    Occupancy expense, net .......................              26,142               536              26,678
    Equipment expense ............................              22,925               366              23,291
    Data processing expense ......................              20,769               593              21,362
    Foreclosed property expense, net .............              (1,020)               69                (951)
    Amortization of intangibles ..................              12,182               319              12,501
    Other operating expense ......................              76,342             1,723              78,065
-----------------------------------------------------------------------------------------------------------------
        Total noninterest expense ................             312,471             7,329             319,800
-----------------------------------------------------------------------------------------------------------------
Income before income taxes .......................             199,361             3,397             202,758
Income tax expense ...............................              68,647             1,142              69,789
-----------------------------------------------------------------------------------------------------------------
Income from continuing operations ................       $     130,714        $    2,255       $     132,969
=================================================================================================================

Income from continuing operations
    applicable to common shareholders ............       $     125,539        $    2,255       $     127,794
=================================================================================================================

Pro forma weighted average common shares .........         153,813,647         3,450,000         157,263,647
=================================================================================================================

Pro forma weighted average common
    shares - assuming dilution ...................         156,611,331         3,450,000         160,061,331
=================================================================================================================

Pro forma income per common share from
    continuing operations (B)......................      $        0.82                         $        0.81
=================================================================================================================

Pro forma income per common share from
    continuing operations - assuming dilution ....       $        0.80                         $        0.80
=================================================================================================================
--------------
See notes to Pro Forma Combined Income Statements.


HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
September 30, 1997


                                                                                                 PRO FORMA
                                                            HIBERNIA          MARTEX              HIBERNIA
Unaudited ($ in thousands, except per share data)         CORPORATION      BANCSHARES, INC.      CORPORATION
------------------------------------------------------------------------------------------------------------------
Interest income
    Interest and fees on loans ...................       $     475,609        $   11,892       $     487,501
    Interest on securities available for sale ....             130,701             4,448             135,149
    Interest on securities held to maturity ......                   -                 -                   -
    Interest on short-term investments ...........              12,364               392              12,756
------------------------------------------------------------------------------------------------------------------
        Total interest income ....................             618,674            16,732             635,406
------------------------------------------------------------------------------------------------------------------
Interest expense
    Interest on deposits .........................             239,874             7,610             247,484
    Interest on short-term borrowings ............              19,632                 -              19,632
    Interest on debt .............................               1,876               143               2,019
------------------------------------------------------------------------------------------------------------------
        Total interest expense ...................             261,382             7,753             269,135
------------------------------------------------------------------------------------------------------------------
Net interest income ..............................             357,292             8,979             366,271
    Provision for possible loan losses ...........                 388               214                 602
------------------------------------------------------------------------------------------------------------------
Net interest income after provision
   for possible loan losses ......................             356,904             8,765             365,669
------------------------------------------------------------------------------------------------------------------
Noninterest income
    Service charges on deposits ..................              57,410             1,331              58,741
    Trust fees ...................................              11,480                 -              11,480
    Other service, collection and exchange charges              32,908               305              33,213
    Other operating income .......................               9,480               124               9,604
    Securities gains (losses), net ...............                 494                14                 508
------------------------------------------------------------------------------------------------------------------
        Total noninterest income .................             111,772             1,774             113,546
------------------------------------------------------------------------------------------------------------------
Noninterest expense
    Salaries and employee benefits ...............             146,595             3,612             150,207
    Occupancy expense, net .......................              25,463               487              25,950
    Equipment expense ............................              23,488               288              23,776
    Data processing expense ......................              18,533               526              19,059
    Foreclosed property expense, net .............                (442)               58                (384)
    Amortization of intangibles ..................              10,908               326              11,234
    Other operating expense ......................              74,152             1,938              76,090
------------------------------------------------------------------------------------------------------------------
        Total noninterest expense ................             298,697             7,235             305,932
------------------------------------------------------------------------------------------------------------------
Income before income taxes .......................             169,979             3,304             173,283
Income tax expense ...............................              58,686             1,229              59,915
------------------------------------------------------------------------------------------------------------------
Income from continuing operations ................       $     111,293        $    2,075       $     113,368
==================================================================================================================

Income from continuing operations
    applicable to common shareholders ............       $     106,118        $    2,075       $     108,193
==================================================================================================================

Pro forma weighted average common shares .........         152,769,711         3,450,000         156,219,711
==================================================================================================================

Pro forma weighted average common
    shares - assuming dilution ...................         154,979,424         3,450,000         158,429,424
==================================================================================================================

Pro forma income per common share from
    continuing operations (B).....................       $        0.69                         $        0.69
==================================================================================================================

Pro forma income per common share from
    continuing operations - assuming dilution ....       $        0.68                         $        0.68
==================================================================================================================
--------------
See notes to Pro Forma Combined Income Statements.


HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
December 31, 1997
                                                                                  (A)
                                                                                RESTATED                              PRO FORMA
                                                            HIBERNIA            HIBERNIA             MARTEX           HIBERNIA
Unaudited ($ in thousands, except per share data)          CORPORATION         CORPORATION        BANCSHARES,INC.    CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
Interest income
    Interest and fees on loans ...................       $     594,775        $     653,260        $   16,038       $     669,298
    Interest on securities available for sale ....             141,391              171,667             6,036             177,703
    Interest on securities held to maturity ......                   -                    -                 -                   -
    Interest on short-term investments ...........              13,916               17,131               572              17,703
------------------------------------------------------------------------------------------------------------------------------------
        Total interest income ....................             750,082              842,058            22,646             864,704
------------------------------------------------------------------------------------------------------------------------------------
Interest expense
    Interest on deposits .........................             286,338              323,247            10,434             333,681
    Interest on short-term borrowings ............              30,402               31,189                 -              31,189
    Interest on debt .............................               5,585                5,586               168               5,754
------------------------------------------------------------------------------------------------------------------------------------
        Total interest expense ...................             322,325              360,022            10,602             370,624
------------------------------------------------------------------------------------------------------------------------------------
Net interest income ..............................             427,757              482,036            12,044             494,080
    Provision for possible loan losses ...........                 620                3,148               285               3,433
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
   for possible loan losses ......................             427,137              478,888            11,759             490,647
------------------------------------------------------------------------------------------------------------------------------------
Noninterest income
    Service charges on deposits ..................              71,798               78,132             1,833              79,965
    Trust fees ...................................              14,757               15,519                 -              15,519
    Other service, collection and exchange charges              43,008               44,348               414              44,762
    Other operating income .......................              13,150               13,273               158              13,431
    Securities gains (losses), net ...............               2,718                2,725                14               2,739
------------------------------------------------------------------------------------------------------------------------------------
        Total noninterest income .................             145,431              153,997             2,419             156,416
------------------------------------------------------------------------------------------------------------------------------------
Noninterest expense
    Salaries and employee benefits ...............             181,097              203,044             4,674             207,718
    Occupancy expense, net .......................              30,823               33,956               735              34,691
    Equipment expense ............................              27,815               30,808               451              31,259
    Data processing expense ......................              22,952               26,181               710              26,891
    Foreclosed property expense, net .............              (3,219)              (3,235)               62              (3,173)
    Amortization of intangibles ..................              13,747               14,593               441              15,034
    Other operating expense ......................              88,729              103,907             2,552             106,459
------------------------------------------------------------------------------------------------------------------------------------
        Total noninterest expense ................             361,944              409,254             9,625             418,879
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes .......................             210,624              223,631             4,553             228,184
Income tax expense ...............................              73,235               78,835             1,454              80,289
------------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations ................       $     137,389        $     144,796        $    3,099       $     147,895
====================================================================================================================================
Income from continuing operations
    applicable to common shareholders ............       $     130,489        $     137,896        $    3,099       $     140,995
====================================================================================================================================
Pro forma weighted average common shares .........         130,795,276          152,873,513         3,450,000         156,323,513
====================================================================================================================================
Pro forma weighted average common
    shares - assuming dilution ...................         133,325,407          155,403,645         3,450,000         158,853,645
====================================================================================================================================
Pro forma income per common share from
    continuing operations (B).....................       $        1.00        $        0.90                         $        0.90
====================================================================================================================================
Pro forma income per common share from
    continuing operations - assuming dilution ....       $        0.98        $        0.89                         $        0.89
====================================================================================================================================
----------------
See notes to Pro Forma Combined Income Statements.


HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
December 31, 1996
                                                                                 (A)
                                                                               RESTATED                                 PRO FORMA
                                                          HIBERNIA             HIBERNIA             MARTEX              HIBERNIA
Unaudited ($ in thousands, except per share data)        CORPORATION          CORPORATION         BANCSHARES,INC.      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
Interest income
    Interest and fees on loans ...................       $     487,918        $     535,016        $    11,643        $     546,659
    Interest on securities available for sale ....             142,457              173,601              2,710              176,311
    Interest on securities held to maturity ......                   -                    -                  -                    -
    Interest on short-term investments ...........              11,065               13,481                267               13,748
------------------------------------------------------------------------------------------------------------------------------------
        Total interest income ....................             641,440              722,098             14,620              736,718
------------------------------------------------------------------------------------------------------------------------------------
Interest expense
    Interest on deposits .........................             248,593              281,973              6,030              288,003
    Interest on short-term borrowings ............              15,288               15,887                  -               15,887
    Interest on debt .............................               1,926                1,969                  -                1,969
------------------------------------------------------------------------------------------------------------------------------------
        Total interest expense ...................             265,807              299,829              6,030              305,859
------------------------------------------------------------------------------------------------------------------------------------
Net interest income ..............................             375,633              422,269              8,590              430,859
    Provision for possible loan losses ...........             (12,417)             (12,127)               240              (11,887)
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
   for possible loan losses ......................             388,050              434,396              8,350              442,746
------------------------------------------------------------------------------------------------------------------------------------
Noninterest income
    Service charges on deposits ..................              59,488               64,982              1,105               66,087
    Trust fees ...................................              13,404               14,055                  -               14,055
    Other service, collection and exchange charges              34,647               35,688                253               35,941
    Gain on sale of business lines ...............                 517                  517                  -                  517
    Other operating income .......................               9,794               10,611                 81               10,692
    Securities gains (losses), net ...............              (5,306)              (5,152)               (48)              (5,200)
------------------------------------------------------------------------------------------------------------------------------------
        Total noninterest income .................             112,544              120,701              1,391              122,092
------------------------------------------------------------------------------------------------------------------------------------
Noninterest expense
    Salaries and employee benefits ...............             164,774              181,138              3,147              184,285
    Occupancy expense, net .......................              27,531               30,244                449               30,693
    Equipment expense ............................              29,178               31,723                252               31,975
    Data processing expense ......................              20,711               22,813                560               23,373
    Foreclosed property expense, net .............              (1,735)              (1,786)               103               (1,683)

    Amortization of intangibles ..................               7,441                7,791                252                8,043
    Other operating expense ......................              79,020               87,892              1,716               89,608
------------------------------------------------------------------------------------------------------------------------------------
        Total noninterest expense ................             326,920              359,815              6,479              366,294
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes .......................             173,674              195,282              3,262              198,544
Income tax expense ...............................              60,856               67,389              1,076               68,465
------------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations ................       $     112,818        $     127,893        $     2,186        $     130,079
====================================================================================================================================
Income from continuing operations
    applicable to common shareholders ............       $     111,078        $     126,153        $     2,186        $     128,339
====================================================================================================================================
Pro forma weighted average common shares .........         130,160,581          152,238,818          3,450,000          155,688,818
====================================================================================================================================
Pro forma income per common share
    assuming dilution ............................         131,658,685          153,736,922          3,450,000          157,186,922
====================================================================================================================================
Pro forma income per common share from
    continuing operations (B).....................       $        0.85        $        0.83                           $        0.82
====================================================================================================================================
Pro forma income per common share from
    continuing operations - assuming dilution ....       $        0.84        $        0.82                           $        0.82
====================================================================================================================================
----------------
See notes to Pro Forma Combined Income Statements.


HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
December 31, 1995
                                                                                  (A)
                                                                                RESTATED                              PRO FORMA
                                                            HIBERNIA            HIBERNIA              MARTEX          HIBERNIA
Unaudited ($ in thousands, except per share data)         CORPORATION          CORPORATION         BANCSHARES,INC.   CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
Interest income
    Interest and fees on loans ...................       $     398,117        $     437,025        $   10,179       $     447,204
    Interest on securities available for sale ....              52,226               76,497             2,652              79,149
    Interest on securities held to maturity ......             117,110              123,470                 -             123,470
    Interest on short-term investments ...........               7,849               10,928               237              11,165
------------------------------------------------------------------------------------------------------------------------------------
        Total interest income ....................             575,302              647,920            13,068             660,988
------------------------------------------------------------------------------------------------------------------------------------
Interest expense
    Interest on deposits .........................             231,349              260,281             4,976             265,257
    Interest on short-term borrowings ............              13,810               14,386                 -              14,386
    Interest on debt .............................               1,827                1,893               121               2,014
------------------------------------------------------------------------------------------------------------------------------------
        Total interest expense ...................             246,986              276,560             5,097             281,657
------------------------------------------------------------------------------------------------------------------------------------
Net interest income ..............................             328,316              371,360             7,971             379,331
    Provision for possible loan losses ...........               1,218                  416               317                 733
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
   for possible loan losses ......................             327,098              370,944             7,654             378,598
------------------------------------------------------------------------------------------------------------------------------------
Noninterest income
    Service charges on deposits ..................              50,074               54,475               997              55,472
    Trust fees ...................................              12,506               13,105                 -              13,105
    Other service, collection and exchange charges              28,857               29,838               235              30,073
    Gain on divestiture of banking offices .......               2,361                2,361                 -               2,361
    Gain on sale of business lines ...............               3,402                3,402                 -               3,402
    Other operating income .......................               8,503                9,066               494               9,560
    Securities gains (losses), net ...............                 227                  958               123               1,081
------------------------------------------------------------------------------------------------------------------------------------
        Total noninterest income .................             105,930              113,205             1,849             115,054
------------------------------------------------------------------------------------------------------------------------------------
Noninterest expense
    Salaries and employee benefits ...............             139,465              154,568             2,905             157,473
    Occupancy expense, net .......................              26,955               29,495               334              29,829
    Equipment expense ............................              22,058               24,177               232              24,409
    Data processing expense ......................              19,731               21,409               392              21,801
    Foreclosed property expense, net .............                (693)                (892)              102                (790)
    Amortization of intangibles ..................               3,709                3,807               259               4,066
    Other operating expense ......................              78,257               87,292             1,870              89,162
------------------------------------------------------------------------------------------------------------------------------------
        Total noninterest expense ................             289,482              319,856             6,094             325,950
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes .......................             143,546              164,293             3,409             167,702
Income tax expense ...............................              12,134               18,087             1,211              19,298
------------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations ................       $     131,412        $     146,206        $    2,198       $     148,404
====================================================================================================================================
Income from continuing operations
    applicable to common shareholders ............       $     131,412        $     146,206        $    2,198       $     148,404
====================================================================================================================================
Pro forma weighted average common shares .........         130,275,835          152,354,072         3,450,000         155,804,072
====================================================================================================================================
Pro forma weighted average common
    shares - assuming dilution ...................         131,201,341          153,279,578         3,450,000         156,729,578
====================================================================================================================================
Pro forma income per common share from
    continuing operations (B) ....................       $        1.01        $        0.96                         $        0.95
====================================================================================================================================
Pro forma income per common share from
    continuing operations - assuming dilution ....       $        1.00        $        0.95                         $        0.95
====================================================================================================================================
----------------
See notes to Pro Forma Combined Income Statements.

HIBERNIA CORPORATION
NOTES TO PRO FORMA COMBINED INCOME STATEMENTS

A. During the first quarter of 1998, Hibernia Corporation completed mergers with Northwest, Argent and Firstshares. During the third quarter of 1998, Hibernia completed a merger with Peoples. Each of these mergers were accounted for as poolings of interests. In the transaction with Northwest on January 1, 1998, Hibernia issued 1,508,019 shares of Hibernia common stock with a market value of $28,275,000. In the transaction with Argent on February 1, 1998, Hibernia issued 13,317,236 shares of Hibernia common stock with a market value of $247,534,000. In the transaction with Firstshares on March 15, 1998, Hibernia issued 3,690,615 shares of Hibernia common stock with a market value of $74,204,000. In the transaction with Peoples on July 1, 1998, Hibernia issued 3,562,367 shares of Hibernia common stock with a market value of $70,980,000.

B. Hibernia expects to achieve savings in the Merger by reducing operating costs. Most of these savings will occur when certain operations of the two companies are consolidated. The extent of any savings will depend, among other things, on the regulatory environment and economic conditions, and may be affected by unanticipated changes in business activities, inflation and certain external factors. There can be no assurance that any such savings will be realized. The unaudited pro forma financial statements have not been adjusted to reflect any anticipated cost savings.

                     CERTAIN INFORMATION CONCERNING MARTEX

DESCRIPTION OF BUSINESS

     MarTex is a bank holding company formed in 1984 as a business corporation under the laws of the State of Texas for the purpose of acquiring the stock of the Bank. MarTex is a registered bank holding company subject to regulation under the BHCA. At September 30, 1998, MarTex had total consolidated assets of $319 million, deposits of $289 million and shareholders' equity of $26.4 million. MarTex derives all of its consolidated revenue and income from the Bank. MarTex's executive offices are located at 2615 East End Boulevard South, Marshall, Texas 75670.

     The Bank is a state banking association organized in 1935. The Bank conducts a full service commercial banking business serving businesses, individuals, industry, public and governmental organizations. The Bank has one office in Gladewater, one in Chireno, one in Elysian Fields, one in Mineola, two in Lindale, one in Pittsburg, and two offices in Marshall, Texas, for a total of nine offices. All offices offer an array of banking services to individuals and businesses, including demand accounts, NOW accounts, certificates of deposit, money market accounts, savings, and individual retirement accounts, safe deposit boxes, night depository, automated teller machines, and drive-in banking services. The Bank's lending activities consist principally of real estate, consumer and commercial loans. The Bank also provides depository and related financial services to commercial, industrial, financial and governmental customers. The Bank's deposits represent a cross-section of the area's economy, and there is no material concentration of deposits from any single customer or group of customers. No significant portion of the Bank's loans is concentrated within a single industry or group of related industries. There are no material seasonal factors that would have an adverse effect on MarTex or the Bank.

SUPERVISION AND REGULATION

     As a bank holding company, MarTex is subject to the supervision of and regulations adopted by the Federal Reserve Board pursuant to the BHCA. MarTex is required under the BHCA to file quarterly and annual reports with the Federal Reserve Board and such additional information as the Federal Reserve Board may require. The Federal Reserve Board may also make examinations of MarTex and the Bank. Under the BHCA, MarTex also is generally prohibited, with certain exceptions, from engaging in non-banking activities or from engaging in certain tie-in arrangements in connection with any extension of credit or provision of any property or services.

     The Bank is chartered under Texas law and is subject to the supervision and regulation of, and are examined by, the Texas Department of Banking and the FDIC. The supervision and regulation of the Bank by all these authorities is intended to protect the interests of depositors rather than shareholders.

     The Bank's deposits are insured by the Bank Insurance Fund of the FDIC, which insures up to $100,000 per each insured deposit account. As of January 1, 1993, the FDIC implemented a traditional risk-related insurance assessment system whereby the FDIC places each insured bank in one of nine risk categories based on its level of capital and other relevant information. Under the system, there is a twenty-seven basis point spread between the highest and lowest assessment, with the strongest banks, including the Bank, paying an insurance premium equal to 0.00% of deposits and the weakest banks paying a premium of 0.27% of deposits. The FDIC Board of Directors has the flexibility to adjust the entire Bank Insurance Fund assessment rate schedule twice a year without seeking public comments first, but only within a range of five cents per $100 above or below the premium schedule adopted. Changes in the rate schedule outside the five cent range above or below the current schedule will be made by the FDIC Board of Directors only after a full rule making with opportunity for public comment. The Bank pays a Savings Association Insurance Fund rate equal to 0.0582% on approximately $77 million of deposits and a Bank Insurance Fund rate equal to 0.01164 on approximately $210 million of deposits. Congress recently adopted, and the President signed into law, an act requiring Bank Insurance Fund-insured institutions, such as the Bank, to pay a portion of the interest due on bonds that were issued by the Financing Corporation to help shore up the ailing Federal Savings and Loan Insurance Corporation. The amount of Financing Corporation debt service to be paid by all Bank Insurance Fund-insured institutions, in the aggregate, is approximately $320,343,000 per year, or .0128 per $100.00 of domestic deposits, from 1997 until the year 2000 when the obligation of Bank Insurance Fund-insured institutions increases to approximately $600,000,000 per year, or $.0240 per $100.00 of domestic deposits, through the year 2019.

     The operations of the Bank, and therefore MarTex, are affected significantly by the actions of the Federal Reserve Board intended to control the money supply and credit availability in order to influence the national economy.

COMPETITION

     The Bank's market area covers six east Texas counties including Harrison, Gregg, Smith, Wood, Camp and Nacogdoches Counties. This area covers approximately 3,835 square miles of land area and had an estimated 1997 population of 441,522 people encompassing 143,200 households. There are approximately thirty-three banks, six savings and loan associations and ten credit unions within the market area of the Bank. The Bank competes with these local institutions and, especially as to larger accounts, with banks and bank holding companies located outside of these counties.

     A number of holding companies with greater resources than those of MarTex have acquired banks or holding companies or established branches that operate in the Bank's primary market areas and this process of consolidation is continuing. MarTex's Board believes that the size of these institutions allows certain economies of scale that permit their operation on a narrower profit margin than that of the Bank. Competition among banks for loan customers is generally governed by such factors as loan terms, including interest charges, restrictions on borrowers and compensating balances, and other services offered by such banks. The Bank competes with numerous other commercial banks, savings and loan associations and credit unions for customer deposits, as well as with a broad range of financial institutions in consumer and commercial lending activities. In addition to thrift institutions, other businesses in the financial service industry compete with the Bank for retail and commercial loan business. Competition for loans and deposits is intense among financial institutions in the Bank's respective market areas.

EMPLOYEES

     The Bank had in the aggregate 154 equivalent full time employees as of September 30, 1998. None of such employees are subject to a collective bargaining agreement.

PROPERTIES

     The main office of MarTex is located at 2615 East End Boulevard South, Marshall, Texas and the Bank's main office is located at 400 S. Alamo in Marshall, Texas. MarTex rents its office space of approximately 5,000 square feet. Listed below is a summary description of the Bank's branch facilities:



                             Square Footage
         Location             of Facility     Drive Thru Lanes   ATMs
         --------            --------------   ----------------   ----
       Marshall                  15,390               5            1
       Marshall Walmart             600               0            1
       Gladewater                10,000               5            1
       Elysian Fields             3,000               2            0
       Chireno                    5,000               1            0
       Pittsburg                 10,000               3            1
       Lindale                    5,320               3            1
       Hideaway Lake              2,600               4            1
       Mineola                    5,000               3            1

The Bank owns all of its facilities except the Marshall Walmart facility which is leased. The lease for the Marshall Walmart facility provides that the lessor may cancel the lease if the lessor does not consent to the change in control of MarTex to be effected by the Merger.

LEGAL PROCEEDINGS

          In the normal course of its business, MarTex from time to time is involved in legal proceedings. Other than such legal proceedings incidental to its business, MarTex's management is not aware of any pending or threatened legal proceedings, which upon resolution, would have a material adverse effect upon MarTex's financial condition or results of operations.

MARKET PRICES AND DIVIDENDS

          There is no established public trading market for the MarTex common stock. As of the Record Date, MarTex common stock was held by approximately 373 holders of record. MarTex has paid a cash dividend in each year from 1994 through 1998 at a rate per common share of $0.0292, $0.0363, $0.0305, $0.04 and $0.04, respectively.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

          Ownership of Principal Shareholders

          The following table sets forth information concerning all persons known to MarTex to be beneficial owners, directly or indirectly, of more than 5% of the outstanding shares of MarTex common stock, MarTex's only class of voting securities, as of the Record Date. Unless otherwise indicated, the named persons have direct beneficial ownership of the shares with sole voting and investment power

     Name and Address of
     Beneficial Owner             Shares Owned   Percent Owned (1)
     -------------------          ------------   -----------------

     Steve B. Carlile              2,516,537          21.2%
     Garden Oaks Drive
     Marshall, Texas

     Kenneth O. Carlile            2,337,074          19.7%
     703 Bergstrom
     Marshall, Texas

     Name and Address of
     Beneficial Owner             Shares Owned   Percent Owned (1)
     -------------------          ------------   -----------------

     Quinton B. Carlile            2,299,561          19.4%
     707 Bergstrom
     Marshall, Texas

     Heritage Texas Group, Inc.      901,796 (2)       7.6%
     Employee Stock Ownership Plan
     P. O. Box 601
     Pittsburg, Texas

     James R. Whatley              1,664,461 (2) (3)  14%
     814 Charlotte
     Longview, Texas

     Eugene L. Patterson, Jr.        901,796 (2)        7.6%
     P. O. Box 619
     Pittsburg, Texas

     Rodney Bass                   1,044,078 (2) (4)    8.8%
     24 Willow
     Pittsburg,  Texas

     ______________________________

     (1) Assumes 11,876,796 shares of MarTex common stock are issued and outstanding, unless otherwise indicated.

     (2) Eugene Patterson, Rodney Bass and James Whatley serve as trustees for the KSOP which is the record owner of 901,796 shares of MarTex common stock. Messrs. Patterson, Bass and Whatley, in their respective capacities as trustees of the KSOP, share with each other investment power with respect to those shares of MarTex common stock and therefore are deemed to beneficially own, under applicable regulations of the Securities and Exchange Commission, the 901,796 shares of MarTex common stock owned of record by the KSOP. With respect to the voting power of the 901,796 shares of MarTex common stock owned of record by the KSOP, the trustees will vote all shares of MarTex common stock owned by the KSOP in accordance with instructions received by the trustees from each participant in the KSOP with respect to the shares of MarTex common stock allocated to such participant's KSOP account.

     (3) Includes 319,828 shares of MarTex common stock that Mr. Whatley has the right to acquire under certain warrant agreements.

     (4)  See note (8) to the table under the caption "Ownership of Management".

                          ____________________________

     Ownership of Management

     The following table sets forth information concerning the shares of MarTex common stock beneficially owned, directly or indirectly, by each director and executive officer of MarTex, and all directors and executive officers as a group as of the Record Date. Unless otherwise indicated, the named persons have direct beneficial ownership of the shares with sole voting and investment power.

     Name and Address of
     Beneficial Owner             Shares Owned   Percent Owned (1)
     -------------------          ------------   -----------------
     Steve B. Carlile               2,516,537          21.2%
     Garden Oaks
     Marshall, Texas

     Kenneth O. Carlile             2,337,074          19.7%
     703 Bergstrom
     Marshall, Texas

     Quinton B. Carlile             2,299,561          19.4%
     707 Bergstrom
     Marshall, Texas

     James R. Whatley               1,664,461 (2)      14%
     814 Charlotte
     Longview, Texas

     Don Holcomb                      277,784 (3)       2.3%
     P. O. Box 469
     Deberry, Texas

     F. Wayne McWhorter               233,565 (4)       2.0%
     906 Bergstrom
     Marshall, Texas

     George E. Fitts                  118,464           1.0%
     2503 Waubun
     Marshall, Texas

     Thomas D. McClenny               118,439           1.0%
     Box 216
     Mineola, Texas

     R. Wayne Collins                 113,265           1.0%
     Box 330
     Mineola, Texas

     Jack Jackson                      70,210 (5)       *
     11474 CR 494
     Tyler, Texas

     George F. Meisenheimer            71,251 (6)       *
     915 Scenic Loop
     Marshall, Texas

     Name and Address of
     Beneficial Owner             Shares Owned     Percent Owned (1)
     -------------------          ------------     -----------------
     H. Barham Fulmer                  61,950 (7)       *
     330 Hie-A-Way Lane
     Lindale, Texas

     James R. Cavender                 23,359           *
     232 Rusk
     Pittsburg, Texas

     Rodney Bass                    1,044,078 (8)       8.8%
     24 Willow
     Pittsburg, Texas

     Monte W. Robinson                 11,956           *
     9715 Windbrooke
     Shreveport, Louisiana

     Amanda B. Nickerson                8,812           *
     Box 494
     Pittsburg, Texas

     C. Hugh Bowden                    10,307 (9)       *
     Box 454
     Gladewater, Texas

     Wilson Godfrey                     4,287           *
     Box 922
     Gladewater, Texas

     R. E. Phillips                       536           *
     Box 511
     Gladewater, Texas

     All Directors and Executive
     Officers, As A Group          10,084,100 (10)      81.8%
-----------------------

     *  Less than 1%.

     (1) Assumes 11,876,796 shares of MarTex common stock issued and outstanding, unless otherwise indicated.

     (2) Includes 319,828 shares of MarTex common stock that Mr. Whatley has the right to acquire under certain warrant agreements. See note (2) to the table under the caption "Ownership of Principal Shareholders" for a description of Mr. Whatley's role as a co-trustee of the KSOP.

     (3) These shares are owned by Delta Construction, Inc., a corporation owned by Mr. Holcomb, and Mr. Holcomb exercises sole voting and investment power with respect to such shares.

     (4) Includes 48,762 shares of MarTex common stock that Mr. McWhorter has the right to acquire under certain option agreements and 1,900 shares held by Mr. McWhorter's money purchase pension plan as to which Mr. McWhorter exercises sole voting and investment power. Does not include 20,000 shares held by Mr. McWhorter's children, 2,000 shares held by Mr. McWhorter's wife or any shares Mr. McWhorter may receive under the Stock Grant Agreements. See "STOCK GRANT AGREEMENTS".

     (5) Does not include 1,187 shares held by Mr. Jackson's wife.

     (6) Includes 31,425 shares that Mr. Meisenheimer has the right to acquire under certain stock options; does not include 20,000 shares owned by Mr. Meisenheimer's children or any shares to be issued under the Stock Grant Agreements. See "STOCK GRANT AGREEMENTS".

     (7) Includes 3,613 shares that Mr. Fulmer has the right to acquire under certain stock options.

     (8) Includes approximately 87,794 shares beneficially owned through the KSOP as to which Mr. Bass exercises shared voting power and the trustee of the KSOP exercises sole investment power and 43,998 shares that Mr. Bass has the right to acquire under certain stock options. See note
         (2) to the table under the caption "Ownership of Principal Shareholders" for a description of Mr. Whatley's role as a co-trustee of the KSOP.

     (9) Includes 4,236 shares that Mr. Bowden has the right to acquire under certain stock options.

    (10) Includes 453,731 shares that the above directors and officers have the right to acquire under stock options or agreements and 901,796 shares of MarTex common stock owned of record by the KSOP. See note (2) to the table under the caption "Ownership of Principal Shareholders."

                          ____________________________

                        MARTEX FINANCIAL STATEMENTS FOR
         THE NINE-MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED)

MarTex Bancshares, Inc. and Subsidary
Consolidated Statements of Financial Condition (Unaudited)
September 30, 1998 and 1997

                                                                               1998                  1997
-----------------------------------------------------------------------------------------------------------------
Assets

Cash and cash equivalents .......................................        $  10,190,631        $   7,657,038
Federal funds sold ..............................................           13,334,441            3,600,259
Certificates of Deposit .........................................            5,341,000            2,856,000
Securities available for sale, at fair value ....................           92,386,367           96,845,849
Loans receivable, net ...........................................          183,983,068          167,949,979
Accrued interest receivable .....................................            2,334,339            2,316,597
Federal income taxes receivable .................................              176,016              116,534
Premises and equipment, net .....................................            6,889,720            6,286,242
Other real estate and repossessions, net ........................              593,078              316,084
Deferred federal income taxes ...................................                                   183,497
Intangible assets, net ..........................................            2,740,062            3,174,087
Other ...........................................................            1,096,983              862,436
-----------------------------------------------------------------------------------------------------------------
     Total Assets ...............................................        $ 319,065,705        $ 292,164,602
=================================================================================================================

Liabilities and Shareholders' Equity

Liabilities
Deposits:
   Demand .......................................................        $  37,669,684        $  32,764,491
   Savings ......................................................           13,400,042           13,577,363
   Money market Accounts ........................................           67,649,830           57,069,583
   NOW accounts .................................................           10,055,387           10,285,246
   Time, $100,000 and over ......................................           38,806,683           37,009,201
   Other time deposits ..........................................          121,479,692          115,293,689
-----------------------------------------------------------------------------------------------------------------
     Total deposits .............................................          289,061,318          265,999,573

Interest payable ................................................            1,075,638              920,837
Note payable ....................................................              830,714            1,196,857
Accrued expenses and other liabilities ..........................            1,304,687              820,898
Deferred income taxes ...........................................              351,525                    0
-----------------------------------------------------------------------------------------------------------------
     Total Liabilities ..........................................            3,562,564            2,938,592

Commitments and Contingent Liabilities

Shareholders' Equity
Common Stock ....................................................              118,751              118,222
Paid-in capital .................................................           15,014,666           14,913,124
Paid-in capital -warrants .......................................              320,311              320,311
Retained earnings ...............................................           10,270,000            7,465,414
Unrealized gain on securities available for sale, net of def. Tax              718,094              409,366
-----------------------------------------------------------------------------------------------------------------
     Total shareholders' equity .................................           26,441,822           23,226,437
-----------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity ......................        $ 319,065,705        $ 292,164,602
=================================================================================================================

MarTex Bancshares, Inc. and Subsidary
Consolidated Statements of Income  (Unaudited)
For the Nine Months Ended September 30, 1998 and 1997

                                                                  1998              1997
--------------------------------------------------------------------------------------------------
Interest Income
Loans ..............................................        $ 12,502,991        $ 11,892,312
Federal funds sold .................................             565,062             355,264
Investment securities:
   Subject to federal income tax ...................           4,394,304           4,149,370
   Exempt from federal income tax ..................             409,000             298,309
Certificates of deposit ............................             212,304              37,251
--------------------------------------------------------------------------------------------------
     Total interest income .........................          18,083,661          16,732,506

Interest Expense
Deposits ...........................................           8,922,698           7,610,023
Borrowed Funds .....................................              73,166             143,383
--------------------------------------------------------------------------------------------------
     Total interest expense ........................           8,995,864           7,753,406

Net Interest Income ................................           9,087,797           8,979,100
Provision for loan losses ..........................             237,500             213,750
--------------------------------------------------------------------------------------------------
     Total interest income after loan loss provision           8,850,297           8,765,350

Other Income
Service charges on deposit accounts ................           1,231,883           1,330,576
Other service charges, and fees ....................             546,334             429,677
Net realized gains (losses) on sales of securities .              97,149              13,792
--------------------------------------------------------------------------------------------------
     Total other income ............................           1,875,366           1,774,045

Other Expense
Employee compensation ..............................           3,723,427           3,611,968
Occupancy ..........................................             901,720             774,860
Professional fees ..................................              73,294             179,093
Data processing ....................................             593,048             525,541
Insurance ..........................................              31,764              34,734
Losses and other expenses on ORE and repossessions .              68,612              58,468
Other ..............................................           1,937,426           2,050,520
--------------------------------------------------------------------------------------------------
     Total other expense ...........................           7,329,291           7,235,184

Income before income taxes .........................           3,396,372           3,304,211
Provision for income taxes .........................           1,141,768           1,229,255
--------------------------------------------------------------------------------------------------
Net Income .........................................        $  2,254,604        $  2,074,956
==================================================================================================

MarTex Bancshares, Inc. and Subsidiary
Consolidated Statements of Shareholders' Equity (Unaudited)
For the Nine Months Ending September 30, 1998 and 1997

                                                                                  1998                1997
------------------------------------------------------------------------------------------------------------------

Common stock
Beginning balance ..........................................             $     118,465        $    118,222
Issued for stock grant .....................................                       286
------------------------------------------------------------------------------------------------------------------
Ending balance .............................................                   118,751             118,222
------------------------------------------------------------------------------------------------------------------

Paid-in Capital
Beginning balance ..........................................                14,956,286          14,913,124
Issued for stock grant .....................................                    58,380
------------------------------------------------------------------------------------------------------------------
Ending balance .............................................                15,014,666          14,913,124
------------------------------------------------------------------------------------------------------------------

Paid-in Warrants
Beginning balance ..........................................                   320,311             320,311
------------------------------------------------------------------------------------------------------------------
Ending balance .............................................                   320,311             320,311
------------------------------------------------------------------------------------------------------------------

Retained Earnings
Beginning balance ..........................................                 8,370,754           5,745,286
Cash dividends .............................................                   355,358             354,978
Net income .................................................                 2,254,604           2,075,106
------------------------------------------------------------------------------------------------------------------
Ending balance .............................................                10,270,000           7,465,414
------------------------------------------------------------------------------------------------------------------

Unrealized Gain (Loss) on Securities Available
   For Sale, Net of Deferred Income Taxes
Beginning balance ..........................................                   519,685              15,731
Net change .................................................                   198,409             393,635
------------------------------------------------------------------------------------------------------------------
Ending balance .............................................                   718,094             409,366
------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity .................................             $  26,441,822        $ 23,226,437
==================================================================================================================

MarTex Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (Unaudited)


Note A: Basis of Presentation

             The accompanying unaudited consolidated financial statements for MarTex Bancshares, Inc. and Subsidiary (MarTex) have been prepared in accordance with generally accepted principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. For further information, refer to the consolidated financial statements and footnotes thereto included in MarTex financial statements for the year ended December 31, 1997 and 1996, contained elsewhere in the Proxy Statement - Prospectus.

Note B: Merger Agreement

             On June  29,  1998,  MarTex  and  Hibernia  Corporation  (Hibernia)
             entered into an Agreement and Plan of Merger pursuant to which MarTex would merge with and into Hibernia. The Merger, to be accounted for as a pooling of interests, will be affected with the exchange of 3,450,000 shares of Hibernia Common Stock for all of the outstanding shares of MarTex Common Stock. The Merger is subject, among other things, to receipt of regulatory and shareholder approval.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                 OPERATIONS OF MARTEX FOR THE NINE-MONTHS ENDED
                          SEPTEMBER 30, 1998 AND 1997

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
                   MARTEX BANCSHARES FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997


The following discussion provides certain information concerning the consolidated financial condition and results of operations of MarTex for the nine months ended September 30, 1998 and 1997. The consolidated financial position and results of operations of MarTex resulted primarily from operations of the Bank. Management's discussion should be read in conjunction with the Martex financial statements and accompanying notes presented elsewhere in this Proxy Statement-Prospectus.

Overview

MarTex reported net income for the nine months ended September 30, 1998("1998") of $2,254,604, an increase of 8.65% from net income of $2,074,956 for the nine months ended September 30, 1997("1997"). Returns on average assets and average equity for the first nine months of 1998 were 0.71% and 11.85% compared with 0.72% and 9.36% for the same period of 1997.

MarTex's total assets at September 30, 1998 were $319,065,705, an increase of 9.21% from September 30, 1997. Loans increased $15,742,627 from September 30, 1997 to September 30, 1998 due principally to internal growth. Total deposits at September 30, 1998 of $289,061,318 were up 8.67% compared with September 30, 1997. This increase is attributed principally to the growth resulting from the issuance of 7-month 7% certificates of deposit.

Results of Operations

Net Interest Income. Net interest income from loans and investments was $9,087,797 for 1998, which represents a $108,697, or 1.21%, increase from 1997.
This increase was due to an increase in earning assets.

The following table sets forth certain information concerning the average balances, interest income (on a fully tax equivalent basis), interest expense, and average rates on MarTex's interest-earning assets and interest-bearing liabilities for the nine month periods indicated.


(Dollars in Thousands)

                                                     September 30,
                        -----------------------------------------------------------------------
                                      1998                                1997
                        -----------------------------------------------------------------------
                                                Average                           Average
                                      Interest   Rates                 Interest    Rates
                          Average     Income/   Earned/    Average     Income/    Earned/
                          Balance     Expense    Paid      Balance     Expense     Paid
                        -----------------------------------------------------------------------
Earnings assets:
  Loans (before
    allowance for
    loan losses) .....    $177,782    $12,503    9.35%    $163,990    $11,892     9.64%
                          ---------   -------             --------    -------
Investment
  securities:
    Taxable securities      93,240      4,394    6.27%      84,614      4,149     6.52%
    Tax-exempt
      securities .....      11,391        409    7.24%       8,206        298     7.33%
                          --------    -------             --------    -------
    Total investment
      securities .....     104,631      4,803    6.37%      92,820      4,447     6.59%
                          --------    -------             --------    -------
Federal funds sold
  and interest-bearing
      deposits .......      18,275        777    5.66%       8,126        392     6.42%
                          --------    -------             --------    -------
Total earnings assets     $300,689    $18,084    8.09%    $264,937    $16,732     8.48%
                          ========    =======             ========    =======

                                                       September 30,
                       --------------------------------------------------------------------------
                                        1998                               1997
                       --------------------------------------------------------------------------
                                                   Average                          Average
                                      Interest     Rates                Interest    Rates
                          Average     Income/      Earned/   Average    Income/     Earned/
                          Balance     Expense      Paid      Balance    Expense      Paid
                       --------------------------------------------------------------------------
Interest-bearing
  liabilities:
  Deposits ...........    $293,713     $8,923      4.04%    $260,091    $7,610      3.89%
  Notes payable ......         922         73     10.55%       1,880       143     10.14%
-------------------------------------------------------------------------------------------------
Total interest-bearing
  liabilities ........    $294,635     $8,996      4.06%    $261,971    $7,753      3.94%
                          ========     ======               ========    ======
Net interest income ..                 $9,088                           $8,979
                                       ======                           ======
Net yield on
  earnings assets ....                   3.02%                            3.39%
                                       =======                          =======

Interest Rate Sensitivity. Interest rate risk is the potential impact on net interest income due to changes in interest rates in any given time frame and the opportunity to reprice interest-earning assets and interest-bearing liabilities. Management uses simulation models to estimate the effect of significant interest rate changes on net interest income and the fair market value of securities available for sale. Management may alter the mix of floating and fixed-rate assets and liabilities, change loan and deposit pricing schedules and adjust maturities through sales and purchases of securities available for sale as a means of limiting interest rate risk to an acceptable level.

Provision for Loan Losses. The provision for possible loan losses is the amount that is added to MarTex's allowance for loan losses, by a charge against earnings, in order to maintain a balance in the allowance for loan losses that is deemed by management to be adequate to absorb the inherent risk of future loan losses in MarTex's loan portfolio. The amount of the provision is dependent upon many factors, including management's evaluation of historical loan loss experience in relation to outstanding loans, the existing level of the allowance, reviews of loan quality, loan growth, changes in the composition of the loan portfolio, general economic factors, the financial condition of the borrowers and their ability to repay the loan and the value and liquidity of collateral.

MarTex's September 30, 1998, provision for loan losses of $237,500 was increased by $23,750 from September 30, 1997. The allowance for loan losses of $2,004,028 was 1.08% of net loans outstanding at September 30, 1998. The allowance for loan losses at September 30, 1997, was $2,294,490, or 1.35% of net loans outstanding.

Non-Interest Income. MarTex's non-interest income for 1998 increased 5.71% from 1997 due to increases in other service charges and fees.

Non-Interest Expense. Total non-interest expense for 1998 increased $94,107, or 1.30%, from 1997 due to additional employee and occupancy expenses resulting from asset growth.

Income Taxes. MarTex's ratio of non-taxdeductible expense to total expense before income taxes decreased from 1997 to 1998, resulting in a decrease in the effective tax rate from 36.94% in 1997 to 32.75% in 1998.

Financial Condition

Total  Assets.   At  September  30,  1998,   total   consolidated   assets  were
$319,065,705, an increase of $26,901,103, or 9.21% from September 30, 1997. This increase in total assets is primarily due to an investable fund increase from the 7-month, 7% certificates of deposit and public funds.


Investment Securities. MarTex adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments and Debt Securities" ("SFAS 115"), as of January 1, 1994. SFAS 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair value and for all investments in debt securities and requires classification of securities as trading, available for sale, or held to maturity. Management determines the classification of securities when they are purchased. Securities which MarTex has the intent and ability to hold to maturity are classified as held to maturity and are stated at cost, adjusted for amortization of premiums and accretion of discounts. Securities which may be sold in response to interest rates, liquidity needs or other factors are classified as available for sale. These securities are reflected at fair value, and net unrealized gains or losses are reflected as a separate component of shareholders' equity, net of income tax effects.

The composition of MarTex's investment portfolio directly reflects MarTex's investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The composition, amortized cost and estimated fair value of investment securities at September 30, 1998 and 1997 were as follows:


(Dollars in Thousands)

                                               Investment Securities
                             --------------------------------------------------------
                                                 Gross Unrealized
                                Amortized        ----------------           Fair
                                   Cost         Gains        Losses         Value
                             --------------------------------------------------------
September 30, 1998:

Government and Agencies ..       $26,106       $  446                   $ 26,552
Mortgage backed securities        52,993          418         (81)        53,330
Municipal bonds ..........        12,180          305                     12,485
Other securities .........            19                                      19
                                 -------       ------       ------       -------
      Total ..............       $91,298       $1,169       $ (81)       $92,386
                                 =======       ======       ======       =======
September 30, 1997:

Government and Agencies ..       $45,594       $  215       $ (27)       $45,782
Mortgage backed securities        41,492          440         (98)        41,834
Municipal bonds ..........         9,109          101         (11)         9,199
Other securities .........            31                                      31
                                 -------       ------       ------       -------
      Total ..............       $96,226       $  756       $(136)       $96,846
                                 =======       ======       ======       =======

The amortized cost and estimated fair value of securities available for sale at September 30, 1998, by contractual maturities, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call prepayment penalties.


(Dollars in Thousands)

                                               Amortized          Fair
                                                  Cost            Value
                                          ------------------------------------
Due in one year or less ...............         $16,746          $14,758
Due after one year through five years..          37,493           37,939
Due after five years through ten years.          15,955           17,820
Due after ten years ...................          21,085           21,850
Securities with no maturity ...........              19               19
                                                -------          -------
    Total ............................          $91,298          $92,386
                                                =======          =======

Loans. MarTex engages in real estate lending through real estate mortgage and construction lending, and commercial and consumer lending. The specific underwriting criteria for each major loan category is outlined in detail in the formal written loan policy and is approved by the Board of Directors. In general, each loan is evaluated based on, among other things, character and leverage capacity of the borrower, capital and investment in a particular property, if applicable, cash flow, collateral, market conditions for the borrower's business or project and prevailing economic trends and conditions. The loan policies of the Bank, including the underwriting criteria for major loan categories, are adjusted periodically with each change approved by the Bank's Board of Directors. The Bank's Board of Directors weighs each new criteria after considering the foregoing factors and in light of the overall financial condition and performance of the Bank. The Bank's underwriting criteria are routinely reviewed by management and external examiners consistent with the Bank's policy and banking regulations.

Major classifications of loans were as follows:


(Dollars in Thousands)

                                                  1998                1997
                                              ---------           ---------
Commercial .........................          $  50,572           $  49,074
Real Estate Construction ...........              1,761               5,235
Mortgage ...........................            116,686              94,999
Consumer Installment ...............             16,805              21,249
Credit Card ........................              2,018               2,126
                                              ---------           ---------
                                                187,842             172,683
Unearned income on installment loans             (1,855)             (2,439)
Allowance for loan losses ..........             (2,004)             (2,294)
Acquisition reserve ................                  -                   -
                                              ---------           ---------
                                              $ 183,983           $ 167,950
                                              =========           =========

As of September 30, 1998 and 1997, MarTex had no major concentrations of its loan portfolio to any one customer or in any one business or industry classification. Total loans outstanding increased by $15,742,627 to $188,987,096 at September 30, 1998, compared to $170,244,469 at September 30, 1997. This loan growth was primarily in the real estate area of loans secured by 1-4 family residential properties.

The maturity schedule and rate structure of MarTex's loan portfolio has an impact on MarTex's ability to meet its liquidity demands and respond favorably to changes in interest rates. At September 30, 1998, approximately 39.61% of MarTex's total loans were scheduled to mature or reprice within one year or less. The following table provides information concerning loan portfolio maturity, based on remaining scheduled repayments of principal.
(Dollars in Thousands)




At September 30, 1998:
                                                             Maturity or Earliest Repricing
                                                  --------------------------------------------------
                                                                 Over One
                                                  One Year       Through     Over Five
                                                  or Less       Five Years     Years          Total
                                                  ---------------------------------------------------
Closed-end loans secured by first liens on
  1-4 family residential properties ........       $11,506       $27,350       $ 9,695       $ 48,551
All loans and leases excluding closed-end
  loans secured by first liens on 1-4 family
  residential properties ...................        62,156        63,801        11,479        137,436
                                                   -------       -------       -------       --------
Total loans (net of unearned income) .......       $73,662       $91,151       $21,174       $185,987
                                                   =======       =======       =======       ========

Normally borrowers are expected to meet contractual terms. In some cases, however, borrowers are permitted to renew obligations after appropriate review of the credit quality and determination of the borrower's ability and willingness to repay.

The data shown above is in a format which conforms with reports to the bank regulatory agencies and has not been restated to reflect anticipated rollovers, which management does not believe would materially affect the data presented.

Non-accrual, Past Due and Restructured Loans. Non-performing assets include non-performing loans and foreclosed real estate held for sale. Non-performing loans include loans classified as non-accrual or renegotiated to provide a reduction or deferral of interest or principal and those past due 90 days or more on which interest is still being accrued. It is the general policy of MarTex to place loans on non-accrual status when, in the opinion of management, there exists sufficient uncertainty as to the collectibility of the contractual interest or principal or if the loan becomes 90 days delinquent, whichever comes first. Placing a loan on a non-accrual status causes an immediate charge against earnings for the interest which has been accrued but not yet collected on the loan and eliminates future interest earnings with respect to that loan. Interest on such loans is not recognized until all of the principal is collected or until the loan is returned to a performing status. Interest income recognized on non-accrual loans during the nine months ended September 30, 1998 and 1997, was not significant.

As of September 30, 1998, MarTex had non-performing assets totaling $2,317,270, or approximately 1.24% of total loans and foreclosed property at such date compared with $1,199,580, or approximately 0.70% at September 30, 1997. Total non-performing loans at September 30, 1998 and 1997, were $1,642,198 and $819,757, respectively.

MarTex's management is not aware of any loans classified for regulatory purposes and excluded from the above table which represent or result from trends or uncertainties that will materially impact future operating results, liquidity, or capital resources, or represent material credits about which management is aware of any information which causes doubts as to the ability of such borrowers to comply with the loan repayment terms.

In May of 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," which was amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure," issued in October of 1994. These statements require that impaired loans be measured at the present value of expected cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. MarTex's adoption of these new standards did not have a significant effect on the allowance for loan losses or MarTex's method of income recognition for impaired loans.

Allowance for Loan Losses. MarTex charges to operating expense an amount necessary to maintain the balance in the allowance for possible loan losses at a level that is deemed to be adequate to absorb all expected loan losses. Management determines the adequacy of its reserve and the amount of any additional provision or negative provision for possible loan losses based on many factors, including an evaluation of historical loan loss experience in relation to outstanding loans, the existing level of the allowance, reviews of loan quality, loan growth, changes in the composition of the loan portfolio, general economic factors, the financial condition of the borrowers and their ability to repay the loan and the value and liquidity of collateral. The amount in the allowance for possible loan losses is reviewed by management on a monthly basis to determine whether additional provisions should be made or whether transfers from the allowance to earnings are justified. MarTex's Board of Directors reviews the adequacy of the reserve on a quarterly basis.

The following table summarizes averages of loan balances, changes in the allowance for possible loan losses arising from loans charged off and recoveries on loans previously charged off, by category, and the provision for possible loan losses charged to operating expense as of the dates and the periods indicated.


(Dollars in Thousands)

                                                                    September 30,
                                                        ---------------------------------------
                                                              1998                 1997
                                                        ---------------------------------------
Average total loans net of discounts ............          $ 185,987            $ 170,244
                                                           =========            =========

Beginning balance ...............................          $   2,176            $   2,422
Loans charged off:
  Real estate ...................................               (181)                 (89)
  Commercial, financial and agricultural ........               (144)                (216)
  Installment ...................................               (220)                (187)
                                                           ---------            ---------
        Total charged off .......................               (545)                (492)
                                                           ---------            ---------
Recoveries:
  Real estate ...................................                  -                    -
  Commercial, financial and agricultural ........                 47                  127
  Installment ...................................                 88                   23
                                                           ---------            ---------
        Total recoveries ........................                135                  150
                                                           ---------            ---------
Net loans charged off ...........................               (410)                (342)
Provision for loan losses .......................                238                  214
                                                           ---------            ---------
Ending balance ..................................          $   2,004            $   2,294
                                                           =========            =========
Ratio of net charge-offs during period to average
  loans outstanding .............................               0.22%                0.20%
                                                           ==========           ==========

MarTex's allowance for possible loan losses at September 30, 1998 was $2,004,028, which, in management's opinion, is adequate to cover possible losses in its current loan portfolio. However, no assurance can be given that future changes in economic conditions that might adversely affect MarTex's principal market areas, borrowers, or collateral values, and other circumstances will not result in increased losses in MarTex's loan portfolio in the future.

Deposits and Other Liabilities. MarTex's total deposits increased from $265,999,573 at September 30, 1997, to $289,061,318 in 1998. The growth in deposits is primarily the result of deposits acquired by offering a 7%, 7-month certificate of deposit to potential customers who would bring additional relationships to the Bank. The product was only offered for a limited time. The following table summarizes the amounts of deposits for the periods indicated:


(Dollars in Thousands)

                                                            September 30,
                                                 -----------------------------------
                                                       1998              1997
                                                 -----------------------------------
Non-interest-bearing demand deposits .....          $ 37,669          $ 32,765
Interest-bearing money market/NOW deposits            77,705            67,355
Savings deposits .........................            13,400            13,577
Time deposits under $100,000 .............           121,480           115,286
Time deposits $100,000 or more ...........            38,807            37,017
                                                    ---------         --------
Total deposits ...........................          $289,061          $266,000
                                                    =========         ========

MarTex had $830,714 and $1,196,857 in 1998 and 1997 respectively related to acquisition debt to an unaffiliated bank.

Liquidity and Interest Rate Sensitivity Management. The primary functions of asset and liability management are to assure adequate liquidity and to maintain an appropriate balance between interest-earning assets and interest-bearing liabilities. Liquidity represents the Bank's ability to meet the daily demand for funds from its customers to pay maturing deposits, honor checks and drafts, extend credit and meet other commitments. Management monitors liquidity requirements as warranted by interest rate trends, changes in the economy, changes in the scheduled maturities, and interest rate sensitivity of the investment and loan portfolios as well as deposits. The Bank attempts to match rate-sensitive assets and liabilities in order to minimize exposure from fluctuations in interest rates and to enhance consistent growth of net interest income through periods of changing interest rates.

The asset portion of the balance sheet provides liquidity primarily through cash and due from Banks, loan principal repayments, and cash flows from investment securities, federal funds sold and investment securities available for sale.

The liability portion of the balance sheet provides liquidity through the various interest and non-interest-bearing deposit accounts, federal funds purchased, securities sold under agreements to repurchase, and other short-term borrowings. Long-standing relationships with many institutions have provided the Bank with the opportunity to buy and sell federal funds on a daily basis.

The Bank's liquidity, which is monitored by an Asset-Liability Committee, is deemed by management to be adequate.

Capital Resources. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes that the Bank meets all the capital adequacy requirements to which it is subject, as of the nine months ended September 30, 1998.

As of September 30, 1998, the most recent notification from the FDIC categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To remain categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

The annualized return on average shareholders' equity was 11.85% for the first nine months of 1998, as compared to 12.48% for the same period in 1997. Shareholders' equity increased to $26.4 million at September 30, 1998, from $23.2 million at September 30, 1997. Cash dividends declared by MarTex for the nine months ended September 30, 1998 and 1997, totaled $0.0199 per share, in each period. The following table illustrates the changes in shareholders' equity for the nine months ended September 30, 1998, and September 30, 1997.


(Dollars in Thousands)
                                                              September 30,
                                                 ---------------------------------------
                                                         1998               1997
                                                 ---------------------------------------
Beginning balance ..........................          $ 24,286           $ 21,113
Net income .................................             2,255              2,075
Cash dividends declared ....................              (355)              (355)
Additions due to stock grants ..............                59                  -
Net unrealized gain/(loss) on AFS securities               197                393
                                                      =========          ========
Ending balance .............................          $ 26,442           $ 23,226
                                                      =========          ========

The following table  summarizes the risk-based  capital ratios of MarTex for the
periods   indicated.   All  three  ratios  for  both   periods  are   considered
well-capitalized by regulatory authorities.


(Dollars in Thousands)
                                               September 30,
                                   ------------------------------------
                                        1998                   1997
                                   ------------------------------------
Tier 1 capital .........          $    22,984            $    19,643
Total capital ..........               24,988                 21,797
Risk-weighted assets ...              187,441                172,361
Adjusted total assets ..              320,886                289,245

Tier 1 capital ratio ...                12.26%                 11.40%
    (Regulatory minimum)                (4.00%)                (4.00%)
Total capital ratio ....                13.33%                 12.65%
    (Regulatory minimum)                (8.00%)                (8.00%)
Tier 1 leverage ratio ..                 7.16%                  6.79%
    (Regulatory minimum)                (4.00%)                (4.00%)

                          MARTEX FINANCIAL STATEMENTS
     FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996 (AUDITED)

--------------------------------------------------------------------------------







                             MarTex Bancshares, Inc.
                                and Subsidiary

                        Consolidated Financial Statements

                                December 31, 1997









--------------------------------------------------------------------------------

              [LETTERHEAD OF SPROLES WOODARD L.L.P. APPEARS HERE]



                        REPORT OF INDEPENDENT AUDITORS


The Board of Directors
MarTex Bancshares, Inc.
Marshall, Texas

We have audited the accompanying consolidated statements of financial condition of MarTex Bancshares, Inc. and its subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MarTex Bancshares, Inc. and its subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows, for the years then ended, in conformity with generally accepted accounting principles.


/s/ SPROLES WOODARD L.L.P.
Fort Worth, Texas
March 4, 1998



MarTex Bancshares, Inc. and Subsidiary
Consolidated Statements of Financial Condition
December 31, 1997 and 1996
-------------------------------------------------------------------------------------------------

                                                                                        1997                 1996
                                                                                   --------------      ---------------
ASSETS
Cash and cash equivalents ......................................................   $   10,439,734      $   15,856,862
Federal funds sold .............................................................        7,454,721          14,470,000
Certificates of deposit ........................................................        3,054,000             200,000
Securities available for sale, at fair value (Note 2) ..........................      112,629,574          86,629,978
Loans receivable, net (Note 3) .................................................      168,144,307         153,569,865
Accrued interest receivable ....................................................        2,592,518           2,256,883
Refundable federal income tax ..................................................          704,158             359,907
Premises and equipment, net (Note 4) ...........................................        6,335,714           5,884,893
Other real estate and repossessions, net of allowance
     for losses of  $90,104 in 1997 and $71,104 in 1996 ........................          562,576             371,475
Deferred income taxes, net (Note 7) ............................................                              384,102
Intangible assets, net of accumulated amortization of
      $1,034,661 in 1997 and $627,076 in 1996 ..................................        3,058,703           3,430,656
Other ..........................................................................          878,622             863,595
                                                                                   --------------      --------------
                                                                                   $  315,854,627      $  284,278,216
                                                                                   ==============      ==============

-------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

                                                                                         1997                1996
                                                                                   --------------      ---------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
   Demand ......................................................................   $   37,181,694      $   32,946,784
   Savings .....................................................................       12,139,488          14,121,536
   Money market accounts .......................................................       55,174,056          59,594,877
   Now accounts ................................................................       10,743,154           3,914,067
   Time, $100,000 and over .....................................................       45,005,882          37,477,946
   Other time deposits .........................................................      128,379,992         110,088,094
                                                                                   --------------      --------------
                                                                                      288,624,266         258,143,304

Interest payable ...............................................................        1,039,514             843,755
Note payable (Note 6) ..........................................................        1,013,936           2,563,000
Accrued expenses and other liabilities .........................................          642,096           1,615,484
Deferred income taxes, net (Note 7) ............................................          249,314
                                                                                   --------------      --------------
                                                                                      291,569,126         263,165,543
                                                                                   --------------      --------------
Commitments and Contingent Liabilities (Note 8)

Shareholders' Equity
Common stock (Note 12) .........................................................          118,465             118,221
Paid-in capital ................................................................       14,956,286          14,913,124
Paid-in capital - warrants (Note 13) ...........................................          320,311             320,311
Retained earnings ..............................................................        8,370,754           5,745,286
Unrealized gain on securities available for sale, net of deferred
  income taxes of $267,716 in 1997 and $8,103 in 1996 ..........................          519,685              15,731
                                                                                   --------------      --------------
                                                                                       24,285,501          21,112,673
                                                                                   --------------      --------------
                                                                                   $  315,854,627      $  284,278,216
                                                                                   ==============      ==============

--------------------------------------------------------------------------------



MarTex Bancshares, Inc. and Subsidiary
Consolidated Statements of Income
For the Years Ended December 31, 1997 and 1996
----------------------------------------------------------------------------------------------------------------------------------
                                                                                            1997             1996
                                                                                        ------------      -----------
Interest Income
Loans ..........................................................................        $ 16,037,686     $ 11,643,310
Federal funds sold .............................................................             486,638          266,834
Investment securities:
    Subject to federal income tax ..............................................           5,583,270        2,472,935
    Exempt from federal income tax .............................................             452,712          236,556
Interest on certificates of deposit ............................................              85,827
                                                                                        ------------     ------------
                                                                                          22,646,133       14,619,635
                                                                                        ------------     ------------
Interest Expense
Deposits .......................................................................          10,433,899        6,029,534
Borrowed funds .................................................................             168,270
                                                                                        ------------     ------------
                                                                                          10,602,169        6,029,534
                                                                                        ------------     ------------
Net Interest Income ............................................................          12,043,964        8,590,101
Provision for loan losses ......................................................           (285,000)        (240,000)
                                                                                        ------------     ------------
                                                                                          11,758,964        8,350,101
                                                                                        ------------     ------------
Other Income
Service charges on deposit accounts ............................................           1,832,929        1,105,402
Other service charges, commissions and fees ....................................             572,080          333,960
Net realized gains (losses) on sales of securities..............................              13,791         (48,277)
                                                                                        ------------     ------------
                                                                                           2,418,800        1,391,085
                                                                                        ------------     ------------
Other Expense
Employee compensation ..........................................................           4,674,326        3,147,308
Occupancy ......................................................................           1,186,179          701,356
Professional fees ..............................................................             369,418          219,343
Data processing ................................................................             709,483          559,708
Insurance ......................................................................             134,521           62,122
Losses and other expenses on other real estate and repossessions................              62,236          103,428
Other ..........................................................................           2,488,778        1,686,128
                                                                                        ------------     ------------
                                                                                           9,624,941        6,479,393
                                                                                        ------------     ------------
Income before income taxes .....................................................           4,552,823        3,261,793
Provision for income taxes (Note 7) ............................................           1,454,020        1,076,190
                                                                                        ------------     ------------
Net Income .....................................................................        $  3,098,803     $  2,185,603
                                                                                        ============     ============
----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.


MarTex Bancshares, Inc. and Subsidiary
Consolidated Statements of Shareholders' Equity
For the Years Ended December 31, 1997 and 1996
----------------------------------------------------------------------------------------------------------------------------------
                                                                                            1997             1996
                                                                                        ------------      ------------
Common Stock
Beginning balance ..............................................................        $    118,221     $     89,958
Issued in merger with Heritage Texas Group, Inc. (Note 14)......................                               27,939
Issued for stock grant .........................................................                 244              324
                                                                                        ------------     ------------
Ending balance .................................................................             118,465          118,221
                                                                                        ------------     ------------
Paid-in Capital
Beginning balance ..............................................................          14,913,124        9,976,124
Issued in merger with Heritage Texas Group, Inc. (Note 14)......................                            4,886,755
Issued for stock grant .........................................................              43,162           50,245
                                                                                        ------------     ------------
Ending balance .................................................................          14,956,286       14,913,124
                                                                                        ------------     ------------
Paid-in Capital - Warrants
Beginning balance ..............................................................             320,311
Issued in merger with Heritage Texas Group, Inc. (Note 14)......................                              320,311
                                                                                        ------------     ------------
Ending balance .................................................................             320,311          320,311
                                                                                        ------------     ------------
Retained Earnings
Beginning balance ..............................................................           5,745,286        3,920,441
Cash dividends .................................................................            (473,335)        (360,758)
Net income .....................................................................           3,098,803        2,185,603
                                                                                        ------------     ------------
Ending balance .................................................................           8,370,754        5,745,286
                                                                                        ------------     ------------
Unrealized Gain (Loss) on Securities Available
   For Sale, Net of Deferred Income Taxes
Beginning balance ..............................................................              15,731          265,984
Net change .....................................................................             503,954         (250,253)
                                                                                        ------------     ------------
Ending balance .................................................................             519,685           15,731
                                                                                        ------------     ------------
Total Shareholders' Equity .....................................................        $ 24,285,501     $ 21,112,673
                                                                                        ============     ============

------------------------------------------------------------------------------------------------------------------------------------

The  accompanying  notes are an integral  part of these  consolidated  financial statements.



MarTex Bancshares, Inc. and Subsidiary
Consolidated Statements of Cash Flows
For the Years Ended December 31, 1997 and 1996
---------------------------------------------------------------------------------------------------------------------
                                                                                            1997             1996
                                                                                        ------------    -------------

Cash Flows From Operating Activities
Net income .....................................................................        $  3,098,803     $  2,185,603
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization ..............................................             908,357          523,729
    Net premium amortization and discount accretion ............................             225,145           57,914
    Net realized (gains) losses on securities available for sale................             (13,791)          48,277
    Gain on sale of fixed assets ...............................................              (6,087)          (9,065)
    Loss on sale of other real estate ..........................................                 206           44,214
    Provision for credit losses ................................................             285,000          240,000
    Provision for losses on other real estate and repossessions.................              26,000           14,207
    Deferred income tax provision ..............................................             373,803          144,974
    Stock grant ................................................................              43,406           50,570
    Increase in:
      Accrued interest receivable ..............................................            (335,635)        (204,966)
      Refundable federal income tax ............................................            (344,251)        (153,494)
      Other assets .............................................................             (15,027)        (135,604)
    Increase (decrease) in:
      Interest payable .........................................................             195,759          148,430
      Accrued expenses and other liabilities ...................................            (973,388)        (269,391)
                                                                                        ------------    -------------
Net Cash Provided by Operating Activities ......................................           3,468,300        2,685,398
                                                                                        ------------    -------------
Cash Flows From Investing Activities
Net (increase) decrease in federal funds sold ..................................           7,015,279       (7,000,000)
Net increase in certificates of deposit ........................................          (2,854,000)
Net increase in loans made to customers ........................................         (15,317,896)     (20,253,147)
Purchase of securities available for sale ......................................         (74,538,990)     (35,013,471)
Proceeds from sale of securities available for sale ............................          17,532,837       24,259,212
Proceeds from maturity of securities available for sale ........................          31,558,770       11,670,000
Proceeds from maturity of securities held to maturity ..........................                            2,667,979
Proceeds from sale of other real estate and repossessions ......................             241,147          206,826
Cash and cash equivalents received in business acquisitions (Note 14) ..........                            3,618,350
Capital expenditures ...........................................................            (961,863)        (530,108)
Proceeds from sale of equipment ................................................              49,834           33,263
Increase in intangible assets ..................................................             (69,109)        (161,186)
                                                                                        ------------    -------------
Net Cash Used in Investing Activities ..........................................         (37,343,991)     (20,502,282)
                                                                                        ------------    -------------

---------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these consolidated financial statements.


--------------------------------------------------------------------------------------------------------------------
                                                                                            1997             1996
                                                                                        -----------      ------------
Cash Flows From Financing Activities
Repayment of borrowed funds ....................................................        $ (1,549,064)     $         -
Net increase in non-interest bearing demand,
   savings, money market, and Now account deposits .............................           4,661,128        5,745,542
Net increase in time deposits ..................................................          25,819,834       22,121,011
Dividends paid .................................................................            (473,335)        (360,758)
                                                                                        ------------      -----------
Net Cash Provided by Financing Activities ......................................          28,458,563       27,505,795
                                                                                        ------------      -----------
Net Change in Cash and Cash Equivalents ........................................          (5,417,128)       9,688,911
Cash and cash equivalents - beginning of year ..................................          15,856,862        6,167,951
                                                                                        ------------      -----------
Cash and Cash Equivalents - End of Year ........................................        $ 10,439,734     $ 15,856,862
                                                                                        ============     ============

Supplemental Disclosures of Cash Flow Information
Noncash investing and financing activities:
   Business acquisitions (Note 14):
     Common stock issued .......................................................        $          -     $  4,914,694
     Stock warrants issued .....................................................                              320,311
   Loans settled through foreclosure ...........................................             471,538          253,405
   Loans charged off, net of recoveries ........................................             530,985          314,431
   Loans made to facilitate sale of other real estate...........................              13,084          140,511
   Net increase (decrease) in unrealized gain in investments ...................             763,567        (379,173)
Cash expenditures for:
   Interest ....................................................................          10,406,410        5,881,104
   Federal income taxes ........................................................           1,424,468        1,291,123

---------------------------------------------------------------------------------------------------------------------


MarTex Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 1997 and 1996

--------------------------------------------------------------------------------

1.  Nature of Operations and Summary of Significant Accounting Policies

MarTex Bancshares, Inc. ("MarTex"), and its wholly owned subsidiary, First Service Bank (the "Bank"), a chartered banking institution of the state of Texas, provide depository and lending services to customers located primarily in East Texas. The Bank has banking operations in Gladewater, Chireno, Elysian Fields, Lindale, Marshall, Mineola, and Pittsburg, Texas.

Basis of Presentation

The accounting and reporting policies of MarTex Bancshares, Inc. (referred to individually as "MarTex" or collectively, with its subsidiary, as the "Company") conform to generally accepted accounting principles. The following is a summary of the significant accounting policies:

Use of Estimates

The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and reported revenues and expenses during the reported period. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of MarTex and its wholly owned subsidiary, First Service Bank. All significant intercompany transactions have been eliminated in consolidation.

Investment Securities

Debt securities for which the Bank has the ability and positive intent to hold to maturity are classified as held to maturity and carried at cost, adjusted for amortization of premium and accretion of discounts using methods approximating the interest method. All other marketable securities are classified as available for sale and are carried at fair value. Unrealized holding gains and losses, net of deferred income taxes, on securities available for sale are reported as a net amount in a separate component of shareholders' equity until realized. Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. The Bank does not maintain a trading portfolio.

Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts. Unearned discounts on installment loans are recognized over the term of the loans using the interest method.

--------------------------------------------------------------------------------

MarTex Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 1997 and 1996

--------------------------------------------------------------------------------

1.  Nature of Operations and Summary of Significant Accounting Policies
    (continued)

Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of the deferred loan fees is discontinued when a loan is placed on nonaccrual status.

Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

The allowance for loan losses is maintained at a level adequate to absorb probable losses. Management determines the adequacy of the allowance based upon reviews of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans, and other pertinent factors. Loans considered to be uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance. Because of uncertainties inherent in the estimation process, management's estimate of the allowance for loan losses may change in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets.

Other Real Estate

Other real estate, acquired through partial or total satisfaction of loans, is carried at the lower of cost or fair market value. Foreclosure losses are recognized at the date of repossession, and any subsequent impairment of the carrying value is recorded when indicated by periodic appraisals.

Intangible Assets

Goodwill represents the excess of cost over the fair value of net assets received in business combinations and is being amortized primarily using the sum-of-the-months-digits method, based on a 15 year amortization period. Costs incurred in connection with the purchase of businesses are capitalized and amortized using the straight-line method over 5 years.

Cash and Cash Equivalents

For the purpose of presentation in the Consolidated Statements of Cash Flows, cash and cash equivalents are defined as cash on hand and amounts due from banks. Cash equivalents are short-term, highly liquid investments that are readily convertible to cash and have original maturities when acquired of three months or less.

Income Taxes

MarTex and its subsidiary file a consolidated federal income tax return. Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of nontaxable income,

--------------------------------------------------------------------------------

MarTex Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 1997 and 1996

--------------------------------------------------------------------------------

1.  Nature of Operations and Summary of Significant Accounting Policies
    (continued)


such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable income and pretax financial income, and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Financial Instruments

All derivative financial instruments held or issued by the Bank are held or issued for purposes other than trading. In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Fair Values of Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans receivable: For variable-rate loans that reprice frequently with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial and real estate loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

Deposits: The fair values disclosed for demand deposits (for example, interest-bearing checking accounts and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of the accrued interest payable approximates its fair value.

The carrying amounts reported in the Consolidated Statements of Financial Condition for cash and cash equivalents, federal funds sold, accrued interest receivable, interest payable, and accrued interest and other liabilities approximate fair value because of the short maturity of those instruments.


--------------------------------------------------------------------------------

MarTex Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 1997 and 1996

--------------------------------------------------------------------------------

2.  Investment Securities

Investment securities have been classified in the Consolidated Statements of Financial Condition according to management's intent. The carrying amount of securities and their approximate fair values at December 31 were as follows:


Securities Available for
     Sale:
                                   Amortized             Gross Unrealized
                                                  -----------------------------
                                      Cost            Gains           Losses         Fair Value
                                 ------------    --------------    -------------    ------------
December 31, 1997:
Debt securities of U.S.
     Government and agencies     $ 48,185,767     $    317,527     $     31,591     $ 48,471,703
Mortgage backed securities .       51,948,941          468,534          119,060       52,298,415
Municipal and state bonds
   (net of allowance for
   loss of $84,649) ........       11,676,914          237,376           85,385       11,828,905
Other securities ...........           30,551                                             30,551
                                 ------------     ------------     ------------     ------------
                                 $111,842,173     $  1,023,437     $    236,036     $112,629,574
                                 ============     ============     ============     ============


                                   Amortized             Gross Unrealized
                                                  -----------------------------
                                      Cost            Gains           Losses         Fair Value
                                 ------------    --------------    -------------    ------------
December 31, 1996:
Debt securities of U.S.
     Government and agencies ..  $ 35,573,882     $    117,223     $    (93,394)    $ 35,597,711
Mortgage backed securities ....    41,252,718          273,859         (372,211)      41,154,366
Municipal and state bonds
     (net of allowance for loss
     of $107,149) .............     9,415,444          211,295         (112,938)       9,513,801
Other securities ..............       364,100                                            364,100
                                 ------------     ------------     ------------     ------------
                                 $ 86,606,144     $    602,377     $   (578,543)    $ 86,629,978
                                 ============     ============     ============     ============

During 1996 and in connection with the merger with Heritage Texas Group, Inc. ("HTGI"), the Company transferred securities having a carrying value of $5,652,984 from the held to maturity category to the available for sale status. The unrealized gain at the date of transfer was not material.

Securities with a carrying value of about $49,229,000 at December 31, 1997, and $35,382,000 at December 31, 1996, were pledged for certain public funds deposits in excess of FDIC insurance coverage.


--------------------------------------------------------------------------------

MarTex Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 1997 and 1996

--------------------------------------------------------------------------------

2.  Investment Securities (continued)


Gross realized gains and losses on sales of securities available for sale were as follows:



                            1997          1996
                          --------      --------
Gross realized gains      $ 53,986      $ 38,893
Gross realized losses      (40,194)      (87,170)


The scheduled maturities of securities available for sale at December 31, 1997, are as follows:



                               Securities Available for Sale
                             --------------------------------
                               Amortized Cost     Fair Value
                             --------------------------------
Amounts maturing in:
Less than one year ........     $  5,578,069     $  5,570,058
One to five years .........       59,160,224       59,364,600
Five to ten years .........       18,566,690       18,706,759
After ten years ...........       28,506,639       28,957,606
Securities with no maturity           30,551           30,551
                                ------------     ------------
                                $111,842,173     $112,629,574
                                ============     ============

For the purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.





--------------------------------------------------------------------------------

MarTex Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 1997 and 1996

--------------------------------------------------------------------------------

3.  Loans Receivable

Major classifications of loans were as follows:



                                              1997                1996
                                         -------------      -------------
Commercial .........................     $  45,935,556      $  47,432,802
Real estate construction ...........         4,508,560          4,436,407
Mortgage ...........................       100,131,861         83,802,397
Consumer installment ...............        20,114,021         20,922,197
Credit card ........................         2,185,246          2,173,245
                                         -------------      -------------
                                           172,875,244        158,767,048

Unearned income on installment loans        (2,554,853)        (2,666,115)
Allowance for loan losses ..........        (2,176,084)        (2,422,068)
Acquisition reserve ................                             (109,000)
                                         -------------      -------------
                                         $ 168,144,307      $ 153,569,865
                                         =============      =============

Changes in the allowance for loan losses were as follows:

                                              1997             1996
                                          -----------      -----------
Balance at beginning of year.......       $ 2,422,068      $ 2,100,634
Allowance acquired in merger.......                            395,865
Provision charged to earnings......           285,000          240,000
Recoveries ........................           180,958          117,503
Loans charged off .................          (711,942)        (431,934)
                                          -----------      -----------
Balance at end of year ............       $ 2,176,084      $ 2,422,068
                                          ===========      ===========

The total recorded investment in impaired loans, all of which had specific allowances for losses, amounted to approximately $1,211,000 at December 31, 1997, and $940,000 at December 31, 1996. The average balance of these loans amounted to approximately $1,111,000 during 1997 and $1,010,000 during 1996. The aggregate allowance for loan losses related to these loans amounted to approximately $358,000 at December 31, 1997, and $556,000 at December 31, 1996. Interest income on impaired loans was recognized for receipt of cash payments of about $92,000 during 1997, and about $63,000 in 1996.

Loans with a balance of about $428,000 in 1997, and $516,000 in 1996, have been identified as restructured troubled debt. The reduced income, as a result of the modified terms, does not have a material effect on these consolidated financial statements.

The Bank has no commitments to loan additional funds to the borrowers of impaired, nonaccrual or restructured loans.

--------------------------------------------------------------------------------

MarTex Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 1997 and 1996

--------------------------------------------------------------------------------

4.  Premises and Equipment

Major classifications of these assets are summarized as follows:


                               Estimated
                              Useful Lives         1997             1996
                             --------------   -----------      -----------
Land ...................                      $   481,566      $   481,566
Buildings ..............     10 to 35 years     5,350,094        5,265,679
Furniture and fixtures .      5 to 12 years     2,984,995        2,222,732
Vehicles ...............            5 years       242,904          261,575
                                              -----------      -----------
                                                9,059,559        8,231,552
Accumulated depreciation                       (2,723,845)      (2,346,659)
                                              -----------      -----------
                                              $ 6,335,714      $ 5,884,893
                                              ===========      ===========

Depreciation amounted to $467,295 for 1997, and $272,118 for 1996.

5.  Deposits

The aggregate amount of short-term jumbo CDs, each with a minimum denomination of $100,000, was approximately $33,968,000 at December 31, 1997 and $10,695,000
at December 31, 1996.

At December 31, 1997, the scheduled maturities of CDs are as follows:


               1998                    $ 92,055,622
               1999                      17,025,030
               2000                      34,763,218
               2001                       2,667,770
               2002 and thereafter       26,874,234
                                       ------------
                                       $173,385,874
                                       ============

6.  Credit Facilities

Federal Funds

The Bank has three lines of credit to purchase federal funds with commercial banks, which will bear interest at the current federal funds rate. No amounts were drawn on these lines of credit at December 31, 1997, or December 31, 1996. The amounts and expiration of these lines of credit at December 31, 1997, are as follows:


--------------------------------------------------------------------------------

MarTex Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 1997 and 1996

--------------------------------------------------------------------------------

6. Credit Facilities (continued)


Texas Independent Bank....     $10,000,000     Expires January 15, 1999
Bank One .................       3,000,000     Expires November 1, 1998
Commercial National Bank..       2,000,000     Expires May 31, 1998

Note Payable

At December 31, 1997, the Company had a senior note payable to a commercial bank for $1,013,786 ($2,563,000 at December 31, 1996). This note bears interest at the Wall Street Journal base rate on corporate loans at large U.S. commercial banks (8.5% at December 31, 1997 and 8.25% at December 31, 1996). Payments of principal and accrued interest are due semi-annually. The note is collateralized by the common stock of the Bank. During 1997 the Company accelerated its repayment of the note.

At December 31, 1997, the scheduled maturities of the note payable are as follows:



                     1998     $  366,142
                     1999        366,142
                     2000        281,652
                              ==========
                              $1,013,936
                              ==========

This note is subject to various financial and other covenants which have been satisfied as of December 31, 1997.

7.  Federal Income Taxes

The consolidated provision for income taxes consisted of the following:


                 1997             1996
              ----------      ----------
Current       $1,080,217      $  931,216
Deferred         373,803         144,974
              ----------      ----------
              $1,454,020      $1,076,190
              ==========      ==========

Deferred income taxes result from temporary differences between financial and taxable income. Temporary differences represent the cumulative taxable or deductible amounts recorded in the financial statements in different years than recognized in the tax returns.


--------------------------------------------------------------------------------

MarTex Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 1997 and 1996

--------------------------------------------------------------------------------

7. Federal Income Taxes (continued)

The components of the net deferred income tax asset (liability) are:



                                                       1997            1996
                                                    ---------       ---------
Deferred tax asset:
      Reserve for loan loss ..................      $ 404,496       $ 569,600
      KSOP (Note 11) .........................                         80,190
      Reserve for loss on other real estate ..         42,279          35,819
      Municipal securities valuation allowance         16,867          22,576
      Nonaccrual and foregone interest .......         25,396          30,381
      Other ..................................         22,561          86,018
                                                    ---------       ---------
                                                      511,599         824,584
                                                    ---------       ---------
Deferred tax liability:
      Depreciation differences ...............       (481,800)       (432,379)
      Net unrealized gains on securities
        available for sale ...................       (267,716)         (8,103)
      Other ..................................        (11,397)
                                                    ---------       ---------
                                                     (760,913)       (440,482)
                                                    ---------       ---------
Net deferred tax asset (liability) ...........      $(249,314)      $ 384,102
                                                    =========       =========

Management believes that the total deferred income tax asset will be fully realized by future operating results. Accordingly, no valuation allowance has been provided.

The effective tax rate was 32% in 1997 and 33% in 1996, as compared to an overall statutory rate of 34%. The primary reasons for differences between these rates are as follows:


                                                      1997              1996
                                                  -----------       -----------
Tax at statutory rate ......................      $ 1,547,960       $ 1,109,010
Tax effect of:
      Nondeductible amortization of goodwill           96,892            85,548
      Nontaxable municipal interest ........         (177,395)          (77,311)
      Other ................................          (13,437)          (41,057)
                                                  -----------       -----------
                                                  $ 1,454,020       $ 1,076,190
                                                  ===========       ===========

--------------------------------------------------------------------------------

MarTex Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 1997 and 1996

--------------------------------------------------------------------------------

8.  Financial Instruments

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments include commitments to extend credit, letters of credit, and credit card arrangements. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Statements of Financial Condition. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and contractual obligations as it does for on-balance-sheet instruments.

The approximate contract or notional amount of financial instruments whose contract amounts represent credit risk are as follows at December 31, 1997:


Unused commitments to extend credit ....        $16,237,000
Commercial and other letters of credit..            661,000
Credit card arrangements ...............          4,858,000


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses, and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not represent future cash requirements. The Bank's experience has been that approximately 60% of loan commitments are drawn upon by customers. While approximately 90% of commercial letters of credit are utilized, a significant portion of such utilization is on an immediate payment basis. The Bank applies the same credit policies in making commitments as it does for on-balance-sheet instruments, mainly by evaluating each customer's credit worthiness on an individual basis. The amount of collateral obtained, if considered necessary upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include investments, inventories, property, plant and equipment and income-producing commercial properties.

Letters of credit are conditional commitments issued by the Bank guaranteeing payment on drafts drawn in accordance with the terms of the document. Commercial letters of credit are used to facilitate trade or commerce, with the drafts being drawn when the underlying transaction is consummated. The credit risk involved in issuing letters of credit is essentially the same risk involved in extending loan commitments to customers. The Bank uses the same credit policies in making these conditional obligations as it does for on-balance-sheet instruments. Collateral held for those commitments in which it is considered necessary varies but may include inventories, investments and real estate.

--------------------------------------------------------------------------------

MarTex Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 1997 and 1996

--------------------------------------------------------------------------------

8.  Financial Instruments (continued)

The estimated fair values of the Bank's financial instruments were as follows at:

                                          December 31, 1997                 December 31, 1996
                                    ------------------------------   -------------------------------
                                      Carrying                           Carrying
                                       Amount         Fair Value          Amount        Fair Value
                                    -------------   --------------   --------------   --------------
Financial assets:
  Cash and cash equivalents ....     $ 10,439,734     $ 10,439,734     $ 15,856,862     $ 15,856,862
  Federal funds sold ...........        7,454,721        7,454,721       14,470,000       14,470,000
  Securities available for sale.      112,629,574      112,629,574       86,629,978       86,629,978
  Loans, net ...................      168,144,307      168,814,121      153,569,865      156,849,590
  Accrued interest receivable ..        2,592,518        2,592,518        2,256,883        2,256,883

Financial liabilities:
  Deposits .....................      288,624,266      289,241,693      258,143,304      258,947,471
  Interest payable .............        1,039,514        1,039,514          843,755          843,755
  Note payable .................        1,013,936        1,013,936        2,563,000        2,563,000
  Other ........................          891,410          891,410        1,615,484        1,615,484

The carrying amounts in the preceding table are included in the Consolidated Statements of Financial Condition under the applicable captions.

A summary of the approximate notional amounts and estimated fair values of the Bank's financial instruments with off-balance-sheet risk were as follows at:


                                         December 31, 1997                December 31, 1996
                                  ---------------------------------------------------------------
                                    Notional                          Notional
                                     Amount         Fair Value         Amount         Fair Value
                                  ------------   --------------   -------------   ---------------
Unused commitments to
     extend credit .........      $16,237,000      $16,300,000      $12,976,000      $13,253,000
Commercial and other letters
       of credit ...........          661,000          661,000          448,000          448,000
Credit card arrangements ...        4,858,000        4,858,000        3,800,000        3,800,000

9.  Concentrations of Credit Risk

The Bank's real estate loans and loan commitments are primarily for properties located in East Texas and the surrounding area. Approximately $31,000,000 of its loans at December 31, 1997 involve borrowers in the motel industry. Repayment of these loans is in part dependent upon the economic conditions in this region. The Bank evaluates each customer's credit worthiness on an individual basis. The Bank requires collateral on all real estate exposure, which consists primarily of land, residential and income-producing properties. The Bank does not extend credit to any single

--------------------------------------------------------------------------------

MarTex Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 1997 and 1996

--------------------------------------------------------------------------------

9.  Concentrations of Credit Risk (continued)

borrower or group of related borrowers in excess of their legal lending limit of about $5,000,000 in 1997 and 1996.

The Bank's installment loans and related loan commitments are also primarily located in East Texas and the surrounding area. Repayment of these loans is in part dependent upon the regional economic conditions. The average balance of an installment loan was about $5,000 at December 31, 1997 and 1996. Collateral typically consists of automobiles and other equipment.

Investments in state and municipal securities also involve governmental entities within the Company's market area.

Cash equivalents are financial instruments which potentially subject the Company to concentrations of credit risk. The Company places its cash with high-credit-quality financial institutions and periodically maintains deposits in amounts which exceed FDIC insurance coverage. Management believes the risk of incurring material losses related to this credit risk is remote.

10.  Related Party Transactions

In the ordinary course of business, the Bank makes loans directly or indirectly to its directors and officers. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Extensions of credit by the Bank to directors and senior officers, including their affiliated interests, approximated $8,021,000 at December 31, 1997, and $5,798,000 at December 31, 1996. Outstanding letters of credit to related parties approximated $325,000 at December 31, 1997, and $300,000 at December 31, 1996.

11.  Incentive Compensation Plans

Pension and Retirement Plan

The Bank has a 401(k) deferred compensation program covering most employees with at least one year of service. Under the plan, the Bank may match up to 50% of salary reduction contributions made by eligible employees, up to a maximum of 7% of individual compensation. The Bank contributed $74,734 in 1997, and $66,076 in 1996, under this plan.

Stock Option Plan

The Company has stock option plans covering certain officers and employees. Options granted vest immediately and expire six years after date of grant (five years for grantees with the power to vote more than 10% of the voting power of the Company at the date of grant).



--------------------------------------------------------------------------------

MarTex Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 1997 and 1996

--------------------------------------------------------------------------------

11.  Incentive Compensation Plans (continued)

Option activity under the plan was as follows:


                                                      1997           1996
                                                    -------        -------
Options outstanding, beginning of year .....         71,466         34,802
Options granted ($1.78 per share in 1997,
      and $1.32 per share in 1996) .........         16,070         36,664
                                                    -------        -------
Options outstanding and exercisable (prices
      ranging from $1.15 to $1.78 per share)         87,536         71,466
                                                    =======        =======
Options available for grant, end of year ...        512,464        128,534
                                                    =======        =======

Currently, generally accepted accounting principles allow two alternative methods of accounting for stock-based employee compensation plans: the intrinsic value method, and the fair value method. The Company uses the intrinsic value method, which resulted in no compensation costs being recognized in connection with this plan. If the fair value method had been utilized, 1996 compensation expense relating to this plan would have been about $7,000 in 1997 and $15,000 in 1996.

Stock Grant Agreements

During 1996, the Company entered into agreements with two of its officers that provide for annual stock grants and final stock grants upon the occurrence of defined triggering events (generally, retirement, termination, death, or a defined change of ownership of the Company).

Annual stock grants are determined based upon the achievement of specified levels of return on equity for the immediately preceding three years.

The final grants will be determined based upon varying percentages of the dollar amount by which the defined fair market value as of the date of the triggering event exceeds the dollar amount representing a return on investment of 15% per annum, as of the date of the triggering event. The excess is referred to as a dollar gain. The award is based upon a percentage of the dollar gain which varies based on the level of return on investment achieved during the subject period. The aggregate applicable percentages are as follows:


    Achieved Rate of Return         Applicable Aggregate Percentage
----------------------------------  -------------------------------
Greater than 15% and less than 17%               13.2%
Greater than 17% and less than 20%               16.5%
Greater than 20% and less than 25%               22.0%
Greater than 25%                                 27.5%

For purposes of a final award, fair market value means (1) the total amount of consideration to be received by Company shareholders for their capital stock if the triggering event is a change of

--------------------------------------------------------------------------------

MarTex Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 1997 and 1996

--------------------------------------------------------------------------------

11.  Incentive Compensation Plans (continued)

ownership, or (2) the appraised value of all of the outstanding stock of the Company if the triggering event is other than a defined change of ownership. The total award as computed above is reduced by the value of Company stock previously issued to the participant under annual stock grants.

The number of shares to be awarded is determined based upon the market value share price of Company stock in the case of a final award and net book value per share in the case of annual awards. The recipient may elect to receive cash equal to one-third of the value of Company stock awarded under these agreements.

Compensation expense recognized under these agreements was $86,400 for 1997 and $151,800 for 1996.

Executive Supplemental Income Agreements

As part of the merger with HTGI (see Note 14), certain previously existing agreements with six former officers of HTGI were modified and restated. Under the terms of the restated agreements ("ESI Agreements"), each of the officers is, subject to certain defined limitations, provided defined pre-retirement death, disability or retirement benefits. Generally the agreements provide that a participant may receive benefits under only one of the three stated benefit categories. All participants became full vested as of the date of the merger (December 13, 1996). However, should a participant be discharged for just cause, as defined in the agreement, all benefits of the subject participant are forfeited.

The Company's obligation under these agreements is limited to cash flow from certain insurance policies which, pursuant to these agreements, have been transferred to a grantor trust, the First Heritage Bank, N.A. ESI Trust (the "Trust"). The Trust agreement among other things provides the Trust shall become irrevocable 30 days after receipt of a private letter ruling from the Internal Revenue Service. Until the Trust becomes irrevocable, it is revocable by the Company at any time. At all times during the continuance of the Trust, the Trust principal and income are subject to claims of general creditors of the Company should the Company become insolvent as defined by the Trust agreement. After the Trust becomes irrevocable, except in the case of insolvency, the Company may receive distributions from the Trust only to the extent that Trust assets exceed the total of all future obligations under the ESI Agreements and other administrative costs of the Trust.

The Company has no obligation for additional contributions to fund the ESI Agreements. If the assets placed in trust are not adequate to provide the full amount of ESI benefits, the agreements provide for a reduction in benefits to an amount equal to the excess of Trust assets over liabilities of the Trust, if any.

A summary of Company assets and liabilities relating to these agreements as of December 31, 1997, is as follows:


Cash surrender value of insurance policies placed in trust...          $590,653
Present value of vested retirement benefits .................            66,357

--------------------------------------------------------------------------------

MarTex Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 1997 and 1996

--------------------------------------------------------------------------------

11.  Incentive Compensation Plans (continued)

During 1997 the excess of the increase in plan assets over the plan liability was $19,014. This excess was recognized as a reduction of compensation expense.

Due to the timing of the HTGI merger, the Company recognized no income or expense in connection with these agreements for 1996.

Heritage KSOP Plan

Prior to its merger with MarTex (see Note 14), HTGI sponsored a leveraged Employee Stock Ownership Plan with a 401(k) provision (the "KSOP"). Pursuant to the plan of merger, MarTex and HTGI amended the KSOP as of the merger date to
(1) suspend further entry of employees into the KSOP; (2) accelerate vesting for all current participants; (3) allocate to participants employed on the closing date all shares released from suspense (other than shares otherwise required to be released) in an agreed upon fashion. In addition, MarTex shares replaced the Heritage shares previously held by the KSOP; HTGI stipulated that unallocated shares as of the closing date represented consideration to participants employed as of that date for past services to HTGI; MarTex made an irrevocable commitment to make such contributions to the KSOP required to discharge the unpaid balance of the KSOP loan as of the closing date ($235,853); and MarTex and HTGI made an irrevocable commitment to allocate the previously unallocated shares to participants as described above.

For financial accounting purposes, MarTex accrued the required contribution of $235,853 as part of the obligations assumed in connection with the merger. The required contribution was made on January 3, 1997, and because of the accrual resulted in no expense to MarTex for either 1996 or 1997. At December 31, 1997, the KSOP held 901,796 shares of MarTex stock. This consisted of 885,985 shares allocated to participants and 15,811 shares committed to be released.

12.  Common Stock

The Company is currently authorized to issue 100,000,000 shares of $.01 par value common stock. Shares issued and outstanding were 11,846,469 at December 31, 1997, and 11,822,146 at December 31, 1996.

Each share of the Company's common stock entitles the shareholder to one vote in all corporate matters calling for a vote of shareholders. Each person owning a share of the Company's common stock has the same rights, privileges and preferences of any other person owning a share, and is entitled to share equally upon liquidation of the Company. The holders of the Company's common stock do not have the preemptive right to subscribe for additional shares in proportion to the number of shares owned by the shareholders at the time any increase in the issued common stock of the Company is authorized. The holders of the Company's common stock do not have the right to cumulate their votes in the election of directors.

--------------------------------------------------------------------------------

MarTex Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 1997 and 1996

--------------------------------------------------------------------------------

12.  Common Stock (continued)

The holders of the Company's common stock are entitled to dividends, when and if declared by the Board of Directors of the Company. The Federal Reserve Board has adopted a policy on one-bank holding company formations, which with certain limited exceptions prohibits companies from paying dividends on their common stock when its borrowed funds to equity ratio exceeds 30%.

13.  Stock Warrants

As part of the merger with HTGI (see Note 14), the Company issued warrants to certain former officers of HTGI to convert options of HTGI at the date of merger. These warrants allow for the purchase of 544,111 shares of MarTex common stock at exercise prices that range from $1.02 to $1.29 per share. Warrants for 344,283 shares expire in December 2003. The remaining warrants for 199,828 shares have no expiration date. The difference between exercise price and fair market value amounted to $320,311 at the date of issue (December 13, 1996), and is included in these financial statements as paid-in capital - warrants. In addition, the Company issued warrants to a former officer of HTGI to purchase 120,000 shares of MarTex common stock at a purchase price equal to the fair value per share of MarTex at the effective date of the merger ($1.77). These warrants expire December 13, 2003.

14.  Business Combinations

On December 13, 1996, the Company, in conjunction with its wholly owned subsidiary, First Service Bank, completed its merger with Heritage Texas Group Inc., ("HTGI"), a bank holding company, and its wholly owned subsidiary, First Heritage Bank, National Association. The Company issued approximately 2,793,900 shares of MarTex common stock for the outstanding shares of HTGI. The transaction was accounted for as a purchase. Accordingly, the assets and liabilities of HTGI were recorded at fair value at the date of acquisition. The purchase price of the acquisition consisted of:

MarTex common stock issued to HTGI shareholders .....          $4,914,694
Non-compete agreements with HTGI officers ...........           1,000,000
MarTex stock warrants issued to HTGI option holders..             320,311
Acquisition costs incurred ..........................             161,186
                                                               ----------
                                                               $6,396,191
                                                               ==========

--------------------------------------------------------------------------------

MarTex Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 1997 and 1996

--------------------------------------------------------------------------------

14. Business Combinations (continued)

The net purchase price was allocated as follows:


Assets acquired:
      Cash and due from banks ........          $  3,618,350
      Federal funds sold .............             4,970,000
      Certificates of deposit ........               200,000
      Investments ....................            49,451,442
      Loans and related items ........            31,690,794
      Bank premises and equipment ....             2,913,444
      Accrued interest receivable ....               756,046
      Other real estate ..............                15,000
      Refundable federal income tax ..               206,413
      Other assets ...................               632,335
      Goodwill .......................             2,168,639
                                                ------------
                                                  96,622,463
                                                ------------
Liabilities assumed:
      Note payable ...................            (2,563,000)
      Deposits and other related items           (86,705,378)
      Interest payable ...............              (214,664)
      Deferred federal income tax ....                (6,167)
      Other liabilities ..............              (737,063)
                                                ------------
                                                 (90,226,272)
                                                ------------
                                                $  6,396,191
                                                ============

The financial statements include the operating results of HTGI from the date of acquisition.

15.  Regulatory Matters

The Bank is subject to various capital requirements administered by the federal banking agencies. Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators, that if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

--------------------------------------------------------------------------------

MarTex Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 1997 and 1996

--------------------------------------------------------------------------------

15. Regulatory Matters (continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes that the Bank meets all the capital adequacy requirements to which it is subject, as of December 31, 1997.

As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To remain categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                                                        To Be Well-
                                                                                                      Capitalized Under
                                                                                 For Capital          Prompt Corrective
                                                     Actual                   Adequacy Purposes       Action Provisions
                                            -----------------------       ---------------------     ------------------------
                                                Amount       Ratio           Amount       Ratio      Amount           Ratio
                                            ------------    -------       ----------     ------     -----------      --------
As of December 31, 1997:                                                (greater than or equal to)  (greater than or equal to)
Total Capital (to risk-weighted assets)
  Consolidated ..........................    $22,841,793     12.98%      *$ 4,081,268    *8.00%            N/A
  Bank only .............................     23,644,755     13.40%      * 14,113,348    *8.00%   *$17,641,686      *10.00%

Tier 1 Capital (to risk-weighted assets)
  Consolidated ..........................     20,641,595     11.73%       * 7,040,634    *4.00%            N/A
  Bank only .............................     21,439,544     12.15%       * 7,056,674    *4.00%    *10,585,011       *6.00%

Tier 1 Capital (to adjusted total assets)
  Consolidated ..........................     20,641,595      6.85%       *12,057,000    *4.00%            N/A
  Bank only .............................     21,439,544      7.11%       *12,065,938    *4.00%    *15,082,422       *5.00%

As of December 31, 1996:
Total Capital (to risk-weighted assets)
  Consolidated ..........................     19,876,289     12.18%       *13,055,651    *8.00%            N/A
  Bank only .............................     22,391,229     13.61%       *13,162.989    *8.00%    *16,453,737      *10.00%

Tier 1 Capital (to risk-weighted assets)
  Consolidated ..........................     17,971,502     11.01%       * 6,527,825    *4.00%            N/A
  Bank only .............................     20,334,512     12.36%       * 6,581,495    *4.00%    * 9,872,242       *6.00%

Tier 1 Capital (to adjusted total assets)
  Consolidated ..........................     17,971,502      6.35%       * 8,100,012    *4.00%            N/A
  Bank only .............................     20,334,512      9.90%       * 8,141,256    *4.00%    *10,176,570       *5.00%
------------------------------------------------------------------------------------------------------------------------------------

* Greater than or equal to

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
    OPERATIONS OF MARTEX FOR THE TWELVE-MONTHS ENDED DECEMBER 31, 1997 AND
                               DECEMBER 31, 1996

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
                        MARTEX BANCSHARES FOR YEARS ENDED
                     DECEMBER 31, 1997 AND DECEMBER 31, 1996


The following discussion provides certain information concerning the financial condition and results of operations of MarTex for years ended December 31, 1997 and 1996. The financial position and results of operations of MarTex resulted primarily from operations at its banking subsidiary, the Bank. Management's discussion should be read in conjunction with the MarTex financial statements and accompanying notes presented elsewhere in this Proxy Statement-Prospectus.

Overview

MarTex reported net income for December 31, 1997 of $3,098,803, an increase of 41.78% from net income of $2,185,603 for 1996. Returns on average assets and average equity for 1997 were 1.03% and 13.65% compared with 1.22% and 14.11% for 1996. The increase in net income for 1997 is principally attributed to the acquisition of First Heritage Bank on December 13, 1996.

MarTex's total assets at December 31, 1997 were $315,854,627, an increase of 11.11% from December 31, 1996. Loans increased $14,574,442 from December 31, 1996 to December 31, 1997 due principally to internal growth. Total deposits at December 31, 1997 of $288,624,266 were up 11.81% compared with December 31, 1996. This increase is attributed to internal growth.

Results of Operations

Net Interest Income. Net interest income for 1997 was $12,043,964, a $3,453,863, or 40.21%, increase from 1996. This increase was due to the First Heritage Bank acquisition.

The following table sets forth certain information concerning the average balances, interest income (on a fully tax equivalent basis), interest expense, and average rates on MarTex's interest-earning assets and interest-bearing liabilities for the years indicated. (Dollars in Thousands)

                                                     December 31,
------------------------------------------------------------------------------------------------
                                       1997                              1996
------------------------------------------------------------------------------------------------
                                                  Average                          Average
                                     Interest     Rates               Interest      Rates
                         Average     Income/      Earned/   Average    Income/     Earned/
                         Balance     Expense      Paid      Balance    Expense      Paid
------------------------------------------------------------------------------------------------
Earnings assets:
  Loans (before
    allowance for
    loan losses) .....   $165,821    $16,038      9.67%    $118,673    $11,643      9.81%
------------------------------------------------------------------------------------------------
Investment
  securities:
    Taxable securities     88,958      5,583      6.28%      36,316      2,473      6.81%
    Tax-exempt
      securities .....     10,671        453      6.43%       5,235        236      6.85%
------------------------------------------------------------------------------------------------
    Total investment
      securities .....     99,629      6,036      6.29%      41,551      2,709      6.81%
------------------------------------------------------------------------------------------------
Federal funds sold
  and interest-bearing
      deposits .......     12,589        572      4.54%       6,428        267      4.15%
------------------------------------------------------------------------------------------------
Total earnings assets    $278,039    $22,646      8.23%    $166,652    $14,619      8.85%
================================================================================================

                                                     December 31,
------------------------------------------------------------------------------------------------
                                       1997                              1996
------------------------------------------------------------------------------------------------
                                                  Average                          Average
                                     Interest     Rates               Interest      Rates
                         Average     Income/      Earned/   Average    Income/     Earned/
                         Balance     Expense      Paid      Balance    Expense      Paid
------------------------------------------------------------------------------------------------
Interest-bearing
  liabilities:
  Deposits ...........   $273,384    $10,434      3.82%    $162,468    $ 6,029      3.71%
  Notes payable ......      1,788        168      9.40%         126          -      0.00%
------------------------------------------------------------------------------------------------
Total interest-bearing
  liabilities ........   $275,172    $10,602      3.85%    $162,594    $ 6,029      3.71%
================================================================================================
Net interest income ..               $12,044                           $ 8,590
================================================================================================
Net yield on
  earnings assets ....                  4.33%                             5.15%
================================================================================================

Interest Rate Sensitivity. Interest rate risk is the potential impact on net interest income due to changes in interest rates in any given time frame and the opportunity to reprice interest-earning assets and interest-bearing liabilities. Management uses simulation models to estimate the effect of significant interest rate changes on net interest income and the fair market value of securities available for sale. Management may alter the mix of floating and fixed-rate assets and liabilities, change loan and deposit pricing schedules and adjust maturities through sales and purchases of securities available for sale as a means of limiting interest rate risk to an acceptable level.

Provision for Loan Losses. The provision for possible loan losses is the amount that is added to MarTex's allowance for loan losses, by a charge against earnings, in order to maintain a balance in the allowance for loan losses that is deemed by management to be adequate to absorb the inherent risk of future loan losses in MarTex's loan portfolio. The amount of the provision is dependent upon many factors, including management's evaluation of historical loan loss experience in relation to outstanding loans, the existing level of the allowance, reviews of loan quality, loan growth, changes in the composition of the loan portfolio, general economic factors, the financial condition of the borrowers and their ability to repay the loan and the value and liquidity of collateral.

MarTex's 1997 provision for loan losses of $285,000 was increased by $45,000 from 1996. The allowance for loan losses of $2,176,084 was 1.29% of net loans outstanding at December 31, 1997. The allowance for loan losses at December 31, 1996, was $2,422,068, or 1.58% of net loans outstanding.

Non-Interest Income. MarTex's non-interest income for 1997 increased 73.88% from 1996 due to increases in service charges on deposit accounts from increased activity associated with the First Heritage Bank acquisition.

Non-Interest Expense. Total non-interest expense for 1997 increased $3,145,548, or 48.55%, from 1996 due to additional salaries and other expenses resulting from the First Heritage Bank acquisition.

Income Taxes. MarTex's ratio of taxable income to total income before income taxes decreased from 1996 to 1997, resulting in a decrease in the effective tax rate from 33% in 1996 to 32% in 1997.

Financial Condition

Total Assets. At December 31, 1997, total consolidated assets were $315,854,627, an increase of $31,576,411, or 11.11% from December 31, 1996. This increase in total assets is due to internal growth.

Investment Securities. MarTex adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments and Debt Securities" ("SFAS 115"), as of January 1, 1994. SFAS 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair value and for all investments in debt securities and requires classification of securities as trading, available for sale, or held to maturity. Management determines the classification of securities when they are purchased. Securities which MarTex has the intent and ability to hold to maturity are classified as held to maturity and are stated at cost, adjusted for amortization of premiums and accretion of discounts. Securities which may be sold in response to interest rates, liquidity needs or other factors are classified as available for sale. These securities are reflected at fair value, and net unrealized gains or losses are reflected as a separate component of shareholders' equity, net of income tax effects.

The composition of MarTex's investment portfolio directly reflects MarTex's investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The composition, amortized cost and estimated fair value of investment securities at December 31, 1997 and 1996 were as follows:
(Dollars in Thousands)

                                       Investment Securities (AFS)
--------------------------------------------------------------------------------
                                             Gross Unrealized
                               Amortized     ----------------        Fair
                                 Cost        Gains     Losses        Value
--------------------------------------------------------------------------------
December 31, 1997:

Government and Agencies ..     $ 48,186     $  318     $ (32)     $ 48,472
Mortgage backed securities       51,949        468      (119)       52,298
Municipal bonds ..........       11,677        237       (85)       11,829
Other securities .........           31                                 31
--------------------------------------------------------------------------------
      Total ..............     $111,843     $1,023     $(236)     $112,630
================================================================================

December 31, 1996:

Government and Agencies ..     $ 35,574     $  117     $ (93)     $ 35,598
Mortgage backed securities       41,253        274      (372)       41,154
Municipal bonds ..........        9,415        211      (113)        9,514
Other securities .........          364                                364
--------------------------------------------------------------------------------
      Total ..............     $ 86,606     $  602     $(578)     $ 86,630
================================================================================

The amortized cost and estimated fair value of available for sale securities at December 31, 1997, by contractual maturities, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call prepayment penalties.
(Dollars in Thousands)

                                             Amortized         Fair
                                               Cost            Value
--------------------------------------------------------------------------
Due in one year or less ..............       $  5,578       $  5,570
Due after one year through five years          59,160         59,364
Due after five years through ten years         18,567         18,707
Due after ten years ..................         28,507         28,958
Securities with no maturity ..........             31             31
--------------------------------------------------------------------------
    Total ............................       $111,843       $112,630
==========================================================================


Loans. MarTex engages in real estate lending through real estate mortgage and construction lending, and commercial and consumer lending. The specific underwriting criteria for each major loan category is outlined in detail in the formal written loan policy and is approved by the Board of Directors. In general, each loan is evaluated based on, among other things, character and leverage capacity of the borrower, capital and investment in a particular property, if applicable, cash flow, collateral, market conditions for the borrower's business or project and prevailing economic trends and conditions. The loan policies of the Bank, including the underwriting criteria for major loan categories, are adjusted periodically with each change approved by the Bank's Board of Directors. The Bank's Board of Directors weighs each new criteria after considering the foregoing factors and in light of the overall financial condition and performance of the Bank. The Bank's underwriting criteria are routinely reviewed by management and external examiners consistent with the Bank's policy and banking regulations.

Major classifications of loans were as follows (Dollars in Thousands):

                                                1997             1996
---------------------------------------------------------------------------
Commercial .........................       $  45,935        $  47,433
Real Estate Construction ...........           4,509            4,436
Mortgage ...........................         100,132           83,802
Consumer Installment ...............          20,114           20,922
Credit Card ........................           2,185            2,174
---------------------------------------------------------------------------
                                             172,875          158,767

Unearned income on installment loans          (2,555)          (2,666)
Allowance for loan losses ..........          (2,176)          (2,422)
Acquisition reserve ................               -             (109)
---------------------------------------------------------------------------
                                           $ 168,144        $ 153,570
===========================================================================


The maturity schedule and rate structure of MarTex's loan portfolio has an impact on MarTex's ability to meet its liquidity demands and respond favorably to changes in interest rates. At December 31, 1997, 38.90% of MarTex's total loans were scheduled to mature or reprice within one year or less. The following table provides information concerning loan portfolio maturity, based on remaining scheduled repayments of principal. (Dollars in Thousands)

At December 31, 1997:

                                                           Maturity or Earliest Repricing
-------------------------------------------------------------------------------------------------------
                                                              Over One
                                                  One Year     Through      Over Five
                                                   or Less   Five Years       Years        Total
-------------------------------------------------------------------------------------------------------
Closed-end loans secured by first liens on
  1-4 family residential properties ........      $12,266      $24,458      $ 9,995      $ 46,719
All loans and leases excluding closed-end
  loans secured by first liens on 1-4 family
  residential properties ...................       53,823       57,676       12,102       123,601
-------------------------------------------------------------------------------------------------------
Total loans (net of unearned income) .......      $66,089      $82,134      $22,097      $170,320
=======================================================================================================

Normally borrowers are expected to meet contractual terms. In some cases, however, borrowers are permitted to renew obligations after appropriate review of the credit quality and determination of the borrower's ability and willingness to repay.

The data shown above is in a format which conforms with reports to the bank regulatory agencies and has not been restated to reflect anticipated rollovers, which management does not believe would materially affect the data presented.

Non-accrual, Past Due and Restructured Loans. Non-performing assets include non-performing loans and foreclosed real estate held for sale. Non-performing loans include loans classified as non-accrual or renegotiated to provide a reduction or deferral of interest or principal and those past due 90 days or more on which interest is still being accrued. It is the general policy of MarTex to place loans on non-accrual status when, in the opinion of management, there exists sufficient uncertainty as to the collectibility of the contractual interest or principal or if the loan becomes 90 days delinquent, whichever comes first. Placing a loan on a non-accrual status causes an immediate charge against earnings for the interest which has been accrued but not yet collected on the loan and eliminates future interest earnings with respect to that loan. Interest on such loans is not recognized until all of the principal is collected or until the loan is returned to a performing status. Interest income recognized on non-accrual loans during the periods ending December 31, 1997 and 1996, was not significant.

The total recorded investment in impaired loans, all of which had specific allowances for losses, amounted to approximately $1,211,000 at December 31, 1997, and $940,000 at December 31, 1996. The average balance of these loans amounted to approximately $1,111,000 during 1997 and $1,010,000 during 1996. The aggregate allowance for loan losses related to these loans amounted to approximately $358,000 at December 31, 1997, and $556,000 at

December 31, 1996. Interest income on impaired loans was recognized for receipt of cash payments of about $92,000 during 1997, and about $63,000 in 1996.

In May of 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," which was amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure," issued in October of 1994. These statements require that impaired loans be measured at the present value of expected cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. MarTex's adoption of these new standards did not have a significant effect on the allowance for loan losses or MarTex's method of income recognition for impaired loans.

Allowance for Loan Losses. MarTex charges to operating expense an amount necessary to maintain the balance in the allowance for possible loan losses at a level that is deemed to be adequate to absorb all expected loan losses. Management determines the adequacy of its reserve and the amount of any additional provision or negative provision for possible loan losses based on many factors, including an evaluation of historical loan loss experience in relation to outstanding loans, the existing level of the allowance reviews of loan quality, loan growth, changes in the composition of the loan portfolio, general economic factors, the financial condition of the borrowers and their ability to repay the loan and the value and liquidity of collateral. The amount in the allowance for possible loan losses is reviewed by management on a monthly basis to determine whether additional provisions should be made or whether transfers from the allowance to earnings are justified. MarTex's Board of Directors reviews the adequacy of the reserve on a quarterly basis.

The following table summarizes averages of loan balances, changes in the allowance for possible loan losses arising from loans charged off and recoveries on loans previously charged off, by category, and the provision for possible loan losses charged to operating expense as of the dates and the periods indicated. (Dollars in Thousands)

                                                                  December 31,
-----------------------------------------------------------------------------------------
                                                             1997              1996
-----------------------------------------------------------------------------------------
Average total loans net of discounts ............       $ 163,156         $ 130,036
=========================================================================================
Beginning balance ...............................       $   2,422         $   2,101
Loans charged off:
  Real estate ...................................             (88)              (10)
  Commercial, financial and agricultural ........            (313)             (150)
  Installment ...................................            (311)             (272)
-----------------------------------------------------------------------------------------
        Total charged off .......................            (712)             (432)
-----------------------------------------------------------------------------------------
Recoveries:
  Real estate ...................................               -                 -
  Commercial, financial and agricultural ........             152                81
  Installment ...................................              29                36
-----------------------------------------------------------------------------------------
        Total recoveries ........................             181               117
-----------------------------------------------------------------------------------------
Net loans charged off ...........................            (531)             (315)
Provision for loan losses .......................             285               240
Allowance Acquired in Merger ....................                         $     396
-----------------------------------------------------------------------------------------
Ending balance ..................................       $   2,176         $   2,422
=========================================================================================
Ratio of net charge-offs during period to average
  loans outstanding .............................            0.33%             0.24%
=========================================================================================

MarTex's allowance for possible loan losses at December 31, 1997 was $2,176,084, which, in management's opinion, is adequate to cover possible losses in its current loan portfolio. However, no assurance can be given that future changes in economic conditions that might adversely affect MarTex's principal market areas, borrowers, or collateral values, and other circumstances will not result in increased losses in MarTex's loan portfolio in the future.

Deposits and Other Liabilities. MarTex's total deposits increased from $258,143,304 at December 31, 1996, to $288,624,266 in 1997. The growth in deposits is primarily the result of deposits acquired by offering a 7%, 7-month certificate of deposit to potential customers who would bring additional relationships to the Bank. The product was only offered for a limited time. The following table summarizes the amounts of deposits for the periods indicated:
(Dollars in Thousands)


                                                         December 31,
------------------------------------------------------------------------------
                                                     1997           1996
------------------------------------------------------------------------------
Non-interest-bearing demand deposits .....       $ 37,182       $ 32,947
Interest-bearing money market/NOW deposits         65,917         63,509
Savings deposits .........................         12,139         14,122
Time deposits under $100,000 .............        128,380        110,088
Time deposits $100,000 or more ...........         45,006         37,478
------------------------------------------------------------------------------
Total deposits ...........................       $288,624       $258,144
==============================================================================

MarTex had $1,013,936 and $2,563,000 in 1997 and 1996 respectively related to acquisition debt to an unaffiliated bank.

Liquidity and Interest Rate Sensitivity Management. The primary functions of asset and liability management are to assure adequate liquidity and to maintain an appropriate balance between interest-earning assets and interest-bearing liabilities. Liquidity represents the Bank's ability to meet the daily demand for funds from its customers to pay maturing deposits, honor checks and drafts, extend credit and meet other commitments. Management monitors liquidity requirements as warranted by interest rate trends, changes in the economy, changes in the scheduled maturities, and interest rate sensitivity of the investment and loan portfolios as well as deposits. The Bank attempts to match rate-sensitive assets and liabilities in order to minimize exposure from fluctuations in interest rates and to enhance consistent growth of net interest income through periods of changing interest rates.

The asset portion of the balance sheet provides liquidity primarily through cash and due from Banks, loan principal repayments, and cash flows from investment securities, federal funds sold and investment securities available for sale.

The liability portion of the balance sheet provides liquidity through the various interest and non-interest-bearing deposit accounts, federal funds purchased, securities sold under agreements to repurchase, and other short-term borrowings. Long-standing relationships with many institutions have provided the bank with the opportunity to buy and sell federal funds on a daily basis.

The Bank's liquidity, which is monitored by an Asset-Liability Committee, is deemed by management to be adequate.

Capital Resources. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes that the Bank meets all the capital adequacy requirements to which it is subject, as of December 31, 1997.

As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To remain categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

The annualized return on average shareholders' equity was 13.65% for the year end 1997, as compared to 14.11% for the same period in 1996. Shareholders' equity increased to $24.3 million at December 31, 1997, from $21.1 million at December 31, 1996. Cash dividends declared by MarTex for the year ended December 31, 1997, totaled $0.04 per share, compared to $0.04 for the same period of 1996.

The following table illustrates the changes in shareholders' equity for December 31, 1997, and December 31, 1996. (Dollars in Thousands)

                                                           December 31,
------------------------------------------------------------------------------
                                                       1997            1996
------------------------------------------------------------------------------
Beginning balance ..........................       $ 21,113        $ 14,253
Net income .................................          3,099           2,186
Cash dividends declared ....................           (473)           (361)
Merger with Heritage Texas Group ...........              -           5,235
Additions due to stock grants ..............             43              50
Net unrealized gain/(loss) on AFS securities            504            (250)
-------------------------------------------------------------------------------
Ending balance .............................       $ 24,286        $ 21,113
==============================================================================

The  following  table  summarizes  the  risk-based   capital  ratios  of  MarTex
for the periods indicated. All three ratios for both periods are considered well-capitalized by regulatory authorities. (Dollars in Thousands)

                                              December 31,
-------------------------------------------------------------------------
                                       1997                 1996
-------------------------------------------------------------------------
Tier 1 capital .........        $    20,642          $    17,972
Total capital ..........             22,842               19,876
Risk-weighted assets ...            176,016              163,196
Adjusted total assets ..            301,337              283,016

Tier 1 capital ratio ...              11.73%               11.01%
    (Regulatory minimum)              (4.00%)              (4.00%)
Total capital ratio ....              12.98%               12.18%
    (Regulatory minimum)              (8.00%)              (8.00%)
Tier 1 leverage ratio ..               6.85%                6.35%
    (Regulatory minimum)              (4.00%)              (4.00%)
=========================================================================

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

  Sproles Woodard, L.L.P., independent auditors, has continuously served as the independent auditor for MarTex from 1990 through the present. A representative of Sproles Woodard, L.L.P. is expected to be present at the Special Meeting. This representative will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

                               VALIDITY OF SHARES


  Patricia C. Meringer, Senior Vice President and Corporate Counsel of Hibernia has passed upon the validity of the shares to be issued by Hibernia in the Merger. As of the date of this proxy statement/prospectus, Ms. Meringer beneficially owned 22,830 shares of Hibernia common stock (including options to purchase shares of Hibernia common stock that are currently exercisable).

                                    EXPERTS


          The consolidated financial statements of Hibernia Corporation incorporated by reference in Hibernia Corporation's Annual Report (Form 10-K) for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

          Sproles Woodard, L.L.P., independent certified public accountants, have audited the consolidated financial statements of MarTex for the years ended December 31, 1997 and 1996. Those financial statements are included in the Proxy Statement of MarTex, which is referred to and made a part of this Prospectus and Registration Statement, and have been included in reliance upon the report of Sproles Woodard, L.L.P. appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  Hibernia is a public company and is required to file certain reports with the SEC, such as annual reports (Form 10-K), quarterly reports (Form 10-Q) and current reports (Form 8-K). You may review and copy these reports, proxy statements and other information at the following places:

  . the public reference room of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 (copies may be made at prescribed rates),
  . at the SEC's Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10007
  . at the SEC's Regional Office located 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511
  .    at the offices of the New York Stock Exchange, Inc., 20 Broad Street,
       New York, New York 10005.

  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site on the Internet that contains reports, proxy and information statements and other information about public companies. The address of that site is

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http://www.sec.gov.com.  Certain recent reports filed with the SEC are also available at Hibernia's web site at http:/www.hiberniabank.com. Hibernia's Internet web site also includes news releases and product and service information about Hibernia.

  Hibernia has filed a registration statement on Form S-4 with the SEC that registers the Hibernia common stock included in this prospectus. This proxy statement/prospectus does not contain all of the information in the registration statement. Please refer to the registration statement for further information about Hibernia and the Hibernia common stock to be exchanged in the Merger. Statements contained in this proxy statement/prospectus concerning the provisions of certain documents included in the registration statement are not necessarily complete. A complete copy of each document is filed as an exhibit to the registration statement. You may obtain copies of all or any part of the registration statement, including exhibits thereto, upon payment of the prescribed fees, at the offices of the SEC and the NYSE listed above.

  All information contained in this proxy statement/prospectus relating to Hibernia and its subsidiaries has been supplied by Hibernia. All information relating to MarTex and its subsidiaries has been supplied by MarTex.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by Hibernia with the SEC are incorporated by reference in this proxy statement/prospectus:

 .  its Annual Report on Form 10-K for the year ended December 31, 1997;

 . its definitive Proxy Statement filed with the SEC on March 20, 1998 relating to its 1998 Annual Meeting of Shareholders held on April 21, 1998 (except for the information contained therein under the headings "Executive Compensation --Report of the Executive Compensation Committee" and "Executive
   Compensation --Stock Performance Graph", which are expressly excluded from incorporation in this Registration Statement);

 . the Description of Capital Stock included in its Current Report on Form 8-K dated December 4, 1998;

 . its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998;

 .  its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998;

 . its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998;

 .  a Current Report on Form 8-K dated January 12, 1998;

 .  a Current Report on Form 8-K dated March 4, 1998;

 .  a Current Report on Form 8-K dated July 27, 1998;

 .  a Current Report on Form 8-K dated August 26, 1998;  and

 .  a Current Report on form 8-K dated December 9, 1998.

  All documents filed by Hibernia with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this proxy statement/prospectus and prior to the termination of the offering of Hibernia common stock made hereby will be deemed to be incorporated by reference in this proxy statement/prospectus from the date they are filed. Statements made in this proxy statement/prospectus may be modified or superseded by statements contained in a document incorporated or deemed to be incorporated by reference. Any statement so modified or superseded will not be deemed to constitute a part of this proxy statement/prospectus, except as so modified or superseded.

  This proxy statement/prospectus incorporates important business and financial information about Hibernia that is not included in or delivered with this proxy statement/prospectus. If you own MarTex common stock and would like a copy of any of the information incorporated by reference in this proxy statement/prospectus other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information), Hibernia will provide it to you without charge. If you would like to receive any of that information, please call or write to Hibernia Corporation, 313 Carondelet Street, New Orleans, Louisiana 70130, Attention:
Assistant Secretary, Telephone (504) 533-3411. You should make your request before February 25, 1999, in order to receive the information prior to the Special Meeting.

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

                                                                      APPENDIX A

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                                       OF
                     MARTEX BANCSHARES, INC. WITH AND INTO
                              HIBERNIA CORPORATION

  AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER dated as of January 19, 1999, to be effective as of June 29, 1998, (this "Agreement"), adopted and made by and between MarTex Bancshares, Inc. ("MarTex") and Hibernia Corporation ("Hibernia").

  MarTex is a corporation duly organized and existing under the laws of the State of Texas and has its office at 2615 East End Boulevard South, Marshall, Texas 75670; is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"); and owns all issued and outstanding shares of First Service Bank (the "Bank"). The presently authorized capital stock of MarTex consists solely of 100,000,000 shares of common stock of the par value of $0.01 each ("MarTex common stock") and 500,000 shares of preferred stock of the par value of $4.13 each. As of March 31, 1998, 11,846,469 shares of MarTex common stock had been issued and were outstanding, and no shares of MarTex common stock were held in MarTex's treasury. As of March 31, 1998, no shares of preferred stock had been issued by MarTex and no such shares were outstanding. All outstanding shares of MarTex common stock have been duly issued and are validly outstanding, fully paid and nonassessable. The foregoing are the only voting securities of MarTex authorized, issued, or outstanding. As of March 31, 1998, there were options to purchase 450,264 shares of MarTex common stock outstanding, 319,828 shares issuable under a Warrant Agreement dated 12/13/96, 28,618 shares of MarTex common stock earned but not yet issued under the Stock Grant Agreements listed on Schedule 7.26 hereto and additional shares of MarTex common stock to be issued pursuant to such Stock Grant Agreements as a result of the consummation of the transactions contemplated by this Agreement, and there are no other existing stock options, warrants, calls, or commitments of any kind obligating MarTex to issue any share of its capital stock or any other security of which it is or will be the issuer. None of the shares of MarTex's capital stock has been issued in violation of preemptive rights of shareholders. MarTex owns 100 percent of the outstanding voting shares of the Bank, a banking corporation organized and existing under the laws of the State of Texas. All of the issued and outstanding shares of capital stock of the Bank are directly owned by MarTex. The Bank is (i) an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and (ii) has been duly organized and is validly existing as a state bank under the laws of the State of Texas, and has full authority to conduct its business as and where currently conducted.

  Hibernia is a corporation duly organized and existing under the laws of the State of Louisiana; has its registered office at 313 Carondelet Street, New Orleans, Louisiana 70130; and is a bank holding company within the meaning of the Bank Holding Company Act. Hibernia owns all of the issued and outstanding shares of capital stock of Hibernia National Bank ("HNB") and Hibernia National Bank of Texas ("HNBT"). The presently authorized capital stock of Hibernia is 400,000,000 shares, consisting of 100,000,000 shares of preferred stock, no par value, and 300,000,000 shares of Class A voting common stock, no par value (the Class A voting common stock being referred to hereinafter as "Hibernia common stock"). As of March 31, 1998, 2,000,000 shares of Hibernia's preferred stock were issued and outstanding, 152,109,882 shares of Hibernia common stock were outstanding, and no shares of Hibernia common stock were held in Hibernia's treasury. All outstanding shares of Hibernia common stock have been duly issued and are validly outstanding, fully paid and nonassessable. The foregoing Hibernia common stock and (in limited circumstances, the Hibernia Preferred Stock) are the only voting securities of Hibernia authorized, issued or outstanding and there are no existing options, warrants, calls or commitments of any kind obligating Hibernia to issue any share of its capital stock or any other security of which it is or will be the issuer, except that Hibernia has authorized or reserved 1,968,750 shares of Hibernia common stock for issuance under its 1987 Stock Option Plan, pursuant to which options covering 1,377,579 shares of Hibernia common stock were outstanding as of the date hereof; 9,898,336 (as adjusted) shares of Hibernia common stock for issuance under its 1992 Long-Term Incentive Plan, pursuant to which options covering 7,507,271 shares of Hibernia common stock were outstanding as of the date hereof; 1,000,000 shares of Hibernia common stock for issuance under its 1993 Director Stock Option Plan, pursuant to which options covering 275,000 shares of Hibernia common stock are outstanding on the date hereof; 24 shares of Hibernia common stock are available for issuance pursuant to Hibernia's Dividend Reinvestment and Stock Purchase Plan; and warrants covering 213,176 shares of Hibernia common stock are outstanding. None of the shares of Hibernia's capital stock has been issued in violation of preemptive rights of shareholders.

  HNB is a national banking association organized and existing under the laws of the United States of America having its principal registered office at 313 Carondelet Street, New Orleans, Louisiana 70130. HNBT is a national banking association organized and existing under the laws of the United States of America and having its principal office at 100 W. Broad Street, Texarkana, Texas 75501. All of the issued and outstanding shares of capital stock of HNB and HNBT are owned by Hibernia. HNB and HNBT are (i) an "insured banks" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and
(ii) have been duly organized and are validly existing as national banks under the laws of the United States, and have full authority to conduct their businesses as and where currently conducted.

  The Boards of Directors of MarTex and Hibernia have duly approved this Agreement and have authorized the execution hereof by MarTex's Chairman of the Board, Chief Executive Officer or President and Hibernia's President and Chief Executive Officer, respectively. MarTex has directed that this Agreement be submitted to a vote of its shareholders in accordance with Texas law and the terms of this Agreement.

  In consideration of their mutual promises and obligations, the parties hereto adopt and make this Agreement for the merger of MarTex with and into Hibernia and prescribe the terms and conditions of such merger and the mode of carrying it into effect, which shall be as follows:

  1. The Merger. On the Effective Date (as defined in Section 14 hereof), MarTex shall be merged with and into Hibernia under the Articles of Incorporation of Hibernia, pursuant to the provisions of, and with the effect provided in, (i) Part XI of the Louisiana Business Corporation Law ("LBCL") and
(ii) Section 5.01 through 5.04 of the Texas Business Corporation Act ("TBCA") (the "Merger") and the Merger Agreement in substantially the form of Exhibit 1 hereto (the "Merger Agreement").

  2. Hibernia Capital Stock. The shares of the capital stock of Hibernia issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.

  3.  MarTex common stock.

      3.1. Conversion in Certain Circumstances. On the Effective Date and subject to the provisions of Section 3.7 hereof,

      (a) shares of MarTex common stock which are issued and outstanding immediately prior to the Effective Date (including MarTex common stock issued pursuant to the options, warrants or grant agreements listed on Schedule 6(b) hereto) other than (i) shares which are held by shareholders who have not voted such shares in favor of the Merger and who shall have delivered a written demand for payment of the fair value of such shares within the time and manner provided in Article 5.12 of the TBCA (unless such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the TBCA), and (ii) shares owned beneficially by Hibernia or its subsidiaries, shall, by virtue of the Merger automatically and without any action on the part of the holder thereof, become and be converted into the number of shares of Hibernia common stock that equals the Exchange Rate set forth in Section 3.8 hereof;

      (b) shareholders who hold certificates which represent shares of MarTex common stock outstanding immediately prior to the Effective Date (hereinafter called "Old Certificates") shall cease to be,

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

and shall have no rights as, shareholders of MarTex (except to convert their MarTex common stock as set forth herein);

      (c) each share of MarTex common stock held in the treasury of MarTex or owned beneficially by Hibernia or any of its subsidiaries shall be canceled; and

      (d) Old Certificates shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates for the number of whole shares of Hibernia common stock to which such holders shall be entitled in accordance with the Exchange Rate set forth in
Section 3.8 and a check representing cash paid in lieu of fractional shares as provided in Section 3.2 hereof.

      3.2. Fractional Shares. Each holder of Old Certificates who would otherwise have been entitled to receive a fraction of a share of Hibernia common stock (after taking into account all shares of MarTex common stock represented by the Old Certificates then delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share multiplied by the average of the closing price of one share of Hibernia common stock for the ten business days preceding the last trading day immediately prior to the Closing Date as reported in The Wall Street Journal, and no such holder shall be entitled to dividends, voting rights or any other right of shareholders in respect of any fractional share.

      3.3. Transmittal Materials. As promptly as practicable after the Effective Date, Hibernia shall send or cause to be sent to each former shareholder of record of MarTex transmittal materials for use in exchanging Old Certificates for certificates representing Hibernia common stock and a check representing cash paid in lieu of fractional shares, if any. The letter of transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of either certificates representing Hibernia common stock or cash, if any. If any certificate for shares of Hibernia common stock is to be issued in a name other than that in which an Old Certificate surrendered for exchange is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the exchange agent to be appointed by Hibernia in connection with such exchange (the "Exchange Agent") that such taxes are not payable.

      3.4. Rights as Shareholders. Former shareholders of MarTex and any other individuals or entities who or which are entitled to receive Hibernia common stock as a result of the Merger will be able to vote after the Effective Date at any meeting of Hibernia shareholders or pursuant to any written consent procedure the number of whole shares of Hibernia common stock into which their shares of MarTex common stock are converted, regardless of whether they have exchanged their Old Certificates. In addition, in that event, whenever a dividend is declared by Hibernia on the Hibernia common stock after the Effective Date, the declaration shall include dividends on all shares issuable hereunder, but no shareholder will be entitled to receive his distribution of such dividends until physical exchange of his Old Certificates shall have been effected. Upon physical exchange of his Old Certificates, any such person shall be entitled to receive from Hibernia an amount equal to all dividends (without interest thereon and less the amount of taxes, if any, that may have been withheld, imposed or paid thereon) declared, and for which the payment has occurred, on the shares represented thereby; provided, however, that former shareholders of MarTex shall not be entitled to receive any dividend on their Hibernia common stock with respect to any period for which MarTex paid a dividend prior to the Effective Date.

      3.5. Maintenance of Stock Transfer Records; Cancellation of Old Certificates. Prior to the Effective Date, MarTex shall continue to maintain its stock transfer records and to transfer and replace stock certificates in accordance with its existing policies and past practices with regard to such transfers and replacements. On and after the Effective Date there shall be no transfers on the stock transfer books of MarTex or Hibernia of the shares of MarTex common stock which were issued and outstanding immediately prior to the Effective Date. If, after the Effective Date, Old Certificates are properly presented to Hibernia, they shall be canceled and exchanged for certificates representing shares of Hibernia common stock and a check representing cash paid in lieu of fractional shares as herein provided. Any other provision of this Agreement notwithstanding, neither the Exchange Agent nor any party hereto shall be liable to a holder of MarTex common stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

      3.6. Property Transfers. From time to time, as and when requested by Hibernia and to the extent permitted by Texas law, the officers and directors of MarTex last in office shall execute and deliver such deeds and other instruments and shall take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to Hibernia title to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authorities of MarTex, and otherwise to carry out the purposes of this Agreement.

      3.7. Dissenters' Shares. Shares of MarTex common stock held by any holder having rights of a dissenting shareholder as provided in Texas law, who shall have properly objected to the Merger and who shall have properly demanded payment on his stock in accordance with and subject to the provisions of Texas law, shall not be converted as provided in Section 3.1 hereof until such time as such holder shall have failed to perfect, or shall have effectively lost, his right to appraisal of and payment for his shares of MarTex common stock, at which time such shares shall be converted as provided in Section 3.1 hereof.

      3.8.  Exchange Rate.

      (a) Except as otherwise provided in this Section 3.8 to the contrary, the Exchange Rate (i.e. the number of shares of Hibernia common stock that will be exchanged for each share of MarTex common stock) shall be the number that is achieved by the following formula : 3,450,000 the number of shares of MarTex common stock outstanding as of the Effective Date.

      (b) (i) In the event that the Department of Justice requires or requests that Hibernia or HNBT divest a portion of the assets and/or liabilities of the Bank as a condition to its agreement not to object to the Merger, and the Parties hereto agree to such divestiture and consummate the Merger, the Exchange Rate shall be adjusted downward to reflect the divestiture as set forth below in this Section 3.8(b).

      (ii) In the event the aggregate amount of deposits to be divested is $5 million or less and the aggregate amount of loans to be divested is $2 million or less, there shall be no adjustment in the Exchange Rate.

      (iii) In the event the aggregate amount of deposits to be divested is greater than $5 million or the aggregate amount of loans to be divested is greater than $2 million, then the Exchange Rate shall be calculated in accordance with the following steps:

 .    Step 1. If the aggregate amount of deposits to be divested is greater than
     $5 million, then the number of shares to be issued by Hibernia in exchange for the outstanding shares of MarTex shall be reduced by 9,284 for each $1 million of deposits to be divested in excess of $5 million, which reduction shall be prorated for any amount less than $1 million to be divested. (If not, then skip to Step 2.)

 .    Step 2. If the aggregate amount of loans to be divested is greater than $2 million, then the number of shares to be issued by Hibernia in exchange for the outstanding shares of MarTex shall be reduced by 20,073 for each $1 million of loans to be divested in excess of $2 million, which reduction shall be prorated for any amount less than $1 million to be divested.

 .    Step 3. The aggregate number of shares achieved by applying Steps 1 and 2 shall be added together and subtracted from 3,450,000 to obtain the aggregate number of shares of Hibernia common stock that will be exchanged for the shares of MarTex common stock outstanding.

     4. Articles of Incorporation; Bylaws. The Articles of Incorporation and Bylaws of Hibernia in force immediately prior to the Effective Date shall on and after the Effective Date continue to be the Articles of Incorporation and Bylaws of Hibernia, respectively, unless altered, amended or repealed in accordance with applicable law.

     5. Employees. Hibernia shall cause to be provided as soon as practicable after the Effective Date for the employees of MarTex and the Bank immediately prior to the Effective Date the employee benefits then made available to employees of Hibernia and its subsidiaries, subject to the terms and conditions under which those employee benefits are made available to such employees; provided, however, that for purposes of determining the eligibility of an employee of MarTex or the Bank (or both) to receive, and the benefits to which such employee shall be entitled, under Hibernia's benefits plans after the Effective Date, any period of employment of such employee with MarTex or the Bank shall be deemed equivalent to having been employed for that same period by Hibernia and/or its subsidiaries and provided further, however, that if Hibernia determines in good faith that it cannot merge any benefit plan of MarTex into a comparable benefit plan of Hibernia or HNB without creating material potential liability for Hibernia's or HNB's plan, then Hibernia shall be entitled to freeze the existing benefit plan of MarTex and prohibit participation by former employees of MarTex in Hibernia's plan for the period of time required by applicable law to ensure that Hibernia's and HNB's benefit plans are not deemed to be successor plans of the MarTex plan in question.

     6. Negative Covenants. From the date hereof until the Effective Date, or until the termination of this Agreement, MarTex covenants and agrees that it will not do, or agree to commit to do, and MarTex will cause the Bank not to do and not to agree or commit to do, without the prior written consent of Hibernia, any of the following:

          (a) in the case of MarTex (and not the Bank), make, declare, set aside or pay any dividend or declare or make any distribution on, or directly or indirectly combine, redeem, purchase or otherwise acquire, any shares of MarTex common stock (other than in a fiduciary capacity).

          (b) authorize the creation or issuance of or issue any additional shares of its capital stock, or any options, calls, warrants, stock appreciation rights or commitments relating to its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from it, shares of its capital stock, except for shares issued pursuant to the terms of the stock options, warrants and stock grant agreements listed on Schedule 6(b) hereto, as those options, warrants or agreements were in effect on the date hereof, it being understood that no modification of any of those instruments may be made without the express written consent of Hibernia;

          (c) enter into any employment contracts with, increase the rate of compensation of, or pay or agree to pay any bonus to, any of its directors, officers or employees, except in accordance with the terms of any employment agreement existing on the date hereof or in accordance with past practices during the preceding three years; provided; however that bonuses that have been accrued through the Closing Date may be paid to employees as long as the amounts of such accruals and bonus payments are in accordance with past practices during the preceding three years.

          (d) enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

          (e) other than as contemplated in this Agreement, (i) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (ii) amend its or the Bank's Articles of Incorporation or Bylaws, (iii) impose, or suffer the imposition, on any share of stock held by MarTex in the Bank, of any material lien, charge, or encumbrance, or permit any such lien to exist, (iv) establish or add any automatic teller machines or branch or other banking offices in addition to those listed on Schedule 6(e) hereto, (v) make any capital expenditures in excess of $200,000 in connection with the completion of MarTex's branch location at Hide-A-Way Lake (exit 552 on I-20) or any capital expenditures in excess of $50,000 (excluding those capital expenditures for the branch location at Hide-A-Way Lake), or (vi) take any action that would materially and adversely affect the ability of any party hereto to obtain the approvals necessary for consummation of the transactions contemplated hereby or that would materially and adversely affect MarTex's ability to perform its covenants and agreements hereunder;

          (f) except as permitted by Section 9.6 hereof and except with respect to transactions contemplated hereby, merge with any other corporation or bank or permit any other corporation or bank to merge into it or consolidate with any other corporation or bank; acquire control over any other firm, bank, corporation or organization or create any subsidiary (except in a fiduciary capacity or in connection with foreclosures in bona fide loan transactions); liquidate; or sell or dispose of any assets or acquire any assets, otherwise than in the ordinary course of its business consistent with its past practice; or

          (g) knowingly fail to comply with any laws, regulations, ordinances, or governmental actions applicable to it and to the conduct of its business in a manner significant, material and adverse to its business.

     7. Representations and Warranties of MarTex. MarTex (and not its directors or officers in their personal capacities) hereby represents and warrants as follows (and the parties hereto acknowledge and agree that any matter disclosed on any schedule hereto shall be deemed to be included on any other schedule hereto provided by the same party, whether or not the matter is disclosed on any additional schedule):

          7.1. Recitals. The facts set forth in the preamble to this Agreement with respect to it are true and correct.

          7.2. Organization and Qualification. Each of MarTex and the Bank is a corporation or bank duly organized, validly existing, and, in the case of MarTex, in good standing under, and, in the case of the Bank, holds a valid certificate to transact the business of banking under, respectively, the laws of the State of Texas and the laws of the United States; each of MarTex and the Bank has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its assets, properties and business; and MarTex has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

          7.3. Ownership of Other Banks. MarTex does not own, directly or indirectly, 5 percent or more of the outstanding capital stock or other voting securities of any corporation, bank, or other organization except the Bank and Pittsburgh Recovery, Inc., a wholly-owned subsidiary of the Bank. The presently authorized capital stock of the Bank consists solely of 2,071,000 shares of common stock of the par value of $1.00 each, all of which shares of common stock are outstanding. The outstanding shares of capital stock of the Bank are validly issued and outstanding, fully paid and nonassessable and, except as provided on Schedule 7.3 hereto, all of such shares are owned by MarTex, free and clear of all liens, claims and encumbrances. The presently authorized capital stock of Pittsburgh Recovery, Inc. consists solely of 1,000 shares of common stock of the par value of $1.00 each, all of which shares of common stock are outstanding. The outstanding shares of capital stock of Pittsburgh Recovery, Inc. are validly issued and outstanding, fully paid and nonassessable and, except as provided on Schedule 7.3 hereto, all of such shares are owned by the Bank, free and clear of all liens, claims and encumbrances.

          7.4. Corporate Authorization. The execution, delivery and performance of this Agreement have been authorized by MarTex's Board of Directors, and, subject to the approval of this Agreement by its shareholders in accordance with the applicable Texas law and the approval of the appropriate regulatory authorities, all corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance by MarTex of this Agreement and the consummation of the Merger have been validly and appropriately taken. Subject to such shareholder approval and to such regulatory approvals as are required by law, this Agreement is a legal, valid and binding obligation of MarTex, enforceable against MarTex in accordance with its terms, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles or principles of Texas law that are similar to equitable principles in jurisdictions that recognize a distinction between law and equity.

          7.5. No Conflicts. Except as disclosed on Schedule 7.5 hereto, the execution and delivery of this Agreement by MarTex does not, and the consummation of the transactions contemplated hereby by it will not, constitute
(i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of MarTex or the Bank or to which MarTex or the Bank is subject, which breach, violation or default would have a material and adverse effect on the financial condition, properties, businesses or results of operations of MarTex and the Bank taken as a whole or on the transactions contemplated hereby, (ii) to the best of the knowledge of MarTex's management, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of MarTex or the Bank or to which MarTex or the Bank is subject, or (iii) a breach or violation of, or a default under, the Articles of Incorporation or Bylaws of MarTex or the Bank; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any required approvals of shareholders and applicable regulatory authorities.

          7.6. Financial Statements; Dividend Restrictions. MarTex has delivered to Hibernia prior to the execution of this Agreement true and correct copies of the following consolidated financial statements (collectively referred to herein as the "MarTex Financial Statements"): MarTex's Balance Sheets as of March 31, 1998 and 1997 (unaudited); MarTex's Consolidated Balance Sheets as of December 31, 1997 and 1996 (audited); MarTex's Consolidated Statements of Income and Changes in Stockholders' Equity and Consolidated Statements of Cash Flows for the years ended December 31, 1997 and 1996 (audited) and as of March
31, 1998 and 1997 (unaudited);.   Each of the MarTex Financial Statements
(including the related notes) fairly presents the consolidated results of operations of MarTex and the Bank for the respective periods covered thereby and the consolidated financial condition of MarTex and the Bank as of the respective dates thereof (subject, in the case of unaudited statements, to year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Except as disclosed in the MarTex Financial Statements, including the notes thereto, or Schedule 7.6 hereto, and except as otherwise required by this Agreement, there are no restrictions in any note, indenture, agreement, statute or otherwise (except for statutes or regulations applicable to Texas corporations or Texas state banks generally) precluding MarTex or the Bank from paying dividends, in each case when, as and if declared by its Board of Directors.

          7.7. No Material Adverse Change. Since March 31, 1998, there has been no event or condition of any character (whether actual, or to the knowledge of MarTex or the Bank, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to MarTex, would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of MarTex or the Bank, excluding changes in laws or regulations that affect banking institutions generally.

          7.8. Litigation and Proceedings. Except as set forth on Schedule 7.8 hereto, no litigation, proceeding or controversy before any court or governmental agency is pending against MarTex that in the opinion of its management is likely to have a material and adverse effect on the business, results of operations or financial condition of MarTex and the Bank taken as a whole, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated. Except as disclosed on
Schedule 7.8 hereto, no member of MarTex's consolidated group is subject to any written agreement, memorandum, or order with or by any bank or bank holding company regulatory authority restricting its operations or requiring any material actions.

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          7.9.  Material Contracts.  Except for this Agreement and arrangements made in the ordinary course of business or disclosed on Schedule 7.9 hereto, neither MarTex nor the Bank is bound by any material contract to be performed after the date hereof that is not terminable by MarTex or the Bank without penalty or liability on thirty days prior notice.

          7.10. Brokers' or Finders' Fees. No agent, broker, investment banker, investment or financial advisor or other person acting on behalf of MarTex or the Bank or under their authority is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement except Alex. Sheshunoff & Co., which has been engaged by MarTex in connection with the Merger. Notwithstanding anything contained herein to the contrary, MarTex shall be permitted to pay to Alex. Sheshunoff & Co. the fee required by its engagement letter, a copy of which is attached hereto as Exhibit 7.10, relating to the transaction contemplated by this Agreement, provided that, MarTex is obligated to pay such fee at the time payment is made.

          7.11. Contingent Liabilities. Except as disclosed on Schedule 7.11 hereto or as reflected in the MarTex Financial Statements and except in the case of the Bank for unfunded loan commitments made in the ordinary course of business consistent with past practices, as of March 31, 1998, neither MarTex nor the Bank has any obligation or liability (contingent or otherwise) that was material, or that when combined with all similar obligations or liabilities would have been material, to MarTex and the Bank taken as a whole and there does not exist a set of circumstances resulting from transactions effected or events occurring prior to, on, or after March 31, 1998, or from any action omitted to be taken during such period that, to the knowledge of MarTex, could reasonably be expected to result in any such material obligation or liability.

          7.12. Tax Liability. The amounts set up as liabilities for taxes in the MarTex Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local, and foreign excise, franchise, property, payroll, income, capital stock, and sales and use taxes) accrued in accordance with GAAP and unpaid at the respective dates thereof.

          7.13.  Material Obligations Paid.  Other than as set forth on Schedule
7.13 hereto, since March 31, 1998, neither MarTex nor the Bank has incurred or paid any obligation or liability that would be material to MarTex on a consolidated basis, except for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with its past practices.

          7.14. Tax Returns; Payment of Taxes. All federal, state, local, and foreign tax returns (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of MarTex or the Bank have been timely filed or requests for extensions have been timely filed and granted and have not expired for periods ending on or before December 31, 1995, and all returns filed are complete and accurate to the best information and belief of their respective managements; all taxes shown on filed returns have been paid. As of the date hereof, there is no audit, examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to MarTex or the Bank except as reserved against in the MarTex Financial Statements. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid, and MarTex's reserves for bad debts at December 31, 1995, 1996 and 1997, as filed with the Internal Revenue Service, were not greater than the maximum amounts permitted under the provisions of Section 585 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

          7.15. Loans. To the best knowledge and belief of its management, each loan reflected as an asset of MarTex in the MarTex Financial Statements, as of March 31, 1998, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, and no loan is subject to any asserted defense, offset or counterclaim known to MarTex, except as disclosed in writing to Hibernia on or prior to the date hereof.

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

          7.16. Allowance for Loan Losses. To the best of MarTex's knowledge and belief, allowances for possible loan losses shown on the balance sheets of MarTex as of March 31, 1998 are adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of March 31, 1998, and each such allowance has been established in accordance with GAAP.

          7.17.  Title to Assets; Adequate Insurance Coverage.

          (a) As of March 31, 1998, MarTex or the Bank, as the case may be, had, and except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now have, good and indefeasible title to all real property and good and indefeasible title to all other material properties and assets reflected in the MarTex Financial Statements, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the MarTex Financial Statements or which secure deposits of public funds as required by law; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after March 31, 1998, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any such owned properties or assets; (v) capital leases and leases, if any, to third parties for fair and adequate consideration; (vi) securities pledged for interest rate swap, cap and floor contracts and (vii) as set forth on Schedule 7.17. MarTex and the Bank own, or have valid leasehold interests in, all material properties and assets, tangible or intangible, used in the conduct of its business. Any real property and other material assets held under lease by MarTex or the Bank are held under valid, subsisting and enforceable leases with such exceptions as are not material and such leases do not interfere with the continued use made or proposed to be made by Hibernia in such lease of such property by Hibernia in the manner presently being utilized by the Bank or MarTex, except as set forth on Schedule 7.17.

          (b) With respect to each lease of any real property or a material amount of personal property to which MarTex or the Bank is a party, except for financing leases in which MarTex or the Bank is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid;
(iii) there exists no default or event, occurrence, condition or act which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) except as set forth on Schedule 7.17, the Merger will not constitute a default or a cause for termination or modification of such lease.

          (c) Neither MarTex nor the Bank has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

          (d) To the knowledge and belief of its management, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of MarTex and the Bank provide adequate coverage against loss and the fidelity bonds in effect as to which MarTex or the Bank is named insured provide adequate coverage with respect to amounts, types and risks involved.

          7.18. Employee Plans. To the best of MarTex's knowledge and belief, it, the Bank, and all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover one or more employees employed by MarTex or the Bank:

          (i) is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or to such plan or any of its employees (because of such employee's activities on behalf of it), the breach or violation of which could have a material and adverse effect on such business; and

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          (ii)  has received no notification from any agency or department of federal, state or local government or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations or ordinances that such governmental authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and is subject to no agreement with any such governmental authority with respect to its assets or business.

          7.19. Copies of Employee Plans. On or prior to the date hereof, MarTex has provided Hibernia with true, complete and accurate copies of all pension, retirement, stock purchase, stock bonus, stock ownership, stock option, savings, stock appreciation right or profit-sharing plans, any employment, deferred compensation, consultant, severance, bonus, or collective bargaining agreement or group insurance contract, or any other incentive, welfare, or employee benefit plan or agreement maintained by it or the Bank for its or the Bank's' employees or former employees.

          7.20. Plan Liability. Except for liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid, and except for liabilities to the Internal Revenue Service under section 4971 of the Internal Revenue Code, all of which have been fully paid, neither MarTex nor the Bank has any liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Internal Revenue Code.

          7.21. No Default. Neither MarTex nor the Bank is in default in any material respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

          7.22. Minutes. Prior to the date hereof, MarTex has made available to Hibernia, for inspection pursuant to the terms of Section 9.5 hereof, the minutes of meetings of MarTex's and the Bank' Board of Directors and all committees thereof held during the period beginning March 31, 1993 and prior to the date hereof, which minutes are complete and correct in all material respects and fairly present the actions of such Boards and committees and accurately reflect in all material respects the business condition and operations of MarTex and the Bank as of the dates and for the periods indicated therein.

          7.23. Insurance Policies. Attached hereto as Schedule 7.23 is a schedule detailing all policies of fire, theft, public liability, and other insurance (including without limitation fidelity bonds insurance) maintained by MarTex or the Bank at the date hereof. Except as disclosed on Schedule 7.23 hereto, neither MarTex nor the Bank has received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither MarTex nor the Bank has been refused any insurance coverage sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience of MarTex or the Bank.

          7.24. Investments. Except for securities pledged for interest rate swap, cap and floor contracts or pledged to secure public trust deposits and except as set forth on Schedule 7.24, none of the investments reflected in the MarTex Financial Statements under the heading "Investment Securities," and none of the investments made by MarTex or the Bank since March 31, 1998, and none of the assets reflected in the MarTex Financial Statements under the heading "Cash and Due From Banks," is subject to any restriction, whether contractual or statutory, that materially impairs the ability of MarTex or the Bank freely to dispose of such investment at any time. With respect to all repurchase agreements to which MarTex or the Bank is a party, MarTex or the Bank, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement which equals or exceeds the amount of the debt secured by such collateral under such agreement.

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

          7.25. Environmental Matters. Except as set forth on Schedule 7.25, neither MarTex nor the Bank nor, to the knowledge of MarTex and the Bank, any previous owner or operator of any properties at any time owned (including any properties owned as a result of foreclosure of a loan, whether still owned or subsequently resold) leased, or occupied by MarTex or the Bank or used by MarTex or the Bank in their respective business ("MarTex Properties") used, generated, treated, stored, or disposed of any hazardous waste, toxic substance, or similar materials on, under, or about MarTex Properties except in compliance with all applicable federal, state, and local laws, rules, and regulations pertaining to air and water quality, hazardous waste, waste disposal, air emissions, and other environmental matters ("Environmental Laws"). Neither MarTex nor the Bank has received any notice of noncompliance with Environmental Laws, applicable laws, orders, or regulations of any governmental authorities relating to waste generated by any such party or otherwise or notice that any such party is liable or responsible for the remediation, removal, or clean-up of any site relating to MarTex Properties.

          7.26.  Change in  Control Contracts and Benefits.  Attached as
Schedule 7.26 are true and correct copies of agreements with Wayne McWhorter and George Meisenheimer regarding the issuance of shares of MarTex common stock upon a change in control of MarTex. These are the only contracts or other arrangements that provide for the grant of any benefit (including acceleration of any benefit) or the making of any payment by MarTex or any successor of MarTex, as a result of a change in control of similar transaction, to any employee, officer or director of MarTex.

          7.27. Year 2000 Compliance. MarTex has developed and implemented portions of, and is in the process of implementing other portions of, a plan designed to ensure that its computer and other mission critical systems will be substantially Year 2000 compliant, and all material work and testing required to be performed under that plan as of the date hereof have been performed.

          7.28. No Trading Market. The shares of MarTex common stock are not readily tradable on an "Established Securities Market" or otherwise. For purposes of this Agreement, the term "Established Securities Market" shall mean
(i) a national securities exchange which is registered under section 6 of the Securities Exchange Act of 1934, as amended, (ii) a foreign national securities exchange which is officially recognized, sanctioned or supervised by any governmental authority or (iii) any over-the-counter market with an interdealer quotation system.

  8. Representations and Warranties of Hibernia. Hibernia (and not its directors or officers in their personal capacities) hereby represents and warrants as follows:

      8.1. Recitals. The facts set forth in the preamble to this Agreement with respect to it are true and correct.

      8.2. Organization and Qualification. Hibernia is a corporation, and HNB and HNBT are national banking associations, duly organized, validly existing and in good standing under the laws of the State of Louisiana in the case of Hibernia, and the United States of America, in the cases of HNB and HNBT. Each of Hibernia and its material subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its assets, properties and business, and Hibernia has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

      8.3. Shares Fully Paid and Non Assessable. The outstanding shares of capital stock of Hibernia, HNB and HNBT are validly issued and outstanding, fully paid and nonassessable (subject, in the cases of HNB and HNBT, to 12 U.S.C. Section 55) and all of such shares of HNB and HNBT are owned directly or indirectly by Hibernia free and clear of all liens, claims, and encumbrances. The shares of Hibernia common stock to be issued in connection with the Merger pursuant to this Agreement will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable.

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      8.4.  Due Authorization.  The execution, delivery and performance of this
Agreement have been authorized by Hibernia's Board of Directors, and, subject to the regulatory and other approvals required by Section 12 hereof, all corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance by Hibernia of this Agreement and the consummation of the Merger have been validly and appropriately taken. Subject to receipt of the regulatory and other approvals required by Section 12 hereof, this Agreement is a legal, valid, and binding obligation of Hibernia enforceable against Hibernia in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights generally and by general equitable principles or principles of Louisiana law that are similar to equitable principles in jurisdictions that recognize a distinction between law and equity.

      8.5. No Conflicts. Except as disclosed on Schedule 8.5 hereto, the execution and delivery of this Agreement by Hibernia does not, and the consummation of the transactions contemplated hereby by it will not, constitute
(i) a breach or violation of, or a default under, any law, rule, or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture, or instrument of Hibernia or its subsidiaries or by which Hibernia or any of its subsidiaries is subject, which breach, violation or default would have a material and adverse effect on the financial condition, properties, businesses, or results of operations of Hibernia and its subsidiaries taken as a whole or on the transactions contemplated hereby, (ii) to the best of the knowledge of Hibernia's management, a breach or violation of, or a default under, any law, rule, or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture, or instrument of Hibernia or its subsidiaries or to which Hibernia or any of its subsidiaries is subject, or
(iii) a breach or violation of, or a default under the Articles of Incorporation or Association or Bylaws of Hibernia, or of its subsidiaries, and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture, or instrument, other than any required approvals of shareholders and applicable regulatory authorities.

      8.6. Reports of Hibernia. As of their respective dates, none of its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, its Quarterly Report on Form 10-Q for the period ended March 31, 1998, and its proxy statement for its 1998 annual meeting of shareholders, each in the form (including exhibits) filed with the Securities and Exchange Commission (the "SEC") and its quarterly report to shareholders for the period ended March 31, 1998 (collectively, the "Hibernia Reports"), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. There is no fact or circumstance that, individually or in the aggregate, materially and adversely has affected or is so affecting, or, in the opinion of the executive officers of Hibernia, may reasonably be expected in the future to so affect, the business, financial condition, net worth, properties, prospects or results of operations of Hibernia and its subsidiaries, taken as a whole, that has not been disclosed in the Hibernia Reports. Each of the balance sheets in or incorporated by reference into the Hibernia Reports (including the related notes) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of income and stockholders' equity and statement of cash flows or equivalent statements in the Hibernia Reports (including any related notes and schedules) fairly presents the results of operations and changes in stockholders' equity, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited statements, to year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Copies of the Hibernia Reports have been furnished to MarTex on or before the date hereof. Except as disclosed on Schedule 8.6 hereto or in the Hibernia Financial Statements, including the notes thereto, there are no restrictions in any note, indenture, agreement, statute or otherwise (except for statutes or regulations applicable to Louisiana corporations or national banks generally) precluding Hibernia or HNB or HNBT from paying dividends, in each case when, as and if declared by its Board of Directors.

  The Hibernia Reports (i) were prepared in accordance with the applicable requirements of the Securities Act and/or Exchange Act, as the case may be, and the applicable rules and regulations

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thereunder, and (ii) at the time they were filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading. All Current Reports on Form 8-K and Quarterly Reports on Form 10-Q filed after the date hereof and prior to the Effective Date will be prepared in accordance with the applicable requirements of the Securities Act and/or Exchange Act, as the case may be, and the applicable rules and regulations thereunder, and at the time they are filed will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

      8.7. No Material Adverse Change. Since March 31, 1998, there has been no event or condition of any character (whether actual, or to the knowledge of Hibernia or HNB, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to Hibernia, would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of Hibernia or HNB, excluding changes in laws or regulations that affect banking institutions generally.

      8.8. Year 2000 Compliance. Hibernia and HNBT have developed and have implemented portions of, and are in the process of implementing other portions of, a plan designed to ensure that their computer and other mission critical systems will be substantially Year 2000 compliant, and all material work and testing required to be performed under that plan as of the date hereof has been performed.

      8.9. Community Reinvestment Act Performance Evaluation. Hibernia has delivered to MarTex prior to the execution of this Agreement a copy of the Community Reinvestment Act Performance Evaluation presently in effect for HBNT (the "CRA"). To the best of Hibernia's knowledge, Hibernia is unaware of any facts or circumstances that are likely to cause any change in the CRA between the date of this Agreement and the Effective Date which would have a material and adverse effect on the ability to obtain regulatory approval of the transactions contemplated by this Agreement or on the financial condition, results of operations, business or prospects of Hibernia, HNB and HNBT taken as a whole.

      8.10. Sufficient Authorized Shares. Hibernia has, and as of the Effective Date will have, a sufficient number of shares of Hibernia common stock to issue the number of shares required by Section 3.8 hereof to be issued to the holders of MarTex common stock upon the consummation of the transactions contemplated by this Agreement.

  9. Agreements and Covenants. Hibernia and MarTex each hereby agrees and covenants to the other that:

      9.1. Shareholder Approvals. This Agreement shall be submitted to MarTex's shareholders at a special meeting called and held in accordance with applicable provisions of law (to be scheduled to the extent possible for the date of the shareholders' meeting for the other party hereto, if any) at which its shareholders shall be asked to consider and vote upon (a) the issuance of shares of MarTex common stock to each of F. Wayne McWhorter and George F. Meisenheimer as a result of the Merger pursuant to Stock Grant Agreements dated March 28, 1996 between MarTex and each of Mr. McWhorter and Mr. Meisenheimer, as amended (referred to herein individually as a "Stock Grant Agreement" and collectively as the "Stock Grant Agreements"), and (b) this Agreement and the transactions contemplated hereby.

      9.2. Actions Necessary to Complete Merger. It shall use its best efforts to take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable so as to permit the consummation of this Agreement at the earliest possible date (including obtaining the consent or approval of each governmental authority and individual, partnership, corporation, association, or any other form of business or professional entity whose consent or approval is required for the consummation of the transactions contemplated hereby, requesting the delivery of appropriate opinions and letters from its counsel

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and recommending that this Agreement be approved by its shareholders) and cooperate fully with the other party hereto to that end, subject to the provisions of Section 9.6 hereof.

      9.3. Preparation of Registration Statement and Proxy Statement. It shall prepare as promptly as practicable jointly with the other party hereto a proxy statement to be mailed to the shareholders of each party the shareholders of which are to vote upon this Agreement in connection with the transactions contemplated hereby and to be part of a registration statement (the "Registration Statement") to be filed by Hibernia with the SEC pursuant to the Securities Act of 1933, as amended (the "1933 Act") with respect to the shares to be issued in the Merger. When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the time of the last shareholder meeting with respect to the transactions contemplated hereby, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Hibernia relating to Hibernia and by MarTex relating to MarTex, (i) will comply in all material respects with the provisions of the 1933 Act and the rules and regulations of the SEC thereunder and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Hibernia will advise MarTex promptly after it receives notice thereof of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Hibernia common stock issuable in connection with the Merger for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

      9.4. Press Releases and Public Statements. Unless approved by Hibernia in advance, MarTex will not issue any press release, marketing or advertising material or other written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law. The parties will cooperate in any public announcements directly related to the Merger; provided, however, that, in the event Hibernia determines to file a current report on Form 8-K that discloses only the substantive facts of a previously released press release, such filing may be made without prior consultation with MarTex so long as MarTex is furnished with a copy of such report within a reasonable time after its filing.

      9.5.  Material Developments; Access to Information.

            (i) In order to afford MarTex access to such information as it may reasonably deem necessary to perform its due diligence review with respect to Hibernia and its assets in connection with the Merger, Hibernia shall (and shall cause HNB to), (A) upon reasonable notice, afford MarTex and its officers, employees, counsel, accountants and other authorized representatives, during normal business hours throughout the period prior to the Effective Date and to the extent consistent with applicable law, access to its premises, properties, books and records, and to furnish MarTex and such representatives with such financial and operating data and other information of any kind respecting its business and properties as MarTex shall from time to time reasonably request to perform such review, (B) furnish MarTex with copies of all reports filed by Hibernia with the Securities and Exchange Commission ("SEC") throughout the period after the date hereof prior to the Effective Date promptly after such reports are so filed, and (C) promptly advise MarTex of the occurrence before the Effective Date of any event or condition of any character (whether actual or to the knowledge of Hibernia, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to Hibernia, would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of its consolidated group as a whole.

            (ii) In order to afford Hibernia access to such information as it may reasonably deem necessary to perform any due diligence review with respect to the assets of MarTex to be acquired as a result of the Merger, MarTex shall (and shall cause the Bank to), upon reasonable notice, afford Hibernia and its officers, employees, counsel, accountants, and other authorized representatives access, during normal business hours throughout the period prior to the Effective Date, to all of its and the Bank' properties, books,

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contracts, commitments, loan files, litigation files, and records (including, but not limited to, the minutes of the Boards of Directors of MarTex and the Bank and all committees thereof), and it shall (and shall cause the Bank to), upon reasonable notice and to the extent consistent with applicable law, furnish promptly to Hibernia such information as Hibernia may reasonably request to perform such review; provided, however, that neither MarTex nor the Bank shall be required to disclose any information subject to the attorney-client, work product or party communication privileges.

            (iii) No investigation pursuant to this Section 9.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, either party to this Agreement.

      9.6. Prohibited Negotiations. Prior to the Effective Date, neither MarTex nor the Bank shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, MarTex or the Bank or any business combination with MarTex or the Bank other than as contemplated by this Agreement. MarTex shall instruct each officer, director, agent, or affiliate of it or the Bank to refrain from doing any of the above, and MarTex will notify Hibernia promptly if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, MarTex; provided, however, that nothing contained in this section or in any other section of this Agreement shall be deemed to prohibit any officer or director of MarTex or the Bank from taking any action that, in the opinion of counsel to MarTex or the Bank, a copy of which opinion shall be furnished to Hibernia upon its request, is required by applicable law or is required to fulfill such director's or officer's fiduciary duty.

      9.7. Affiliates. Prior to the Closing Date (as defined in Section 14 hereof), MarTex shall deliver to Hibernia a letter identifying all persons whom it believes to be "affiliates" of MarTex for purposes of Rule 145(c) or Rule 144 (as applicable) under the 1933 Act ("Affiliates"). MarTex shall use its best efforts to cause each person so identified to deliver to Hibernia prior to the Effective Date a written agreement in substantially the form of Exhibit 9.7 hereto providing, among other things, that such person will not dispose of Hibernia common stock received in the Merger except in compliance with the 1933 Act and the rules and regulations thereunder and except in accordance with
Section 201.01 of the SEC's Codification of Financial Reporting Policies; provided, however, that MarTex shall have no such obligation to use its best efforts to cause any such identified person to deliver to Hibernia such agreement if such person may not lawfully execute such agreement.

      9.8. Adjustment for Changes in Outstanding Shares. In the event that prior to the Effective Date the outstanding shares of Hibernia common stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split, or other like changes in the Hibernia's capitalization, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of Hibernia common stock to be thereafter delivered pursuant to Section 3.1 hereof.

      9.9. Accounting Treatment. It shall use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment to the extent factors affecting such treatment are within its control.

      9.10. Adoption of Accounting Policies. As soon as practicable after the satisfaction or waiver of all conditions to the Closing set forth in Section 12 of this Agreement and at such time as consummation of the transactions contemplated by this Agreement seems reasonably assured and in any event prior to the Effective Date (unless this Agreement is terminated pursuant to Section 13 hereof), MarTex shall, and it shall cause the Bank to, take any and all necessary or appropriate actions to adopt all Hibernia accounting procedures and policies (including without limitation those policies pertaining to charged-off and non-accrual assets); provided, however, that no such action taken by MarTex or the Bank at the request of Hibernia or HNB pursuant to this Section shall be deemed to be, or be deemed to cause, a breach of any representation or warranty made by MarTex herein.

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      9.11.   Indemnification of Directors and Officers of MarTex and the Bank.

          (a) From and after the Effective Date of the Merger, Hibernia agrees to indemnify and hold harmless each person who, as of the date immediately prior to the Closing Date, served as an officer or director of MarTex or the Bank or served in a similar capacity at the request or on behalf of MarTex or the Bank, including but not limited to, any person who acted as a trustee or administrator of any employee benefit plan maintained by MarTex or the Bank, ( an "Indemnified Person") from and against all damages, liabilities, judgments and claims (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement) based upon or arising from his capacity as an officer or director of MarTex, or the Bank to the same extent as he would have been indemnified under the Articles of Incorporation and/or Bylaws of Hibernia, as such documents were in effect on the date of this Agreement as if he were an officer or director of Hibernia at all relevant times.

          (b) The rights granted to the Indemnified Persons hereby shall be contractual rights inuring to the benefit of all Indemnified Persons and shall survive this Agreement and any merger, consolidation or reorganization of Hibernia or HNB.

          (c) The rights to indemnification granted by this subsection 9.11 are subject to the following limitations: (i) the total aggregate indemnification to be provided by Hibernia pursuant to subsection 9.11(a) shall not exceed, as to all of the Indemnified Persons as a group, the sum of $10 million and Hibernia shall have no responsibility to any Indemnified Person for the manner in which such sum is allocated among that group (but nothing in this subsection is intended to prohibit the Indemnified Persons from seeking reallocation among themselves); (ii) a director or officer who would otherwise be an Indemnified Person under this subsection 9.11 shall not be entitled to the benefits hereof unless such director or officer has executed a Joinder Agreement (the "Joinder Agreement") in the form of Exhibit 9.11 hereto; (iii) amounts otherwise required to be paid by Hibernia to an Indemnified Person pursuant to this subsection 9.11 shall be reduced by any amounts that such Indemnified Person recovers by virtue of the claim for which other employees and officers indemnification is sought; and (iv) the indemnification to be provided by Hibernia pursuant to subsection 9.11(a) shall not apply to any claims by F. Wayne McWhorter and/or George E. Meisenheimer against an Indemnified Person based upon, arising in connection with or in respect of or related to matters released by Mr. McWhorter and Mr. Meisenheimer pursuant to the agreement in the form annexed hereto as
Exhibit 10(h).

          (d) Hibernia agrees that the $10 million indemnification limit set forth in paragraph (c) of this Section 9.11 shall not apply to any damages, liabilities, judgments and claims (and related expenses, including but not limited to attorney's fees and amounts paid in settlement) insofar as they arise out of or are based upon the matters for which indemnification is provided in
Section 11.2 hereof.

      9.12. Covenant to Close. At such time as is deemed appropriate by the parties hereto or as otherwise set forth in this Agreement, and upon satisfaction or waiver of each of the conditions to Closing of the Merger, the parties agree to take such actions as are reasonably necessary or appropriate to effect the Closing and the Merger.

      9.13. Agreements with Officers. MarTex will use its best efforts to obtain an written agreement from the individual parties to the agreements listed on
Schedule 7.26 in substantially the form of Schedule 9.13 hereto.

      9.14.  Continuation of Year 2000 Compliance Efforts.  MarTex and
Hibernia will continue their respective efforts to bring their respective computer systems in compliance with Year 2000, to comply with their respective existing plan for such compliance and to test the systems and the plans for compliance from time to time in accordance with their respective plans for Year 2000 compliance.

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      9.15.  Stock Grant Agreements.  The parties hereto acknowledge and agree that the number of additional shares of MarTex common stock to be issued to F. Wayne McWhorter and George F. Meisenheimer pursuant to the terms of the Stock Grant Agreements identified on Schedule 7.26 hereto, as a result of the Merger, assuming the fair market value of Hibernia common stock is $20 per share, assuming no reduction in the Exchange Rate pursuant to Section 3.8(b) and further assuming that the Merger was effective as of June 30, 1998, is 1,552,256 and 155,226 shares, respectively. Hibernia agrees that no W-2 will be issued or filed with the Internal Revenue Service following the Merger with respect to the shares of MarTex common stock issued to Mr. McWhorter and Mr. Meisenheimer pursuant to those Stock Grant Agreements until the restrictions on sale by them of their Hibernia common stock imposed pursuant to Accounting Series Release NO. 135 (and their agreement to abide thereby set forth in Exhibit 9.7 hereto) have lapsed.

      9.16. Cooperation on Transfers. Hibernia will use its reasonable efforts to provide assistance to former shareholders of MarTex who desire after the Effective Date to sell shares of Hibernia common stock received pursuant to the Merger, including, without limitation, issuance of legal opinions to Hibernia's transfer agent which are reasonably requested by the transfer agent in connection with sales of Hibernia common stock under Rules 144 and 145(d) under the Securities Act of 1933, as amended.

  10. Permits, Consents and Approvals. As promptly as practicable after the date hereof (or as otherwise provided below):

      (a) Hibernia shall submit an application to the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") for approval of the transactions contemplated hereby in accordance with the provisions of the Bank Holding Company Act;

      (b) Hibernia shall submit an application to any other regulatory authority whose approval of the transactions contemplated hereby is required;

      (c) MarTex shall endeavor to have its Affiliates execute a written agreement in substantially the form of Exhibit 9.7 hereto; provided, however, that MarTex shall have no such obligation prior to the receipt by the Board of Directors of MarTex of the Fairness Opinion;

      (d) MarTex shall endeavor to have each director of MarTex and/or the Bank who is not an employee of MarTex and/or the Bank execute a Non-Competition Agreement in substantially the form of Exhibit 10(d)-A hereto, and to have each director of MarTex and/or the Bank who is an employee of MarTex and/or the Bank, other than F. Wayne McWhorter, George F. Meisenheimer and Rodney Bass, execute a Non-Competition Agreement in substantially the form of Exhibit 10(d)-B hereto; and to have F. Wayne McWhorter, George F. Meisenheimer and Rodney Bass execute a Lock-Up Agreement in substantially the form of Exhibit 10(d)-C hereto, provided, however, that MarTex shall have no such obligation prior to the receipt by the Board of Directors of MarTex of the Fairness Opinion;

      (e) MarTex shall endeavor to have each of Mr. McWhorter and Mr. Meisenheimer execute an agreement in substantially the form of Schedule 9.13 hereto;

      (f) MarTex shall endeavor to have each of Mr. McWhorter and Mr. Meisenheimer execute an amendment to their respective Stock Grant Agreement in substantially the form of Exhibit 10(f) hereto prior to the special meeting of MarTex shareholders to consider the Merger;

      (g) MarTex shall endeavor to have each director of MarTex execute an affidavit in substantially the form of Exhibit 10(g) hereto prior to the special meeting of MarTex shareholders to consider the Merger; and

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      (h) MarTex shall endeavor to have each of Mr. McWhorter and Mr.
Meisenheimer execute releases substantially in the form of Exhibit 10(h) hereto and indemnity agreements substantially in the form of Exhibit 10(i) hereto prior to the special meeting of MarTex shareholders to consider the Merger.

  11.  Confidentiality; Hold Harmless; Restriction on Acquisitions.

      11.1. Confidentiality. For a period of five years after the date hereof, the parties hereto acknowledge that each of them or their representatives or agents has engaged in, and may continue to engage in, certain due diligence reviews and examinations with respect to the other and that, in the course of such reviews and examination, has received or may receive in the future confidential or proprietary information. Hibernia and MarTex agree, on behalf of themselves, their respective officers, directors, employees, representatives and agents, that they will not use any information obtained pursuant to due diligence investigations for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and, if the Merger is not consummated, will hold all such information and documents in confidence unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed, in which event the party required to make such disclosure shall advise and consult with the other party reasonably in advance of such disclosure regarding the information proposed to be disclosed. In the event of the termination of this Agreement, Hibernia and MarTex shall, promptly upon request by the other party, either destroy or return any documents so obtained. The parties hereto expressly acknowledge and agree that the terms of this Section 11.1 shall supersede any prior agreements relating to the confidentiality of information received by the parties hereto from each other, specifically the terms of the confidentiality agreement between Alex. Sheshunoff & Co. Investment Bankers, as agent for MarTex, and Hibernia.

      11.2. Hold Harmless. Hibernia will indemnify and hold harmless MarTex, each of its directors and officers and each person, if any, who controls MarTex or the Bank within the meaning of the 1933 Act against any losses, claims, damages or liabilities, joint, several or solidary, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will pay or promptly reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Hibernia shall not be liable in any such case to the extent that any such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or any such amendment or supplement in reliance upon and in conformity with information furnished to Hibernia by MarTex or the Bank for use therein. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Hibernia under this Section, notify Hibernia in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall notify Hibernia of the commencement thereof, Hibernia shall be entitled to participate therein, and to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such indemnified party, and, after notice from Hibernia to such indemnified party of its election to so assume the defense thereof, Hibernia shall not be liable to such indemnified party under this Section 11.2 for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party.

  12.  Conditions.  The consummation of the Merger is conditioned upon:

      12.1. Shareholder Approval; Dissenters. Approval of this Agreement by the required vote of shareholders of MarTex and exercise and perfection of dissenters' rights pursuant to Texas law by holders of MarTex common stock holding in the aggregate no more than 10% of the MarTex common stock outstanding on the Closing Date.

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      12.2. Federal Reserve Board and Other Approvals. Procurement by Hibernia
of the approval of the Federal Reserve Board and any other regulatory authorities whose approval is required by law or regulation of the Merger and any and all other transactions contemplated hereby.

      12.3. Other Approvals. Procurement of all other consents and approvals and satisfaction of all other requirements prescribed by law that are necessary to the consummation of the transactions contemplated by this Agreement.

      12.4. No Restraining Action. No litigation or proceeding initiated by any governmental authority shall be pending before any court or agency that shall present a claim to restrain, prohibit or invalidate the transactions contemplated hereby and neither Hibernia nor MarTex shall be prohibited by any order of any court or other governmental authority from consummating the transactions provided for in this Agreement.

      12.5. Opinion of Hibernia Counsel. MarTex and its directors shall have received an opinion, dated the Closing Date, of counsel for Hibernia, in form and substance satisfactory to MarTex, as to such matters as MarTex may reasonably request with respect to the transactions contemplated hereby.

      12.6. Opinion of MarTex Counsel. Hibernia, its directors and its officers who sign the Registration Statement shall have received an opinion, dated the Closing Date, of Naman, Howell, Smith & Lee, a professional corporation, as counsel for MarTex, in form and substance satisfactory to Hibernia, which shall cover such matters as Hibernia may reasonably request with respect to the transactions contemplated hereby.

      12.7. Representations, Warranties and Agreements of MarTex. Each of the representations, warranties, and agreements of MarTex contained herein in all material respects shall be true on, or complied with by, the Closing Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Hibernia shall have received a certificate signed by the Chief Executive Officer and the President of MarTex, dated the Closing Date, to such effect; MarTex shall have furnished to Hibernia such other certificates as Hibernia shall reasonably request in connection with the Closing (as defined in Section 14 hereof), evidencing compliance with the terms hereof and its status, business and financial condition. MarTex shall have furnished Hibernia with such further documents or other materials as Hibernia shall have reasonably requested in connection with the transactions contemplated hereby.

      12.8. Representations, Warranties and Agreements of Hibernia. Each of the representations, warranties and agreements of Hibernia contained herein in all material respects shall be true on, or complied with by, the Closing Date as if made on such date (or the date when made in the case of any representations or warranty which specifically relates to an earlier date) and MarTex shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Hibernia, dated the Closing Date, to such effect; Hibernia shall have furnished to MarTex such other certificates as MarTex shall reasonably request in connection with the Closing, evidencing compliance with the terms hereof and its status, business and financial condition. Hibernia shall have furnished MarTex with such further documents or other materials as MarTex shall have reasonably requested in connection with the transactions contemplated hereby.

      12.9. Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and MarTex shall have received a certificate to such effect from the officer of Hibernia designated as its agent for service on the cover page of the Registration Statement (which certificate may be to the knowledge of such officer).

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      12.10. Tax Opinion. Hibernia and the shareholders of MarTex shall have received an opinion of a nationally recognized public accounting firm satisfactory to MarTex, which opinion shall be satisfactory in form and substance to Hibernia and MarTex, to the effect that the Merger when consummated in accordance with the terms hereof will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that the exchange of MarTex common stock to the extent exchanged for Hibernia common stock will not give rise to gain or loss to the shareholders of MarTex with respect to such exchange.

      12.11. Listing on New York Stock Exchange. The shares of Hibernia common stock issuable to the holders of MarTex common stock in the Merger shall have been approved for listing on the New York Stock Exchange, Inc. on or before the Closing Date, subject to official notice of issuance.

      12.12. Fairness Opinion. MarTex shall have received a letter from Alex. Sheshunoff & Co. dated within five days of the scheduled date of mailing of the Proxy Statement to its shareholders, and updated to within five days of the Closing Date to the effect that the terms of the Merger are fair to its shareholders from a financial point of view.

      12.13. Amendments to Stock Grant Agreements. MarTex shall have received from each of Mr. McWhorter and Mr. Meisenheimer prior to the date of the special meeting of the MarTex shareholders to approve this Agreement and the Merger amendments to their respective Stock Grant Agreements in substantially the form of Exhibit 10(f) hereto.

      12.14. Affidavits from MarTex Directors. Hibernia shall have received from each director of MarTex an affidavit in substantially the form of Exhibit 10(g) hereto.

      12.15. Releases and Indemnity Agreements. MarTex shall receive from each of Mr. McWhorter and Mr. Meisenheimer prior to the date of the special meeting of the MarTex shareholders to approve this Agreement and the Merger releases substantially in the form of Exhibit 10(h) hereto and indemnity agreements substantially in the form of Exhibit 10(i) hereto.

      12.16. Opinion of Counsel for Mr. McWhorter and Mr. Meisenheimer. Hibernia shall have received an opinion, dated the Closing Date, of Bracewell & Patterson, L.L.P., as counsel for Mr. McWhorter and Mr. Meisenheimer, in form and substance satisfactory to Hibernia, which shall state that the releases referred to in Section 12.15 above are enforceable against each of Mr. McWhorter and Mr. Meisenheimer in accordance with their terms.

      12.17. Assertion of Conditions. A failure to satisfy any of the requirements set forth in Section 12.5, 12.8 or 12.12 shall only constitute conditions to consummation of the Merger if asserted by MarTex and a failure to satisfy any of the requirements set forth in Section 12.6, 12.7, 12.13, 12.14,
12.15 or 12.16 shall only constitute conditions to consummation of the Merger if asserted by Hibernia.

  13. Termination. This Agreement may be terminated prior to the Closing Date, either before or after its approval by the shareholders of the parties hereto, in any of the following events:

      13.1. Mutual Consent. By the mutual consent of the parties hereto, if the Board of Directors of each party so determines by vote of a majority of the members of its entire Board.

      13.2. Breach of Representation, Warranty or Covenant. By either party hereto, in the event of a breach by the other party (a) of any covenant or agreement contained herein or (b) of any representation or warranty herein, if
(i) the facts constituting such breach reflect a material and adverse change in the financial condition, results of operations, business, or prospects taken as a whole, of the breaching party, which in either case cannot be or is not cured within 60 days after written notice of such breach is given to the party committing such breach, or (ii) in the event of a breach of a warranty or covenant, such breach results in

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a material increase in the cost of the non-breaching party's performance of this
Agreement or a material decrease in the consideration to be received by MarTex's shareholders.

      13.3. Passage of Time; Inability to Satisfy Conditions. By either party hereto, in the event that (i) the Merger is not consummated by March 31, 1999, or (ii) any condition to Closing cannot be satisfied by March 31, 1999 and will not be waived by the party or parties entitled to waive it.

      13.4. Failure to Obtain Regulatory Approval. By either party hereto, at any time after the Federal Reserve Board, the Federal Reserve Bank or any other regulatory authority whose approval is required by law or regulation has denied any application for any approval or clearance required to be obtained as a condition to the consummation of the Merger and the time period for all appeals or requests for reconsideration thereof has run.

      13.5. Failure to Obtain Shareholder Approval. By either party hereto, if the Merger is not approved by the required vote of shareholders of MarTex.

      13.6. Dissenters. By Hibernia, if holders of more than 10 percent of the outstanding MarTex common stock exercise statutory rights of dissent and appraisal pursuant to Texas law.

      13.7. Material Adverse Change. By MarTex, if a material adverse change as described in Section 8.7 of this Agreement occurs, and by Hibernia, if a material adverse change as described in Section 7.7 hereof occurs, after the date hereof and prior to the Closing.

      13.8. Use of Pooling-of-Interests Accounting Treatment under Certain Circumstances. By Hibernia, in the event it shall determine in good faith, that the Merger does not qualify as a pooling-of-interests for accounting purposes, if and only if the Exchange Rate is determined in accordance with paragraph (a) or (b) of Section 3.8 hereof.

      13.9. Fairness Opinion. By MarTex, if it shall not have received an updated fairness letter from Alex. Sheshunoff & Co. Investment Bankers dated within five days of the scheduled date of mailing of its proxy statement to its shareholders, and updated to within five days of the Closing Date, to the effect that the terms of the Merger are fair to MarTex from a financial point of view.

      13.10. Receipt of Certain Documents. By Hibernia, if (i) MarTex shall have not timely received the amendments to the Stock Grant Agreements referred to in
Section 12.13 above, (ii) Hibernia shall not have timely received the affidavits referred to in Section 12.14 above, (iii) Hibernia shall have not timely received the releases and indemnity agreements referred to in Section 12.15 above or (iv) Hibernia shall have not timely received the legal opinion referred to in Section 12.16 above.

  14. Closing and Effective Date. The closing of the Merger (the "Closing") shall take place at the office of Hibernia at 313 Carondelet Street, New Orleans, Louisiana, at 11:00 a.m. local time, or at such other place or time as shall be mutually agreeable to the parties hereto, on the first business day occurring after the last to occur of: (i) the date that falls 15 days after the date of the order of the Federal Reserve Board approving the Merger pursuant to the Bank Holding Company Act; and (ii) the date that falls 5 days after the date on which the last meeting of shareholders called to approve this Agreement is held; or such later date within 60 days of such date as may be agreed upon between the parties hereto (the date and time of the Closing being referred to herein as the "Closing Date"). Immediately upon consummation of the Closing, or on such other later date as the parties hereto may agree, the Merger Agreement shall be certified, executed, acknowledged and delivered to (i) the Secretary of State of the State of Louisiana (the "Secretary") for filing pursuant to and in accordance with the provisions of Section 12:112 of the LBCL and (ii) the Secretary of State of the State of Texas for filing pursuant to and in accordance with Section 5.05 of the TBCA. The Merger shall become effective as of the date and time of issuance by both Secretaries of a certificate of merger relating to the Merger (such date and time being referred to herein as the "Effective Date").

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  15.  Survival and Termination of Representations, Warranties and Covenants.

      15.1. Except as otherwise provided in this Section 15, the representations, warranties and covenants contained in this Agreement shall terminate as of the earlier of the Effective Date or the termination of this Agreement. Upon termination of such representations, warranties and covenants, such provisions shall be of no further force or effect, and no party hereto shall have any legal right to redress, whether for breach of contract or otherwise, as a result of a breach of any such provision.

      15.2. The provisions and agreements set forth in Sections 3, 5, 9.11, 9.12, 9.16 and 11 and the last sentence of Section 8.3 hereof shall survive the Closing, if the Closing occurs, for the benefit of the shareholders, directors and officers of MarTex who are the intended beneficiaries of such provisions.

      15.3. The provisions of Section 11 and liabilities for a breach of the provisions of Section 9.2 shall survive the termination of this Agreement if this Agreement terminates without the Closing or the Merger having occurred, in which event liability for a breach of Section 9.2 shall survive the termination of the Agreement for a period of 180 days following the date on which the Agreement terminates. Nevertheless, no party to this Agreement shall have a legal right to redress or cause of action for a breach of Section 9.2 except in those circumstances in which such breach directly resulted in the termination of the Agreement.

      15.4. In consideration of the mutual benefits and agreements contained in this Agreement, each of the parties hereto, on behalf of itself and its successors and assigns, hereby irrevocably waives any right or cause of action which otherwise would survive in the absence of this Section 15.

  16. Amendment; Waivers. To the extent permitted under applicable law, prior to the Closing Date any provision of this Agreement may be amended or modified at any time, either before or after its approval by the shareholders of the parties hereto, (i) by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement, and (ii) as provided in Section 12:112 of the LBCL. Except with respect to any required shareholder or regulatory approval, each party hereto, by written instrument signed by a duly authorized officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of Hibernia or MarTex) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings, or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or (iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such waiver executed after approval of this Agreement by the shareholders of Hibernia or MarTex shall change the number of shares of Hibernia common stock into which shares of MarTex common stock will be converted by the Merger.

  17. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

  18. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Louisiana applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

  19. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including all fees, expenses and disbursements of its counsel and auditors, provided that printing expenses and filing fees shall be borne by Hibernia.

  20. No Assignment. Prior to the Effective Date, neither party hereto may assign any of its rights or obligations under this Agreement to any other person without the prior written consent of the other bank holding company that is a party hereto, including any transfer or assignment by operation of law.

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  21. Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, to the Chief Executive Officer of each party hereto at the address of such party set forth in the preamble to this Agreement and shall be deemed to have been given as of the date so personally delivered or mailed. A copy of all notices or other communications directed to Hibernia shall be sent to:

                                      HNB
                             313 Carondelet Street
                         New Orleans, Louisiana  70130
                       Attention:  Corporate Law Division

and a copy of all notices or other communications directed to MarTex shall be sent to:

                            MarTex Bancshares, Inc.
                         2615 East End Boulevard South
                             Marshall, Texas  75670
                      Attention:  Chief Executive Officer

With a copy to:
                          Richard E. Brophy, Jr., Esq.
                           Naman, Howell, Smith & Lee
                                9th & Washington
                                700 Texas Center
                                 P.O. Box 1470
                              Waco, Texas    76703

  22. Headings. The headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

  23. Entire Agreement. This Agreement and the Schedules and Exhibits hereto supersede any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contain the entire agreement of the parties relating to the subject matter hereof. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors. Nothing in this Agreement or in the Merger Agreement is intended to or shall be construed to confer upon or to give any person other than the parties hereto any rights, remedies, obligation or liabilities under or by reason of this Agreement except as expressly provided herein.

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

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed, all as of the day and year first above written, effective as of June 29, 1998.

                                          Hibernia Corporation

                                          By: /s/ Stephen A. Hansel
                                              ---------------------
                                              Stephen A. Hansel
                                              President and Chief Executive
                                                Officer

Attest:

    /s/  Patricia C. Meringer
  ------------------------------
  Patricia C. Meringer
  Secretary

                                          MARTEX BANCSHARES, INC.

                                          By: /s/  F. Wayne McWhorter
                                             -----------------------
                                             F. Wayne McWhorter

Attest:

     /s/  George E. Fitts
  -------------------------
  George E. Fitts

                                                                      APPENDIX B
                             ALEX SHESHUNOFF & CO.
                               INVESTMENT BANKING

                                February 1, 1999


Board of Directors
MarTex Bancshares, Inc.
2615 East End Boulevard
Marshall, Texas  75670

Members of the Board:

     You have requested us to update our oral opinion rendered on June 29, 1998 and our written opinion dated January 19, 1999, as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of MarTex Bancshares, Inc. ("MarTex") of the Merger Consideration to be received in the proposed merger between MarTex and Hibernia Corporation, New Orleans, Louisiana, ("Hibernia"). In consideration of the Merger, Hibernia has offered to exchange up to a maximum of 3,450,000 shares of its common stock (the "Merger Consideration") for the outstanding shares of MarTex common stock. The shares will be exchanged pursuant to an Amended and Restated Agreement and Plan of Merger effective as of June 29, 1998 (the "Merger Agreement"). Pursuant to the Merger Agreement, Hibernia shall cause MarTex to be merged with and into Hibernia.

     Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") is regularly engaged in the valuation of securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes.

     In connection with our opinion, we have, among other things:

     1. Evaluated MarTex's consolidated results based upon a review of its annual financial statements for the four-year period ending December 31, 1997 and of the interim internal financial statements for 1998 through September 30, 1998;
     2. Reviewed Call Report information as of December 1997 and June 1998 for MarTex;
     3. Conducted conversations with executive management regarding recent and projected financial performance of MarTex;
     4. Compared MarTex's recent operating results with those of certain other banks in the Southwest region of the United States which have recently been acquired;
     5. Compared MarTex's recent operating results with those of certain other banks in Texas which have recently been acquired;
     6. Compared the pricing multiples for MarTex in the Merger to those of certain other banks in the Southwest region of the United States which have recently been acquired;
     7. Compared the pricing multiples for MarTex in the Merger to those of certain other banks in Texas which have recently been acquired;
     8. Analyzed the net present value of the after-tax cash flows MarTex could produce through the year 2003, based on assumptions provided by management;
     9. Performed an affordability analysis based on the projections of earnings for the combined entity subsequent to the Merger;
     10. Reviewed the historical stock price data and trading volume of Hibernia common stock and the lack of any active market for the common stock of MarTex; and
     11.  Performed such other analyses as we deemed appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by MarTex for the purposes of this opinion. In addition,

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

where appropriate, we have relied upon publicly available information that we believe to be reliable, accurate and complete; however, we cannot guarantee the reliability, accuracy or completeness of any such publicly available information.

     We have not made an independent evaluation of the assets or liabilities of MarTex or Hibernia, nor have we been furnished with any such appraisals. We are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and have assumed that such allowances for each of the companies are, in the aggregate, adequate to cover such losses.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof including, but not limited to a divestiture, could materially affect the assumptions used in preparing this opinion.

     Our opinion is limited to the fairness, from a financial point of view, to the holders of MarTex common stock. Moreover, this letter, and the opinion expressed herein, does not constitute a recommendation to any shareholder as to any approval of the Merger or the Merger Agreement. It is understood that this letter is for the information of the Board of Directors of MarTex and may not be used for any other purpose without our prior written consent.

     Based on the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the MarTex shareholders pursuant to the Merger is fair, from a financial point of view, to the holders of MarTex common stock.

                         Very truly yours,



                         ALEX SHESHUNOFF & CO.
                         INVESTMENT BANKING

                                                                      APPENDIX C

                PROVISIONS OF THE TEXAS BUSINESS CORPORATION ACT
                                  RELATING TO
                       RIGHTS OF DISSENTING SHAREHOLDERS

                             (Articles 5.11 - 5.13)

Article 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

   A. Any shareholder of a domestic corporation will have the right to dissent from any of the following corporate actions:

   (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

   (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without goodwill, of a corporation requiring the special authorization of the shareholders as provided by this Act;

   (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

   B. Notwithstanding the provisions of Section A of this Article, a shareholder will not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and
(2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received.

ARTICLE 5.12.  PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE
ACTIONS

   B. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

   (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder will file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof will be delivered or mailed in that event. If the action is effected and the shareholder will not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, will, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares will be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand will state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period will be bound by the action.

   (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, will, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice will be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder will not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares will be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand will state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period will be bound by the action.

   (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity will deliver or mail to the shareholder a written notice that will either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or will contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

   (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares will be made within ninety
(90) days after the date on which the action was effected, and in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder will cease to have any interest in the shares or in the corporation.

   B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service or a copy thereof will be made upon the corporation (foreign or domestic) or other entity, which will, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition will be filed by the corporation (foreign or domestic) or other entity, the petition will be accompanied by such a list. The clerk of the court will give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail will be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity will thereafter be bound by the final judgment of the court.

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

   C. After the hearing of the petition, the court will determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and will appoint one or more qualified appraisers to determine that value. The appraisers will have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they will make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers will also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers will also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

   D. The appraisers will determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and will file their report of their value in the office of the clerk of the court. Notice of the filing of the report will be given by the clerk to the parties in interest. The report will be subject to exceptions to be heard before the court both upon the law and the facts. The court will by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and will direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was affected to the date of such judgment, to the shareholders entitled to payment. The judgment will be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders will cease to have any interest in those shares or in the corporation. The court will allow the appraisers a reasonable fee as court costs, and all court costs will be allotted between the parties in the manner that the court determines to be fair and equitable.

   E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, will, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

   F. The provisions of this Article will not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

   G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article will not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.


ARTICLE 5.13.  PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

   A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act will not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded will not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

   B. Upon receiving a demand for payment from any dissenting shareholder, the corporation will make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment will submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so will, at the option of the corporation, terminate such shareholder's rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown will otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made will be transferred, any new certificate issued therefor will bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares will acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

   C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation will consent thereto, after any such petition has been filed. If, however, such demand will be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation will terminate the shareholder's rights under
Article 5.12 of 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court will have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court will determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him will be conclusively presumed to have approved and ratified the corporate action from which he dissented and will be bound thereby, the right of such shareholder to be paid the fair value of his shares will cease, and his status as a shareholder will be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholders will be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                                                      APPENDIX D
                        TAX OPINION OF ERNST & YOUNG LLP

                [LETTERHEAD OF ERNST & YOUNG LLP APPEARS HERE]


February 2, 1999


Hibernia Corporation
313 Carondelet Street
New Orleans, Louisiana  70130

Shareholders of MarTex Bancshares, Inc.
2615 East End Boulevard South
Marshall, Texas 75670


Dear Sir or Madam:

This letter is in response to your request that we provide you with our opinion concerning certain federal income tax consequences which would arise from consummation of the proposed merger of MarTex Bancshares, Inc. ("MarTex") with and into Hibernia Corporation ("Hibernia") (the "MarTex Merger"), and the proposed merger of First Service Bank ("Bank") with and into Hibernia National Bank of Texas ("HNBT") (the "Bank Merger"). (Hereinafter, the MarTex Merger and the Bank Merger are referred to collectively as the "Proposed Mergers.")

In rendering this opinion, we have relied upon the facts, summarized below, as they have been presented to us orally by the management of Hibernia and verified in: the Statements of Facts and Representations dated February 2, 1999 provided by the respective managements of MarTex, Bank, Hibernia, and HNBT; the Agreement and Plan of Merger made and entered into by and between MarTex and Hibernia as of June 29, 1998 (the "Agreement"); the Agreement to Merge between Bank and HNBT (the "Bank Plan of Merger"); and the Registration Statement (Form S-4), as declared effective by the Securities and Exchange Commission on February 2, 1999 containing the Proxy Statement-Prospectus of MarTex and Hibernia dated February 2, 1999 ("Prospectus"). (These are sometimes hereinafter referred to collectively as "Documents.")

You have represented to us that the facts contained in the Documents provide an accurate and complete description of the facts and circumstances concerning the Proposed Mergers. We have made no independent investigation of the factual matters and circumstances and, therefore, have relied upon the facts and representations in the Documents for purposes of this letter. Any changes to the facts or Documents may affect the conclusions stated herein.

We understand that reference to Ernst & Young LLP and our opinion is included in the Prospectus relating to the issuance of Hibernia Common Stock in connection with the Proposed Mergers and the special meeting of the MarTex shareholders with respect thereto. We consent to such reference in the Prospectus under the captions "Summary," "Proposed Merger; Conditions to the Merger; Waiver" and "-- Material Tax Consequences." We also

[LOGO OF ERNST & YOUNG LLP APPEARS HERE]
Hibernia Corporation                                                      Page 2
Shareholders of MarTex Bancshares, Inc.                         February 2, 1999



understand that the form of this letter is included as an appendix to the Form S-4 Registration Statement and the Prospectus. We consent to such inclusion.


STATEMENT OF FACTS

MarTex is a corporation organized and existing under the laws of the State of Texas, and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended. As of September 30, 1998, the authorized capital stock of MarTex was 100,000,000 shares of common stock, of $0.01 par value ("MarTex Common Stock") and 500,000 shares of preferred stock of $4.13 par value ("MarTex Preferred Stock"). As of September 30, 1998, 11,875,087 shares of MarTex Common Stock had been issued and were outstanding, and no shares of MarTex Common Stock were held in MarTex's treasury. As of September 30, 1998, no shares of MarTex Preferred Stock had been issued by MarTex and no such shares were outstanding. The shares of MarTex Common Stock are held by approximately 373 shareholders. As of September 30, 1998, there were options to purchase 450,264 shares of MarTex Common Stock outstanding, 319,828 shares issuable under a Warrant Agreement dated December 13, 1996, and additional shares of MarTex Common Stock to be issued pursuant to the Stock Grant Agreements as a result of the consummation of the Proposed Mergers.

Bank is principally engaged in the banking business. The presently authorized capital stock of Bank is 2,071,000 shares of common stock, par value $1.00 per share, all of which were issued and outstanding and held by MarTex as of the date hereof (referred to as "Bank Common Stock").

Hibernia is a bank holding company organized and existing under the laws of the State of Louisiana. The presently authorized capital stock of Hibernia is 400,000,000 shares, consisting of 100,000,000 shares of preferred stock, no par value, and 300,000,000 shares of Class A voting common stock, no par value (the Class A voting common stock being referred to hereinafter as "Hibernia Common Stock"). As of September 30, 1998, 2,000,000 shares of Hibernia's preferred stock were issued and outstanding, 156,133,824 shares of Hibernia Common Stock were issued and outstanding, and no shares of Hibernia Common Stock were held in Hibernia's treasury. As of September 30, 1998, Hibernia has the following existing options, warrants, calls or commitments obligating Hibernia to issue any share of its capital stock or any other security of which it is or will be the issuer: Hibernia has options covering 1,229,500 shares of Hibernia Common Stock outstanding as of September 30, 1998 under its 1987 Stock Option Plan; 8,182,980 (as adjusted) shares of Hibernia Common Stock for issuance under its Long-Term Incentive Plan, pursuant to which options covering 7,162,576 shares of Hibernia Common Stock were outstanding as of September 30, 1998; 912,500 shares of Hibernia Common Stock for issuance under its 1993 Directors' Stock Option Plan, pursuant to which options covering 335,000 shares of Hibernia Common Stock are outstanding as of September 30, 1998; 24 shares of Hibernia Common Stock are available for issuance pursuant to Hibernia's Dividend Reinvestment and Stock Purchase Plan; and warrants covering 213,176

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shares of Hibernia Common Stock are outstanding. One transaction currently pending, when consummated, will result in the issuance of no more than 4,022,000 additional shares of Hibernia Common Stock.

Additionally, on March 14, 1995, Hibernia and its Board of Directors authorized an employee stock ownership plan ("ESOP") to be funded with $30.0 million of Hibernia Common Stock. The $30.0 million purchase of Hibernia Common Stock was funded through a loan from Hibernia National Bank ("HNB"). At September 30, 1998, 2,855,567 shares have been acquired. Hibernia Common Stock is traded on the New York Stock Exchange. On October 22, 1998, the ESOP acquired 1,018,675 additional shares of Hibernia Common Stock, funded by a $15.0 million addition to the borrowing from HNB.

HNB is a nationally chartered bank engaged principally in the banking business in the state of Louisiana. HNB is a wholly owned subsidiary of Hibernia.

HNBT is a nationally chartered bank engaged principally in the banking business in the state of Texas. HNBT is a wholly owned subsidiary of Hibernia.


BUSINESS PURPOSE

The management of Hibernia has represented to us that Hibernia desires to consummate the Proposed Mergers in order to improve its presence in the Texas market. As discussed in the Prospectus under the caption, "Proposed Merger-Background of and Reasons for Merger," the MarTex Board of Directors believes the shareholders of MarTex will benefit from being part of a larger banking entity, the stock of which is publicly traded.


PROPOSED TRANSACTIONS

In accordance with the above-stated business purpose, the following transactions have been proposed:

1. After all necessary regulatory and shareholder approvals have been granted, there will be simultaneous mergers (i.e., the Proposed Mergers) of MarTex with and into Hibernia in accordance with the Louisiana Business Corporation Law ("LBCL") and the Texas Business Corporation Act ("TBCA"), and Bank with and into HNBT in accordance with the provisions of Bank Merger Act, 12 U.S.C. Sections 1828 et. seq. and 12 U.S.C. Section 215a ("Bank Merger Act"). Upon the completion of the MarTex Merger, Hibernia will cause the Bank Merger to occur.

2. In the MarTex Merger, Hibernia will acquire all of the assets and assume all of the liabilities of MarTex solely in exchange for Hibernia Common Stock (except for cash for fractional shares and dissenters, if any). As a result of the MarTex Merger, each share of the issued



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     and outstanding MarTex Common Stock shall be converted into and become the number of shares of Hibernia Common Stock determined in accordance with the exchange rate (the "Exchange Rate"). The Exchange Rate shall be the number that is agreed to by Hibernia and MarTex.

3. Holders of shares of MarTex Common Stock outstanding immediately prior to the effective date of the MarTex Merger shall cease to be, and shall have no rights as, shareholders of MarTex after the MarTex Merger.

4. In the Bank Merger, HNBT will acquire all the assets and assume all of the liabilities of Bank in constructive exchange for Hibernia Common Stock. As a result of the Bank Merger, each share of the issued and outstanding Bank Common Stock shall cease to be outstanding and will be canceled. No additional shares of Hibernia Common Stock will actually be issued, nor will shares of HNBT Common Stock be issued in the Bank Merger.

5. In the MarTex Merger, no fractional shares will be issued. Each holder of MarTex Common Stock who would otherwise have been entitled to receive a fraction of a share of Hibernia Common Stock shall receive in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share multiplied by the average of the closing price of one share of Hibernia Common Stock for the ten business days preceding the last trading day immediately prior to the Closing Date as reported in The Wall Street Journal.

6. Shareholders of MarTex Common Stock, by following certain statutory procedures, may exercise dissenter's rights entitling them to receive in cash the value of their respective MarTex Common Stock in lieu of receiving Hibernia Common Stock in the MarTex Merger.


REPRESENTATIONS

For purposes of our evaluation, we have received from the respective managements of MarTex, Bank, Hibernia and HNBT, Statements of Facts and Representations, dated February 2, 1999, as set forth below. References to the "Code" are to the Internal Revenue Code of 1986, as amended.

The  following  representations  have been made in  connection  with the  MarTex
Merger:

         (a) The fair market value of the Hibernia Common Stock to be received by each shareholder of MarTex Common Stock will be approximately equal to the fair market value of the MarTex Common Stock surrendered in the exchange.

         (b) Prior to and in connection with the plan of reorganization, neither MarTex nor a related person (as defined in Treas. Reg.
                  section 1.368-1(e)(3) determined without regard to Treas. Reg.
                  section  1.368-1(e)(3)(i)(A))  redeemed or

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                  otherwise acquired stock having a value of more than 50
                  percent of all of the stock of MarTex as of the same date, or made an extraordinary distribution with respect to the stock of MarTex.

         (c) Hibernia will issue stock to the shareholders of MarTex having a value, as of the date of the transaction, of at least 50 percent of all of the formerly outstanding stock of MarTex as of the same date, taking into account any redemptions, acquisitions, or extraordinary distributions made by MarTex. Neither Hibernia nor a related person (as defined in Treas. Reg. section 1.368-1(e)(3)) has any plan or intention, in connection with the plan of reorganization, to redeem or otherwise acquire stock of Hibernia issued in the transaction.

          (d) Hibernia has no plan or intention to sell or otherwise dispose of any of the assets of MarTex acquired in the transaction except for dispositions made in the ordinary course of business.

         (e)      Any   liabilities  of  MarTex  assumed  by  Hibernia  and  any
                  liabilities to which the transferred assets of MarTex are subject were incurred by MarTex in the ordinary course of its business.

         (f) Following the transaction, Hibernia will continue, substantially unchanged, the business of MarTex as operated, prior to the Proposed Mergers, through MarTex's subsidiary
                  (Bank) which will be merged with and into HNBT.

         (g) Except for expenses relating to the registration of the Hibernia Common Stock and certain proxy printing and mailing expenses to be paid solely by Hibernia, which are directly related to the Proposed Mergers in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187, Hibernia, MarTex, and the shareholders of MarTex will pay their respective expenses, if any, incurred in connection with the transactions.

         (h) There is no intercorporate indebtedness existing between MarTex and its affiliates on the one hand and Hibernia and its affiliates on the other hand which was issued, acquired, or will be settled at a discount.

         (i) No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

         (j) MarTex is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         (k) The fair market value of the assets of MarTex to be transferred to Hibernia will equal or exceed the sum of the liabilities assumed by Hibernia plus the amount of liabilities, if any, to which the transferred assets are subject.

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         (l)      The payment of cash in lieu of fractional  shares of  Hibernia
                  Common Stock is solely for the purpose of avoiding the expense and inconvenience to Hibernia of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the MarTex shareholders instead of issuing fractional shares of Hibernia will not exceed one percent of the total consideration that will be issued in the transaction to the MarTex shareholders in exchange for their shares of MarTex Common Stock. The fractional share interests of each holder of MarTex Common Stock will be aggregated,and no MarTex shareholder will receive cash in an amount equal to or greater than the value of one full share of Hibernia Common Stock for its MarTex Common Stock.

         (m) None of the compensation received by any shareholder-employees of MarTex or its affiliates will be separate consideration for, or allocable to, any of their shares of MarTex Common Stock; none of the shares of Hibernia Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

         (n) The Merger will qualify as a statutory merger under the LBCL and the TBCA.

         (o) The shareholders of MarTex (immediately before the proposed transaction) receiving shares of Hibernia Common Stock will not own (immediately after the proposed transaction) more than 50 percent of the fair market value of Hibernia Common Stock.

         (p) The options, warrants, subordinated rights or other rights to purchase MarTex Common Stock will be exercised in exchange for shares of MarTex Common Stock prior to the Proposed Mergers with the result that no options, warrants, subordinated rights or other rights to purchase MarTex Common Stock will be outstanding as of the date of the Proposed Mergers.

The following representations have been made in connection with the Bank Merger:

         (aa)     No  additional   Hibernia  Common  Stock  will  be  issued  or
                  exchanged in the Bank Merger. No HNBT Common Stock will be issued or exchanged in the Bank Merger.

         (bb) Prior to and in connection with the plan of reorganization, neither Bank nor a related person (as defined in Treas. Reg
                  section   1.368-1(e)(3)  determined

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                  without regard to Treas. Reg. section 1.368-1(e) (3)(i)(A))
                  redeemed or otherwise acquired stock having a value of more than 50 percent of all of the stock of Bank as of the same date, or made an extraordinary distribution with respect to the stock of Bank.

         (cc) Hibernia will constructively issue stock to the shareholder of Bank having a value, as of the date of the transaction, of at least 50 percent of all of the formerly outstanding stock of Bank as of the same date, taking into account any redemptions, acquisitions, or extraordinary distributions made by Bank.
                  Neither Hibernia nor a related person (as defined in Treas. Reg. section 1.368-1(e)(3)) has any plan or intention, in connection with the plan of reorganization, to redeem or otherwise acquire stock of Hibernia constructively issued in the transaction.

         (dd) HNBT will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Bank immediately prior to the Bank Merger. For purposes of this representation, amounts paid by Bank to dissenters, Bank assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Bank immediately preceding the transfer, will be included as assets of Bank held immediately prior to the transaction.

         (ee) Prior to the transaction, Hibernia will be in control of HNBT within the meaning of Section 368(c) of the Code wherein "control" is defined to mean the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of the corporation.

         (ff) Following the transaction, HNBT will not issue additional shares of its Common Stock that would result in Hibernia losing control of HNBT within the meaning of Section 368(c) of the Code.

         (gg) Hibernia has no plan or intention to liquidate HNBT; to merge HNBT into another corporation; to sell or otherwise dispose of the Common Stock of HNBT; or to cause HNBT to sell or otherwise dispose of any of the assets of Bank acquired in the transaction, except for dispositions made in the ordinary course of business or dispositions that may be required by the Department of Justice to meet certain regulatory requirements. The fair market value of these dispositions, if any, will not exceed 20 percent of the fair market value of the gross assets held by Bank immediately prior to the Bank Merger, and the proceeds from any dispositions will be used in the business of HNBT and will not be distributed to the shareholders of Bank or HNBT. As Hibernia consummates other mergers in Texas, it is likely that some or all of the merged banks will be merged with and into HNBT. At this time, the discussion

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                  provided under the caption "Summary-Other Pending Transactions for Hibernia" in the Prospectus provides a complete list of all pending mergers that are covered by definitive agreements as of February 2, 1999. However, no Common Stock of HNBT will be issued as consideration in any of the pending mergers.

         (hh) The liabilities of Bank assumed by HNBT and the liabilities to which the transferred assets of Bank are subject were incurred by Bank in the ordinary course of its business.

         (ii) Following the transaction, HNBT will continue the historic business of Bank or will use a significant portion of Bank's historic business assets in its business.

         (jj) Except for expenses relating to the registration of Hibernia Common Stock and certain proxy printing and mailing expenses to be paid solely by Hibernia, which are directly related to the Proposed Mergers in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187, Hibernia, HNBT, Bank and the shareholder of Bank will pay their respective expenses, if any, incurred in connection with the transaction.

         (kk) There is no intercorporate indebtedness existing between Hibernia and Bank and their affiliates or between HNBT and Bank that was issued, acquired, or will be settled at a discount.

         (ll) No two parties to the Bank Merger are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

         (mm) Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         (nn) The basis and fair market value of the assets of Bank transferred to HNBT will each equal or exceed the sum of the liabilities assumed by HNBT, plus the amount of liabilities, if any, to which the transferred assets are subject.

         (oo) The merger of Bank into HNBT will qualify as a statutory merger under the Bank Merger Act.


TECHNICAL ANALYSIS

Section 368(a)(1)(A) of the Code provides that a reorganization (a "Type A" reorganization) includes a statutory merger or consolidation. Such a reorganization can only be achieved by strict compliance with the applicable corporation laws of the United States or a state or territory of the United States. A statutory merger occurs wherein one party (the surviving

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corporation) to the transaction absorbs the other party whose corporate existence ceases. It has been represented by the management of Hibernia that the merger of MarTex with and into Hibernia, wherein Hibernia Common Stock is to be exchanged for MarTex Common Stock, is to occur as a statutory merger under applicable state law.

Section 368(a)(2)(D) of the Code provides that the acquisition by one corporation in exchange for stock of a corporation which is in control of the acquiring corporation, of substantially all of the properties of another corporation, shall not disqualify a transaction under Section 368(a)(1)(A) if
(i) no stock of the acquiring corporation is used in the transaction and (ii) the transaction would have otherwise qualified as a Type A reorganization had the merger been into the controlling corporation. It has been represented by the management of Hibernia that the merger of Bank with and into HNBT, wherein Hibernia Common Stock is to be constructively exchanged for Bank Common Stock, is to occur as a statutory merger under applicable state and national law.

Revenue Procedure 77-37, 1977-2 C.B. 568 (ss.3.01) provides that, for advance ruling purposes, the "substantially all" requirement of Section 368(a)(2)(D) is satisfied if there is a transfer of assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the transferor corporation immediately prior to the transfer. Any payments to dissenters and any redemptions and distributions (except for regular dividend distributions) made by the corporation immediately preceding the transfer and which are a part of the transaction will be considered as assets held by the corporation immediately prior to the transfer. Additionally, the payment of expenses incurred in connection with the Proposed Mergers is taken into consideration in applying the "substantially all" test.

In the proposed Bank Merger, it has been represented by the respective managements of Bank and HNBT that HNBT will acquire assets representing at least 90 percent of the fair market value of the net assets and 70 percent of the fair market value of the gross assets of Bank and that, for this purpose, the fair market value of the net and gross assets of Bank will be determined before payment by Bank of any expenses incurred by it in connection with the Bank
Merger, before payment to any dissenters to the Bank Merger, and before any redemptions and distributions (except for regular, normal dividends) made by Bank immediately preceding the transfer. Based upon the foregoing representations, the "substantially all" requirement will be met in the Bank Merger.


Additional Requirements

Sections 1.368-1(b) and 1.368-2(g) of the Income Tax Regulations (the "Regulations") provide that the following additional requirements must be met for a transaction to qualify as a reorganization within the meaning of Section 368 of the Code:

         (i)      "continuity of interest" must be present,

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         (ii)     "continuity of business enterprise" must exist, and

         (iii) the transaction must be undertaken for reasons pertaining to the continuance of the business of a corporation which is a party to the transaction.



Continuity of Interest

In general, the continuity of interest test requires the owners of the reorganized entity to receive and retain a meaningful equity in the surviving entity. See e.g., Pinellas Ice & Cold Storage Co. v. Comm'r, 287 U.S. 462
(1933); Cortland Specialty Company v. Comm'r, 60 F.2d 937 (2d Cir. 1932), cert. denied, 288 U.S. 599 (1932); Helvering v. Minnesota Tea Co., 296 U.S. 378
(1935).

The Internal Revenue Service (the "Service") has issued final and temporary regulations (T.D. 8760 and T.D. 8761) providing rules for satisfying the continuity of interest requirement. These regulations substantially liberalize the historic rules, generally providing that continuity of interest is satisfied if a substantial part of the value of the proprietary interest in the target corporation is preserved in the reorganization. Generally, continuity of interest is not preserved to the extent that the acquiring corporation acquires target stock for consideration other than acquiring stock, or if, in connection with the plan of reorganization, the acquiring stock is redeemed (or purchased by a related party). In addition, continuity of interest is not preserved to the extent that, prior to and in connection with the plan of reorganization, the target (or a related party) acquires the stock with consideration other than stock of the target, or makes an extraordinary distribution with respect to the stock. Generally, a related party includes any member of the same affiliated group (without regard to the exceptions in section 1504(b)) as the acquiring corporation, or any other corporation where the purchase of the acquiring stock by such corporation would result in the purchase being a redemption under section 304(a)(2). Sales by the target shareholders of stock of the acquiror received in the transaction to unrelated third parties occurring before or after a reorganization are disregarded.

Based upon our understanding of the facts presented to us orally and as set forth in the Statements of Facts and Representations dated February 2, 1999, the MarTex Merger and the Bank Merger will satisfy the continuity of interest requirement. The management of Hibernia has represented that all of the stock of MarTex and Bank outstanding immediately prior to the merger will be exchanged (actually or constructively) solely for stock of Hibernia. Hibernia has represented further that neither Hibernia nor a related person (as defined in Treas. Reg. Section 1.368-1(e)(3)) has any plan or intention, in connection with the plan of reorganization, to (i) acquire a proprietary interest in MarTex or Bank for consideration other than stock of Hibernia, or (ii) redeem any of the stock issued in the transaction. In addition, the management of MarTex and Bank have represented that neither MarTex, Bank, nor a related person (as defined in Treas. Reg. Section 1.368-1(e)(3) determined without regard to Treas. Reg.
Section 1.368-1(e)(3)(i)(A)) has any plan or intention, prior to and in connection with the plan of


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reorganization, to redeem, acquire, or make an extraordinary distribution with respect to the stock of either entity.

In Revenue Ruling 68-526, 1968-2 C.B. 156, the Service held that the acquisition of the assets (and assumption of liabilities) of a parent corporation and its 60 percent owned subsidiary constituted separate tax-free reorganizations when the transactions occurred pursuant to one plan of reorganization and for valid business reasons. In Revenue Ruling 76-528, 1976-2 C.B. 103, the Service clarified that the continuity of interest requirement was met in Revenue Ruling 68-526 with respect to the subsidiary acquisition even when the parent had no assets other than stock of a subsidiary because, in light of the acquisition of the parent's assets, and its dissolution pursuant to the plan of reorganization, the parent's shareholders, in effect, "stepped into the parent's shoes" as the only qualified parties to receive and continue the stock interest formerly held by the parent corporation. Although no assurance can be given that the Service will agree, the rationale of the above Revenue Rulings suggests that the continuity of interest maintained by the MarTex shareholders in the MarTex Merger is relevant in determining whether the continuity of interest requirement is satisfied in the Bank Merger. See also PLR 9109044 (December 4, 1990) where the Service, after applying the step transaction doctrine, ruled that a sideways merger of a Bank Holding Company and its wholly owned banking subsidiary into an acquiring bank holding company and its banking subsidiary respectively constituted reorganizations under Section 368(a)(1)(C) and Section 368(a)(2)(D).

In the past, the Service has frequently ruled on certain facts that the simultaneous mergers of a parent and its wholly-owned subsidiary into an acquiring parent corporation and its wholly-owned subsidiary, respectively each qualified as a Section 368(a)(1)(A) reorganization (see e.g., PLR 9111025 (December 14, 1990), 9047015 (August 24, 1990) and 9003053 (October 26, 1989)).
In other rulings involving slightly different facts (i.e., minority shareholders in the subsidiary), the Service held that the subsidiary mergers were Section 368(a)(1)(A) reorganizations by reason of Section 368(a)(2)(D) (see e.g., PLR 9109044 (December 4, 1990), 8943067 (August 2, 1989) and 8942090 (July 27,
1989)).

Although private letter rulings are not binding on the Service as precedent, they are cited to illustrate a consistent rulings position. In recent years, while the Service has declined to rule on whether a transaction qualifies as a reorganization pursuant to Section 368(a)(1)(A) of the Code (see section
3.01(24) of Rev. Proc. 98-3) it has consistently ruled that the receipt by a target parent's shareholders of stock of an acquiring corporation will not prevent a lower tier target's merger from satisfying the continuity of interest requirement of Section 1.368-1(b) of the Regulations. See, for example, PLR 9237031 (June 16, 1992), PLR 9317027 (January 29, 1993), PLR 9510059 (March 10,
1995) and PLR 9743050 (July 31, 1997).


Continuity of Business Enterprise

Section 1.368-1(b) of the Regulations also provides that a continuity of business enterprise (as described in Section 1.368-1(d) of the Regulations) is a requisite to a reorganization.

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Section 1.368-1(d) of the Regulations (and as modified by T.D. 8760) provides that continuity of business enterprise requires that the acquiring corporation either continue the acquired corporation's historic business or use a significant portion of the acquired corporation's historic assets in a business. The proposed Bank Merger will meet the continuity of business enterprise test of
Section 1.368-1(d) because, based upon the representation of the management of HNBT, HNBT will continue the historic business of Bank or will use a significant portion of Bank's historic assets in a business. See also Section 1.368-1(d)(5), Ex. (1).

Revenue Ruling 85-197, 1985-2 C.B. 120, provides that for purposes of the continuity of business enterprise requirement, the historic business of a holding company is the business of its operating subsidiary. Similarly, Revenue Ruling 85-198, 1985-2 C.B. 120, held that the continuity of business enterprise requirement was met upon the merger of two bank holding companies where the business of a former subsidiary of the acquired holding company was continued through a subsidiary of the acquiring corporation. Accordingly, the continuity of business enterprise requirement is met with regard to the MarTex Merger because Hibernia through its wholly-owned subsidiary HNBT, will continue the banking business indirectly conducted by MarTex.


Business Purpose

Section 1.368-2(g) of the Regulations provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation which is a party to the reorganization. As heretofore indicated in the "Business Purpose" Section set forth above, there are substantial business reasons for the Proposed Mergers. Accordingly, the Proposed Mergers each satisfy the business purpose requirement as set forth in the Regulations.


Constructive Exchange of Shares

To avoid the expense and inconvenience of issuing Hibernia shares to itself in the Bank Merger, and because MarTex's shareholders will have already received fair value for their shares, the shares of Bank Common Stock obtained by Hibernia in the MarTex Merger shall be canceled without the actual issuance of additional shares by Hibernia. (See the preceding discussion regarding Rev. Rul. 76-528). In the Bank Merger, which occurs simultaneously, but is to be described in the closing documents covering the Proposed Mergers as a step following the MarTex Merger, HNBT technically would acquire the assets of Bank by issuing shares of Hibernia Common Stock to the Bank shareholder, Hibernia (as the result of the MarTex Merger).

The tax court has consistently held that the physical transfer of shares is not necessary if it would be a "meaningless gesture," particularly in situations where common ownership is present. See, Fowler Hosiery Co., 36 T.C. 201 (1961), aff'd 301 F.2d 394 (7th Cir. 1962) and William Holton George, 26 T.C. 396
(1956).  In fact,  the Service has ruled that the absence of

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an actual physical exchange of shares does not prevent a transaction from qualifying as a tax-free reorganization if such an exchange would have been a "meaningless gesture" or a "useless task." See Rev. Rul. 70-240, 1970-1 C.B. 81 and Rev. Rul. 75-383, 1975-2 C.B. 127. See also Davant v. Commissioner, 366 F.2d 874 (5th Cir. 1966); James Armour, Inc., 43 T.C. 295 (1964); American Manufacturing Co., 55 T.C. 204 (1970). In addition, the Service held in Revenue Ruling 78-47, 1978-1 C.B. 113, that a physical issuance of shares was unnecessary in order to eliminate certain expenses associated with a reorganization.

The Service has also consistently permitted constructive exchanges in private letter rulings. See e.g., PLR 9247019 (August 24, 1992) and 9137029 (June 13,
1991) citing Revenue Ruling 78-47; PLR 9319017 (February 5, 1993) citing Revenue Ruling 70-240; PLR 8750071 (September 17, 1987), 8722021 (February 25, 1987),
8620043  (February 14, 1986),  8403028 (October 17, 1983), and 8306010 (November
4, 1982).

Based on the above, the constructive exchange described herein does not prevent the Bank Merger from qualifying as a tax-free reorganization.


Other Statutory Provisions

Section 368(b) of the Code defines the term "a party to a reorganization" to include a corporation resulting from a reorganization, and both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another.

Section 361(a) of the Code provides that no gain or loss shall be recognized to a transferor corporation which is a party to a reorganization on any exchange pursuant to the plan of reorganization solely for stock or securities in another corporation which is a party to the reorganization.

Section 1032 of the Code provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock of such corporation. Revenue Ruling 57-278, 1957-1 C.B. 124, provides that a subsidiary will not recognize gain upon the exchange of its parent's stock for property in connection with a tax-free reorganization. See also Treasury Regulations (Treas. Regs.) Section 1.1032-2.

Section 354(a)(1) of the Code provides that no gain or loss shall be recognized if stock or securities in a corporation which is a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation which is a party to the reorganization.

Cash received by shareholders of MarTex Common Stock who dissent, if any, will be treated as received in exchange for his or her stock subject to the provisions and limitations of Section 302 of the Code. See Treas. Reg. Sec. 1.354-1(d), Ex. (3). If, as a result of such distribution,

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a shareholder owns no MarTex Common Stock either directly or indirectly through the application of Section 318 of the Code, the redemption will be treated as a complete termination of interest under Section 302(b)(3) of the Code and such cash will be treated as a distribution in exchange for stock under Section 302(a) of the Code.

Section 362(b) of the Code generally provides that if property is acquired by a corporation in connection with the reorganization, then the basis shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on such transfer.

Section 1223(2) of the Code provides that in determining a taxpayer's holding period for property, there shall be included the period for which such property was held by another person, if such property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in such taxpayer's hands as it would have had in the hands of such other person.

Section 381 of the Code applies to certain transactions, including those transactions to which Section 361 of the Code applies, where there is a transfer in connection with a reorganization described in Section 368(a)(1)(A) or in
Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code.


FEDERAL INCOME TAX CONSEQUENCES

Based solely upon the Statements of Facts and Representations, the Agreement, and the Bank Plan of Merger, it is our opinion that the following federal income tax consequences will result:

In the merger of MarTex with and into Hibernia:

(1) Provided the proposed merger of MarTex with and into Hibernia qualifies as a statutory merger under Louisiana and Texas law, the MarTex Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code. MarTex and Hibernia will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

(2) No gain or loss will be recognized by MarTex upon the transfer of its assets to Hibernia in exchange solely for Hibernia Common Stock, cash for dissenters, if any, and the assumption by Hibernia of the liabilities of MarTex, since any cash for dissenters will be distributed to the shareholders (Sections 361(a), 361(b), and 357(a) of the Code).

(3) No gain or loss will be recognized by Hibernia on receipt of the MarTex assets in exchange for Hibernia Common Stock, cash for dissenters, if any, and the assumption by Hibernia of the liabilities of MarTex (Section 1032(a) of the Code).

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(4)      The basis of the  assets of MarTex in the hands of  Hibernia  will,  in each case, be the same as the basis of those assets in the hands of MarTex immediately prior to the transaction (Section 362(b) of the Code).

(5) The holding period of the assets of MarTex in the hands of Hibernia will, in each case, include the period for which such assets were held by MarTex (Section 1223(2) of the Code).

(6) No gain or loss will be recognized, with respect to the receipt of Hibernia Common Stock, by the shareholders of MarTex who receive solely Hibernia Common Stock and cash for fractional shares in exchange for their shares of MarTex Common Stock (Section 354(a)(1) of the Code). With respect to the cash received in lieu of fractional shares, see
         Item 12 below.

(7) The cash received by a dissenting shareholder of MarTex in exchange for his or her MarTex Common Stock will be treated as having been received by such shareholder as a distribution in redemption of his or her stock subject to the provisions and limitations of Section 302 of the Code. If, as a result of such distribution, a shareholder owns no MarTex Common Stock either directly or indirectly through the application of
         Section 318, the redemption will be treated as a complete termination of interest under Section 302(b)(3) and such cash will be treated as a distribution in exchange for stock under Section 302(a).

(8) The basis of Hibernia Common Stock to be received by the shareholders of MarTex Common Stock will be, in each instance, the same as the basis of their stock surrendered in exchange therefor, decreased by the amount of cash received, if any, and increased by the amount of gain, if any, recognized in the exchange. (Section 358(a)(1) of the Code).

(9) The holding period of the Hibernia Common Stock to be received by the shareholders of MarTex Common Stock in the transaction will include in each instance, the period during which the MarTex Common Stock surrendered in exchange therefor is held as a capital asset on the date of the surrender (Section 1223(l) of the Code).

(10) Hibernia will succeed to and take into account those tax attributes of MarTex described in Section 381(c) of the Code. (Section 381(a) of the Code and Section 1.381(a)-1 of the Regulations.) These items will be taken into account by Hibernia subject to the conditions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the Regulations thereunder.

(11) As provided by Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Regulations, Hibernia will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of MarTex as of the date of transfer. Any deficit in the

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         earnings and profits of MarTex will be used only to offset the earnings and profits accumulated after the date of transfer.

(12) The payment of cash in lieu of fractional share interests of Hibernia Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Hibernia. These cash payments will be treated as distributions in full payment in exchange for the stock redeemed, subject to the provisions and limitations of Section 302(a) of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574).

(13) MarTex will close its taxable year as of the date of the distribution or transfer. Hibernia will not close its taxable year merely because of the MarTex Merger. (Section 381(b) of the Code).

In the merger of Bank with and into HNBT:

(14) Provided the proposed merger of Bank with and into HNBT qualifies as statutory merger under the Bank Merger Act, the acquisition by HNBT of substantially all of the assets of Bank solely in constructive exchange for Hibernia Common Stock and the assumption by HNBT of the liabilities of Bank, will qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. Bank, Hibernia and HNBT will each be a party to a reorganization within the meaning of
         Section 368(b) of the Code.

(15) No gain or loss will be recognized by either Hibernia or HNBT upon the acquisition by HNBT of substantially all of the assets of Bank in constructive exchange for Hibernia Common Stock and the assumption of Bank's liabilities (Section 1032(a) of the Code). (See Treas. Regs.
         Section 1.1032-2 and Rev. Rul. 57-278, 1957-1 C.B. 124.)

(16) The basis of the assets of Bank acquired by HNBT will be the same in the hands of HNBT as the basis of such assets in the hands of Bank immediately prior to the exchange (Section 362(b) of the Code).

(17) The basis of the HNBT Common Stock in the hands of Hibernia will be increased by an amount equal to the basis of the Bank assets in the hands of HNBT and decreased by the sum of the amount of the liabilities of Bank assumed by HNBT and the amount of liabilities to which the assets of Bank are subject (Section 1.358-6(c)(1) of Treas. Regs.).

(18) The holding period of the assets of Bank received by HNBT will, in each instance, include the period for which such assets were held by Bank (Section 1223(2) of the Code).

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(19)     As provided by Section 381(c) of the Code and Section  1.381(c)(2)-1 of
         the Regulations, HNBT will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Bank as of the date of transfer. Any deficit in the earnings and profits of Bank or HNBT will be used only to offset the earnings and profits accumulated after the date of transfer.

(20) The shareholder of HNBT will recognize no gain or loss upon the constructive exchange of Bank Common Stock solely for Hibernia Common Stock. (Section 354(a)(1) of the Code.)

(21) Bank will recognize no gain or loss on the transfer of its assets to HNBT in constructive exchange for Hibernia Common Stock and the assumption by HNBT of the liabilities of Bank, as described above. (Sections 361(a) and 357(a) of the Code.)

(22) Bank will close its taxable year as of the date of the distribution or transfer. HNBT will not close its taxable year merely because of the Bank Merger. (Section 381(b) of the Code.)

(23) Pursuant to Section 381(a) of the Code and Section 1.381(a)-1 of the Regulations, HNBT will succeed to and take into account the items of Bank described in Section 381(c) of the Code. These items will be taken into account by HNBT subject to the provisions and limitations specified in Sections 381, 382, 383 and 384 of the Code and Regulations promulgated thereunder.

SCOPE OF OPINION

The scope of this opinion is expressly limited to the federal income tax issues specifically addressed in (1) through (23) in the section entitled "Federal Income Tax Consequences" above. Specifically, our opinion has not been requested and none is expressed with regard to the federal, foreign, state or local income tax consequences for the shareholders of Hibernia or with regard to the foreign, state or local income tax consequences for the shareholders of MarTex, Bank, and HNBT. Our opinion has not been requested and none is expressed with regard to the treatment of the exercise of MarTex options, warrants, subordinated rights or other rights that will be exercised prior to the Proposed Mergers. We have made no determination nor expressed any opinion as to any limitations, including those which may be imposed under Section 382, on the availability of net operating loss carryovers (or built-in gains or losses), if any, after the Proposed Mergers, the application (if any) of the alternative minimum tax to this transaction, nor the application of any consolidated return or employee benefit issues which may arise as a result of the Proposed Mergers unless expressly stated above. Further, we have made no determination as whether MarTex dividend distributions have been sufficient to eliminate any undistributed personal holding company tax liability, if applicable. We have made no determination nor expressed any opinion as to the fair market value of any of the assets being transferred in the Proposed Mergers nor the common shares

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being exchanged in the Proposed Mergers. Furthermore, our opinion has not been requested and none is expressed with respect to any foreign, state or local tax consequences to MarTex, Bank, Hibernia, and HNBT.

Our opinion, as stated above, is based upon the analysis of the Code, the Regulations thereunder, current case law, and published rulings. The foregoing are subject to change, and such change may be retroactively effective. If so, our views, as set forth above, may be affected and may not be relied upon. Further, any variation or differences in the facts or representations recited herein, for any reason, might affect our conclusions, perhaps in an adverse manner, and make them inapplicable. In addition, we have undertaken no obligation to update this opinion for changes in facts or law occurring subsequent to the date hereof.

This letter represents our opinions as to the interpretation of existing law and, accordingly, no assurance can be given that the Service or the courts will agree with the above analysis.


                                                /s/ Ernst & Young LLP
                                                New Orleans, Louisiana

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                                                                      APPENDIX E

                     STOCK GRANT AGREEMENTS AND AMENDMENTS

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                             STOCK GRANT AGREEMENT

         This Stock Grant Agreement (the "Agreement") is entered into on March 28, 1996, by and between F. Wayne McWhorter, an individual ("McWhorter"), and MarTex Bancshares, Inc., a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "Company"), upon the following terms and conditions:

                             W I T N E S S E T H:

      "WHEREAS, the Company desires to employ McWhorter and McWhorter desires to be employed by the Company;

      "WHEREAS, the Company and McWhorter desire to set forth in writing the terms and conditions of their agreements and understanding;

     "NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, agree as follows:

         1.       Definitions.  For purposes of this Agreement:

         (a) "Applicable Percentage" means 6% with respect to annual stock grants awarded on March 31, 1996, pursuant to Section 2(d) hereof, and 12% with respect to annual stock grants awarded thereafter during the term of this Agreement.

         (b) "Beginning Stockholder's Equity" shall mean the actual stockholder's equity of the Company as of January 1 of the first year of the three year period for which the calculation is being done, plus the present value as of such January 1, calculated using a discount factor of 15%, of capital contributions made to the Company and increases in stockholders' equity as a result of business acquisitions during the applicable three year period, and minus the present value as of such January 1, calculated using a discount factor of 15%, of all dividends paid by the Company during the applicable three year period.

         (c) "Carlile Group" shall mean as a group the Carlile Shareholders and any person, firm or entity who or which is a Related Carlile.

         (d) "Carlile Shareholders" shall mean Quintin B. Carlile, Kenneth Q. Carlile and Steve B. Carlile.

         (e) "Cause" is defined in Section 5(c) hereof.

         (f) "Change of Ownership" means the sale or exchange of stock, sale of assets, merger, reorganization or other similar transaction, the result of which the Carlile Group does not own or control a majority of the outstanding voting shares of capital stock of the Company.

         (g) "Dollar Gain" shall mean the dollar amount by which the Fair Market Value as of the Triggering Event exceeds the dollar amount which represents a Return on Investment of 15% per annum, as of the date of the Triggering Event.

         (h) "Fair Market Value" shall mean (i) the total value of the consideration to be received by Company Shareholders for their capital stock of

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

the Company if the Triggering Event is a Change of Ownership, or (ii) the value of all of the outstanding stock of the Company based upon the assumption that 100% of the Company was being sold as determined by an independent appraiser satisfactory to McWhorter and the Company, if the Triggering Event is any event other than a Change of Ownership.

         (i) "Good Reason" is defined in Section 5(d) hereof.

         (j) "Present Value of Investment" means $5,010,000, plus the present value as of January 1, 1991, calculated using a discount factor of 15%, of capital contributions made to the Company and increases in stockholders' equity as a result of business acquisitions after January 1, 1991, and prior to or contemporaneously with the Triggering Event, minus the present value as of January 1, 1991, calculated using a discount factor of 15%, of all dividends paid by the Company after January 1, 1991, and prior to or contemporaneously with the Triggering Event.

         (k) "Related Carlile" shall mean the brothers and sisters (whether by the whole or half blood), spouses, former spouses, ancestors and lineal descendants of any Carlile Shareholder or any corporation, partnership, estate, or trust a majority of which is owned individually or in the aggregate, directly or indirectly, or beneficially, by the Carlile Shareholders or any of their brothers and sisters (whether by the whole or half blood), spouses, former spouses, ancestors or lineal descendants.

         (l) "Return on Investment" means the annual return, expressed as a percentage and compounded annually, on the Present Value of Investment.

         (m) "Target Return on Equity" shall mean the annual percentage increase in Beginning Stockholder's Equity set opposite each of the three year periods set forth below:

                  Three Year Period         Target Return Equity
                  -----------------         --------------------
                           1993-95                   15%
                           1994-96                   15%
                           1995-97                   13%
                           1996-98                   13%
                           1997-99                   13%
                  Each three year period thereafter  13%

         (n) "Triggering Event" means the first to occur of (i) retirement of McWhorter on or after age 55, (ii) termination of McWhorter's employment by the Company pursuant to Section 5(b) hereof, (iii) termination of employment by McWhorter pursuant to Section 5(d) hereof, (iv) death of McWhorter, (v) a Change of Ownership, or (vi) a termination of McWhorter's employment in breach of this Agreement.

         (o) "Value Per Share" means (i) with respect to stock grants awarded pursuant to Section 2(c) hereof, the Fair Market Value (less the liquidation value of any stock of the Company entitled to a preference upon liquidation) divided by the number of outstanding shares of Company Stock as of the triggering Event (excluding share of Company Stock to be issued to McWhorter pursuant to Section 2(c) hereof), (ii) with respect to the value of Company Stock previously awarded which reduces the value of Company Stock to be awarded pursuant to Section 2(c) hereof, the Fair Market Value (less the liquidation value of any stock of the Company entitled to referenced upon liquidation) divided by the number of outstanding shares of Company Stock as of the date of the Triggering Event (excluding shares of Company Stock to be issued to McWhorter pursuant to Section 2(c) hereof), or (iii) with respect to stock grant awarded pursuant to Section 2(d) hereof, the Year End Book Value (less the liquidation value of any stock of the Company entitled to preference upon liquidation) as of December 31 of the year ending just prior to the date shares of Company Stock are to be issued to McWhorter pursuant to Section 2(d) hereof, divided by the total number of issued and outstanding shares of Company Stock as of the same date.

         (p) "Year End Book Value" means the total stockholders' equity of the Company as of the December 31 of the applicable year as reflected on the balance sheet of the Company that has been audited by the Company's independent certified public accountants.

         (q) "Company Stock" means the common stock, $0.01 par value, of the Company.

         (r) Other capitalized terms shall have the meaning assigned to them in this Agreement.

         2.       Compensation

         (a) Salary. McWhorter agrees to continue his employment with the Company, and the Company agrees to continue its employment of McWhorter on the terms and conditions set forth below. Company shall pay McWhorter a base salary of $10,000 per month payable in two installments on the first and fifteenth days of each month, subject to all appropriate withholdings. This base salary may be increased from time to time in accordance with normal business practices of the Company. In addition, McWhorter shall be entitled to participate in the bonuses awarded from time to time by the board of the Company in its sole discretion. Base salary shall be deemed to include any and all salary received by McWhorter from either the Company or any of its subsidiaries.

         (b) Other Benefits. The Company shall maintain in full force and effect, and McWhorter shall be entitled to continue to participate in all of its employee benefit plans and arrangements in effect on the date hereof in which McWhorter participates.

         (c) Stock Grants. Upon the occurrence of a Triggering Event, McWhorter shall be issued the number of shares of Company Stock calculated in accordance with Schedule A attached hereto and incorporated herein by reference. The Company Stock shall be issued to McWhorter as soon as practicable following the Triggering Event, except that, when the Triggering Event is a Change of Ownership, the Company Stock will be issued on the day prior to the date of the Change of Ownership.

         (d) Annual Stock Grants. On or before March 31 of each calendar year during the term of this Agreement beginning March 31, 1996, the Company shall issue to McWhorter the number of shares of Company Stock equal to (i) the Applicable Percentage multiplied by (ii) the amount by which the Year End Book Value as of the immediately preceding year-end exceeds what the book value as of the immediately preceding year-end would have been if the Target Return on Equity for the immediately three preceding years had been achieved, divided by
(iii) the Value Per Share; provided, however, that the maximum number of shares of Company Stock for any one year shall not have a value based upon the Value Par Share, in excess of $80,000.

         (e) Fractional Shares. Only the whole numbers of shares of Company Stock calculated in accordance with Sections 2(c) or (d) above shall be issued. No fractional shares shall be issued.

         (f) Option to Take Portion of Stock in Cash. Notwithstanding Section 2(c) or (d) above, McWhorter may elect to receive, and the Company shall pay, cash equal to one-third of the value of the Company Stock to which he is entitled under Section 2(c) or 2(d) above, based upon the same Value Per Share used to calculate the number of shares of Company Stock awarded to McWhorter, subject to all appropriate withholdings. Such cash shall be paid at the same time the Company Stock is issued.

         (g) Right of First Refusal Agreement. Company Stock issued to McWhorter pursuant to this Agreement shall be subject to the terms of a Right of First Refusal Agreement executed contemporaneously with this Agreement.

         3. Position and Duties of McWhorter. McWhorter is currently employed as Chief Executive Officer of the Company and Chairman of the Board and Chief Executive Officer of the Company's subsidiary bank, First Service Bank. McWhorter shall hold a position of comparable responsibility throughout the term of this Agreement. McWhorter shall perform such administrative and managerial duties as are commonly discharged by persons in similar positions and such other duties as may be determined by the Board of Directors of the Company.

         McWhorter agrees during the term of his employment to devote substantially all of his working time and his best efforts, skills and abilities to the performance of his duties as stated in this Agreement and to the furtherance of the Company's business; provided, however, that this shall not be construed as preventing McWhorter from investing his personal assets in businesses which do not compete with the Company or from spending reasonable amounts of time managing such investments.

         4. Term. The employment of McWhorter pursuant to this Agreement shall commence on the date hereof and end on July 19, 2002, unless sooner terminated as hereinafter provided.

         5. Termination. McWhorter's employment hereunder may be terminated without a breach of this Agreement only under the following circumstances:

         (a) Death. McWhorter's employment hereunder shall terminate upon his death.

         (b) Disability. If, as a result of physical or mental illness, McWhorter shall have been absent from his duties hereunder on a full-time basis for the entire period of six (6) consecutive months, and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such six month period) shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate McWhorter's employment hereunder.

         (c) Cause. This Agreement shall immediately be terminated and neither party shall have any obligations hereunder if McWhorter's employment is terminated for "Cause." Termination for Cause shall arise when termination results from (A) theft or dishonesty in the conduct of the Company's business,
(B) deliberate and continual refusal to perform employment duties on substantially a full-time basis, (C) deliberate and continual refusal to act in accordance with any specific instructions of a majority of the Board of Directors of the Company, or (D) deliberate misconduct which could be materially damaging to the Company without reasonable good faith belief by McWhorter that such conduct was in the best interest of the Company.

         If McWhorter is advised that he is being terminated for Cause and within fifteen (15) days thereafter submits to the Board of the Company a written objection to such termination, this section will not be applicable unless the Board of Directors of the Company at or before its next regularly scheduled meeting determines by majority vote that McWhorter has been terminated for Cause.

         (d) Termination by McWhorter. McWhorter may terminate his employment hereunder (i) for Good Reason or (ii) if his health should become impaired to an extent that makes his continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that McWhorter shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request, McWhorter shall submit to an examination by a doctor selected by the Company and such doctor shall have concurred in the conclusion of McWhorter's doctor.

         For purposes of this Agreement, "Good Reason" shall mean (A) a Change of Ownership which results in (i) a decrease in the total amount of McWhorter's base salary below its level in effect on the date of such Change of Ownership, without McWhorter's consent, or (ii) a reduction in the importance of
McWhorter's job responsibilities without McWhorter's consent, with the determination of whether a reduction in job responsibility has taken place to be in the sole discretion of McWhorter or (iii) a geographical relocation of McWhorter without his consent; (B) a failure by the Company to comply with any material provision of this Agreement which has not been cured within ten (10) days after notice of such noncompliance has been given by McWhorter to the Company; or (C) any purported termination of McWhorter's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (e) hereof (and for purposes of this Agreement no such purported termination shall be effective.)

         (e) Notice of Termination. Any termination of McWhorter's employment by the Company or by McWhorter (other than termination pursuant to subsection (a) above) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of McWhorter's employment under the provision so indicated.

         (f) Date of Termination. "Date of Termination" shall mean (i) if McWhorter's employment is terminated by his death, the date of his death, (ii) if McWhorter's employment is terminated pursuant to subsection (b) above, thirty
(30) days after Notice of Termination is given (provided that McWhorter shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if McWhorter's employment is terminated pursuant to subsection (c) above, the date specified in the Notice of Termination, and (iv) if McWhorter's employment is terminated for any other reason, the date on which a Notice of Termination is given, provided that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

         (g) Retention of Stock Previously Issued. If the employment of McWhorter is terminated (i) by McWhorter for any reason other than as permitted by Section 5(d) or by reason of McWhorter's death, or (ii) by the Company pursuant to Section 5(c) hereof, then McWhorter shall not be entitled to be issued any additional Company Stock pursuant to this Agreement. All Company Stock previously issued to McWhorter pursuant to this Agreement may be retained by McWhorter.

         If the value of shares of Company Stock to be issued to McWhorter upon the occurrence of a Triggering Event is less than the value of shares of Company Stock previously issued to McWhorter pursuant to Section 2(d) hereof, plus any cash paid to McWhorter in lieu of Company Stock, then McWhorter shall not be entitled to any additional Company Stock or cash upon the occurrence of the Triggering Event. McWhorter may retain the Company Stock and cash previously issued to him pursuant to this Agreement.

         6.  Compensation upon Termination or During Disability.

         (a) During any period that McWhorter fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), McWhorter shall continue to receive his base salary at the rate then in effect for such period until his employment is terminated pursuant to Section 5(b) or 5(d) hereof, provided that payments so made to McWhorter during the first 180 days of the disability period shall be reduced by the sum of the amounts, if any, payable to McWhorter at or prior to the time of any such payment under disability benefit plans of the Company and which were not previously applied to reduce any such payment. McWhorter's year-end bonus shall be paid in a pro rata amount to compensate McWhorter proportionately for days worked prior to the beginning of his disability period. Notwithstanding anything contained herein to the contrary, the Company may discontinue payment of McWhorter's base salary following any disability period that has continued for 180 consecutive days.

         (b) If McWhorter's employment shall be terminated for Cause, the Company shall have no further obligations to McWhorter under this Agreement. McWhorter's base salary shall cease as of the date of delivery to him of a Notice of Termination and, as provided in Section 5(g) above, McWhorter shall not be entitled to be issued any additional company Stock pursuant to this Agreement.

         (c) If (A) in breach of this Agreement, the Company shall terminate McWhorter's employment or (B) McWhorter shall terminate his employment for Good Reason, then

          (i) the company shall pay McWhorter his base salary through the Date of Termination at the rate then in effect;

          (ii) in lieu of any further salary payments to McWhorter for periods subsequent to the Date of Termination, the Company shall pay to McWhorter an amount equal to the product of (a) McWhorter's annual base salary in effect as of the Date of Termination, multiplied by (b) the applicable multiplier set forth below based upon the Date of Termination:

Date of Termination                                 Applicable Multiplier
-------------------                                 ---------------------
On or prior to July 19, 1997                        Four

After July 1, 1997, but on or prior
to July 19, 1998                                    Three

After July 1, 1998, but on or prior
to July 19, 1999                                    Two

After July 1, 1999                                  One

   Such payment shall be made in a lump sum on or before the fifth day following the Date of Termination;

          (iii) If termination of McWhorter's employment arises out of a breach by the Company of this Agreement, the Company shall pay all damages for any and all loss of benefits to McWhorter under the Company's employee benefits plans which McWhorter would have received if the Company had not breached this Agreement and had McWhorter's employment continued for the full term provided in
Section 4 hereof, including any supplemental retirement income plan or arrangement had his employment continued for the full term provided in Section 4 hereof at the rate of compensation specified herein.

          (iv) The payment required to be made pursuant to this Section 6(c) shall be in addition to any other payments or stock grants to which McWhorter is entitled under other provisions of this Agreement.


         7.  Disputes.

         In the event there is a dispute between the Company and McWhorter with regard to the terms or provisions of this Agreement or the obligations created hereby, the dispute shall be settled by arbitration as described in Section 15.

         8.  Non-Competition.

         (a) If, upon the expiration of this Agreement or the termination of McWhorter's employment, McWhorter receives all compensation and other consideration to which he is entitled under this Agreement, then for three years thereafter, McWhorter will not, without the prior written approval of the Board of Directors of the Company, become an officer, employee, agent, partner, or director of any business enterprise in substantial direct competition (as defined below) with the Company. McWhorter acknowledges that the Company is investing considerable resources and expecting a high level of performance from McWhorter and that this restrictive covenant is necessary to protect the legitimate business interest of the Company.

         (b) For the purposes of this Section 8, a business enterprise with which McWhorter becomes associated as an officer, employee, agent, partner, or director shall be considered in "substantial direct competition" with the Company if it is engaged in the banking business in Eastern Texas.

         (c) If McWhorter violates this restrictive covenant and the Company brings an action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of the restrictive covenant. Accordingly, the restrictive covenant shall be deemed to have the duration specified in subsection (a) above, computed from the date the relief is granted but reduced by the time between the period when the restriction began to run and the date of the first violation of the covenant by McWhorter.

         9.  Confidentiality.

         McWhorter acknowledges that, in and as a result of his employment hereunder, he will be making use of, acquiring and/or adding to confidential information of special and unique nature and value relating to such matters as the Company's trade secrets, systems, procedures, manuals, confidential reports and lists of customers, as well as the nature and type of banking products and/or other services rendered by the Company, and the equipment and methods used by the Company. As a material inducement to the Company to enter into this Agreement, and to pay to McWhorter the compensation referred to in this Agreement, McWhorter covenants and agrees that he shall not, at any time during or following the term of his employment hereunder, directly or indirectly, divulge or disclose, for any purpose whatsoever, any of such confidential information which has been obtained by or disclosed to him as a result of his employment by the Company. In the event of a breach or threatened breach by McWhorter of any of the provisions of this Section 9, the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by McWhorter, or by McWhorter's partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him.

         10.  Successors: Binding Agreement.

         (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, sale of assets or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to McWhorter, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle McWhorter to compensation and other consideration from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

         (b) This Agreement and all rights of McWhorter hereunder shall inure to the benefit of and be enforceable by McWhorter's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If McWhorter should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless other wise provided herein, shall be paid in accordance with the terms of this Agreement to McWhorter's devisee, legatee, or other designee or, if there be no such designee, to McWhorter's estate.

         11.      Notice.

         For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to McWhorter:          F. Wayne McWhorter
                                            906 Bergstrom
                                            Marshall, Texas 75670

                  If to the Company:        MarTex Bancshares, Inc.
                                            2615 East End Boulevard
                                            Marshall, Texas 75670

Or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         12.  Miscellaneous.

         No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by McWhorter and an authorized representative of the Company. No waiver by either party hereto at any time of any breach by the other hereto of, or compliance with, and condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.

         13.  Validity.

         The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         14.  Counterparts.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         15.  Arbitration.

         ANY DISPUTE OR CONTROVERSY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE SETTLED EXCLUSIVELY BY ARBITRATION, CONDUCTED BEFORE A PANEL

OF THREE ARBITRATORS, IN MARSHALL, TEXAS, IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION THEN IN EFFECT. JUDGMENT MAY BE ENTERED ON THE ARBITRATOR'S AWARD IN ANY COURT HAVING JURISDICTION; PROVIDED, HOWEVER, THAT THE COMPANY SHALL BE ENTITLED TO SEEK A RESTRAINING ORDER OR INJUNCTION IN ANY COURT OF COMPETENT JUDISDICTION TO PREVENT ANY CONTINUATION OF ANY VIOLATION OF PARAGRAPH 8 HEREIN, AND MCWHORTER HEREBY CONSENTS THAT SUCH RESTSRAINING ORDER OR INJUNCTION MAY BE GRANTED WITHOUT THE NECESSITY OF THE COMPANY POSTING ANY BOND. THE ABRITRATIORS' FEE SHALL BE BORNE BY THE COMPANY.

         16.   Examples.

         Attached hereto are examples of the calculation of the stock grant and annual stock grants based upon the assumptions set forth on the attached examples.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                            "COMPANY"

                                            MARTEX BANCSHARES, INC.

                                            BY:    [Signature appears here]
                                            Title: ____________________________

                                            "McWHORTER"

                                                 /s/ F. Wayne McWhorter
                                             ----------------------------------
                                                     F. Wayne McWhorter

                                   SCHEDULE A

                           CALCULATION OF STOCK GRANT
                               UNDER SECTION 2(c)


1.       Portion of Dollar Gain equal to or greater
         than the dollar amount that represents a
         15% Return on Investment and less than
         a 17% Return on Investment                  $________ x 12% = $_______

2. Portion of Dollar Gain equal to or greater than the dollar amount that represents a 17% Return on Investment and less than the dollar amount that represents a 20%
         Return on Investment                        $________ x 15% = $_______

3. Portion of Dollar Gain equal to or greater than the dollar amount that represents a 20% Return on Investment and less than the dollar amount that represents a 25%
         Return on Investment                        $________ x 20% = $_______

4. Portion of Dollar Gain equal to or greater than the dollar amount that represents a
         25% Return on Investment                    $________ x 25% = $_______

5.       Determine the sum of Steps 1,2,3 and 4                        $_______

6. Subtract from the amount determined under Step 5 the value of the Company Stock, Based on the Value Per Share, previously Issued to McWhorter pursuant to Section 2(d), and any cash paid to McWhorter in lieu
         of Company Stock                                             $(_______)

7.       Amount due McWhorter                                         $________

8.       Divide the amount determined under Step 7
         by the Value Per Share                                       _________

         The result of Step 8 is the number of shares of Company Stock to be issued to McWhorter pursuant to Section 2(c).

MARTEX BANCSHARES, INC.
FINAL STOCK AWARDS AT VARIOUS PERFORMANCE LEVELS
Assumptions:
13.0% ROE 1996 Forward
1.25 x BV
Exhibit B
03/30/96
Wayne McWhorter

                                                             STOCK AWARD COMPUTATION
                                            ---------------------------------------------------------
                                            1995     1996     1997     1998     1999    2000     2001
                                            ---------------------------------------------------------
Target ROI Values @
15.0% ROI                                   13,794   15,551   17,539   19,788   22,334  25,215   28,479
17.0% ROI                                   15,036   17,246   19,789   22,715   26,083  29,960   34,427
20.0% ROI                                   17,065   20,075   23,626   27,814   32,757  38,592   45,482
25.0%                                       20,929   25,646   31,441   38,557   47,301  58,048   71,262

Investor's Ending Value:                    17,398   19,245   21,275   23,564   26,100  28,908   32,018
ROI                                         20.46%   19.16%   18.22%   17.54%   17.01%  16.58%   17.99%

Dollar Gain:
*15.0% **17.0% ROI                          1,242    1,695    2,250     2,927    3,749   3,693    3,539
*17.0% **20.0% ROI                          2,029    1,999    1,486       849       17       0        0
*20.0% **25.0% ROI                            333        0        0         0        0       0        0
*25.0% RO                                       0        0        0         0        0       0        0

Total Gain * 15%                            $3,604   $3,694   $3,736   $3,776   $3,766  $3,693   $3,539

CALCULATION OF SHARES EARNED:

12.0% of Gain * 15% **17% ROI                 $149     $203     $270     $351     $450    $443     $425
15.0% of Gain * 17% **20% ROI                  304      300      223      127        3       0        0
20.0% of Gain * 20% **25% ROI                   67        0        0        0        0       0        0
25.0% of Gain * 25% ROI                          0        0        0        0        0       0        0
                                            -------------------------------------------------------------
         Total Award:                        $520     $503     $493     $479     $453    $443     $425

Less Previous Grants X BV Multiple:
         Previous Grants:                     $69      $95     $138     $153     $169    $187     $207
         X BV Multiple     (1.25)             $86    $119      $173     $191     $211    $234     $259

Value of Shares to be Awarded                         $434     $384     $320     $288    $242     $209     $166

------------
*   Greater than.
**  Less than.

MARTEX BANCSHARES, INC.
FINAL STOCK AWARDS AT VARIOUS PERFORMANCE LEVELS
Assumptions:
13.0% ROE 1996 Forward
1.25 x BV
Exhibit B
03/30/96
Wayne McWhorter

                                                              PERFORMANCE ASSUMPTIONS
                                            ---------------------------------------------------------
                                            1995     1996     1997     1998     1999    2000     2001
                                            ---------------------------------------------------------
Beginning BV                                12,124   13,987   15,491   17,158   19,004  21,049   23,313

Net Income                                   2,189    1,818    2,104    2,231    2,471   2,736    3,031
Div. Common                                  (326)    (314)    (347)     (385)    (426)   (472)    (523)

Ending BV                                   13,987   15,491   17,158   19,004   21,049  23,313   25,821
                                            -----------------------------------------------------------

Value of All Participants' Shares
Previously Granted:                          $69.0    $95.0   $138.0   $153.0  $169.0   $187.0   $207.0

Percent Dilution                             0.49%    0.61%    0.80%    0.81%    0.80%   0.80%    0.80%

Diluted Investor BV                         13,918   15,396   17,020   18,851  20,880   23,126   25,614

PV of Dividends (Adj. For Dilution)           (135)    (129)    (125)    (120)   (116)    (112)


PV of Initial Investment                     6,858    6,723    6,594    6,469    6,349   6,233    6,121

MARTEX BANCSHARES, INC.
ROLLING 3-YEAR STOCK PLAN ($000's)
03/30/96
WAYNE McWHORTER
CALCULATION EXAMPLE:13.00% ROE from 1996 Forward
EXHIBIT B

                                                        Measurement Periods
                                    -------------------------------------------------------------
                                    1993-95  1994-96  1995-97 1996-98  1997-99  1998-00  1999-01
                                    -------------------------------------------------------------
Beginning BV                        $5,652  $8,412   $12,124  $13,987  $15,082  $16,705  $18,502

Plus: PV of Additional Investments  $3,366  $2,044

Less: PV of Dividends                ($579)  ($644)    ($736)   ($767)   ($850)   ($942) ($1,043)
------------------------------------------------------------------------------------------------

PV of BV at end of Period:           8,439   9,812    11,388   13,220   14,232   15,763   17,459
----------------------------------------------------------------------------------------------

Ending Actual Book Value           $13,987 $15,082   $16,705  $18,502  $20,492  $22,696  $25,137

Actual ROE                           18.34%  15.41%    13.62%   11.86%   12.92%   12.92%   12.92%

Stock Award Calculation ($000's)

Target @:
15.0% ROE  (1995 & 1996 Target)    $12,835 $14,923
13.0% ROE  (1997 - 2001 Target)                      $16,431  $19,075  $20,535  $22,744  $25,191

Stockholder Gain > Target         $1,151.8  $159.3    $273.8     $0.0     $0.0     $0.0     $0.0

Total Value of Grant: ($000s)
Percent of Gain:                       6.0%   12.0%     12.0%    12.0%    12.0%    12.0%    12.0%
Total Dollar Value: ($80,000 Max)    $69.0   $19.0     $33.0     $0.0     $0.0     $0.0     $0.0


Total Value of Accumulated Grants    $69.0   $95.0    $138.0   $153.0   $169.0   $187.0   $207.0
(Adjusted for BV Increase)

                     REFORMATION OF STOCK GRANT AGREEMENT

        This Reformation of stock Grant Agreement is entered into December 22, 1998, by and between F. Wayne McWhorter, an individual ("McWhorter") and MarTex Bancshares, Inc., a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "Company");

                             W I T N E S S E T H:

        WHEREAS, the Company and McWhorter entered into a Stock Grant Agreement dated March 28, 1996 (the "Grant Agreement");

        WHEREAS, a mutual mistake which was made by the parties hereto with regard to the number $5,010,000 in the definition of Present Value of Investment in Section 1(j) of the Grant Agreement;

        WHEREAS, the parties intended that this number reflect the actual stockholders' equity times 1.2 of the Company as of January 1, 1991, which was $3,150,373;

        WHEREAS, the parties hereto desire to reform the Grant Agreement to correct the mutual mistake and reflect the original intent of the parties;

        NOW, THEREFORE, in consideration of the above recitals, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1. The reference to $5,010,000 in Section 1(j) of the Grant Agreement is hereby reformed to be $3,150,373;

        2. This document is intended to correct a mutual mistake contained in the Grant Agreement. Except as set forth herein, the Grant Agreement shall continue in full force and effect.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                        /s/  F. Wayne McWhorter
                                        ----------------------------
                                        F. Wayne McWhorter

                                        MARTEX BANCSHARES, INC.

                                        By: [Signature appears here]
                                            -------------------------
                                        Title: Chairman of the Board
                                               ----------------------

                                  AMENDMENT TO

                              STOCK GRANT AGREEMENT

                  This Amendment to Stock Grant Agreement is entered into on January 14, 1999, by and between F. Wayne McWhorter, an individual ("McWhorter") and MarTex Bancshares, Inc., a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "Company"), upon the following terms and conditions:

                              W I T N E S S E T H:

         WHEREAS, the Company has employed McWhorter; and

         WHEREAS, the Company and McWhorter have previously entered into a Stock Grant Agreement dated March 28, 1996; and

         WHEREAS, the terms of the Stock Grant Agreement provide that in the event of a "Change in Ownership", as therein defined, McWhorter shall be issued the number of shares of Company stock calculated in accordance with Schedule A attached to the Stock Grant Agreement; and

         WHEREAS, the Company and Hibernia Corporation ("Hibernia") have entered into an Amended and Restated Agreement and Plan of Merger of MarTex Bancshares, Inc. with and into Hibernia Corporation (the "Merger"); and

         WHEREAS, the Company and McWhorter desire to amend the Stock Grant Agreement to condition McWhorter's right to a stock grant by reason of a "Change in Ownership" (as defined in the Stock Grant Agreement) upon the Shareholders' approval, in accordance with the terms hereof so as to assure that no portion of any stock grant to McWhorter by reason of a Change in Ownership is a "parachute payment" within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986 (the "Code");

         NOW THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

         Section 2(c) of the Stock Grant Agreement is amended by the addition of the following provision:

         "Provided further, that if the Triggering Event is a Change of Ownership by reason of a Merger with Hibernia, no stock grant shall be made under the provisions of this Section 2(c) unless, prior to such Merger with Hibernia, the stock grant to McWhorter by reason of such Merger is approved by a separate vote of the Shareholders holding, immediately before such Merger, more than seventy-five percent (75%) of the voting power of all outstanding stock of the Company in a manner that satisfies the requirements of Code Section 280G(b)(5)(B) and the regulations promulgated thereunder. In the event Shareholder approval is not so obtained, McWhorter hereby waives any right to a stock grant by reason of a Change of Ownership due to the Merger.

         McWhorter expressly waives and relinquishes any right that he might otherwise have to a stock grant by reason of a Change of Ownership due to the Merger to which McWhorter had been entitled prior to adoption of this Amendment. McWhorter is not, however, waiving any right to a stock grant by reason of any other Triggering Event (including a Change of Ownership) other than the Merger.

         IN WITNESS WHEREOF, the parties have executed this Amendment on the date and year first above written.



                                    "Company"

                                    MARTEX BANCSHARES, INC.

                                    By: /s/ Steve B. Carlile
                                       --------------------------------
                                    Title:  Chairman
                                           ----------------------------


                                    "McWhorter"

                                    /s/ F. Wayne McWhorter
                                    -----------------------------------
                                    F. Wayne McWhorter

STOCK GRANT AGREEMENT

         This Stock Grant Agreement (the "Agreement") is entered into on March 28, 1996, by and between George F. Meisenheimer, an individual ("Meisenheimer"), and MarTex Bancshares, Inc., a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "Company"), upon the following terms and conditions:

W I T N E S S E T H:

     "WHEREAS, the Company desires to employ Meisenheimer and Meisenheimer desires to be employed by the Company;

     "WHEREAS, the Company and Meisenheimer desire to set forth in writing the terms and conditions of their agreements and understanding;

     "NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, agree as follows:

         1.  Definitions. For purposes of this Agreement:

         (a) "Applicable Percentage" means 6% with respect to annual stock grants awarded on March 31, 1996, pursuant to Section 2(d) hereof, and 12% with respect to annual stock grants awarded thereafter during the term of this Agreement.

         (b) "Beginning Stockholder's Equity" shall mean the actual stockholder's equity of the Company as of January 1 of the first year of the three year period for which the calculation is being done, plus the present value as of such January 1, calculated using a discount factor of 15%, of capital contributions made to the Company and increases in stockholders' equity as a result of business acquisitions during the applicable three year period, and minus the present value as of such January 1, calculated using a discount factor of 15%, of all dividends paid by the Company during the applicable three year period.

         (c) "Carlile Group" shall mean as a group the Carlile Shareholders and any person, firm or entity who or which is a Related Carlile.

         (d) "Carlile Shareholders" shall mean Quintin B. Carlile, Kenneth Q. Carlile and Steve B. Carlile.

         (e) "Cause" is defined in Section 5(c) hereof.

         (f) "Change of Ownership" means the sale or exchange of stock, sale of assets, merger, reorganization or other similar transaction, the result of which the Carlile Group does not own or control a majority of the outstanding voting shares of capital stock of the Company.

         (g) "Dollar Gain" shall mean the dollar amount by which the Fair Market Value as of the Triggering Event exceeds the dollar amount which represents a Return on Investment of 15% per annum, as of the date of the Triggering Event.

         (h) "Fair Market Value" shall mean (i) the total value of the consideration to be received by Company Shareholders for their capital stock of the Company if the Triggering Event is a Change of Ownership, or (ii) the value of all of the outstanding stock of the Company based upon the assumption that 100% of the Company was being sold as determined by an independent appraiser satisfactory to Meisenheimer and the Company, if the Triggering Event is any event other than a Change of Ownership.

         (i) "Good Reason" is defined in Section 5(d) hereof.

         (j) "Present Value of Investment" means $5,010,000, plus the present value as of January 1, 1991, calculated using a discount factor of 15%, of capital contributions made to the Company and increases in stockholders' equity as a result of business acquisitions after January 1, 1991, and prior to or contemporaneously with the Triggering Event, minus the present value as of January 1, 1991, calculated using a discount factor of 15%, of all dividends paid by the Company after January 1, 1991, and prior to or contemporaneously with the Triggering Event.

         (k) "Related Carlile" shall mean the brothers and sisters (whether by the whole or half blood), spouses, former spouses, ancestors and lineal descendants of any Carlile Shareholder or any corporation, partnership, estate, or trust a majority of which is owned individually or in the aggregate, directly or indirectly, or beneficially, by the Carlile Shareholders or any of their brothers and sisters (whether by the whole or half blood), spouses, former spouses, ancestors or lineal descendants.

         (l) "Return on Investment" means the annual return, expressed as a percentage and compounded annually, on the Present Value of Investment.

         (m) "Target Return on Equity" shall mean the annual percentage increase in Beginning Stockholder's Equity set opposite each of the three year periods set forth below:

                  Three Year Period         Target Return Equity

                       1993-95                       15%
                       1994-96                       15%
                       1995-97                       13%
                       1996-98                       13%
                       1997-99                       13%
            Each three year period thereafter        13%

         (n) "Triggering Event" means the first to occur of (i) retirement of Meisenheimer on or after age 55, (ii) termination of Meisenheimer's employment by the Company pursuant to Section 5(b) hereof, (iii) termination of employment by Meisenheimer pursuant to Section 5(d) hereof, (iv) death of Meisenheimer, (v) a Change of Ownership, or (vi) a termination of Meisenheimer's employment in breach of this Agreement.

         (o) "Value Per Share" means (i) with respect to stock grants awarded pursuant to Section 2(c) hereof, the Fair Market Value (less the liquidation value of any stock of the Company entitled to a preference upon liquidation) divided by the number of outstanding shares of Company Stock as of the triggering Event (excluding share of Company Stock to be issued to Meisenheimer pursuant to Section 2(c) hereof), (ii) with respect to the value of Company Stock previously awarded which reduces the value of Company Stock to be awarded pursuant to Section 2(c) hereof, the Fair Market Value (less the liquidation value of any stock of the Company entitled to referenced upon liquidation) divided by the number of outstanding shares of Company Stock as of the date of the Triggering Event (excluding shares of Company Stock to be issued to Meisenheimer pursuant to Section 2(c) hereof), or (iii) with respect to stock grant awarded pursuant to Section 2(d) hereof, the Year End Book Value (less the liquidation value of any stock of the Company entitled to preference upon liquidation) as of December 31 of the year ending just prior to the date shares of Company Stock are to be issued to Meisenheimer pursuant to Section 2(d) hereof, divided by the total number of issued and outstanding shares of Company Stock as of the same date.

         (p) "Year End Book Value" means the total stockholders' equity of the Company as of the December 31 of the applicable year as reflected on the balance sheet of the Company that has been audited by the Company's independent certified public accountants.

         (q) "Company Stock" means the common stock, $0.01 par value, of the Company.

         (r) Other capitalized terms shall have the meaning assigned to them in this Agreement.

         2.  Compensation

         (a) Salary. Meisenheimer agrees to continue his employment with the Company, and the Company agrees to continue its employment of Meisenheimer on the terms and conditions set forth below. Company shall pay Meisenheimer a base salary of $7,500 per month payable in two installments on the first and fifteenth days of each month, subject to all appropriate withholdings. This base salary may be increased from time to time in accordance with normal business practices of the Company. In addition, Meisenheimer shall be entitled to participate in the bonuses awarded from time to time by the board of the Company in its sole discretion. Base salary shall be deemed to include any and all salary received by Meisenheimer from either the Company or any of its subsidiaries.

         (b) Other Benefits. The Company shall maintain in full force and effect, and Meisenheimer shall be entitled to continue to participate in all of its employee benefit plans and arrangements in effect on the date hereof in which Meisenheimer participates.

         (c) Stock Grants. Upon the occurrence of a Triggering Event, Meisenheimer shall be issued the number of shares of Company Stock calculated in accordance with Schedule A attached hereto and incorporated herein by reference. The Company Stock shall be issued to Meisenheimer as soon as practicable following the Triggering Event, except that, when the Triggering Event is a Change of Ownership, the Company Stock will be issued on the day prior to the date of the Change of Ownership.

         (d) Annual Stock Grants. On or before March 31 of each calendar year during the term of this Agreement beginning March 31, 1996, the Company shall issue to Meisenheimer the number of shares of Company Stock equal to (i) the Applicable Percentage multiplied by (ii) the amount by which the Year End Book Value as of the immediately preceding year-end exceeds what the book value as of the immediately preceding year-end would have been if the Target Return on Equity for the immediately three preceding years had been achieved, divided by
(iii) the Value Per Share; provided, however, that the maximum number of shares of Company Stock for any one year shall not have a value based upon the Value Par Share, in excess of $8,000.

         (e) Fractional Shares. Only the whole numbers of shares of Company Stock calculated in accordance with Sections 2(c) or (d) above shall be issued. No fractional shares shall be issued.

         (f) Option to Take Portion of Stock in Cash. Notwithstanding Section 2(c) or (d) above, Meisenheimer may elect to receive, and the Company shall pay, cash equal to one-third of the value of the Company Stock to which he is entitled under Section 2(c) or 2(d) above, based upon the same Value Per Share used to calculate the number of shares of Company Stock awarded to Meisenheimer, subject to all appropriate withholdings. Such cash shall be paid at the same time the Company Stock is issued.

         (g) Right of First Refusal Agreement. Company Stock issued to Meisenheimer pursuant to this Agreement shall be subject to the terms of a Right of First Refusal Agreement executed contemporaneously with this Agreement.

         3. Position and Duties of Meisenheimer. Meisenheimer is currently employed as President of the Company's subsidiary bank, First Service Bank. Meisenheimer shall hold a position of comparable responsibility throughout the term of this Agreement. Meisenheimer shall perform such administrative and managerial duties as are commonly discharged by persons in similar positions and such other duties as may be determined by the Board of Directors of the Company.

         Meisenheimer agrees during the term of his employment to devote substantially all of his working time and his best efforts, skills and abilities to the performance of his duties as stated in this Agreement and to the furtherance of the Company's business; provided, however, that this shall not be construed as preventing Meisenheimer from investing his personal assets in businesses which do not compete with the Company or from spending reasonable amounts of time managing such investments.

         4. Term. The employment of Meisenheimer pursuant to this Agreement shall commence on the date hereof and end on March 29, 2006, unless sooner terminated as hereinafter provided.

         5. Termination. Meisenheimer's employment hereunder may be terminated without a breach of this Agreement only under the following circumstances:

         (a) Death. Meisenheimer's employment hereunder shall terminate upon his death.

         (b) Disability. If, as a result of physical or mental illness, Meisenheimer shall have been absent from his duties hereunder on a full-time basis for the entire period of six (6) consecutive months, and within thirty
(30) days after written notice of termination is given (which may occur before or after the end of such six month period) shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate Meisenheimer's employment hereunder.

         (c) Cause. This Agreement shall immediately be terminated and neither party shall have any obligations hereunder if Meisenheimer's employment is terminated for "Cause." Termination for Cause shall arise when termination results from (A) theft or dishonesty in the conduct of the Company's business,
(B) deliberate and continual refusal to perform employment duties on substantially a full-time basis, (C) deliberate and continual refusal to act in accordance with any specific instructions of a majority of the Board of Directors of the Company, or (D) deliberate misconduct which could be materially damaging to the Company without reasonable good faith belief by Meisenheimer that such conduct was in the best interest of the Company.

         If Meisenheimer is advised that he is being terminated for Cause and within fifteen (15) days thereafter submits to the Board of the Company a written objection to such termination, this section will not be applicable unless the Board of Directors of the Company at or before its next regularly scheduled meeting determines by majority vote that Meisenheimer has been terminated for Cause.

         (d) Termination by Meisenheimer. Meisenheimer may terminate his employment hereunder (i) for Good Reason or (ii) if his health should become impaired to an extent that makes his continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that Meisenheimer shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request, Meisenheimer shall submit to an examination by a doctor selected by the Company and such doctor shall have concurred in the conclusion of Meisenheimer's doctor.

         For purposes of this Agreement, "Good Reason" shall mean (A) a Change of Ownership which results in (i) a decrease in the total amount of Meisenheimer's base salary below its level in effect on the date of such Change of Ownership, without Meisenheimer's consent, or (ii) a reduction in the importance of Meisenheimer's job responsibilities without Meisenheimer's consent, with the determination of whether a reduction in job responsibility has taken place to be in the sole discretion of Meisenheimer or (iii) a geographical relocation of Meisenheimer without his consent; (B) a failure by the Company to comply with any material provision of this Agreement which has not been cured within ten (10) days after notice of such noncompliance has been given by Meisenheimer to the Company; or (C) any purported termination of Meisenheimer's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (e) hereof (and for purposes of this Agreement no such purported termination shall be effective.)

         (e) Notice of Termination. Any termination of Meisenheimer's employment by the Company or by Meisenheimer (other than termination pursuant to subsection
(a) above) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Meisenheimer's employment under the provision so indicated.

         (f) Date of Termination. "Date of Termination" shall mean (i) if Meisenheimer's employment is terminated by his death, the date of his death,
(ii) if Meisenheimer's employment is terminated pursuant to subsection (b) above, thirty (30) days after Notice of Termination is given (provided that Meisenheimer shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Meisenheimer's employment is terminated pursuant to subsection (c) above, the date specified in the Notice of Termination, and (iv) if Meisenheimer's employment is terminated for any other reason, the date on which a Notice of Termination is given, provided that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

         (g) Retention of Stock Previously Issued. If the employment of Meisenheimer is terminated (i) by Meisenheimer for any reason other than as permitted by Section 5(d) or by reason of Meishenheimer's death, or (ii) by the Company pursuant to Section 5(c) hereof, then Meisenheimer shall not be entitled to be issued any additional Company Stock pursuant to this Agreement. All Company Stock previously issued to Meisenheimer pursuant to this Agreement may be retained by Meisenheimer.

         If the value of shares of Company Stock to be issued to Meisenheimer upon the occurrence of a Triggering Event is less than the value of shares of Company Stock previously issued to Meisenheimer pursuant to Section 2(d) hereof, plus any cash paid to Meisenheimer in lieu of Company Stock, then Meisenheimer shall not be entitled to any additional Company Stock or cash upon the occurrence of the Triggering Event. Meisenheimer may retain the Company Stock and cash previously issued to him pursuant to this Agreement.

         6.  Compensation upon Termination or During Disability.

         (a) During any period that Meisenheimer fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), Meisenheimer shall continue to receive his base salary at the rate then in effect for such period until his employment is terminated pursuant to Section 5(b) or 5(d) hereof, provided that payments so made to Meisenheimer during the first 180 days of the disability period shall be reduced by the sum of the amounts, if any, payable to Meisenheimer at or prior to the time of any such payment under disability benefit plans of the Company and which were not previously applied to reduce any such payment. Meisenheimer's year-end bonus shall be paid in a pro rata amount to compensate Meisenheimer proportionately for days worked prior to the beginning of his disability period. Notwithstanding anything contained herein to the contrary, the Company may discontinue payment of Meisenheimer's base salary following any disability period that has continued for 180 consecutive days.

         (b) If Meisenheimer's employment shall be terminated for Cause, the Company shall have no further obligations to Meisenheimer under this Agreement. Meisenheimer's base salary shall cease as of the date of delivery to him of a Notice of Termination and, as provided in Section 5(g) above, Meisenheimer shall not be entitled to be issued any additional company Stock pursuant to this Agreement.

         (c) If (A) in breach of this Agreement, the Company shall terminate Meisenheimer's employment or (B) Meisenheimer shall terminate his employment for Good Reason, then

             (i) the company shall pay Meisenheimer his base salary through the Date of Termination at the rate then in effect;

             (ii) in lieu of any further salary payments to Meisenheimer for periods subsequent to the Date of Termination, the Company shall pay to Meisenheimer an amount equal to the product of (a) Meisenheimer's annual base salary in effect as of the Date of Termination, multiplied by (b) the applicable multiplier set forth below based upon the Date of Termination:

    Date of Termination                               Applicable Multiplier

On or prior to July 19, 1997                                   Four

After July 1, 1997, but on or prior
to July 19, 1998                                               Three

After July 1, 1998, but on or prior
to July 19, 1999                                               Two

After July 1, 1999                                             One

          Such payment shall be made in a lump sum on or before the fifth day following the Date of Termination;

             (iii) If termination of Meisenheimer's employment arises out of a breach by the Company of this Agreement, the Company shall pay all damages for any and all loss of benefits to Meisenheimer under the Company's employee benefits plans which Meisenheimer would have received if the Company had not breached this Agreement and had Meisenheimer's employment continued for the full term provided in Section 4 hereof, including any supplemental retirement income plan or arrangement had his employment continued for the full term provided in Section 4 hereof at the rate of compensation specified herein.

             (iv) The payment required to be made pursuant to this Section 6(c) shall be in addition to any other payments or stock grants to which Meisenheimer is entitled under other provisions of this Agreement.

         7.  Disputes.

         In the event there is a dispute between the Company and Meisenheimer with regard to the terms or provisions of this Agreement or the obligations created hereby, the dispute shall be settled by arbitration as described in
Section 15.

         8.  Non-Competition.

         (a) If, upon the expiration of this Agreement or the termination of Meisenheimer's employment, Meisenheimer receives all compensation and other consideration to which he is entitled under this Agreement, then for three years thereafter, Meisenheimer will not, without the prior written approval of the Board of Directors of the Company, become an officer, employee, agent, partner, or director of any business enterprise in substantial direct competition (as defined below) with the Company. Meisenheimer acknowledges that the Company is investing considerable resources and expecting a high level of performance from Meisenheimer and that this restrictive covenant is necessary to protect the legitimate business interest of the Company.

         (b) For the purposes of this Section 8, a business enterprise with which Meisenheimer becomes associated as an officer, employee, agent, partner, or director shall be considered in "substantial direct competition" with the Company if it is engaged in the banking business in Eastern Texas.

         (c) If Meisenheimer violates this restrictive covenant and the Company brings an action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of the restrictive covenant. Accordingly, the restrictive covenant shall be deemed to have the duration specified in subsection (a) above, computed from the date the relief is granted but reduced by the time between the period when the restriction began to run and the date of the first violation of the covenant by Meisenheimer.

         9.  Confidentiality.

         Meisenheimer acknowledges that, in and as a result of his employment hereunder, he will be making use of, acquiring and/or adding to confidential information of special and unique nature and value relating to such matters as the Company's trade secrets, systems, procedures, manuals, confidential reports and lists of customers, as well as the nature and type of banking products and/or other services rendered by the Company, and the equipment and methods used by the Company. As a material inducement to the Company to enter into this Agreement, and to pay to Meisenheimer the compensation referred to in this Agreement, Meisenheimer covenants and agrees that he shall not, at any time during or following the term of his employment hereunder, directly or indirectly, divulge or disclose, for any purpose whatsoever, any of such confidential information which has been obtained by or disclosed to him as a result of his employment by the Company. In the event of a breach or threatened breach by Meisenheimer of any of the provisions of this Section 9, the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by Meisenheimer, or by Meisenheimer's partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him.

         10. Successors: Binding Agreement.

         (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, sale of assets or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Meisenheimer, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Meisenheimer to compensation and other consideration from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

         (b) This Agreement and all rights of Meisenheimer hereunder shall inure to the benefit of and be enforceable by Meisenheimer's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Meisenheimer should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless other wise provided herein, shall be paid in accordance with the terms of this Agreement to Meisenheimer's devisee, legatee, or other designee or, if there be no such designee, to Meisenheimer's estate.

         11. Notice.

         For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to Meisenheimer:    George F. Meisenheimer
                                         802 Willow
                                         Gladewater, Texas 75647

                  If to the Company:     MarTex Bancshares, Inc.
                                         2615 East End Boulevard
                                         Marshall, Texas 75670

Or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         12. Miscellaneous.

         No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Meisenheimer and an authorized representative of the Company. No waiver by either party hereto at any time of any breach by the other hereto of, or compliance with, and condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.

         13. Validity.

         The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         14. Counterparts.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         15. Arbitration.

         ANY DISPUTE OR CONTROVERSY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE SETTLED EXCLUSIVELY BY ARBITRATION, CONDUCTED BEFORE A PANEL OF THREE ARBITRATORS, IN MARSHALL, TEXAS, IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION THEN IN EFFECT. JUDGMENT MAY BE ENTERED ON THE ARBITRATOR'S AWARD IN ANY COURT HAVING JURISDICTION; PROVIDED, HOWEVER, THAT THE COMPANY SHALL BE ENTITLED TO SEEK A RESTRAINING ORDER OR INJUNCTION IN ANY COURT OF COMPETENT JUDISDICTION TO PREVENT ANY CONTINUATION OF ANY VIOLATION OF PARAGRAPH 8 HEREIN, AND MEISENHEIMER HEREBY CONSENTS THAT SUCH RESTSRAINING ORDER OR INJUNCTION MAY BE GRANTED WITHOUT THE NECESSITY OF THE COMPANY POSTING ANY BOND. THE ABRITRATIORS' FEE SHALL BE BORNE BY THE COMPANY.

         16. Examples.

         Attached hereto are examples of the calculation of the stock grant and annual stock grants based upon the assumptions set forth on the attached examples.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                            "COMPANY"

                                            MARTEX BANCSHARES, INC.

                                            BY:    [Signature appears here]


                                            Title: ____________________________

                                            "Meisenheimer"

                                                 /s/ George F. Meisenheimer
                                             ----------------------------------
                                                     George F. Meisenheimer



                                  SCHEDULE A

                          CALCULATION OF STOCK GRANT
                              UNDER SECTION 2(c)


1.   Portion of Dollar Gain equal to or greater
     than the dollar amount that represents a
     15% Return on Investment and less than
     a 17% Return on Investment                  $________ x 1.2% = $_______

2. Portion of Dollar Gain equal to or greater than the dollar amount that represents a 17% Return on Investment and less than the dollar amount that represents a 20%
     Return on Investment                        $________ x 1.5% = $_______

3. Portion of Dollar Gain equal to or greater than the dollar amount that represents a 20% Return on Investment and less than the dollar amount that represents a 25%
     Return on Investment                        $________ x 2.0% = $_______

4. Portion of Dollar Gain equal to or greater than the dollar amount that represents a
     25% Return on Investment                    $________ x 2.5% = $_______

5.   Determine the sum of Steps 1,2,3 and 4                         $_______

6. Subtract from the amount determined under Step 5 the value of the Company Stock, Based on the Value Per Share, previously Issued to Meisenheimer pursuant to Section 2(d), and any cash paid to Meisenheimer in lieu
     of Company Stock                                             $(_______)

7.   Amount due Meisenheimer                                       $________

8.   Divide the amount determined under Step 7
     by the Value Per Share                                        _________

     The result of Step 8 is the number of shares of Company Stock to be issued to Meisenheimer pursuant to Section 2(c).

MARTEX BANCSHARES, INC.
Assumptions:
13.0% ROE 1996 Forward
1.25 x BV
FINAL STOCK AWARDS AT
VARIOUS PERFORMANCE LEVELS
Exhibit B
03/30/96
Wayne Meisenheimer
STOCK AWARD COMPUTATION

                                            1995     1996     1997     1998     1999    2000     2001
                                            ---------------------------------------------------------
Target ROI Values @
15.0% ROI                                   13,794   15,551   17,540   19,789   22,335  25,217   28,482
17.0% ROI                                   15,036   17,246   19,790   22,716   26,084  29,963   34,430
20.0% ROI                                   17,065   20,075   23,627   27,816   32,759  38,595   45,487
25.0%                                       20,929   25,646   31,442   38,558   47,304  58,053   71,269

Investor's Ending Value:                    17,389   19,233   21,257   23,545   26,079  28,884   31,991
ROI                                         20.45%   19.15%   18.20%   17.53%   17.00%  16.57%   17.98%

Dollar Gain:
*15.0% ** 17.0% ROI                          1,242    1,695   2,250     2,927    3,744   3,667    3,509
*17.0% ** 20.0% ROI                          2,029    1,987   1,467       829        0       0        0
*20.0% ** 25.0% ROI                            324        0       0         0        0       0        0
*25.0% RO                                        0        0       0         0        0       0        0

Total Gain * 15%                            $3,695   $3,682   $3,717   $3,756   $3,744  $3,667   $3,509


CALCULATION OF SHARES EARNED:

1.2% of Gain * 15% ** 17% ROI                $14.9    $20.3    $27.0    $35.1    $44.9   $44.0    $42.1
1.5% of Gain * 17% ** 20% ROI                 30.4     29.8     22.0     12.4        0       0        0
2.0% of Gain * 20% ** 25% ROI                   67        0        0        0        0       0        0
2.5% of Gain * 25% ROI                           0        0        0        0        0       0        0

Total Award:                                 $51.8    $50.1    $49.0    $47.6    $44.9   $44.0    $42.1



Less Previous Grants X BV Multiple:
         Previous Grants:                     $6.9     $9.5    $13.8    $15.3    $16.9   $18.7    $20.7
         X BV Multiple     (1.3)              $8.6   $11.9     $17.3    $19.1    $21.1   $23.4    $25.9



Value of Shares to be Awarded                         $43.2    $38.2    $31.7    $28.4   $23.8    $20.6    $16.2

------------------
*    Greater Than.
**   Less Than.

MARTEX BANCSHARES, INC.
Assumptions:
13.0% ROE 1996 Forward

1.25 x BV
FINAL STOCK AWARDS AT
VARIOUS PERFORMANCE LEVELS
Exhibit B
03/30/96
George F. Meisenheimer

PERFORMANCE ASSUMPTIONS

                                            1995     1996     1997     1998     1999    2000     2001
                                            ---------------------------------------------------------

Beginning BV                                12,124   13,987   15,491   17,158   19,004  21,049   23,313

Net Income                                   2,189    1,818    2,104    2,231    2,471   2,736    3,031
Div. Common                                   (326)    (314)    (347)    (385)    (426)   (472)    (523)

Ending BV                                   13,987   15,491   17,158   19,004   21,049  23,313   25,821

Value of All Participants' Shares
Previously Granted:                          $76.0   $105.0   $162.1   $168.0   $186.0   $206.0   $228.0

Percent Dilution                             0.54%    0.68%    0.89%    0.88%    0.88%   0.88%    0.88%

Diluted Investor BV                         13,911   15,386   17,006   18,836   20,863   23,107   25,593

PV of Dividends (Adj. For Dilution)                    (135)    (129)    (125)    (120)   (116)    (111)


PV of Initial Investment                     6,858    6,723    6,594    6,469    6,349   6,233    6,122

MARTEX BANCSHARES, INC.
ROLLING 3-YEAR STOCK PLAN ($000's)
CALCULATION EXAMPLE:13.00% ROE from 1996 Forward
03/30/96
George F. Meisenheimer
EXHIBIT B
M e a s u r e m e n t P e r i o d s
                                        1993-95   1994-96   1995-97   1996-98   1997-99   1998-00   1999-01

Beginning BV                            $5,652    $8,412    $12,124   $13,987   $15,082   $16,705   $18,502

Plus: PV of Additional Investments      $3,366    $2,044

Less: PV of Dividends                   ($579)    ($644)    ($736)    ($767)    ($850)    ($942)    ($1,043)
------------------------------------------------------------------------------------------------------------

PV of BV at end of Period:               8,439     9,812    11,388    13,220    14,232    15,763    17,459
------------------------------------------------------------------------------------------------------------


Ending Actual Book Value                $13,987   $15,082   $16,705  $18,502    $20,492   $22,696   $25,137

Actual ROE                              18.34%    15.41%    13.62%   11.86%     12.92%    12.92%    12.92%



Stock Award Calculation ($000's)

Target @:
15.0% ROE  (1995 & 1996 Target)         $12,835   $14,923
13.0% ROE  (1997 - 2001 Target)                             $16,431  $19,075    $20,535   $22,744   $25,191

Stockholder Gain > Target               $1,151.8  $159.3    $273.8   $0.0          $0.0   $0.0      $0.0

Total Value of Grant: ($000s)
Percent of Gain:                        0.6%      1.2%      1.2%     1.2%       1.2%      1.2%      1.2%
Total Dollar Value: ($80,000 Max)       $6.9      $1.9      $3.3     $0.0       $0.0      $0.0      $0.0



Total Value of Accumulated Grants       $6.9      $9.5      $13.8    $15.3      $16.9     $18.7     $20.7
(Adjusted for BV Increase)

                     REFORMATION OF STOCK GRANT AGREEMENT

        This Reformation of stock Grant Agreement is entered into December 22, 1998, by and between George F. Meisenheimer, an individual ("Meisenheimer") and MarTex Bancshares, Inc., a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "Company");

                             W I T N E S S E T H:

        WHEREAS, the Company and Meisenheimer entered into a Stock Grant Agreement dated March 28, 1996 (the "Grant Agreement");

        WHEREAS, a mutual mistake which was made by the parties hereto with regard to the number $5,010,000 in the definition of Present Value of Investment in Section 1(j) of the Grant Agreement;

        WHEREAS, the parties intended that this number reflect the actual stockholders' equity times 1.2 of the Company as of January 1, 1991, which was $3,150,373;

        WHEREAS, the parties hereto desire to reform the Grant Agreement to correct the mutual mistake and reflect the original intent of the parties;

        NOW, THEREFORE, in consideration of the above recitals, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1. The reference to $5,010,000 in Section 1(j) of the Grant Agreement is hereby reformed to be $3,150,373;

        2. This document is intended to correct a mutual mistake contained in the Grant Agreement. Except as set forth herein, the Grant Agreement shall continue in full force and effect.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                        /s/  George F. Meisenheimer
                                        ----------------------------
                                        George F. Meisenheimer

                                        MARTEX BANCSHARES, INC.

                                        By: [Signature appears here]
                                            -------------------------
                                        Title: Chairman of the Board
                                               ----------------------

                                 AMENDMENT TO

                             STOCK GRANT AGREEMENT

         This Amendment to Stock Grant Agreement is entered into on January 14, 1999, by and between George F. Meisenheimer, an individual ("Meisenheimer") and MarTex Bancshares, Inc., a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "Company"), upon the following terms and conditions:

                             W I T N E S S E T H:

         WHEREAS, the Company has employed Meisenheimer; and

         WHEREAS, the Company and Meisenheimer have previously entered into a Stock Grant Agreement dated March 28, 1996; and

         WHEREAS, the terms of the Stock Grant Agreement provide that in the event of a "Change in Ownership", as therein defined, Meisenheimer shall be issued the number of shares of Company stock calculated in accordance with Schedule A attached to the Stock Grant Agreement; and

         WHEREAS, the Company and Hibernia Corporation ("Hibernia") have entered into an Amended and Restated Agreement and Plan of Merger of MarTex Bancshares, Inc. with and into Hibernia Corporation (the "Merger"); and

         WHEREAS, the Company and Meisenheimer desire to amend the Stock Grant Agreement to condition Meisenheimer's right to a stock grant by reason of a "Change in Ownership" (as defined in the Stock Grant Agreement) upon the Shareholders' approval, in accordance with the terms hereof so as to assure that no portion of any stock grant to Meisenheimer by reason of a Change in Ownership is a "parachute payment" within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986 (the "Code");

         NOW THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

         Section 2(c) of the Stock Grant Agreement is amended by the addition of the following provision:

         "Provided further, that if the Triggering Event is a Change of Ownership by reason of a Merger with Hibernia, no stock grant shall be made under the provisions of this Section 2(c) unless, prior to such Merger with Hibernia, the stock grant to Meisenheimer by reason of such Merger is approved by a separate vote of the Shareholders holding, immediately before such Merger, more than seventy-five percent (75%) of the voting power of all outstanding stock of the Company in a manner that satisfies the requirements of Code Section 280G(b)(5)(B) and the regulations promulgated thereunder. In the event Shareholder approval is not so obtained, Meisenheimer hereby waives any right to a stock grant by reason of a Change of Ownership due to the Merger.

         Meisenheimer expressly waives and relinquishes any right that he might otherwise have to a stock grant by reason of a Change of Ownership due to the Merger to which Meisenheimer had been entitled prior to adoption of this Amendment. Meisenheimer is not, however, waiving any right to a stock grant by reason of any other Triggering Event (including a Change of Ownership) other than the Merger.

         IN WITNESS WHEREOF, the parties have executed this Amendment on the date and year first above written.



                                    "Company"

                                    MARTEX BANCSHARES, INC.

                                    By: /s/ STEVE B. CARLILE
                                       ------------------------------
                                    Title: Chairman of the Board
                                          ---------------------------




                                    "Meisenheimer"


                                    /s/ George F. Meisenheimer
                                    ---------------------------------
                                    George F. Meisenheimer

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

  The Louisiana Business Corporation Law ("LBCL") contains two provisions that directly affect the liability of officers and directors of Louisiana corporations to the corporations and shareholders whom they serve. Section 83 permits Louisiana corporations to indemnify officers and directors, as well as certain other individuals who act on behalf of such corporations. Sections 91 and 92 set forth the liability of officers and directors of Louisiana corporations.

  Section 91 of the LBCL provides that officers and directors of Louisiana corporations are fiduciaries with respect to the corporation and its shareholders and requires that they discharge the duties of their positions as such in good faith and with the diligence, care, judgment and skill which ordinarily prudent men would exercise under similar circumstances in like positions. Section 91 specifically provides that it is not intended to derogate from any indemnification permitted under Section 83, discussed below.

  Section 92 of the LBCL limits the liability of officers and directors with respect to certain matters, as well as imposes personal liability for certain actions, such as the knowing issuance of shares in violation of the LBCL. Paragraph E of Section 92 permits a director, in the performance of his duties, to be fully protected from liability in relying in good faith on the records of the corporation and upon such information, opinions, reports or statements presented to the corporation, the board of directors, or any committee of the board by any of the corporation's officers or employees, or by any committee of the board of directors, or by any counsel, appraiser, engineer or independent or certified public accountant selected with reasonable care by the board of directors or any committee thereof or any officer having the authority to make such a selection or by any other person as to matters the directors reasonably believe are within such other person's professional or expert competence and which person is selected with reasonable care by the board of directors or any committee thereof or any officer having the authority to make such selection.

  Section 83 of the LBCL permits a Louisiana corporation to indemnify any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation in one of those capacities for another business. Such persons may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with any such action as long as the indemnified party acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to criminal actions or proceedings, the indemnified person must not only have acted in good faith and in a manner believed to be in or not opposed to the best interest of the corporation; he or she must also not have had any reasonable cause to believe that his or her conduct was unlawful.

  The LBCL treats suits by or in the right of the corporation, or derivative suits, differently from other legal actions. Indemnification is not permitted in a derivative action for any expenses if the individual seeking indemnification is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation unless specifically ordered by the court. Otherwise, officers and directors may be indemnified in derivative actions only with respect to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of the action.

  Indemnification of officers and directors may only be made by the corporation if the corporation has specifically authorized indemnification after determining that the applicable standard of conduct has been met. This determination may be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable or a quorum of disinterested directors so directs, by independent legal counsel, or (iii) by the shareholders.

  Indemnification of officers and directors against reasonable expenses is mandatory under Section 83 of the LBCL to the extent the officer or director is successful on the merits or in the defense of any action or suit against him giving rise to a claim of indemnification.

  Louisiana corporations are permitted to advance the costs of defense to officers and directors with respect to claims for which they may be indemnified under Section 83 of the LBCL. In order to advance such costs, however, such procedure must be approved by the board of directors by a majority of a quorum consisting of disinterested directors. In addition, a corporation may only advance defense costs if it has received an undertaking from the officer or director to repay the amounts advanced unless it is ultimately determined that he or she is entitled to be indemnified as otherwise authorized by Section 83.

  Louisiana corporations are also specifically permitted to procure insurance on behalf of officers and directors and former officers and directors for actions taken in their capacities as such. Insurance coverage may be broader than the limits of indemnification under Section 83. Also, the indemnification provided for in Section 83 is not exclusive of any other rights to indemnification, whether arising from contracts or otherwise.

  Hibernia Corporation (the "Registrant") has adopted an indemnification provision in its articles of incorporation that provides for indemnification of officers and directors under the circumstances permitted by Louisiana law. The Registrant's indemnification provision requires indemnification, except as prohibited by law, of officers and directors of the Registrant or any of its wholly-owned subsidiaries against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (including any action by or in the right of the Registrant) by reason of the fact that the person served as an officer or director of the Registrant or one of its subsidiaries. Officers and directors may only be indemnified against expenses in cases brought by the officer or director against the Registrant if the action is a claim for indemnification, the officer or director prevails in the action, or indemnification is included in any settlement or is awarded by the court. The indemnification provision further requires the Registrant to advance defense costs to officers and directors in such suits and proceedings upon receipt of an undertaking to repay such expenses unless it is ultimately determined that the officer or director is entitled to indemnification as authorized by the Article.

  The Registrant's Articles of Incorporation further provide that no director or officer of the Registrant will be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as an officer or director. This provision is limited to those circumstances in which such a limitation of liability is permitted under applicable law and would not be operative in any circumstances in which the law prohibits such an limitation.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)

EXHIBIT     DESCRIPTION

2 Amended and Restated Agreement and Plan of Merger (included as Appendix A to the proxy statement/prospectus)

3.1 Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed with the Commission by the Registrant (Commission File No. 0-7220) is hereby incorporated by reference (Articles of Incorporation of the Registrant, as amended to date)

3.2 Exhibit 3.2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed with the Commission by the Registrant (Commission File No. 0-7220) is hereby incorporated by reference (By-Laws of the Registrant, as amended to date)

5*          Opinion of Patricia C. Meringer, Esq. re: legality of shares

8 Opinion of Ernst & Young LLP, certified public accountants, regarding certain tax matters (included as Appendix D to the proxy statement/prospectus)

10.13 Exhibit 10.13 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1988, filed with the Commission by the Registrant (Commission File No. 0-7220) is hereby incorporated by reference (Deferred Compensation Plan for Outside Directors of Hibernia Corporation and its Subsidiaries, as amended to date)

10.14 Exhibit 10.14 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1990, filed with the Commission by the Registrant (Commission File No. 0-7220) is hereby incorporated by reference (Hibernia Corporation Executive Life Insurance Plan)

10.16 Exhibit 4.7 to the Registration Statement on Form S-8 filed with the Commission by the Registrant (Registration No. 33-26871) is hereby incorporated by reference (Hibernia Corporation 1987 Stock Option Plan, as amended to date)

10.34 Exhibit C to the Registrant's definitive proxy statement dated August 17, 1992 relating to its 1992 Annual Meeting of Shareholders filed by the Registrant with the Commission is hereby incorporated by reference (Long-Term Incentive Plan of Hibernia Corporation)

10.35 Exhibit A to the Registrant's definitive proxy statement dated March 23, 1993 relating to its 1993 Annual Meeting of Shareholders filed by the Registrant with the Commission is hereby incorporated by reference (1993 Director Stock Option Plan of Hibernia Corporation)

10.36 Exhibit 10.36 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed with the Commission (Commission file no. 0-7220) is hereby incorporated by reference (Employment agreement between Stephen A. Hansel and Hibernia Corporation)

10.37 Exhibit 10.37 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Employment Agreement between J. Herbert Boydstun and Hibernia Corporation)

10.38 Exhibit 10.38 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Employment Agreement between E.R. "Bo" Campbell and Hibernia Corporation)

10.39 Exhibit 10.39 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Employment Agreement between B.D. Flurry and Hibernia Corporation)

10.40 Exhibit 10.40 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Split-Dollar Life Insurance Plan of Hibernia Corporation effective as of July 1996)

10.41 Exhibit 10.41 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Nonqualified Deferred Compensation Plan for Key Management Employees of Hibernia Corporation effective as of July 1996)

10.42 Exhibit 10.42 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Supplemental Stock Compensation Plan for Key Management Employees effective as of July 1996)

10.43 Exhibit 10.43 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission (Commission No. 0-7220) is hereby incorporated by reference (Nonqualified Target Benefit (Deferred Award) Plan of Hibernia Corporation effective as of July 1996))

10.44 Exhibit 10.44 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the Commission (Commission No. 0-7220) is hereby incorporated by reference (Form of Change of Control Employment Agreement for Executive and Senior Officers of the Registrant

10.45 Exhibit 10.45 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the Commission (Commission No. 0-7220) is hereby incorporated by reference (Employment Agreement between Randall A. Howard and Hibernia Corporation)

13 Exhibit 13 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (1997 Annual Report to security holders of Hibernia Corporation).

21 Exhibit 21 to the Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 1996 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Subsidiaries of the Registrant)

23(a)*      Consent of Patricia C. Meringer, Esq. (included with Exhibit 5)
23(b)(i)    Consent of Sproles Woodard, L.L.P.
     (ii)   Consent of Ernst & Young LLP
     (iii)  Consent of Alex. Sheshunoff & Co. Investment Banking

24*         Powers of Attorney

99*         Form of Proxy of MarTex Bancshares, Inc.
------------------
*  Previously filed

(b)

FINANCIAL STATEMENT SCHEDULES

          N/A

ITEM 22.  UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

  (i) to file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

      (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

      (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  (ii) that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof;

  (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

  (iv) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof;

  (v) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to information called for by the other Items of the applicable form;

  (vi) that every prospectus (a) that is filed pursuant to the preceding paragraph, or (b) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof;

  (vii) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

  (viii) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


                                 SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on February 2, 1999.

        HIBERNIA CORPORATION


         By:   /s/ Patricia C. Meringer
               ------------------------
               Patricia C. Meringer
               Corporate Counsel

  Pursuant to the requirements of the Securities Act of 1933, this Amendment Number 1 to the Registration Statement has been signed by the following persons in the capacities indicated on February 2, 1999.

Signatures                                Title
----------                                -----

   *
_____________________________    Chairman of the Board
Robert H. Boh

   *
_____________________________    President and Chief Executive
Stephen A. Hansel                  Officer and Director

   *
_____________________________    Chief Financial Officer
Marsha M. Gassan

   *
_____________________________    Chief Accounting Officer
Ron E. Samford, Jr.

   *
_____________________________    Director
J. Herbert Boydstun

   *
_____________________________    Director
E. R. Campbell

   *
_____________________________    Director
Richard W. Freeman, Jr.

   *
_____________________________    Director
Dick H. Hearin

   *
_____________________________    Director
Robert T. Holleman

   *
_____________________________    Director
Elton R. King

   *
_____________________________    Director
Sidney W. Lassen

   *
_____________________________    Director
Donald J. Nalty

   *
_____________________________    Director
Ray B. Nesbitt

   *
_____________________________    Director
William C. O'Malley

   *
_____________________________    Director
James R. Peltier

   *
_____________________________    Director
Robert T. Ratcliff

   *
_____________________________    Director
Janee M. Tucker

   *
_____________________________    Director
Virginia Eason Weinmann

   *
_____________________________    Director
Robert E. Zetzmann


*By:       /s/ Patricia C. Meringer
           ------------------------
           Patricia C. Meringer
           Attorney-in-Fact

EXHIBIT INDEX


Exhibit                  Sequential Page
                             Number
                             ------
23(b) (i)    Consent of Sproles Woodard, L.L.P.
      (ii)   Consent of Ernst & Young LLP
      (iii)  Consent of Alex. Sheshunoff & Co. Investment Banking